Form 10-K405, Exhibit 13
period 1994-12-31
TENNANT CO
filed 1995-03-23
CIK 97134

                                                                EXHIBIT 13-1

TO OUR SHAREHOLDERS

     In 1995, Tennant celebrates a number of milestones: its 125th anniversary, 25 years of manufacturing in The Netherlands, and the just completed 25th year as a public company. Mostly what we celebrate are the vision and commitment of those who gave the Company a great past and, we are sure, encourage us to build a greater future.

STRONG PROFIT RECOVERY

     We were able to report a strong improvement in profitability for 1994 on record sales and earnings. Return on beginning shareholders' equity rose to 18.7% from 10.8% the prior year. New products, improved economic conditions, and the successful integration of the Castex acquisition were key contributing factors.

     Net earnings for 1994 were $15.7 million, or $1.60 per share, up 72% from the prior year's $9.1 million, or $0.93 per share. Results for 1993 included non-recurring charges of $4.1 million pretax, or $2.5 million after tax, primarily related to a planned restructuring of operations to accommodate the pending Castex acquisition. (Note: On February 16, 1995, Tennant announced a two-for-one common stock split effective in April 1995. All references to per share amounts in this report are on a post-split basis.)

     Sales for the year of $281.7 million were up 27%. In North America, sales increased 33% reflecting the Castex acquisition and good performance by all product lines. Sales overseas were up 13% with all major markets showing increases.

FINANCIAL CONDITION STRONG, YEAR OF INVESTMENTS

     Strong cash flow-$25 million compared with $20 million the prior year-helped us fund $30 million of acquisitions and nearly $20 million of capital spending. Because of the significant investments made in 1994, year-end debt rose to $29 million from $2 million the prior year. Debt, at 23% of capitalization, was still at a relatively conservative level.

     We raised the dividend in December which resulted in our 23rd consecutive annual increase. This is a record that very few public companies can match.

PROGRESS ON STRATEGIES FOR INDUSTRY PREEMINENCE

     We made good progress in 1994 on our strategies for becoming the preeminent company in nonresidential floor care products.

     ACCELERATING COMMERCIAL MARKET PENETRATION. Our most significant accomplishment during 1994 was acquiring Castex Industries in February and successfully integrating our Tennant Trend operation into it. The combined operations, headquartered in a new facility in Holland, Michigan, significantly outperformed our expectations.

     Castex is a leader in commercial carpet care and, through its Nobles product line, a strong player in hard-floor cleaning equipment. The combination of Castex and Tennant Trend places us among the leading companies in the North American commercial equipment market.

     In December, Castex itself completed an acquisition-Eagle Floor Care, Inc. This gives us a solid foothold in the fast-growing propane burnisher segment of the commercial market.

     EXPANDING FLOOR COATINGS BUSINESS. The dramatic growth in commercial equipment overshadowed an important 1994 advance-better than 20% growth in our floor coatings business. The new management team has a sound strategy: a strong research team that is broadening an environmentally sound product line, a direct sales force that can't be replicated by anyone else in the business, an expanding team of experienced independent contractors who do the applications, and a total commitment by everyone to customer support and service. Coupled with planned improvements in our information technology base over the next few years, we believe floor coatings has a competitive advantage that will continue to produce strong sales growth.

     NEW PRODUCT DEVELOPMENT. We expanded our industrial equipment line with major new products. The Model 830, a large outdoor sweeper, and Model 8400, our first combination sweeper/scrubber, contributed to the relatively strong industrial equipment sales gains.

     Floor coatings contractors benefited from the Eco-Prep-TM- floor preparation system, and Eco-Hard-N-

Seal-TM-, an easy-to-apply sealer, was added to the line. The combination of Eco-Prep-TM- and the expanding Eco-Coatings-TM- line allows contractors to prepare floors and apply coatings with virtually no solvent vapors or hazardous waste, a real competitive advantage.

     EXPANSION OF INTERNATIONAL DISTRIBUTION. For many years, our industrial products have been sold and serviced in France by Stokvis et Fils, an independent distributor. In June, we acquired the Tennant portion of their business. We now have direct sales and service operations in five European countries (Germany, France, Spain, The Netherlands, and the United Kingdom). Europe is an important market for us that is expected to produce above-average growth.

     Our presence in the European commercial floor maintenance equipment market was also expanded in


                                     [Photo]

          President and Chief Executive Officer Roger L. Hale congratulates Donald Carlton, Corporate Procurement Director, on the selection of Tennant by PURCHASING magazine for their Medal of Professional Excellence for 1994. Tennant, the first non-Fortune 500 company to receive the award, joins a prestigious club of other U.S. manufacturing companies who have won the award, including Motorola, Hewlett Packard, Chrysler, GE and Alcoa.


1994. The Castex acquisition brought with it distribution in several countries that nicely complemented our existing network.

1995 OUTLOOK: THE BEGINNING OF A GREATER FUTURE

     We have introduced a significant number of new products during the past several years which has considerably strengthened our competitive position. For 1995, we are continuing this trend with the recently announced broad line of industrial walk-behind scrubbers that offers increased value to customers.

     Sales should also benefit from generally favorable economic conditions worldwide, although we are somewhat concerned about the predicted slowing of the U.S. economy and deteriorating conditions in Mexico and Latin America. Operationally, we are expecting further improvement in the profitability of our commercial equipment business as we begin to realize the full benefits of integration.

     With all of this in mind, we believe Tennant can achieve another very successful year with improved profitability on record sales and earnings.

     In late 1993 and mid-year 1994, we were fortunate to be able to add two new directors, Del Johnson, Chairman and CEO of Pioneer Metal Finishing, and Will Miller, Chairman of Irwin Financial Corporation, to our board.

     George H. Tennant would be astounded by the progress made since he opened his wood products company in Minneapolis in 1870. His legacy of innovation and attention to customers will help Tennant Company reach new heights and continue to share these advances with stockholders.

                                   /s/ Roger L. Hale

                                   Roger L. Hale

                                   President, Chief Executive Officer
                                   March 24, 1995

TENNANT AT A GLANCE

     Tennant's vision is to work for a cleaner and safer world by meeting our strategic mission: becoming the preeminent company in nonresidential floor maintenance equipment, floor coatings, and related products.

     As shown below, Tennant offers a broad product line in the nonresidential floor maintenance industry. The competitive strengths and growth strategies in place for each of our three product lines are focused on reaching our goal: becoming the preeminent company in our industry by the year 2000.


- --------------------------------------------------------------------------------
     BUSINESS LINES                                    PRODUCTS
- --------------------------------------------------------------------------------
                              [Photo of Industrial
                           Floor Maintenace Equipment]

INDUSTRIAL                                   Products to clean surfaces with
FLOOR MAINTENANCE                            vehicle and heavy foot traffic such
EQUIPMENT                                    as:


                                             - factories, warehouses, stadiums,
                                               airport hangars, parking garages,
                                               and outside areas.

                                             - sweepers and scrubbers:
                                               - walk-behinds
                                               - indoor riders
                                               - outdoor vehicles
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           [Photo of Commercial Floor
                             Maintenance Equipment]

COMMERCIAL                                   Products to clean surfaces with
FLOOR MAINTENANCE                            foot traffic such as:
EQUIPMENT
                                             - office buildings, supermarkets,
                                               retail outlets, airport
                                               terminals, and hospitals.

                                             - small to medium scrubbers and
                                               sweepers, carpet extractors,
                                               burnishers, buffers, polishers,
                                               and other specialized equipment.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            [Photo of Factory Floor]

FLOOR COATINGS                               Broad line of sealers, resurfacers,
                                             and coatings including
                                             environmentally
                                             friendly Eco-Coatings-TM-.

                                             Usually used in factories and
                                             warehouses but available for wide
                                             variety of industrial and
                                             commercial applications.

                                             Applied by customer or by
                                             authorized independent contractor.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   1994 SALES

                                   [Pie Chart]

Pie chart showing breakdown of 1994 sales into Europe (14.9%), World Export (10.6%), and North America sales (74.5%). North America sales are broken out further into Commercial (22%), Industrial (69%), and Floor Coatings (9%).



- --------------------------------------------------------------------------------------------------------------
MARKETS                  SALES/SERVICE                 COMPETITIVE                   GROWTH
                                                       STRENGTHS                     STRATEGIES
- --------------------------------------------------------------------------------------------------------------

World market for         Direct sales/service          Market leadership             Maintain product
equipment and            in the United States,         worldwide.                    leadership through
aftermarket              Australia, Canada,                                          a steady flow of
estimated at over        France, Germany,              Broadest line of quality      new, differentiated
$500 million.            The Netherlands,              products resulting            products.
                         Spain, and the                from industry-leading
Equipment market         United Kingdom.               commitment to engineering.    Focus on achieving
share greater than                                                                   total customer
50% in segments          Extensive full-               Strong sales/service          satisfaction.
such as                  service distributor           support.
manufacturing,           network in over 50                                          More effective and
warehousing, and         other countries               Manufacturing facilities      efficient operations.
distribution.            including Japan.              in the United States
                                                       and Europe.
- --------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

World market for         Broad geographic coverage     Proven ability to             Expand distribution
equipment and            in the United States          introduce quality             in all markets.
aftermarket estimated    through an expanding          products with
at over $1.5 billion.    full-service distributor      innovative features.          Step up key account
                         network.                                                    selling effort.
Products sold under                                    Synergy with, and
Castex, Nobles, Eagle,   Full-service distribution     opportunity to benefit        Offer cleaning systems
and Tennant brand        network is being              from, industrial              based as much on
names.                   established                   equipment and floor           support and service
                         internationally.              coatings businesses.          as products.
Leading position in
North America, smaller
but rapidly growing
positions in Europe
and Japan.

- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

North American market    Sold by Tennant's direct      Broad line of sealers,        Expand market coverage.
for industrial sealers,  sales force in North          resurfacers, and coatings.
resurfacers, and         America as a                                                Maximize synergistic
coatings estimated at    complementary product         Environmentally safe          opportunities with
over $150 million,       to industrial floor           floor coating system          Tennant's other product
excluding application    maintenance equipment.        (Eco-Coatings-TM- and         lines.
labor.                                                 Eco-Prep-TM-).
                         Also sold by independent                                    Lead the industry in
Market share estimated   contractors.                                                service and speed
at over 10% of total                                                                 through innovation and
market, but much higher                                                              use of technology.
in coatings segment.

- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

A GREATER FUTURE: PREEMINENCE 2000

VISION:

     To work for a cleaner and safer world.

MISSION:

     To be the preeminent company in nonresidential floor maintenance equipment, floor coatings, and related product offerings.

WHAT "PREEMINENCE" MEANS

     Our goal is to be the preeminent company in our industry by the year 2000. What does it mean to be "preeminent"? While there is no single criterion, we think a preeminent company has these characteristics:

- -    Innovation

- -    Competent and energized employees

- -    Market-leading product offerings

- -    High market share

- -    Profitable growth

     We believe these conditions can be met at Tennant by developing a broad-based commitment to total quality:

- -    Customer focus; long-term customer relationships

- -    Products and services that exceed customer expectations

- -    Ethical behavior at all times

- -    Individual and group excellence, respect, empowerment, and open communications

- -    Supplier partnerships with a mutual goal of excellence

MEASURING PROGRESS

     We have three measures to tell us how well Tennant is doing on its journey to preeminence:

     CUSTOMER SATISFACTION. We strive to offer quality products and services that will exceed customer expectations. By staying in close contact with customers by surveys and through sales and service reps, we can track customer satisfaction and target our improvement efforts to improve satisfaction.

     MARKET SHARE. Our goal is to do more than remain the market leader in our traditional niches, such as industrial equipment in North America. We also intend to develop a leading share and become a major force globally in commercial equipment and floor coatings. This should allow us to meet our total Company goal of at least 5% real (inflation-adjusted) annual sales growth over a full economic cycle.

     RETURN ON INVESTMENT. We are committed to providing an above-average total return to shareholders through reaching our goals of 20% return on beginning shareholders' equity and a dividend payout in the 40% range, with consistent increases over time. Our leading position in global industrial floor maintenance equipment and strong positions in commercial equipment and floor coatings in North America provide a solid base for profitable growth.

     In 1994, we received an endorsement of our efforts toward preeminence. Tennant won PURCHASING magazine's Medal of Professional Excellence. Ours is the first non-Fortune 500 company to receive this honor-none of the 10 prior award recipients had less than $1 billion in annual purchasing budgets. The magazine selected Tennant because of our early and ongoing quality efforts, understanding of the connection between good supplier relations and quality products, and including suppliers in our product development teams.

                              [Photo of Roger Hale]

INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT

     Tennant's industrial floor maintenance equipment business has long been recognized as the global leader in the industry. High market share and steady long-term growth provide a solid base for efforts to achieve the total Company mission of preeminence.

     Industrial floor maintenance equipment cleans areas with vehicle or heavy foot traffic. Sweeping and scrubbing products range in size and price from smaller, walk-behind units selling for under $10,000, to larger rider units with prices generally falling between $20,000 and $40,000, but with some units up to $85,000.

     Our products have a solid reputation for quality and performance, enabling us to offer the best warranties in the industry. A stepped-up product development effort begun in 1991 has resulted in a steady flow of new products over the past several years, and more introductions are planned for 1995 and beyond.

MARKETS SERVED

     The worldwide market for industrial equipment and aftermarket parts and supplies exceeds $500 million annually. North America, while accounting for nearly 50% of these revenues, is the most mature market. Generally speaking, international markets are growing more rapidly as the concept of clean, safe work environments and public places takes hold as it has in North America.

     Tennant's market share is highest in North America, especially in industrial segments such as manufacturing, warehousing, and transportation. We also have a strong presence in other segments such as government, retailing, and contract cleaning. International market shares tend to be somewhat lower than North America, but there are exceptions such as Australia where we have a high share. For this reason and the fact that international markets are not as well developed, we look for higher growth internationally.

     Our strongest competitive advantage is direct sales and service. About 85% of total industrial revenue comes from eight countries where Tennant is represented by nearly 500 sales and service employees (United States, Australia, Canada, France, Germany, Spain, the United Kingdom, and The Netherlands, where European operations are based). A well-established and highly skilled distributor network provides coverage in over 50 other countries, including Japan.

GROWTH STRATEGIES

     Strategies for maintaining our industry leadership and achieving future growth include:

- -    Maintain product leadership: Tennant will continue to commit an industry-leading amount to product engineering. The objective is a steady flow of new, differentiated products that can be customized to meet a broad range of customer needs. (The recently introduced line of walk-behind scrubbers is a prime example; one basic model can be configured in twelve quite different ways to precisely meet virtually any cleaning need.) Product quality will continue to receive our utmost attention.

- -    Strive for total customer satisfaction: We are focused on achieving excellence in every aspect of doing business, from product design and manufacturing, to sales and service, aftermarket support, credit and collections, attitudes over the telephone, and troubleshooting. Product quality and functionality are not enough; the customer is looking at the total relationship with vendors. Our goal, simply stated, is to achieve total customer satisfaction.

- -    Achieve more effective and efficient operations: In order to consistently provide superior value to our customers, major attention is being focused on key operating activities including product development, order fulfillment, and direct sales. The techniques of cross-functional process reengineering are being applied, with the desired outcomes being speed, flexibility, and efficiency. Reengineered processes will make extensive use of information technology.

COMMERCIAL FLOOR MAINTENANCE EQUIPMENT

     Prior to 1994, Tennant had a small but growing position in the commercial floor maintenance equipment market. As a result of the February 1994 Castex acquisition and the successful integration of Tennant Trend (our former commercial equipment subsidiary) with Castex, we have become a leading company in the North American market.

     Commercial machines clean floors with heavy foot traffic, including offices, supermarkets, and hospitals. The Castex product line, which is now one of the most complete in the industry, ranges in size and price from small upright vacuum cleaners that sell for about $300 to walk-behind scrubbers at up to $8,000. Within this price range is a complete assortment of commercial cleaning equipment including carpet extractors, burnishers, wet/dry vacs, and floor polishers. Product offerings include:

- -    WALK-BEHIND SCRUBBERS remove grease and grime from hard floors, including grouted tile, and are easy to maneuver in tight places.

- -    CARPET EXTRACTORS apply a cleaning solution, scrub, then remove the solution to leave carpets clean.

- -    BURNISHERS AND FLOOR MACHINES give floors a shiny, high-gloss look.

- -    SWEEPERS AND WET/DRY VACS sweep, vacuum and pick up water or debris from any surface.

     Near the end of 1994, Castex acquired Eagle Floor Care, a company that manufactures a line of propane burnishers. This gives us a solid foothold in this rapidly growing segment of the market.

MARKETS SERVED

     The worldwide market for commercial floor maintenance equipment exceeds $1.5 billion annually. In the United States, the majority of commercial products are sold through independent distributors. Castex now has one of the broadest distribution networks in the country, which we support through a network of manufacturer's reps. This arrangement provides one of the most effective sales-support organizations in the industry.

     Internationally, Castex products are being sold through distributors in several European countries and in Japan. These businesses are still in a startup phase but are growing rapidly.

GROWTH STRATEGIES

     Strategies for reaching our goal of industry preeminence include:

- -    Expand distribution: Our objective is to rapidly expand distributor-based distribution, especially in international markets. A broad product line and focus on support and service are aiding this effort, and acquisition or alliance is a possibility in certain markets.

- -    Step up key account selling effort: We are targeting large, generally national, accounts for direct selling, frequently in conjunction with Tennant's industrial sales effort. In terms of national account selling, maintaining good relations with our distributor network is critical, and they are frequently called upon to provide after-sale service and support.

- -    Offer cleaning systems based as much on support and service as products: We are expanding our offering of broad-based cleaning systems that combine equipment with supplies, chemicals, responsive service, and support. Advice on how to effectively and efficiently clean floors is also included.

INDUSTRIAL FLOOR COATINGS

     Floor coatings is Tennant's oldest product line--Tennant has offered some type of floor coatings since the early 1930s. Customers are coming to understand that a treated floor is easier to keep clean, lasts longer, and is safer for their employees.

     We can repair and upgrade eroded floors with epoxy resurfacers to give them a new surface. We can coat floors with urethanes to improve their looks and function. Once coated, the customer can maintain these floors with Tennant's industrial or commercial floor maintenance equipment.

     Our environmentally friendly Eco-Coatings-TM- product line and Eco-Prep-TM-machines lead the industry in innovation. This unique combination allows floors to be prepared and coated without solvent vapors or hazardous waste.

MARKETS SERVED

     While floor coatings can be used in industrial and commercial applications, Tennant's focus has been on the industrial market--in particular, those industries currently served by Tennant's direct sales force. These generally include manufacturing, warehousing, and government. Until recently, our geographic scope has been limited to the United States, Canada, and the Maquiladoras area in northern Mexico. We estimate that over $150 million is being spent annually in these markets for sealers, resurfacers, and coatings, excluding application labor.

     Our customers have two choices in how to apply our products. They can apply the materials themselves, or they can hire a contractor to do the application. The current trend is definitely towards contractor applied.

     To ensure we are well positioned to succeed in the marketplace, we have, during the past several years, built a network of over 100 application contractors. Our top contractors have been awarded the status of Tennant Authorized Contractor. They are the premier applicators in the industry and are committed to grow with us.

     Our products, our direct sales force, and our outstanding contractor network give us a unique competitive advantage.

GROWTH STRATEGIES

     Strategies for reaching our goal of industry preeminence include:

- -    Expand market coverage: Within our current geographic scope of North
     America, we are putting greater focus on industries that have a relatively low level of coverage by Tennant's direct sales force such as chemicals, electronics, and new construction. Internationally, we are extending our scope into Europe, Japan, and other key export markets.

- -    Take advantage of opportunities for synergy with Tennant's other two closely related product lines: Tennant is in the unique position of being able to provide the total range of floor maintenance products to every customer it serves. This means the sales representative for any one of our product lines can provide the customer access to the entire Tennant product line. We significantly and efficiently increase our market presence by leveraging resources and sharing leads across the three businesses. This capability is a unique and very important corporate asset.

- -    Lead the industry in service and speed through innovation and technology:
     Tennant's Floor Coatings Division, as a part of a much larger company with two other closely related businesses, has a significant advantage over most competitors. We have the corporate resources to develop a world-class logistics system, a customer feedback channel, an 800 answer line, and other state-of-the-art processes. We will use these capabilities to set the standard for service in our industry.

MANAGEMENT'S FINANCIAL
DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------
                 SELECTED INDICATORS OF GROWTH AND PROFITABILITY



                                                  CURRENT ECONOMIC CYCLE(a)     PREVIOUS ECONOMIC CYCLE(a)
                                                   CURRENT        CYCLE            FULL         LAST HALF
                                                    YEAR         TO DATE          CYCLE         OF CYCLE
                                                    1994        1991-1994       1982-1990      1987-1990
- ----------------------------------------------------------------------------------------------------------
Compound Annual Growth (%):

     Sales - Real(b)                                +24             +5              +3             +4

           - Nominal                                +27             +7              +8             +9

     Earnings Per Share(c)                          +35             +5              +5            +12

     Cash Dividends Per Share                        +2             +2              +6             +6

     Net Operating Assets                           +45            +11              +5             +4

Return on Beginning Shareholders' Equity(c)        18.7           16.2            14.9           16.6


(a) The Company's long-term growth and profitability goals are presented at the end of this section. Growth is measured over a full economic cycle. For purposes of this table, 1991 is considered to have marked the beginning of a new cycle (growth measured from 1990). The previous cycle covered the years 1982 through 1990 (growth measured from 1981).

(b) Real sales were determined by adjusting reported (nominal) sales for the effects of changes in product pricing, foreign currency exchange rate moves, and applicable accounting changes.

(c) Based on reported earnings before extraordinary gain and cumulative effect of accounting change except for 1993, 1992, 1990 and 1989 which have been adjusted to eliminate unusual items, net of income taxes, as described in the Historical Progress Review, footnotes (a) through (d).

- --------------------------------------------------------------------------------

FINANCIAL RESULTS OF OPERATIONS

     EARNINGS: For 1994 net earnings were $15.7 million or $1.60 per share (adjusted for April 1995 stock split; see "Notes to Consolidated Financial Statements," note 18), up 72% from the prior year. Return on sales was 5.6%, and return on beginning shareholders' equity was 18.7%. Key causes for the improvement in earnings and profitability were strong sales gain aided by better economic conditions and new products, the successful integration of the February 1994 Castex acquisition (see "Notes to Consolidated Financial Statements," note
17), and the effect of restructuring charges on 1993 earnings.

     For 1993, net earnings were $9.1 million, or $0.93 per share (adjusted for April 1995 stock split), down 1% from the prior year. Return on sales was 4.1%, and return on beginning shareholders' equity was 10.8%. The 1993 results include pretax restructuring charges of $4.1 million ($2.5 million net of taxes) primarily related to restructuring of operations to accommodate the pending acquisition of Castex Industries. Results were also affected by the severe recessions in Europe and Japan.

     For 1995, the Company believes it can achieve another year of earnings growth based on generally favorable economic conditions, the strength of the significant number of new products introduced in the past several years, and further improvement in the commercial equipment business profitability as the full benefits of integrated operations are realized.

     SALES: For 1994, net sales of $282 million increased 27% from the prior year. Sales were affected by the February 1994 Castex acquisition (see "Notes to Consolidated Financial Statements," note 17). A weaker dollar increased reported sales by $0.8 million and backlogs increased by $3 million.

     North American sales of $209 million in 1994 were up 33% on a strong economy that benefited all product lines. Commercial floor maintenance equipment sales more than tripled from the prior year due to the acquisition and marketplace acceptance of the new Castex. Industrial floor maintenance equipment sales increased 12% on the strength of several new products. Floor coatings sales were up 23% due to expansion of the authorized contractor network and several innovative products.

     Overseas sales of $72 million, or 25% of the 1994 consolidated revenues, increased 13%. Excluding the effect of a 1993 change in fiscal year-end for the European operations and a weaker U.S. dollar, local currency sales increased 21% on recovering economies in Europe and Japan, and strong results in other key areas with new products being a factor.

     For 1993, net sales of $221 million increased 3% from the prior year. A stronger dollar decreased reported sales by $3.5 million, and backlogs increased $2 million from 1992's relatively low level.

     North American sales in 1993 of $158 million increased 4% in an economy that started weak but gained momentum as the year went on. Commercial floor maintenance equipment sales declined 1%. Industrial floor maintenance equipment sales increased 8% on the strength of several new products. Sales of floor coating materials, excluding labor which was discontinued as a product offering in 1992, increased 1%.

     Overseas sales of $63 million in 1993, or 29% of consolidated revenues, increased 1%. Excluding the effect of a change in fiscal year-end for European operations and a stronger U.S. dollar, local currency sales were down 4% on recession-affected economies in Europe and Japan.

     PROFIT FROM OPERATIONS: For 1994, profit from operations of $24.1 million was up 56% from the prior year's operating profit before restructuring charges. Key causes of the improvement were the strong sales gains aided by improved economic conditions and new products, and the successful integration of the Castex acquisition. Factory capacity use is estimated to have finished the year at about 70%.

     For 1993, profit from operations of $11.3 million was down 30% from the prior year. Key causes of the decline were restructuring charges of $4.1 million, recessions in Europe and Japan, and temporarily lower margins on new industrial products. In total, these items reduced profit from operations by over 50% from 1992. Factory capacity use is estimated to have been in the mid-60% range.

     OTHER INCOME AND EXPENSES: For 1994, other net expense of $43,000 declined from the prior year's other net income of $1.6 million due to interest expense on debt related to the Castex acquisition and an increase in the Company's contribution to the Tennant Foundation. The Company's primary source of interest income is from financing-type leases to industrial customers. Of the $3.8 million in interest income reported in 1994, $1.9 million is from financing-type leases to industrial customers, and $1.6 million is from the Company's Employee Stock Ownership Plan (ESOP). (The ESOP income was partially offset by $0.9 million of ESOP expense that is included in "miscellaneous expense.")

     INCOME TAXES: For 1994, the effective tax rate of 34.7% increased from an unusually low rate of

29.4% in 1993. The 1993 tax rate was below the normal level due primarily to a 1993 change in tax law that reinstated, retroactively to mid-1992, tax credits related to research and development activities (see "Notes to Consolidated Financial Statements," note 5).

     The Company expects the long-term effective tax rate to be within a range of 34% to 37%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's financial condition remained strong throughout 1994. Year-end debt increased to $29 million, or 23% of capital, from $2 million primarily due to the Castex acquisition. Net cash flow from operations of $25 million was up from $20 million in 1993.

     For 1995, debt is expected to decrease somewhat by year-end. While net cash flow from operations is expected to increase, capital spending, as explained below, will be somewhat above normal.

     Substantially all of the planned restructuring and integration of Tennant Trend's operations with Castex were completed in 1994. In January 1995 Tennant Trend's factory/office building was sold for net proceeds of $1.5 million.

     FINANCIAL POSITION: Cash and cash equivalents finished 1994 at $1.9 million, down slightly from the prior year. Cash is being managed at as low a level as possible by using any accumulation to pay down short-term debt.

     Year-end 1994 working capital (current assets less current liabilities, excluding cash and current debt) increased $12 million, or 30% over prior year-end. Essentially all of the increase is attributable to the Castex acquisition.

     Property, plant, and equipment, net of accumulated depreciation, increased by $10 million. Capital spending (net of disposals and excluding acquisition additions) was $19 million. Included in capital spending is $6 million for a new office and factory for Castex. Other categories of capital spending include, in order of magnitude, information technology hardware and software, vehicles, product tooling, and factory equipment. (Vehicles tend to represent a large category of investment for the Company due to the extensive use of direct sales and service forces in key markets.) For 1995, capital spending (net of disposals) of about $18 million is expected. The Company is increasing information technology spending to enhance its competitive position by better serving customers and improving operating efficiency.

     DIVIDENDS AND COMMON STOCK: Cash dividends, adjusted for the April 1995 stock split, of $0.65 per share increased 2%, resulting in the 23rd consecutive year of increase.

     Common stock outstanding, adjusted for the April 1995 stock split, averaged 9,826,000 shares in 1994, down slightly from the prior year. In recent years the Company has been purchasing and retiring its common stock in order to maintain shares outstanding at about 9.8 million. This practice has been discontinued effective January 1, 1995.

     On February 16, 1995, the Company announced a 2-for-1 stock split effective April 26, 1995, for shareholders of record April 12, 1995 (see "Notes to Consolidated Financial Statements," note 18).

     IMPACT OF INFLATION: Inflation has not been a significant factor for the Company for several years. Effective product pricing for 1994 was about equal to the estimated effect of inflation on costs and expenses. For 1995, the Company is expecting prices for raw material and purchased componentry to increase somewhat more than in recent years due to rising inflation. At this point, it appears that Tennant's 1995 product pricing will be somewhat below estimated inflation.

     The relatively high inflation of the 1970s and early 1980s continues to be reflected in the Company's historical cost financial statements in the following ways:

     Inventories do not reflect current replacement cost as they are principally stated on a last-in, first-out basis. (See "Notes to Consolidated Financial Statements," note 1, for amounts involved.)

     Property, plant, and equipment is stated at historical cost, which is below current replacement value for older assets.

     This shortcoming of historical cost financial statements is managed by establishing return-on-investment objectives based on current values for these assets. In addition, price indexes are used to calculate real (inflation-adjusted) sales which allow for more meaningful measurements of growth over extended periods of time.

     IMPACT OF CHANGING VALUE OF THE U.S. DOLLAR: The Company operates internationally with 30% of sales occurring outside of the United States. For 1994, the ten largest international markets, based on end-user sales value, were Australia, Canada, France, Germany, Japan, Mexico, The Netherlands, Saudi Arabia, Spain, and the United Kingdom. The Company's products are sold in over 60 countries.

     For a number of years, the U.S. dollar has experienced significant changes in value against other world currencies over relatively short periods, sometimes even within the same year as it did in 1994. For the Company, a weaker dollar is generally advantageous because it lowers the foreign currency cost of U.S. exported products, and increases the dollar value of sales and earnings denominated in foreign currencies. However, the cost of international-sourced materials and components used in the U.S., which is not significant at this time, is affected in the opposite direction.

     It is impossible to determine the true impact of changes in value of the U.S. dollar; however, the direct effect on sales and earnings can be estimated. For 1994, the U.S. dollar was strong early in the year but then weakened considerably. The net effect for the full year was not material. For 1993, a significant strengthening of the U.S. dollar reduced sales by $3.5 million, and earnings by $0.4 million, or $0.09 per share.

FINANCIAL OBJECTIVES AND GOALS

The Company's financial mission is to provide an above-average total return to shareholders. Goals and policies that support this objective are:

- -    Growth - 5% real (inflation-adjusted). To be achieved over a full economic cycle; measured from cycle peak to peak.

- -    Profitability - 20% return on beginning shareholders' equity. To be achieved in the growth years of an economic cycle.

- -    Dividend - Payout generally in the 40% range with consistent increases over time.

- -    Capital structure - Financing debt generally not in excess of 30% of capitalization.

     Summaries of the Company's financial performance relative to the stated goals are presented in the various graphs and tables included in this report.

TENNANT COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS                                           Years ended December 31
OF EARNINGS                                            1994                1993               1992
- ----------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              PERCENT             Percent             Percent
                                                           -------             -------             -------
Net sales  . . . . . . . . . . . . . . . . .      $281,685  100.0     $221,002  100.0     $214,863  100.0

Less:

  Cost of sales. . . . . . . . . . . . . . .       162,360   57.6      126,071   57.0      121,792   56.7

  Selling and administrative expenses. . . .        95,201   33.8       79,508   36.0       76,942   35.8

  Restructuring charges. . . . . . . . . . .            --     --        4,090    1.9           --     --
                                                  --------  -----     --------  -----     --------  -----

Profit from operations . . . . . . . . . . .        24,124    8.6       11,333    5.1       16,129    7.5

Other income and (expense):

  Net foreign currency transaction (loss). .          (371)   (.1)        (415)   (.2)        (495)   (.2)

  Interest income. . . . . . . . . . . . . .         3,807    1.3        3,583    1.6        3,619    1.7

  Interest (expense) . . . . . . . . . . . .        (1,677)   (.6)        (509)   (.2)        (540)   (.3)

  Miscellaneous income (expense), net. . . .        (1,802)   (.6)      (1,064)   (.5)        (720)   (.4)
                                                  --------  -----     --------  -----     --------  -----
    Total other income (expense) . . . . . .           (43)    --        1,595     .7        1,864     .8
                                                  --------  -----     --------  -----     --------  -----
Profit before income taxes, extraordinary
  gain, and cumulative effect of accounting
  change . . . . . . . . . . . . . . . . . .        24,081    8.6       12,928    5.8       17,993    8.3

Income tax expense . . . . . . . . . . . . .         8,346    3.0        3,802    1.7        4,803    2.2
                                                  --------  -----     --------  -----     --------  -----

Earnings before extraordinary gain and
  cumulative effect of accounting change . .        15,735    5.6        9,126    4.1       13,190    6.1

Extraordinary gain, net of income taxes
  of $208. . . . . . . . . . . . . . . . . .            --     --           --     --          395     .2

Cumulative effect of accounting change,
  net of income taxes of $2,558. . . . . . .            --     --           --     --       (4,356)  (2.0)
                                                  --------  -----     --------  -----     --------  -----

Net earnings . . . . . . . . . . . . . . . .      $ 15,735    5.6     $  9,126    4.1     $  9,229    4.3
                                                  --------  -----     --------  -----     --------  -----
                                                  --------  -----     --------  -----     --------  -----
Earnings per share:

   Earnings before extraordinary gain and
     cumulative effect of accounting change.      $   1.60            $    .93            $   1.34

   Extraordinary gain. . . . . . . . . . . .            --                  --                 .04

   Cumulative effect of accounting change  .            --                  --                (.44)
                                                  --------            --------            --------
   Net earnings per share. . . . . . . . . .      $   1.60            $    .93            $    .94
                                                  --------            --------            --------
                                                  --------            --------            --------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES


                                                                                                    December 31
CONSOLIDATED BALANCE SHEETS                                                                    1994             1993
- -----------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   ASSETS

Current assets:

  Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  1,851       $  2,675

  Receivables:

    Trade, less allowance for doubtful accounts ($2,294 in 1994 and $1,041 in 1993). . . .       51,350         35,132

    Installment accounts receivable, net of deferred income from sales finance charges
      and less allowance for doubtful accounts ($315 in 1994 and $454 in 1993) . . . . . .        6,036          5,028

    Sundry . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,824          1,007
                                                                                               --------       --------
      Net receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       59,210         41,167

Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,985         22,893

Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          696            712

Deferred income taxes, current portion . . . . . . . . . . . . . . . . . . . . . . . . . .        6,068          6,305
                                                                                               --------       --------
     Total current assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       98,810         73,752

Property, plant, and equipment, net of accumulated depreciation. . . . . . . . . . . . . .       56,552         46,622

Installment accounts receivable due after one year, net of deferred income
  from sales finance charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6,353          5,055

Deferred income taxes, long-term portion . . . . . . . . . . . . . . . . . . . . . . . . .          944            747

Intangible assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19,287          1,797

Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          888            661
                                                                                               --------       --------
      Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $182,834       $128,634
                                                                                               --------       --------
                                                                                               --------       --------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

  Current debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 23,008       $  1,190

  Accounts payable and accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . .       40,115         28,537

  Income taxes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,942          1,120
                                                                                               --------       --------
      Total current liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       66,065         30,847

Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6,300          1,103

Employee retirement-related benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,460         12,591

Other long-term liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          760             --
                                                                                               --------       --------
      Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       86,585         44,541

Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           --             --

Shareholders' equity:

  Preferred stock of $.02 par value per share. . . . . . . . . . . . . . . . . . . . . . .           --             --

  Common stock of $.375 par value per share. . . . . . . . . . . . . . . . . . . . . . . .        3,690          1,842

  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          396          1,873

  Common stock subscribed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          525             --

  Unearned restricted shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (424)          (312)

  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      103,281         93,733

  Cumulative translation adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,743          1,773

  Receivable from ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (13,962)       (14,816)
                                                                                               --------       --------
     Total shareholders' equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       96,249         84,093
                                                                                               --------       --------
     Total liabilities and shareholders' equity. . . . . . . . . . . . . . . . . . . . . .     $182,834       $128,634
                                                                                               --------       --------
                                                                                               --------       --------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES


                                                                                   Years ended December 31
CONSOLIDATED STATEMENTS OF CASH FLOWS                                        1994           1993            1992
- ------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

CASH FLOW RELATED TO OPERATING ACTIVITIES:

  Net earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $15,735        $ 9,126        $ 9,229

  Adjustments to accrual earnings to arrive at operating cash flow:
    Depreciation and amortization. . . . . . . . . . . . . . . . . . .      13,121         10,987         10,241
    Provision for bad debts. . . . . . . . . . . . . . . . . . . . . .       1,088            701            736
    Provision for stock plans. . . . . . . . . . . . . . . . . . . . .       1,730            854          1,818
    (Gain) loss on sale of property, net . . . . . . . . . . . . . . .          83           (571)          (315)
    Provision for deferred taxes . . . . . . . . . . . . . . . . . . .         325         (1,646)        (2,491)
    Increase in receivables. . . . . . . . . . . . . . . . . . . . . .     (13,997)        (4,262)        (3,682)
    Increase in inventories. . . . . . . . . . . . . . . . . . . . . .      (3,576)          (370)        (2,694)
    Increase in accounts payable and accrued expenses. . . . . . . . .       8,628          2,610          2,722
    Increase in employee retirement-related benefits . . . . . . . . .         821          1,989          8,654
    Increase (decrease) in income taxes payable. . . . . . . . . . . .       1,841            835         (3,567)
    Increase in other assets . . . . . . . . . . . . . . . . . . . . .        (440)           (62)        (1,257)
    Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . .          60            249            (96)
                                                                           -------        -------        -------
  Net cash flow related to operating activities. . . . . . . . . . . .      25,419         20,440         19,298

CASH FLOW RELATED TO INVESTING ACTIVITIES:

    Acquisition of Castex and Eagle, net of cash received. . . . . . .     (28,180)            --             --
    Acquisition of property, plant, and equipment. . . . . . . . . . .     (18,972)       (13,079)       (12,950)
    Acquisition of intangible assets . . . . . . . . . . . . . . . . .          --         (1,076)        (2,198)
    Proceeds from disposals of property, plant, and equipment. . . . .       1,437          1,684          1,452
    Settlement of foreign currency hedging contracts . . . . . . . . .        (881)           384         (1,204)
                                                                           -------        -------        -------
  Net cash flow related to investing activities. . . . . . . . . . . .     (46,596)       (12,087)       (14,900)

CASH FLOW RELATED TO FINANCING ACTIVITIES:

    Net changes in current debt. . . . . . . . . . . . . . . . . . . .      20,438           (166)           972
    Payments to settle long-term debt  . . . . . . . . . . . . . . . .         (40)        (1,813)          (140)
    Issuance of long-term debt . . . . . . . . . . . . . . . . . . . .       6,300             --          1,154
    Principal payment from ESOP. . . . . . . . . . . . . . . . . . . .         409            371            337
    Proceeds from employee stock issues. . . . . . . . . . . . . . . .       1,484          1,510          1,864
    Repurchase of common stock . . . . . . . . . . . . . . . . . . . .      (1,854)        (2,858)        (1,551)
    Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . .      (6,386)        (6,288)        (5,982)
                                                                           -------        -------        -------
  Net cash flow related to financing activities. . . . . . . . . . . .      20,351         (9,244)        (3,346)

Effect of exchange rate changes on cash. . . . . . . . . . . . . . . .           2             54            111
                                                                           -------        -------        -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . .        (824)          (837)         1,163

Cash and cash equivalents at beginning of year . . . . . . . . . . . .       2,675          3,512          2,349
                                                                           -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . . . . . . .     $ 1,851        $ 2,675        $ 3,512
                                                                           -------        -------        -------
                                                                           -------        -------        -------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS                                                       Years ended December 31
OF SHAREHOLDERS' EQUITY                                   1994                          1993                          1992
- ------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)       SHARES         AMOUNT        Shares         Amount         Shares        Amount

COMMON STOCK (a)

  Beginning balance  . . . . . . . . . . . .      4,912,663      $  1,842       4,911,542      $  1,842       4,867,286    $  1,825
  Issue stock for employee benefit plans . .         49,487            19          70,021            26          79,417          30
  Purchase of common shares. . . . . . . . .        (42,672)          (16)        (68,900)          (26)        (35,161)        (13)
  Stock split adjustment . . . . . . . . . .      4,919,478         1,845              --            --              --          --
                                                  ---------      --------       ---------      --------       ---------    --------
     Ending balance. . . . . . . . . . . . .      9,838,956      $  3,690       4,912,663      $  1,842       4,911,542    $  1,842
                                                  ---------      --------       ---------      --------       ---------    --------
                                                  ---------      --------       ---------      --------       ---------    --------
ADDITIONAL PAID-IN CAPITAL (a)

  Beginning balance. . . . . . . . . . . . .                     $  1,873                      $  1,752                    $     --
  Issue stock for employee benefit plans . .                        2,206                         2,953                       3,290
  Purchase of common shares. . . . . . . . .                       (1,838)                       (2,832)                     (1,538)
  Stock split adjustment . . . . . . . . . .                       (1,845)                           --                          --
                                                                 --------                      --------                    --------
     Ending balance. . . . . . . . . . . . .                     $    396                      $  1,873                    $  1,752
                                                                 --------                      --------                    --------
                                                                 --------                      --------                    --------
COMMON STOCK SUBSCRIBED (a)

  Beginning balance. . . . . . . . . . . . .             --      $     --          13,395      $    574          33,165    $  1,194
  Issue stock for employee benefit plans . .             --            --         (13,395)         (574)        (33,165)     (1,194)
  Subscribe stock for employee benefit
   plans . . . . . . . . . . . . . . . . . .         10,875           525              --            --          13,395         574
  Stock split adjustment . . . . . . . . . .         10,875            --              --            --              --          --
                                                  ---------      --------       ---------      --------       ---------    --------
    Ending balance . . . . . . . . . . . . .         21,750      $    525              --      $     --          13,395    $    574
                                                  ---------      --------       ---------      --------       ---------    --------
                                                  ---------      --------       ---------      --------       ---------    --------
UNEARNED RESTRICTED SHARES

  Beginning balance. . . . . . . . . . . . .                     $   (312)                     $    (97)                   $   (111)
  Issue stock award plan grants. . . . . . .                         (112)                         (215)                         14
                                                                 --------                      --------                    --------
    Ending balance . . . . . . . . . . . . .                     $   (424)                     $   (312)                   $    (97)
                                                                 --------                      --------                    --------
                                                                 --------                      --------                    --------
RETAINED EARNINGS

  Beginning balance. . . . . . . . . . . . .                     $ 93,733                      $ 90,687                    $ 87,236
  Net earnings . . . . . . . . . . . . . . .                       15,735                         9,126                       9,229
  Dividends paid, $.65, $.64, and $.61,
   respectively, per common share. . . . . .                       (6,386)                       (6,288)                     (5,982)
  Tax benefit on dividends on unallocated
   ESOP shares . . . . . . . . . . . . . . .                          199                           208                         204
                                                                 --------                      --------                    --------
    Ending balance . . . . . . . . . . . . .                     $103,281                      $ 93,733                    $ 90,687
                                                                 --------                      --------                    --------
                                                                 --------                      --------                    --------
CUMULATIVE TRANSLATION ADJUSTMENT

  Beginning balance. . . . . . . . . . . . .                     $  1,773                      $  5,765                    $  3,000
  Net change for year in translation
   adjustment. . . . . . . . . . . . . . . .                        1,529                        (4,022)                      2,773
  Gain (loss) on foreign currency hedges,
   net of income taxes of $342, $18, and
   $11, respectively . . . . . . . . . . . .                         (559)                           30                          (8)
                                                                 --------                      --------                    --------
    Ending balance . . . . . . . . . . . . .                     $  2,743                      $  1,773                    $  5,765
                                                                 --------                      --------                    --------
                                                                 --------                      --------                    --------
RECEIVABLE FROM ESOP

  Beginning balance. . . . . . . . . . . . .                     $(14,816)                     $(15,673)                   $(16,531)
  Principal payments . . . . . . . . . . . .                          409                           371                         337
  Shares allocated . . . . . . . . . . . . .                          445                           486                         521
                                                                 --------                      --------                    --------
    Ending balance . . . . . . . . . . . . .                     $(13,962)                     $(14,816)                   $(15,673)
                                                                 --------                      --------                    --------
                                                                 --------                      --------                    --------
  TOTAL SHAREHOLDERS' EQUITY . . . . . . . .                     $ 96,249                      $ 84,093                    $ 84,850
                                                                 --------                      --------                    --------
                                                                 --------                      --------                    --------

The Company had 15,000,000 authorized shares of common stock as of December 31, 1994, 1993, and 1992.

(a) Adjusted for two-for-one stock split effective April 26, 1995.


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MANAGEMENT'S REPORT

The Company's management is responsible for the integrity and accuracy of the financial statements. Management believes that the financial statements for the three years ended December 31, 1994, have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management makes informed judgments and estimates where necessary to reflect the expected effects of events and transactions that have not been completed.

In meeting its responsibility for the reliability of the financial statements, management relies on a system of internal accounting control. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. The design of this system recognizes that errors or irregularities may occur and that estimates and judgments are required to assess the relative cost and expected benefits of the controls. Management believes that the Company's accounting controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period.

The Audit Committee of the Board of Directors, which is comprised solely of Directors who are not employees of the Company, is responsible for monitoring the Company's accounting and reporting practices. The Audit Committee meets periodically with management and the independent auditors to discuss internal accounting control, auditing, and financial reporting matters.

                    ----------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1, 5, and 12 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, and Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in 1992.


                                                  /s/ KPMG Peat Marwick

                                                  KPMG Peat Marwick LLP


Minneapolis, Minnesota
February 8, 1995, except as to note 18, which is as of February 16, 1995

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER RELATED DATA

CONSOLIDATION. The consolidated financial statements include the accounts of Tennant Company and its wholly owned subsidiaries, Castex, Incorporated, Tennant Holding B.V., and Contract Applications, Inc. The operations of Contract Applications, Inc., are included through the time of its dissolution in 1993. Effective in fiscal year 1993, Tennant Holding B.V. acquired 100% of the outstanding shares of Tennant Maintenance Systems from Tennant Company and changed their fiscal year-end from September 30 to November 30. Accordingly, the consolidated 1993 financial statements include a 14-month period for Tennant Holding B.V.'s operations. The effect of this change on the Company's consolidated financial statements was immaterial. All material intercompany transactions and balances have been eliminated.

TRANSLATION OF NON-U.S. CURRENCY. Non-U.S. assets and liabilities have been translated to U.S. dollars generally at year-end exchange rates, while income and expense items are translated at exchange rates prevailing during the year. Gains or losses resulting from translation are included as a separate component of shareholders' equity. Transaction gains or losses are included in current operations.

ECONOMIC HEDGE OF NET INVESTMENT IN TENNANT HOLDING B.V. The Company has elected to treat certain forward exchange contracts as an economic hedge of its net investment in Tennant Holding B.V. Accordingly, gains or losses on such transactions net of their related tax effect are being reported as a separate component of shareholders' equity (see note 13).

INVENTORIES. Inventories are valued at the lower of cost (principally on a last-in, first-out basis) or market. Had all inventories been valued using the first-in, first-out method of inventory accounting, inventories would have been $16,680,000 and $16,819,000 higher than reported at December 31, 1994 and 1993, respectively.

The composition of inventories at December 31 is as follows:


     (IN THOUSANDS)                       1994      1993
                                         ------    ------
FIFO inventories:
     Finished goods. . . . . . . .      $21,491   $21,585
     All other . . . . . . . . . .       26,174    18,127

LIFO adjustment  . . . . . . . . .      (16,680)  (16,819)
                                        -------   -------
LIFO inventories . . . . . . . . .      $30,985   $22,893
                                        -------   -------
                                        -------   -------

The category "All other" includes production-related raw materials, parts and supplies, and work-in-process. The Company's accounting system does not permit a further breakdown of this category of inventories.

PROPERTY, PLANT, AND EQUIPMENT. Property, plant, and equipment is carried at cost. Expenditures for improvements that add materially to the productive capacity or extend the useful life of an asset are capitalized.

DEPRECIATION AND AMORTIZATION. The Company depreciates buildings and improvements by the straight-line method over a 30-year life. Other property, plant, and equipment is depreciated using the straight-line method based on lives of 3 to 10 years.

Goodwill and other intangibles are amortized using the straight-line method based on estimated useful lives ranging from 5 to 30 years.

WARRANTY. The Company charges to current operations a provision, based on historical experience, for future warranty claims.

PENSION AND PROFIT SHARING PLANS. The Company has pension and profit sharing plans covering substantially all of its employees. Pension plan costs are accrued based on actuarial estimates with the pension cost funded annually.

INCOME TAXES. In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted Statement 109 in the fourth quarter of 1992 and has applied the provisions of Statement 109 retroactively to January 1, 1992. There is no cumulative effect of the change in method of accounting for income taxes as of January 1, 1992, and the Company elected not to restate prior interim period financial statements due to immateriality.

U.S. income taxes are not provided on undistributed earnings of international subsidiaries which are permanently reinvested. At December 31, 1994, earnings permanently reinvested in international subsidiaries not subject to U.S. income tax provision were $4,143,000. If ever remitted to the Company in a taxable distribution, U.S. income taxes would be substantially offset by available foreign tax credits.

EARNINGS PER SHARE. Earnings per share are determined on the basis of the weighted average number of shares outstanding during the period.

RECLASSIFICATIONS. Certain prior years' amounts have been reclassified to conform with current year presentation.

CASH EQUIVALENTS. The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

(2)  COSTS AND EXPENSES

Engineering, research and development, maintenance and repairs, and bad debt expenses were charged to operations for the three years ended December 31, 1994, as follows:


     (IN THOUSANDS)                 1994      1993      1992
                                   ------    ------    ------
Engineering, research and
     development . . . . . . .     $11,674   $11,445   $11,906

Maintenance and repairs. . . .     $ 4,658   $ 4,366   $ 4,336

Bad debts. . . . . . . . . . .     $ 1,088   $   701   $   736

(3)  SEGMENT REPORTING

The Company has one business segment which consists of the design, manufacture, and sale of non-residential floor maintenance equipment and related products.

The tables below set forth the information about North American and International operations for the three years ended December 31, 1994:


                                                    1994
                                   --------------------------------------
                                     North   Interna-  Elimina-  Consoli-
     (IN THOUSANDS)                American   tional    tions     dated
                                   --------  -------   --------  --------
Net sales  . . . . . . . . . .     $240,517   71,718   (30,550)  $281,685
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Profit from operations . . . .     $ 17,618    6,668      (162)  $ 24,124
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------
Profit before income
taxes  . . . . . . . . . . . .     $ 17,760    6,483      (162)  $ 24,081
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Net earnings . . . . . . . . .     $ 11,611    4,208       (84)  $ 15,735
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Identifiable assets  . . . . .     $169,045   32,623   (18,834)  $182,834
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------


                                                    1993
                                   --------------------------------------
                                     North   Interna-  Elimina-  Consoli-
     (IN THOUSANDS)                American   tional    tions     dated
                                   --------  --------  --------  --------
Net sales  . . . . . . . . . .     $180,524   63,398   (22,920)  $221,002
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Profit from operations . . . .     $  7,247    3,743       343   $ 11,333
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------
Profit before income
taxes  . . . . . . . . . . . .     $  9,322    3,263       343   $ 12,928
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Net earnings . . . . . . . . .     $  6,689    2,236       201   $  9,126
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Identifiable assets  . . . . .     $120,541   26,744   (18,651)  $128,634
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------


                                                    1992
                                   --------------------------------------
                                     North   Interna-  Elimina-  Consoli-
     (IN THOUSANDS)                American   tional    tions     dated
                                   --------  --------  --------  --------
Net sales  . . . . . . . . . .     $175,470   63,041   (23,648)  $214,863
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Profit from operations . . . .     $  8,516    7,867      (254)  $ 16,129
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------
Profit before income
taxes, extraordinary gain,
and cumulative effect of
accounting change  . . . . . .     $ 10,766    7,481      (254)  $ 17,993
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------
Earnings before extraordinary
gain and cumulative effect of
accounting change  . . . . . .     $  8,181    5,150      (141)  $ 13,190
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------
Extraordinary gain
(note 16)  . . . . . . . . . .     $     95      300        --   $    395
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------
Cumulative effect of accounting
change (note 12) . . . . . . .     $ (4,356)      --        --   $ (4,356)
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Net earnings . . . . . . . . .     $  3,920    5,450      (141)  $  9,229
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Identifiable assets  . . . . .     $118,564   35,639   (25,215)  $128,988
                                   --------   ------    ------   --------
                                   --------   ------    ------   --------

Included in North American sales are export sales of $30,550,000, $22,920,000, and $23,648,000, for the years ended December 31, 1994, 1993, and 1992, respectively. International operations does not include cost or asset allocations from corporate overhead.

                    -----------------------------------------

(4)  CONSOLIDATED QUARTERLY DATA* (UNAUDITED)

               Net Sales                     Gross Profit                       Net Earnings
               --------------------------    --------------------------         --------------------------------------------
               (000)                         (000)                              (000)                         Per Share**
               --------------------------    --------------------------         --------------------------    --------------
                                     %                             %                                  %
Quarter          1994      1993    Change      1994      1993    Change           1994      1993    Change    1994      1993
               --------  --------  ------    --------  --------  ------         --------  --------  ------    ----      ----
First  . . . . $ 58,441  $ 47,045    24      $ 24,884  $19,651     27           $ 2,660   $   499     433     $ .27     $ .05
Second . . . .   70,784    55,149    28        29,688   24,017     24             4,225     3,063      38       .43       .31
Third  . . . .   71,309    53,846    32        29,808   22,610     32             3,902     3,182      23       .40       .32
Fourth . . . .   81,151    64,962    25        34,945   28,653     22             4,948     2,382     108       .50       .24
               --------  --------            --------  -------                  -------   -------             -----     -----
Year . . . . . $281,685  $221,002    27      $119,325  $94,931     26           $15,735   $ 9,126      72     $1.60     $ .93
               --------  --------            --------  -------                  -------   -------             -----     -----
               --------  --------            --------  -------                  -------   -------             -----     -----

*Regular quarterly dividends after stock split adjustment aggregated $.65 per share in 1994 ($.16 per share for the first three quarters and $.17 for the fourth quarter) and $.64 per share in 1993 ($.16 per share per quarter).

Included in results for 1993 are pretax restructuring charges of $4,090,000--$600,000 in the second quarter and $3,490,000 in the fourth quarter (net of taxes $372,000 and $2,164,000, respectively).

**Adjusted for two-for-one stock split effective April 26, 1995.

                   ------------------------------------------

(5)  INCOME TAXES

As discussed in note 1, the Company adopted Statement 109 as of January 1, 1992. There was no cumulative effect as a result of the change in method of accounting. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

Total income tax expense for the three years ended December 31, 1994, was allocated as follows:


     (IN THOUSANDS)            1994      1993      1992
                              ------    ------    -------
Income from operations .      $8,346    $3,802    $ 4,803
Extraordinary gain . . .      $  --     $  --     $   208
Cumulative effect of
 accounting change . . .      $  --     $  --     $(2,558)

In addition to the above, in 1994, 1993, and 1992 the Company recognized tax benefits of $199,000, $208,000, and $204,000, respectively, relating to dividends paid on unallocated shares held by the Company's ESOP and miscellaneous charges (credits) of $(342,000), $142,000, and $11,000, respectively, by direct allocations to shareholders' equity.

Income tax expense, excluding tax on the extraordinary gain and the cumulative effect of the accounting change in 1992, for the three years ended December 31, 1994, is as follows:


     (IN THOUSANDS)      Current   Deferred  Total
                         -------   --------  ------
1994
     Federal . . . .     $6,324    $   (61)  $6,263
     Foreign . . . .      1,348        (16)   1,332
     State . . . . .        716         35      751
                         ------    -------   ------
                         $8,388    $   (42)  $8,346
                         ------    -------   ------
                         ------    -------   ------
1993
     Federal . . . .     $3,603    $  (933)  $2,670
     Foreign . . . .      1,122       (304)     818
     State . . . . .        482       (168)     314
                         ------    -------   ------
                         $5,207    $(1,405)  $3,802
                         ------    -------   ------
                         ------    -------   ------
1992
     Federal . . . .     $1,990    $    90   $2,080
     Foreign . . . .      2,495       (260)   2,235
     State . . . . .        551        (63)     488
                         ------    -------   ------
                         $5,036    $  (233)  $4,803
                         ------    -------   ------
                         ------    -------   ------

Income tax expense attributable to income before extraordinary gain and the cumulative effect of accounting change was $8,346,000, $3,802,000, and $4,803,000 for the years ended December 31, 1994, 1993, and 1992, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35%, 34.4%, and 34%, respectively, as a result of the following:


     (IN THOUSANDS)                           1994      1993      1992
                                             ------    ------    ------
Tax at statutory rate. . . . . . . . . .     $8,417    $4,447    $6,118

Increases (decreases) in taxes from:
   State and local taxes, net of
    federal benefit  . . . . . . . . . .        488       206       322

   Effect of foreign taxes . . . . . . .         10      (223)     (182)

   Research and development credit . . .       (467)     (463)     (100)

   Effect of foreign sales corporation .       (372)     (223)     (255)

   Completion of examinations by
    tax authorities  . . . . . . . . . .         --        --    (1,040)

   Other, net  . . . . . . . . . . . . .        270        58       (60)
                                             ------    ------    ------
Income tax expense . . . . . . . . . . .     $8,346    $3,802    $4,803
                                             ------    ------    ------
                                             ------    ------    ------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, are presented below:


     (IN THOUSANDS)                                           1994      1993
                                                            --------  -------
Deferred tax assets:

     Inventories, principally due to additional costs
       inventoried for tax purposes pursuant to the
       Tax Reform Act of 1986 and changes in
       inventory reserves  . . . . . . . . . . . . . . . . . $ 1,417  $ 1,311

     Employee wages and benefits, principally due
       to accruals for financial reporting purposes  . . . .   7,843    6,806

     Warranty reserves accrued for financial
       reporting purposes  . . . . . . . . . . . . . . . . .     522      396

     Accounts receivable, principally due to
       allowance for doubtful accounts and
       change in tax accounting method
       for equipment rentals . . . . . . . . . . . . . . . .     699      594

     Restructuring reserves. . . . . . . . . . . . . . . . .     145    1,161

     Other . . . . . . . . . . . . . . . . . . . . . . . . .     693      807
                                                             -------  -------
        Total deferred tax assets  . . . . . . . . . . . . . $11,319  $11,075
                                                             -------  -------
                                                             -------   -------
Deferred tax liabilities:

     Property, plant, and equipment, principally
       due to differences in depreciation and
       related gains . . . . . . . . . . . . . . . . . . . . $ 4,119  $ 4,011

     Goodwill and other intangibles  . . . . . . . . . . . .     142       --

     Deferred gain, hedge of forward foreign
       exchange contracts. . . . . . . . . . . . . . . . . .      46       12
                                                             -------  -------
        Total deferred tax liabilities . . . . . . . . . . . $ 4,307  $ 4,023
                                                             -------  -------
                                                             -------   -------

Net deferred tax asset . . . . . . . . . . . . . . . . . . . $ 7,012  $ 7,052
                                                             -------  -------
                                                             -------  -------


The Company has determined that a valuation allowance for the deferred tax assets is not required since it is likely that the deferred tax assets will be realized through future reversals of existing taxable temporary differences and future taxable income.

Income taxes paid were $5,961,000, $4,608,000, and $8,016,000 in 1994, 1993, and
1992, respectively.

(6)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31 consist of the following:


     (IN THOUSANDS)                                            1994     1993
                                                             -------  -------
Trade accounts payable . . . . . . . . . . . . . . . . . . . $14,624  $ 9,470
Employee profit sharing. . . . . . . . . . . . . . . . . . .   3,781    1,741
Wages, bonuses, and commissions  . . . . . . . . . . . . . .  12,576    8,342
Taxes, other than income taxes . . . . . . . . . . . . . . .   3,573    2,307
Restructuring. . . . . . . . . . . . . . . . . . . . . . . .     525    3,270
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5,036    3,407
                                                             -------  -------
                                                             $40,115  $28,537
                                                             -------  -------
                                                             -------  -------


During 1994, the Company incurred severance payments and other restructuring expenditures which were applied against the restructuring reserve.

(7)  PROPERTY, PLANT, AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION

Property, plant, and equipment and related accumulated depreciation at December 31 consist of the following:


     (IN THOUSANDS)                 1994      1993      1992
                                  --------  --------  --------
Land . . . . . . . . . . . . . .  $  3,511  $  2,710  $  2,954

Buildings and improvements . . .    27,861    20,527    21,014

Machinery and equipment. . . . .    89,603    86,540    80,835

Construction in progress . . . .     1,409     1,354        71
                                  --------  --------  --------
Total property, plant,
 and equipment . . . . . . . . .   122,384   111,131   104,874

Less accumulated
 depreciation. . . . . . . . . .   (65,832)  (64,509)  (59,444)
                                  --------  --------  --------
     Net property, plant,
      and equipment. . . . . . .  $ 56,552  $ 46,622  $ 45,430
                                  --------  --------  --------
                                  --------  --------  --------

Buildings and improvements include office, warehouse, or manufacturing facilities in suburban Minneapolis, Minnesota; Holland, Michigan; London, England; and Uden, The Netherlands.


(8)  INVESTMENTS AS LESSOR

The Company leases floor maintenance equipment to customers under sales-type and operating leases. Noncancelable terms for sales-type leases range from six months to five years, and terms for operating leases range from one month to one year. All leases provide for minimum lease payments and require the lessees to pay executory costs.

Minimum future lease payments to be received during the years ended December 31 are as follows:


                             Sales-Type     Operating
     (IN THOUSANDS)           Leases         Leases
                             ----------     ---------
     1995                     $ 6,382          $414
     1996                       4,537            --
     1997                       2,142            --
     1998                         635            --
     1999                         209            --
                              -------          ----
     Total                    $13,905          $414
                              -------          ----
                              -------          ----

The Company's investment in equipment related to operating leases as of December 31 is as follows:


     (IN THOUSANDS)                 1994      1993
                                   ------    ------
     Cost                          $3,519    $3,130
     Less accumulated depreciation   (950)     (840)
                                   ------    ------
                                   $2,569    $2,290
                                   ------    ------
                                   ------    ------

The Company's net investment in sales-type leases at December 31 is as follows:


     (IN THOUSANDS)                           1994      1993
                                             -------   -------
Minimum lease payments receivable  . . . . . $13,905   $11,191

Less allowance for doubtful accounts . . . .    (315)     (454)
                                             -------   -------
Net minimum lease payments receivable  . . .  13,590    10,737

Estimated unguaranteed residual value  . . .   1,295     1,316

Less deferred income . . . . . . . . . . . .  (2,763)   (2,234)
                                             -------   -------
Net investment in sales-type leases  . . . . $12,122   $ 9,819
                                             -------   -------
                                             -------   -------

(9)  COMMITMENTS

The Company leases office and warehouse facilities in all major geographic areas it serves under operating lease agreements which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 1999 and generally provide for extension options. Rentals under the leasing agreements (exclusive of real estate taxes, insurance, and other expenses payable under the leases) amounted to $2,447,000, $2,080,000, and $1,766,000, in 1994, 1993, and 1992, respectively.
The aggregate lease commitments with initial terms of one year or more at December 31, 1994, were $3,600,000 with minimum rentals for the periods as follows:


                         (IN THOUSANDS)

                         1995                $1,991
                         1996                   798
                         1997                   562
                         1998                   213
                         1999                    36
                                             ------
                         Total               $3,600
                                             ------
                                             ------

(10) SHORT-TERM BORROWINGS

Short-term bank borrowings at December 31, 1994, 1993, and 1992, were $21,552,000, $1,073,000, and $1,329,000, respectively. In addition to the short-term bank borrowings, current debt includes the current portion of long-term debt and mortgages associated with the relocation of employees.

The Company has available lines of credit with banks in the amount of $39,400,000 which include a $7,000,000 line of credit requiring the Company to pay 3/8% per year commitment fee on the unused portion and a $25,000,000 line of credit requiring the Company to pay an annual commitment fee of $60,000. These fees are recorded by the Company as interest expense. The Company had short-term and long-term borrowings under these arrangements at December 31, 1994 and 1993, of $24,057,000 and $2,176,000, respectively.

(11) LONG-TERM DEBT

Long-term debt at December 31 consists of the following:


     (IN THOUSANDS)                           1994      1993
                                             ------    ------
Industrial development revenue
 bonds at variable interest rates
 with annual installments due in 1994. . . . $   --    $   40

Bank loan at 9.5%, due in 1995 . . . . . . .    569       520
Bank loan at 9.6%, due in 1995 . . . . . . .    637       583
Bank loan at 8.68% due in 1997 . . . . . . .  1,300        --

Notes at 8.56% due in 2001 . . . . . . . . .  5,000        --

Less:
  Current portion  . . . . . . . . . . . . . (1,206)      (40)
                                             ------    ------
                                             $6,300    $1,103
                                             ------    ------
                                             ------    ------

The notes were issued in 1994 under an agreement the Company has with Prudential Insurance Company of America.

The aggregate principal payments of long-term debt for the next five years and beyond are as follows:


          (IN THOUSANDS)
          1995                     $1,206
          1996                         --
          1997                      1,300
          1998                         --
          1999                         --
          2000 and beyond           5,000
                                   ------
                                   $7,506
                                   ------
                                   ------

During 1994, 1993, and 1992, the Company paid total long-term and short-term interest costs of $1,557,000, $509,000, and $478,000, respectively.

(12) POSTRETIREMENT BENEFITS

The Company provides certain health care benefits for substantially all of its U.S. retired employees. Eligibility for those benefits is based upon a combination of years of service with the Company and age upon retirement from the Company.

During the fourth quarter of 1992, the Company adopted Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (SFAS 106), retroactive to January 1, 1992. SFAS 106 requires an employer to recognize the cost of retiree health benefits over the employees' period of service. The cumulative effect as of January 1, 1992, of adopting SFAS 106 was a one-time charge to net earnings of $4,356,000, net of a deferred income tax benefit of $2,558,000. The change also decreased pretax earnings in 1992 by $513,000.

The periodic postretirement benefit cost under SFAS 106 for the three years ended December 31, 1994, was as follows:


(IN THOUSANDS)                     1994      1993      1992
                                   ----      ----      ----
Service costs  . . . . . . . . . . $315      $219      $218
Interest costs . . . . . . . . . .  638       566       533
Amortization and deferrals . . . .   18        --        --
                                   ----      ----      ----
Net postretirement
 costs . . . . . . . . . . . . . . $971      $785      $751
                                   ----      ----      ----
                                   ----      ----      ----

























The actuarial present value of benefit obligations at December 31 is as follows:


(IN THOUSANDS)                           1994      1993
                                        ------    ------
Retirees eligible for
 benefits. . . . . . . . . . . . . . .  $2,339    $2,290

Dependents of retirees
 eligible for benefits . . . . . . . .   1,674     2,295

Active employees
 fully eligible. . . . . . . . . . . .     721       685

Active employees not
 fully eligible. . . . . . . . . . . .   4,119     4,495

Unrecognized net loss. . . . . . . . .     (75)   (1,707)
                                        ------    ------
Accrued postretirement
 benefit obligation. . . . . . . . . .  $8,778    $8,058
                                        ------    ------
                                        ------    ------

The assumed annual rate of future increases in per capita cost of health care benefits was 10.3% in 1995, declining gradually to 6.5% in 2020 and after. Increasing the health care cost trend by 1% in each year would increase the accumulated benefit obligation by $172,000 at December 31, 1994, and the aggregate of the service and interest cost by $14,000 for 1994. The discount rate used in determining the accumulated benefit obligation in 1994, 1993, and 1992 was 8.0%, 7.0%, and 7.5%, respectively.

(13) FOREIGN CURRENCY CONTRACTS

The Company has entered into several guilder forward exchange contracts for the purpose of hedging the net investment in Tennant Holding B.V. As of December 31, 1994, there were seven outstanding contracts totaling $9,812,000. These contracts will mature in 1995 and bear rates ranging from 1.6675 to 1.7972 guilders per dollar.

The Company also enters into yen foreign currency option contracts to hedge anticipated sales transactions. Gains and losses on contracts are recognized in income on a current basis over the term of the contract. As of December 31, 1994, there were eight outstanding yen contracts totaling $4,000,000. These contracts will mature in 1995 and bear rates ranging from 95.06 to 98.00 yen per dollar.

The Company also had two other outstanding forward hedging contracts totaling $2,198,000 as of December 31, 1994, relating to some of the Company's other foreign operations.

(14) COMMON AND PREFERRED STOCK AND ADDITIONAL PAID-IN CAPITAL

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $.02 per share, none of which had been issued as of December 31, 1994 or 1993.

Each share of the Company's outstanding common stock is accompanied by one preferred share purchase right. Each right entitles the registered holder to purchase from the Company one-twentieth of a share of junior participating preferred stock, $.02 par value, for $75.00. The rights are not exercisable or transferable apart from the common stock until a person or group has acquired 20% or more, or makes a tender offer to acquire 20% or more, of the Company's outstanding common stock. If, in certain circumstances, the Company is acquired in a merger or other business combination transaction, or if an acquiring person purchases at least 20% of the Company's common stock, each right will entitle the holder (except, in certain circumstances, an acquiring person) to receive, upon exercise, common stock of either the Company or the acquiring person having a value equal to two times the exercise price of the right. At no time do the rights have any voting power. The rights may be redeemed by the Company for $.05 per right at any time prior to (and, in certain circumstances, within twenty days after) a person or group acquires 20% or more of the common stock. The 20% thresholds do not apply to stock ownership by or on behalf of employee benefit plans. Under certain circumstances, the Board of Directors may exchange the rights for the Company's common stock or reduce the 20% thresholds to not less than 10%. The rights expire on December 23, 1996.

(15) STOCK PLANS, BONUSES, PENSIONS, AND PROFIT SHARING

The Company has a Stock Incentive Plan under which restricted and performance-related shares are awarded each year to designated employees (management and senior managerial personnel). Under this plan, restricted shares are awarded annually with a two-year restriction period. Performance-related shares are also awarded annually and are payable if the Company achieves certain business performance goals within a four-year period. In 1994, 1993, and 1992, respectively, expenses of $2,432,000, $199,000, and $1,025,000 were charged to operations for restricted and performance-related awards.

The Company also has a matching contribution program available to all employees who make Individual Shelter Contributions. Under this program, the Company makes matching contributions up to a maximum of 4% of an employee's certified earnings. For 1994, 1993, and 1992, employee contributions that were invested in Company common stock were matched at the rate of 35%, and contributions not invested in Company common stock were matched at the rate of 15%. Expenses related to matching contributions were $544,000, $471,000, and $426,000 in 1994, 1993, and 1992, respectively.

The Company has a Defined Benefit Pension Plan (available to most U.S. employees). Plan benefits are based on the employee's years of service and compensation during the highest five consecutive years of service of the final ten years of employment. The Company's policy has been to fund this plan to the maximum allowed by ERISA rules. Contributions are intended to provide not only for benefits attributed to service to date, but also for service-related benefits expected to be earned in the future.

A curtailment to the Defined Benefit Pension Plan occurred as a result of closing Tennant Trend in 1994. The reduction in employment produced a pretax gain of $751,000 ($496,000 net of taxes).

Net pension expense for the three years ended December 31, 1994, was as follows:



     (IN THOUSANDS)                      1994      1993      1992
                                        ------    ------    ------
Service cost . . . . . . . . . . . . .  $1,359    $1,539    $1,423

Interest cost  . . . . . . . . . . . .     756       866       724

Actual return on plan assets
  (increase) decrease  . . . . . . . .     180    (1,811)      421

Deferred gain (loss) . . . . . . . . .  (1,495)      694    (1,372)

Amortization of transition
  asset  . . . . . . . . . . . . . . .     (46)      (46)      (46)

Less Tennant Trend
  curtailment gain . . . . . . . . . .    (751)       --        --
                                        ------    ------    ------

Net periodic pension
  expense  . . . . . . . . . . . . . .  $    3    $1,242    $1,150
                                        ------    ------    ------
                                        ------    ------    ------


The assumptions used in determining the actuarial present value of the projected benefit obligation at December 31 are as follows:


                                        1994      1993      1992
                                       ------    ------    ------
Weighted average discount
     rate  . . . . . . . . . . . .      8.0%      7.0%       8.2%

Rate of increase in future
     compensation  . . . . . . . .      6.5%      5.5%       6.7%


The expected long-term rate of return on plan assets in 1994, 1993, and 1992 was 11.0%, 10.0%, and 11.2%, respectively.















The funded status of the plan and the amount recognized at December 31 are as follows:


     (IN THOUSANDS)                                 1994      1993
                                                  -------   --------
Actuarial present value of benefit obligation:
     Vested benefits . . . . . . . . . . . . . .  $ 4,512   $ 4,564
     Nonvested benefits. . . . . . . . . . . . .      210       343
                                                  -------   -------
Accumulated benefit obligation . . . . . . . . .    4,722     4,907

Effect of projected future compensation
  increases. . . . . . . . . . . . . . . . . . .    6,120     5,873
                                                  -------   -------
Projected benefit obligation . . . . . . . . . .   10,842    10,780

Plan assets, primarily listed equity securities,
  at fair value using the market-related
  value method . . . . . . . . . . . . . . . . .  (12,132)  (12,650)
                                                  -------   -------
Plan assets in excess of projected benefit
  obligation . . . . . . . . . . . . . . . . . .   (1,290)   (1,870)

Unrecognized prior service cost. . . . . . . . .     (354)     (361)

Unrecognized net gain. . . . . . . . . . . . . .    4,978     5,517

Unrecognized transition asset. . . . . . . . . .      679       725
                                                  -------   -------
Net pension obligation . . . . . . . . . . . . .  $ 4,013   $ 4,011
                                                  -------   -------
                                                  -------   -------


Retirement benefits for eligible employees in foreign locations are funded principally through either annuity or government programs.

During 1990, the Company established a leveraged Employee Stock Ownership Plan
(ESOP) by amending its Profit Sharing Plan to add ESOP features. The ESOP covers substantially all domestic employees following completion of one year of service.

The shares required for the Company's matching contribution program, as well as the Company's Profit Sharing Plan, are provided principally by the Company's ESOP, supplemented as needed by newly issued shares. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees who made 401(k) contributions that year, as well as to profit sharing participants, based on the proportion of debt service paid in the year. The Company accounts for ESOP in accordance with EITF Issue 89-8. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the cost of the shares to ESOP. Allocated and unallocated ESOP shares are considered outstanding in EPS computations. Dividends on allocated and unallocated shares are recorded as a reduction of retained earnings.

The Company cash contribution to the ESOP during 1994, 1993, and 1992 was $1,349,000, $1,362,000, and $1,406,000, respectively. Accrued expenses in excess of benefits provided to employees through the ESOP which were charged to miscellaneous expense were $908,000, $874,000, and $937,000 in 1994, 1993, and
1992, respectively. Interest earned and received on the Company loan to the ESOP was $1,642,000, $1,682,000, and $1,719,000 in 1994, 1993, and 1992,
respectively. Dividends on the Company shares held by the ESOP used for debt service were $703,000, $697,000, and $652,000 in 1994, 1993, and 1992,
respectively. At December 31, 1994, the ESOP indebtedness to the Company, which bears an interest rate of 10.05% and is due December 31, 2009, was $16,241,000.

The ESOP shares as of December 31, after adjustment for the two-for-one stock split, were as follows:



                                         1994      1993      1992
                                        -------   -------   -------
Allocated shares . . . . . . . . . . .  179,262   128,618    80,180
Shares released for allocation . . . .   41,540    42,654    41,584
Unreleased shares. . . . . . . . . . .  748,264   797,794   847,302
                                        -------   -------   -------
Total ESOP shares. . . . . . . . . . .  969,066   969,066   969,066
                                        -------   -------   -------
                                        -------   -------   -------

For the years ended December 31, 1994, 1993, and 1992, the Company charged to operations $9,821,000, $4,759,000, and $7,168,000, respectively, for expense of all stock, bonus, pension, and profit sharing plans.

(16) EXTRAORDINARY GAIN

Net earnings in 1992 include an extraordinary gain of $395,000 (net of income taxes of $208,000) due to insurance settlements related to the 1988 fire that destroyed a portion of the Company's European manufacturing facilities located in Uden, The Netherlands.

(17) ACQUISITIONS

On February 1, 1994, the Company acquired the business and net assets of Castex Industries, Inc. ("Castex"), a private corporation, for an aggregate consideration of $26,800,000. Castex manufactures carpet cleaning equipment and small, hard-floor cleaning equipment in Holland, Michigan.

The purchase price was allocated to the acquired assets and assumed obligations based on their fair market values. The purchase price and related acquisition costs exceeded fair market values by $17,469,000. This amount has been recorded as goodwill and is being amortized on a straight-line basis over 30 years. In addition, Tennant acquired land and improvements for $597,000 in cash and entered into a five-year noncompetition agreement for $950,000, payable in five annual installments in arrears, and a ten-year confidentiality agreement for $50,000 in cash. These agreements are being amortized on a straight-line basis over the contract lives. The transaction has been accounted for using the purchase method of accounting, and as such, the Company's 1994 results of operations include Castex earnings since the acquisition date.

Listed below are unaudited pro forma results for the years ended December 31, 1994 and 1993, assuming the transaction was consummated at the beginning of each of the respective fiscal years (dollars in thousands, except per share amounts):


                                          1994     1993
                                        --------  --------
Net sales. . . . . . . . . . . . . . .  $284,092  $252,123
Net earnings . . . . . . . . . . . . .  $ 15,793  $ 10,227
Net earnings per share . . . . . . . .  $   1.61  $   1.04

On December 29, 1994, the Company acquired the business and net assets of Eagle Floor Care, Inc. ("Eagle"), a privately owned manufacturer of commercial floor maintenance equipment in Adairsville, Georgia. The acquisition does not have a material impact on operations.

(18) SUBSEQUENT EVENT

On February 16, 1995, the Board of Directors declared a two-for-one stock split effective April 26, 1995, for shareholders of record on April 12, 1995. For each share to be issued in connection with the stock split, an amount equal to the par value of $.375 was transferred to the common stock amount from additional paid-in capital retroactive to December 31, 1994. This transfer is reflected on the consolidated statements of shareholders' equity as a stock split adjustment in 1994. All share and per share data in this report have been retroactively adjusted to reflect this stock split.

On February 16, 1995, the Board of Directors also approved that effective April 26, 1995, the Company is authorized to issue an aggregate of 31,000,000 shares, 30,000,000 of which shall be designated as Common Stock, having a par value of $.375 per share, and 1,000,000 of which shall be designated as Preferred Stock having a par value of $.02 per share. The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

TENNANT COMPANY AND SUBSIDIARIES

HISTORICAL PROGRESS REVIEW (PRESENTS 11 YEARS OF DATA PLUS 1981 AS BASE YEAR FOR LONG-TERM GROWTH MEASUREMENT.)
- --------------------------------------------------------------------------------


(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)             1994            1993                1992           1991
                                                                 -----------     -----------         -----------    -----------
  Net sales. . . . . . . . . . . . . . . . . . . . . . . . .     $   281,685         221,002             214,863        198,575
  Cost of sales. . . . . . . . . . . . . . . . . . . . . . .     $   162,360         126,071             121,792        112,147
  Gross margin -- %  . . . . . . . . . . . . . . . . . . . .            42.4            43.0                43.3           43.5
  Selling and administrative expenses. . . . . . . . . . . .     $    95,201          79,508              76,942         69,707
     % of net sales. . . . . . . . . . . . . . . . . . . . .            33.8            36.0                35.8           35.1
  Profit from operations . . . . . . . . . . . . . . . . . .     $    24,124          11,333(a)           16,129         16,721
     % of net sales. . . . . . . . . . . . . . . . . . . . .             8.6             5.1                 7.5            8.4
  Other income and (expense) . . . . . . . . . . . . . . . .     $       (43)          1,595               1,864          1,800
  Income tax expense . . . . . . . . . . . . . . . . . . . .     $     8,346           3,802               4,803          6,529
    % of earnings before income taxes. . . . . . . . . . . .            34.7            29.4                26.7           35.3
  Earnings before extraordinary gain and cumulative
   effect of accounting change . . . . . . . . . . . . . . .     $    15,735           9,126(a)           13,190(b)      11,992
    % of net sales . . . . . . . . . . . . . . . . . . . . .             5.6             4.1                 6.1            6.0
    Return on beginning shareholders' equity --% . . . . . .            18.7            10.8(a)             17.2(b)        16.4
  Net earnings . . . . . . . . . . . . . . . . . . . . . . .     $    15,735           9,126               9,229         11,992

PER SHARE DATA(f)

  Earnings before extraordinary gain and cumulative
   effect of accounting change . . . . . . . . . . . . . . .     $      1.60             .93(a)             1.34(b)        1.21
  Net earnings . . . . . . . . . . . . . . . . . . . . . . .     $      1.60             .93                 .94           1.21
  Cash dividends . . . . . . . . . . . . . . . . . . . . . .     $       .65             .64                 .61            .60
  Shareholders' equity (ending). . . . . . . . . . . . . . .     $      9.78            8.56                8.64           7.87

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . . . . . . .     $     1,851           2,675               3,512          2,349
  Total current assets . . . . . . . . . . . . . . . . . . .     $    98,810          73,752              74,741         66,028
  Property, plant, and equipment, net  . . . . . . . . . . .     $    56,552          46,622              45,430         40,730
  Total assets . . . . . . . . . . . . . . . . . . . . . . .     $   182,834         128,634             128,988        111,644
  Current liabilities excluding current debt . . . . . . . .     $    43,057          29,657              28,848         30,700
  Current ratio excluding current debt . . . . . . . . . . .             2.3             2.5                 2.6            2.2
  Long-term liabilities excluding long-term debt . . . . . .     $    14,220          12,591              10,691          2,281
  Financing debt
    Current. . . . . . . . . . . . . . . . . . . . . . . . .     $    23,008           1,190               1,492            197
    Long-term  . . . . . . . . . . . . . . . . . . . . . . .     $     6,300           1,103               3,107          1,853
      Total as % of total capital  . . . . . . . . . . . . .            23.3             2.7                 5.1            2.6
  Shareholders' equity . . . . . . . . . . . . . . . . . . .     $    96,249          84,093              84,850         76,613

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . . . . . . .     $    25,419          20,440              19,298         22,409
  Related to investing activities. . . . . . . . . . . . . .     $   (46,596)        (12,087)            (14,900)        (6,104)
  Related to financing activities. . . . . . . . . . . . . .     $    20,351          (9,244)             (3,346)       (15,336)

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . . . . . . .     $     3,807           3,583               3,619          3,828
  Interest expense . . . . . . . . . . . . . . . . . . . . .     $     1,677             509                 540            568
  Depreciation and amortization expense. . . . . . . . . . .     $    13,121          10,987              10,241          8,730
  Net expenditures for property, plant, and equipment. . . .     $    17,535          11,395              11,498          6,695

  Number of employees at year-end. . . . . . . . . . . . . .           1,916           1,707               1,758          1,738
  Total direct compensation. . . . . . . . . . . . . . . . .     $    76,225          71,507              69,240         65,324
  Profit sharing and all other employee benefits . . . . . .     $    21,116          18,149              19,547         17,917

  Average shares outstanding(f). . . . . . . . . . . . . . .           9,826           9,836               9,832          9,892
  Closing share price at year-end(f) . . . . . . . . . . . .     $    24 1/8          23 1/2             21 7/16             18
  Common stock price range during year(f). . . . . . . . . .     $20 15/32--        19 3/4--            17 1/4--       16 1/4--
                                                                      24 1/4          24 1/4              24 3/8         21 1/4
  Closing price/earnings ratio(g). . . . . . . . . . . . . .            15.1            19.7                17.4           14.9

(a) 1993 includes pretax restructuring charges of $4,090,000 ($2,536,000 net of taxes).
(b) 1992 includes income tax reduction of $1,040,000 due to completion of examinations by tax authorities.
(c) 1990 includes income tax reduction of $2,650,000 related to the merger of a subsidiary with the Company.
(d) 1989 includes net gain related to sale of land of $1,247,000.
(e) Comparable cash flow data is not available prior to 1986 due to a change in reporting requirements.
(f) Adjusted retroactively for two-for-one stock split effective April 26, 1995.
(g) Closing price/earnings ratio is based on closing share price and earnings before extraordinary gain and cumulative effect of accounting change, and adjusted for unusual items referenced in the above footnotes.

30



(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)             1990            1989                1988           1987
                                                                 -----------     -----------         -----------    -----------
  Net sales. . . . . . . . . . . . . . . . . . . . . . . . .     $   211,503         197,078             183,888        166,924
  Cost of sales. . . . . . . . . . . . . . . . . . . . . . .     $   121,598         112,511             105,991         95,015
  Gross margin -- %  . . . . . . . . . . . . . . . . . . . .            42.5            42.9                42.4           43.1
  Selling and administrative expenses. . . . . . . . . . . .     $    70,401          64,518              59,646         55,352
     % of net sales. . . . . . . . . . . . . . . . . . . . .            33.3            32.7                32.4           33.2
  Profit from operations . . . . . . . . . . . . . . . . . .     $    19,504          20,049              18,251         16,557
     % of net sales. . . . . . . . . . . . . . . . . . . . .             9.2            10.2                 9.9            9.9
  Other income and (expense) . . . . . . . . . . . . . . . .     $       374           3,755               1,449            953
  Income tax expense . . . . . . . . . . . . . . . . . . . .     $     4,257           9,052               8,126          7,692
    % of earnings before income taxes. . . . . . . . . . . .            21.4            38.0                41.2           43.9
  Earnings before extraordinary gain and cumulative
    effect of accounting change. . . . . . . . . . . . . . .     $    15,621(c)       14,752(d)           11,574          9,818
    % of net sales . . . . . . . . . . . . . . . . . . . . .             7.4             7.5                 6.3            5.9
    Return on beginning shareholders' equity --% . . . . . .            21.1(c)         18.9(d)             16.6           15.0
  Net earnings . . . . . . . . . . . . . . . . . . . . . . .     $    18,256          14,752              13,263          9,818

PER SHARE DATA(f)

  Earnings before extraordinary gain and cumulative
    effect of accounting change. . . . . . . . . . . . . . .     $      1.59(c)         1.44(d)             1.09            .92
  Net earnings . . . . . . . . . . . . . . . . . . . . . . .     $      1.85            1.44                1.25            .92
  Cash dividends . . . . . . . . . . . . . . . . . . . . . .     $       .59             .55                 .49            .48
  Shareholders' equity (ending). . . . . . . . . . . . . . .     $      7.43            7.52                7.37           6.60

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . . . . . . .     $     1,412           3,175               7,016          3,564
  Total current assets . . . . . . . . . . . . . . . . . . .     $    67,065          70,325              76,402         65,960
  Property, plant, and equipment, net  . . . . . . . . . . .     $    42,588          40,949              35,616         35,583
  Total assets . . . . . . . . . . . . . . . . . . . . . . .     $   114,590         116,179             117,013        105,273
  Current liabilities excluding current debt . . . . . . . .     $    30,982          35,408              29,836         25,206
  Current ratio excluding current debt . . . . . . . . . . .             2.2             2.0                 2.6            2.6
  Long-term liabilities excluding long-term debt . . . . . .     $     1,463           4,022               3,757          3,130
  Financing debt
    Current. . . . . . . . . . . . . . . . . . . . . . . . .     $     6,986             588               1,722          2,280
    Long-term  . . . . . . . . . . . . . . . . . . . . . . .     $     1,995           2,111               2,234          2,421
      Total as % of total capital. . . . . . . . . . . . . .            10.9             3.5                 4.8            6.3
  Shareholders' equity . . . . . . . . . . . . . . . . . . .     $    73,164          74,050              77,998         69,516

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . . . . . . .     $    24,848          25,685              18,614         15,651
  Related to investing activities. . . . . . . . . . . . . .     $    (8,951)         (8,916)             (9,140)        (7,156)
  Related to financing activities. . . . . . . . . . . . . .     $   (17,746)        (20,310)             (5,730)        (5,861)

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . . . . . . .     $     2,672           2,033               2,023          2,196
  Interest expense . . . . . . . . . . . . . . . . . . . . .     $     1,019             597                 401          1,017
  Depreciation and amortization expense. . . . . . . . . . .     $     8,652           8,027               7,900          7,162
  Net expenditures for property, plant, and equipment  . . .     $     8,071           9,135               9,121          7,007

  Number of employees at year-end  . . . . . . . . . . . . .           1,800           1,789               1,726          1,727
  Total direct compensation. . . . . . . . . . . . . . . . .     $    66,364          62,401              58,637         54,721
  Profit sharing and all other employee benefits . . . . . .     $    19,316          17,233              15,245         14,437

  Average shares outstanding(f). . . . . . . . . . . . . . .           9,842          10,268              10,592         10,640
  Closing share price at year-end(f) . . . . . . . . . . . .     $    17 1/2          17 1/2              13 1/8         11 3/4
  Common stock price range during year(f). . . . . . . . . .     $  13 7/8--        12 5/8--            11 1/4--      8--16 1/2
                                                                      22-1/8          18 1/4              16 3/8
  Closing price/earnings ratio(g). . . . . . . . . . . . . .            13.3            13.3                12.0           12.7


(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)             1986            1985                1984           1981
                                                                 -----------     -----------         -----------    -----------
  Net sales. . . . . . . . . . . . . . . . . . . . . . . . .     $   151,497         136,512             127,197        109,333
  Cost of sales. . . . . . . . . . . . . . . . . . . . . . .     $    85,977          78,385              72,541         62,373
  Gross margin --% . . . . . . . . . . . . . . . . . . . . .            43.2            42.6                43.0           43.0
  Selling and administrative expenses. . . . . . . . . . . .     $    50,145          44,687              40,762         31,761
     % of net sales. . . . . . . . . . . . . . . . . . . . .            33.1            32.7                32.0           29.1
  Profit from operations . . . . . . . . . . . . . . . . . .     $    15,375          13,440              13,894         15,199
     % of net sales. . . . . . . . . . . . . . . . . . . . .            10.1             9.8                10.9           13.9
  Other income and (expense) . . . . . . . . . . . . . . . .     $     1,433           1,709               2,117          2,059
  Income tax expense . . . . . . . . . . . . . . . . . . . .     $     7,992           6,427               7,048          7,655
    % of earnings before income taxes. . . . . . . . . . . .            47.5            42.4                44.0           44.4
  Earnings before extraordinary gain and cumulative
    effect of accounting change. . . . . . . . . . . . . . .     $     8,816           8,722               8,963          9,603
    % of net sales . . . . . . . . . . . . . . . . . . . . .             5.8             6.4                 7.0            8.8
    Return on beginning shareholders' equity -%. . . . . . .            14.7            15.3                16.6           20.6
  Net earnings . . . . . . . . . . . . . . . . . . . . . . .     $     8,816           8,722               8,963          9,603

PER SHARE DATA(f)

  Earnings before extraordinary gain and cumulative
    effect of accounting change. . . . . . . . . . . . . . .     $       .83             .82                 .82            .89
  Net earnings . . . . . . . . . . . . . . . . . . . . . . .     $       .83             .82                 .82            .89
  Cash dividends . . . . . . . . . . . . . . . . . . . . . .     $       .46             .46                 .44            .36
  Shareholders' equity (ending). . . . . . . . . . . . . . .     $      6.15            5.62                5.26           4.58

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . . . . . . .     $       947           2,660               5,918          2,944
  Total current assets . . . . . . . . . . . . . . . . . . .     $    55,627          52,782              52,068         46,789
  Property, plant, and equipment, net  . . . . . . . . . . .     $    35,037          32,350              25,886         19,244
  Total assets . . . . . . . . . . . . . . . . . . . . . . .     $    94,506          89,419              81,584         70,522
  Current liabilities excluding current debt . . . . . . . .     $    17,742          16,835              17,907         14,991
  Current ratio excluding current debt . . . . . . . . . . .             3.1             3.1                 2.9            3.1
  Long-term liabilities excluding long-term debt . . . . . .     $     2,744           2,346                 575             82
  Financing debt
    Current. . . . . . . . . . . . . . . . . . . . . . . . .     $     1,209           3,447               1,453          1,123
    Long-term  . . . . . . . . . . . . . . . . . . . . . . .     $     2,766           3,208               1,465             --
      Total as % of total capital. . . . . . . . . . . . . .             5.7            10.0                 4.9            2.1
  Shareholders' equity . . . . . . . . . . . . . . . . . . .     $    65,356          59,912              57,054         52,716

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . . . . . . .     $    15,177              --                  --             --
  Related to investing activities. . . . . . . . . . . . . .     $    (8,543)             --                  --             --
  Related to financing activities. . . . . . . . . . . . . .     $    (8,446)             --                  --             --

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . . . . . . .     $     2,061           2,141               2,576          2,037
  Interest expense . . . . . . . . . . . . . . . . . . . . .     $       705             687                 288             71
  Depreciation and amortization expense. . . . . . . . . . .     $     6,611           5,901               4,942          3,096
  Net expenditures for property, plant, and equipment  . . .     $     8,543          12,196              10,146          7,494

  Number of employees at year-end  . . . . . . . . . . . . .           1,728           1,658               1,555          1,623
  Total direct compensation. . . . . . . . . . . . . . . . .     $    49,819          43,472              40,991         35,938
  Profit sharing and all other employee benefits . . . . . .     $    11,299           9,981               9,776          8,404

  Average shares outstanding(f). . . . . . . . . . . . . . .          10,658          10,672              10,894         10,832
  Closing share price at year-end(f) . . . . . . . . . . . .     $    12 1/8          11 3/4                  10          8 3/8
  Common stock price range during year(f). . . . . . . . . .     $ 10 9/16--         9 3/4--             8 3/8--        7 1/2--
                                                                      13 1/4          12 1/2              10 3/4         11 5/8
  Closing price/earnings ratio(g). . . . . . . . . . . . . .            14.7            14.4                12.1            9.5

INVESTOR INFORMATION

ANNUAL MEETING

The annual meeting of Tennant Company will be held at 10:30 a.m. on Thursday, May 4, at the Company's corporate headquarters, 701 North Lilac Drive, Golden Valley, Minnesota.

STOCK MARKET INFORMATION

Tennant common stock is traded in the National Market System of NASDAQ over-the-counter market, under the ticker symbol TANT.

As of December 31, 1994, there were approximately 3,300 shareholders of record.

QUARTERLY PRICE RANGE (UNAUDITED)

The accompanying chart shows the quarterly price range of the Company's shares over the past five years after adjustment for the two-for-one stock split:

Caption>

             First         Second          Third         Fourth
        ----------------------------------------------------------
1990      16.75-18.25    17.75-20.88    16.63-22.13    13.88-18.00
1991      16.50-20.00    17.50-21.25    16.75-18.50    16.25-18.38
1992      17.25-22.00    20.00-24.38    21.25-23.75    20.50-23.25
1993      20.13-24.25    19.75-22.00    20.75-22.75    20.88-24.25
1994      20.63-24.25    20.47-22.00    21.00-23.38    21.50-24.13

DIVIDEND INFORMATION

Cash dividends on Tennant's common stock have been paid for 51 consecutive years, and the Company has increased dividends in each of the last 23 years. Dividends generally are declared each quarter. Following are the record dates anticipated for the next 12 months:

     May 31, 1995
     August 31, 1995
     December 18, 1995
     March 4, 1996

TRANSFER AGENT AND REGISTRAR

Shareholders with a change of address or questions about their account may contact:

     Norwest Bank Minnesota, N. A.
     161 North Concord Exchange
     P.O. Box 738
     St. Paul, MN 55075-0738
     612-450-4064  -  1-800-468-9716

10-K OFFER AND OTHER INVESTOR INFORMATION

A copy of Tennant's 1994 10-K annual report filed with the Securities and Exchange Commission (which contains no material information not found in this report), and other financial information may be obtained by writing Richard A. Snyder, Treasurer, Tennant Company, P.O. Box 1452, Minneapolis, MN 55440, or calling (612) 540-1209.


DIRECTORS

ROGER L. HALE, PRESIDENT, CHIEF EXECUTIVE OFFICER

DAVID C. COX, PRESIDENT, CHIEF EXECUTIVE OFFICER
COWLES MEDIA COMPANY, MINNEAPOLIS, MINNESOTA

ANDREW P. CZAJKOWSKI, PRESIDENT, CHIEF EXECUTIVE OFFICER
BLUE CROSS & BLUE SHIELD OF MINNESOTA, ST. PAUL, MINNESOTA

VERNON H. HEATH, RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER
ROSEMOUNT, INC., EDEN PRAIRIE, MINNESOTA
CHAIRMAN AND OWNER
ROSEMOUNT OFFICE SYSTEMS, INC., LAKEVILLE, MINNESOTA

WILLIAM A. HODDER, CHAIRMAN, CHIEF EXECUTIVE OFFICER
DONALDSON COMPANY, INC., MINNEAPOLIS, MINNESOTA

DELBERT W. JOHNSON, CHAIRMAN, CHIEF EXECUTIVE OFFICER
PIONEER METAL FINISHING, MINNEAPOLIS, MINNESOTA

WILLIAM I. MILLER, CHAIRMAN
IRWIN FINANCIAL CORPORATION, COLUMBUS, INDIANA

ARTHUR R. SCHULZE, JR., RETIRED VICE CHAIRMAN OF THE BOARD
GENERAL MILLS, INC., MINNEAPOLIS, MINNESOTA

JANICE D. STONEY, RETIRED EXECUTIVE VICE PRESIDENT
TOTAL QUALITY MANAGEMENT OF U.S. WEST COMMUNICATIONS, INC., DENVER, COLORADO

OFFICERS

ROGER L. HALE, PRESIDENT, CHIEF EXECUTIVE OFFICER

JANET M. DOLAN, SENIOR VICE PRESIDENT AND GENERAL COUNSEL

DOUGLAS R. HOELSCHER, SENIOR VICE PRESIDENT

RICHARD M. ADAMS, VICE PRESIDENT

PAUL E. BRUNELLE, VICE PRESIDENT

KEITH D. PAYDEN, VICE PRESIDENT

RICHARD A. SNYDER, VICE PRESIDENT, TREASURER, AND
                   CHIEF FINANCIAL OFFICER

WILLIAM R. STRANG, VICE PRESIDENT

BRUCE J. BORGERDING, DEPUTY GENERAL COUNSEL AND CORPORATE
                     SECRETARY

MAHEDI A. JIWANI, CORPORATE CONTROLLER

MAJOR UNITS

CASTEX INCORPORATED, HOLLAND, MICHIGAN
Thomas J. Vander Bie, PRESIDENT
Local business phone -- (616) 786-2330

TENNANT HOLDING B.V., UDEN, THE NETHERLANDS
Jan 't Hart, MANAGING DIRECTOR
Local business phone -- 4132-63955