Form 10-K405, Exhibit 13
period 1995-12-31
TENNANT CO
filed 1996-03-26
CIK 97134

TO OUR SHAREHOLDERS

   We finished 1995 with our ninth consecutive quarter of record sales and earnings. Full year return on beginning shareholders' equity of 20.4% reached our profit goal, and 16% sales growth allowed us to surpass our long-term growth goal. While we are showing good progress towards achievement of our strategic mission--to be the preeminent company in nonresidential floor maintenance equipment, floor coatings, and related product offerings--we recognize that there is still some distance to go.

   Our success to date results in part from the emphasis our three businesses have placed on developing partnerships with their customers. This approach is highlighted by the quotes from customers included in our report. However, in order to reach the objective of industry preeminence, we must intensify this effort and approach it as a total company. That is what this report is about.

[PHOTO]

Roger Hale, President and CEO, Tennant; Duane Collins, President and CEO, Parker Hannifin Corporation; and Don Zito, President, Fluid Connectors Group, Parker Hannifin Corporation

PROFITABILITY IMPROVEMENT ON RECORD EARNINGS AND SALES

   Net earnings for 1995 of $19.7 million, or $1.98 per share, were up 25% from the prior year's $15.7 million, or $1.60 per share. The increase in earnings was due to strong sales gains and an improvement in operating margin.

   Net sales of $325 million increased 16%. About one-third of the gain was due to the operations acquired in 1994 being included for a full year and the weaker U.S. dollar in 1995. We estimate that foreign currency rate changes increased sales by $6.1 million, and net earnings by $0.8 million, or 8 cents per share.

   Profit from operations of $30.2 million increased 25% from 1994, resulting in an operating margin of 9.3% of sales. This compares to a margin of 8.6% for the prior year. The primary reasons for the improvements were strong sales gains, the weaker U.S. dollar, and elimination of expenses related to discontinued operations.

SOLID FINANCIAL CONDITION

     Tennant's financial position remained strong throughout 1995. Debt at year-end increased to 26% of total capitalization from 23% the prior year due to an unusual increase in working capital and a planned increase in capital spending. The increase in working capital was primarily due to a high level of sales in the latter part of the fourth quarter and previously reported operating problems in Europe. Our European subsidiary encountered difficulties in the second half of the year related to the installation of a major new software system which, among other things, temporarily affected receivable and inventory levels.

   Capital spending in 1995 increased primarily because of our commitment to a broader use of information technology. (See pages 8 and 16 for further comments on this subject.) While capital spending in 1996 will be somewhat higher than in 1995, we expect to improve our working capital position. This should allow for a reduction in debt as a percent of total capitalization by the end of 1996.

STOCK SPLIT AND DIVIDEND INCREASE

     In April 1995, we implemented a two-for-one stock split. This doubling of shares outstanding was done to improve our stock's liquidity and to make the price more attractive to individual investors.

   Our 1995 cash dividend totaled 68 cents per share, an increase of 5% from the prior year. This was our 24th consecutive annual increase, a record very few public companies can match.

COMPANYWIDE PROGRESS ON GROWTH STRATEGIES

   Our record performance was the result of making good progress on our growth strategies during the year.

   Sales of INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT, which represented 73% of consolidated revenues, were up 12% for 1995. About one-third of this increase came from acquisitions and currency translation effects.The introduction of our new line of technologically advanced walk-behind scrubbers went very well. This line, a recently introduced outdoor sweeper, and a combination sweeper/scrubber made strong contributions to the overall sales gain. Aftermarket sales in North America also were up nicely. We have been steadily expanding our service force, and our installed base of equipment requiring aftermarket items has been growing.

   Internationally, products sold through distributors were up strongly in several Latin American and Pacific Rim countries. Our weakest sales results occurred in Germany and Japan, where we believe slow economic growth was a contributing factor in our performance.

   Our COMMERCIAL FLOOR MAINTENANCE EQUIPMENT sales, which represented 20% of consolidated revenues, increased 28% on a worldwide basis. While about one-half of the increase was due to acquisitions and currency translation effects, significant market share gains were achieved in key areas. We introduced a number of products during the year, and the propane burnisher models that entered the line due to an acquisition in late 1994 were well received. The operational problems Castex encountered early in the year, due mainly to rapid growth, getting settled into a new facility, and parts shortages, were substantially corrected by mid-year. Castex's profitability has improved steadily since, and we expect to see further improvement in 1996.

   Our FLOOR COATINGS sales, which represented 7% of consolidated revenues, were up 16% for the year. This is the second year of solid growth since we restructured this business several years ago, and profitability has been fully restored. The primary reasons for our recent successes are the development and expansion of a network of independent contractors and new products, including resurfacers and a unique line of environmentally safe coatings (Eco-Coatings-TM-) and preparation process (Eco-Prep-TM-).

OUTLOOK FOR 1996

   Our financial results in 1996 will be influenced by a number of activities. These include:

- The increased emphasis on product development over the past several years has produced a steady flow of new and updated products. That trend will continue in 1996.

- Our subsidiaries, Tennant Holding B.V. in Europe and Castex Incorporated in North America, have substantially corrected the operating challenges encountered last year. Both are expected to produce a steady improvement in profitability.

   We have started the year on a somewhat cautious note due to reports of weakening economic conditions. However, based on the current consensus economic forecast of soft conditions early in the year and a resumption of growth by mid-year, we believe Tennant can show steady sales and earnings gains in 1996.


          /S/Roger L. Hale
             -------------
          Roger L. Hale
          President, Chief Executive Officer
          March 22, 1996

TENNANT AT A GLANCE

   Tennant's vision is to work for a cleaner and safer world. Our strategic mission is to be the preeminent company in nonresidential floor maintenance equipment, floor coatings, and related product offerings.

   As shown below, Tennant offers a broad product line in the nonresidential floor maintenance industry. The competitive strengths and growth strategies in place for each of our three product lines are focused on reaching our goal: being the preeminent company in our industry.

--------------------------------------------------------------------------------

PRODUCT LINES

INDUSTRIAL
FLOOR MAINTENANCE
EQUIPMENT

[PHOTO OF INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT]

PRODUCTS

Products to clean surfaces with vehicle and heavy foot traffic such as:

- factories, warehouses, stadiums, airport hangars, parking garages, and outside areas.

-  sweepers and scrubbers:
   -  walk-behinds
   -  indoor riders
   -  outdoor vehicles

--------------------------------------------------------------------------------

PRODUCTS LINES

COMMERCIAL
FLOOR MAINTENANCE
EQUIPMENT

[PHOTO OF COMMERCIAL FLOOR MAINTENANCE EQUIPMENT]

PRODUCTS

Products to clean surfaces with foot traffic such as:

- office buildings, super-markets, retail outlets, airport terminals, and hospitals.

- walk-behind scrubbers and sweepers, carpet extractors, burnishers, buffers, polishers, and other specialized equipment.

--------------------------------------------------------------------------------

PRODUCT LINES

FLOOR COATINGS

[PHOTO OF FACTORY FLOOR]

PRODUCTS

Products that treat, repair, and upgrade concrete and wood floors. Specialty products are available for areas with chemical exposure or odor-sensitivity.

Used in factories and warehouses, and available for other applications. Applied by customer or authorized contractor.

--------------------------------------------------------------------------------

                                   [PIE CHART]

Pie chart showing breakdown of 1995 sales into Europe (17%) World Export (10%), and North America Sales (73%). North America Sales are broken out further into Commercial (18%), Industrial (49%), and Flooring Coatings (6%). Europe Sales are broken out into Commercial (2%), and Industrial (15%). World Export Sales are broken out into Commercial (1%) and Industrial (9%).

MARKETS

World market for equipment and aftermarket estimated at about $700 million.

Market share greater than 50% in segments such as manufacturing, warehousing, distribution, and government.

SALES/SERVICE

Direct sales/service in the United States, Australia, Canada, France, Germany, The Netherlands, Spain, and the United Kingdom.

Well-established, full-service distributor network in 45 other countries including Japan.

COMPETITIVE STRENGTHS

Market leadership worldwide.

Broadest line of quality products resulting from industry-leading commitment to engineering.

Strong sales/service support on a worldwide basis.

Manufacturing facilities in the United States and Europe.

GROWTH STRATEGIES

Emphasize customer partnerships (see pages 6 and 7).

Maintain product leadership--steady flow of updated and new products.

Focus on nontraditional market niches.
--------------------------------------------------------------------------------

MARKETS

World market for equipment and aftermarket estimated at over $2 billion.

Sold under Castex, Nobles, Eagle, and Tennant brand names, depending on the product and geographic area.

Among the leaders in North America; rapidly growing positions internationally.

SALES/SERVICE

Broad geographic coverage in North America through a full-service distributor network.

Full-service distributor network is being established internationally.

COMPETITIVE STRENGTHS

Strong position in North American market.

Complete line of quality products with a reputation for innovation.

Reputation for high level of distributor support.

GROWTH STRATEGIES

Emphasize customer partnerships (see pages 6 and 7).

Maintain product leadership with a continued focus on innovation.

Expand internationally.

--------------------------------------------------------------------------------

MARKETS

North American market for industrial sealers, resurfacers, and coatings estimated at over $150 million, excluding application labor.

Market share estimated at about 15% of total market, but higher in coatings segment.

SALES/SERVICE

Sold by Tennant's direct sales force in North America as a complementary product to industrial floor maintenance equipment.

Also sold by independent contractors' network.

COMPETITIVE STRENGTHS

Broad line of sealers, resurfacers, and coatings including environmentally safe floor coating system (Eco-Coatings-TM- and Eco-Prep-TM-).

In-house chemistry lab that formulates products and oversees their production and application.

GROWTH STRATEGIES

Emphasize customer partnerships (see pages 6 and 7).

Maintain product leadership with emphasis on Eco-Coatings-TM- line.

Expand contractor network.

--------------------------------------------------------------------------------

PARTNERSHIPS FOR GROWTH

     Tennant's vision is to work for a cleaner and safer world. Our strategic mission is to be the preeminent company in nonresidential floor maintenance equipment, floor coatings and related product offerings. Each of our three businesses are successfully executing growth strategies to achieve this. However, we recently decided to look beyond individual growth strategies and began considering the kind of TOTAL company Tennant needs to be to reach preeminence.

     We concluded that the best approach would be to put greater emphasis on customer and channel partnerships and to do so from a total company perspective. This builds on an infrastructure already in place: extensive global sales/service network, "800" customer service line in key parts of the business, excellent relationships with our independent floor coatings contractors and equipment distributors, and complementary product lines that we are bringing together to best serve the customer.

   At the same time, we will continue to update and broaden our lines and offer the most innovative, highest quality products, with the strongest warranties in our industry. These form the foundation of a close relationship with customers.

CUSTOMER PARTNERSHIPS AT TENNANT

   By customer partnerships, we mean developing long-term relationships with the end-users for our products, as well as the independent floor coatings contractors and equipment distributors that are integral parts of our distribution channels. By understanding customers' needs and working with them to develop total cleaning solutions, we add value to our product offerings. This allows us to become a part of each customer's team, and lets customers focus more on their core business activities. This kind of partnership makes both parties stronger.

     What will customer partnerships look like at Tennant?

- Sales and service people will listen closely to customer comments on current products and the types of features and services they would like.

- Then we will do whatever it takes to offer our customers a TOTAL solution to their floor maintenance needs--from developing new products and services, to advice and training on floor maintenance practices, to training for distributors and contractors on how to sell, service, and/or apply our products.

- We will provide the systems and technologies to easily capture and use customer information. This includes enabling customer service representatives to immediately respond to customer inquiries. Through use of technology in this and other ways, Tennant will become a more efficient and effective organization.

CUSTOMER PARTNERSHIPS WILL DIFFERENTIATE TENNANT

     We believe Tennant is well positioned to accomplish this. Most of our competitors focus on one product line--they cannot offer the total cleaning solution of Tennant's industrial, commercial, and floor coatings product lines. In addition, Tennant provides its products and services through a variety of channels. This gives us the flexibility to best serve each market group and customer. None of our competitors are able to do this.

     In all areas of our business, we already have a great many long-term partnerships with customers based on excellent sales and service, and overall responsiveness. (Several of these relationships are outlined in this report.) Now, with our recently expanded floor coatings contractor relationships, our powerful equipment distributor network, and rapidly improving process and systems infrastructure, we will strengthen a solid franchise and reach the goal of industry preeminence. By doing this, we will offer greater opportunities for our employees and expect to achieve an above-average return on investment for shareholders over time. And just as important for a 126-year-old company, we will keep Tennant competitive in the next century.


                                          Tom Cripe, Parker Hannifin Sales; and
                                                Rich Carlson, Tennant Purchasing
6

[BAR GRAPH]

          Industrial Sales in Millions

Year      North America      Overseas        Total
   1990              120             58             178
   1991              112             58             170
   1992              120             63             183
   1993              130             60             190
   1994              147             64             211
   1995              158             79             237

INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT

UP-TO-DATE, BROAD PRODUCT LINE

   Tennant works with a wide range of customers: from the city of Mecca in Saudi Arabia, to railroad stations in Frankfurt, to San Diego's convention center, to factories and warehouses just about everywhere.

   Our industrial floor maintenance equipment is designed to clean surfaces with vehicle or heavy foot traffic. We offer the broadest line of products available with prices that range from $2,000 for walk-behind units, to $85,000 for an outdoor sweeper:

-    Sweepers that remove wet or dry debris with excellent dust control.

- Scrubbers that apply a cleaning solution, scrub the surface clean, and then remove virtually all of the solution, all in one operation.

- Combination sweeper/scrubber that can sweep most types of debris while simultaneously doing an effective scrubbing job.

     One reason Tennant can offer all these products is that we typically invest 4-5% of annual sales in product engineering--about twice that of most manufacturers. The quality and reliability of our products allow Tennant to offer the longest and most comprehensive warranties in the industry. (Our North American and European operations both have ISO 9001 quality certification.)

     Tennant also has a very extensive after-sales support and service business that supplies replacement parts, labor, detergent and brushes to customers.This aftermarket business provides about one-third of industrial equipment revenues.

LEADERSHIP IN A LARGE MARKET

     We estimate that annual sales for the global industrial equipment market are about $700 million and that unit volumes are growing at a 3-4% rate. Two trends are driving growth in the industrial market: more companies understanding that quality and productivity improvement begin with a clean floor, and more countries becoming prosperous--and interested in providing a cleaner, safer environment.

     Tennant is the world market leader. We hold better than a 50% share of industrial market segments in North America such as manufacturing, warehousing/distribution, and transportation, as well as the government segment. Tennant's international market share is less overall, but is highest for larger products and in certain markets such as Australia.

EXTENSIVE SALES/SERVICE NETWORK GIVES COMPETITIVE EDGE

     One of Tennant's greatest competitive advantages is an eight-country direct sales and service network--in the U.S., Australia, Canada, France, Germany, The Netherlands, Spain and the United Kingdom--that generates 85% of worldwide sales. In addition, we have a well-established full-service distributor network in 45 other countries including Japan. Competitors are unable to match Tennant's ability for global sales and service.

GROWTH STRATEGIES

     Strategies for reaching our goal of industry preeminence, in addition to emphasizing long-term customer partnerships on a companywide basis (described on pages 6 and 7), include:

- PRODUCT LEADERSHIP. We will continue to introduce a steady stream of updated and new, differentiated products that offer greater value.

- NONTRADITIONAL MARKETS. While our products are well established in many markets, niches such as the contract cleaner segment offer opportunity for Tennant.

- EFFICIENCY AND EFFECTIVENESS. In 1995, we increased our commitment to the use of information technology, including systems that enhance our ability to serve customers and improve the effectiveness of our sales operations. This commitment will be expanded to other functions and activities in 1996 and beyond.

                                      Bengt Carlsson and Soren Persson, TENNAB;
                                Franco Selar, Volvo; and Dennis Kortsha, Tennant

[BAR GRAPH]

          Commercial Sales in Millions

Year      North America      Overseas        Total
   1990              9.5                            9.5
   1991             12.0                           12.0
   1992             13.0            1.0            14.0
   1993             13.0            3.5            16.5
   1994             47.0            5.0            52.0
   1995             57.5            9.0            66.5

COMMERCIAL FLOOR MAINTENANCE EQUIPMENT

BROAD PRODUCT LINE FOR CARPETED AND HARD FLOOR SURFACES

     Hospitals, offices, schools and shopping malls, among others, use our products to clean floors. We offer one of the most complete lines of commercial floor maintenance equipment available from one source, with prices that range from $300 for small, upright vacuum cleaners, to over $7,000 for walk-behind scrubbers:

- WALK-BEHIND SCRUBBERS that remove grease and grime from hard floors-- including grouted tile. These machines remove virtually all of the cleaning solution used on the floors and are easy to maneuver in tight spaces.

- CARPET EXTRACTORS that clean carpets by applying a cleaning solution, scrubbing it, and then removing the solution.

- BURNISHERS AND FLOOR MACHINES that give scrubbed floors a shiny, high-gloss appearance.

- SWEEPERS AND VACUUMS that sweep, vacuum and remove debris or water from virtually any surface.

     Substantially all of these products are manufactured by Castex, a Tennant subsidiary since February 1994, in a new facility located in Holland, Michigan. Products are sold in North America, primarily by independent distributors, under the Castex brand name for carpet care and under the Nobles and Eagle names for hard floor care. Products are also sold internationally, but under the Nobles and Tennant brand names, depending on the geographic area.

FAST-GROWING OPERATION IN LARGE MARKET

     We estimate that worldwide revenues for the global commercial floor maintenance equipment market are $2 billion, with unit volumes growing at a 4-5% rate. North America generates about 40% of these revenues, and both the North American and international segments are growing at about the same rate. Market expansion is being driven by several trends: growth in the service sector of the economy, consumer preference for clean environments, potential liability issues related to wet or dirty public places, and the need for increased productivity in the workplace.

     Castex is one of the leading commercial equipment suppliers in the U.S. Products also are sold internationally, where rapid annual growth is being achieved from a smaller base. As a result, commercial equipment is Tennant's fastest growing product line.

GROWTH STRATEGIES

     Strategies for reaching our goal of global industry preeminence, in addition to emphasizing long-term customer partnerships on a company-wide basis (described on pages 6 and 7), include:

- PRODUCT LEADERSHIP. In late 1994, we acquired the Eagle Floor Care company in order to expand our burnisher product line. In 1995, we introduced a number of products including extractors and a scrubber, and additional products are planned for 1996.

- INTERNATIONAL GROWTH. We believe international markets, which represent over 50% of the commercial floor maintenance equipment industry, offer an excellent growth opportunity. Our objective is to rapidly expand distribution, and we are already doing so in several key markets. However, our base is small, and therefore, acquisitions or alliances will be considered as an alternative to internal growth in selected markets.

                                    Bryan Speet and Neeraj Gupta, ServiceMaster;
                                                         and Mark Wierda, Castex
10

[BAR GRAPH]

          Floor Coating Sales in Millions

Year      North America      Overseas        Total
   1990             14.3                           14.3
   1991             13.0                           13.0
   1992             14.6                           14.6
   1993             14.8                           14.8
   1994             18.2                           18.2
   1995             20.7            0.6            21.3

FLOOR COATINGS

BROAD LINE FEATURING ENVIRONMENTALLY SAFE PRODUCTS

     Floor coatings are widely used in industry because of the many benefits of a coated floor. Floor coatings protect concrete from chemicals and wear, and make maintenance easier. Coated floors help to produce a clean, high-quality working environment that improves employee morale and enhances company image. Tennant offers a complete line, assuring the best solution for concrete and wood floor areas:
-    DURABLE COATINGS for main traffic aisles and loading docks.

-    CHEMICAL-RESISTANT coatings for areas with chemical exposure.

-    EPOXY RESURFACERS for damaged floors needing restoration.

-    ENVIRONMENTALLY SAFE COATINGS for odor-sensitive applications.

     Tennant formulates its products and oversees their production and application.

UNIQUE ECO-COATINGS-TM- PRODUCTS

     Our unique Eco-Coatings-TM- product line combines high durability with low to no solvent content. When combined with our exclusive Eco-Prep-TM- process, which is solvent-free, Eco-Coatings-TM- provide the ideal solution for odor-sensitive applications.

NORTH AMERICAN MARKET LEADER

     Tennant is the industry leader in sales for the North American floor coatings market. Coatings are sold by the same direct sales force that sells our industrial equipment. This is successful due to the complementary nature of the two product lines. In addition to direct sales, Tennant floor coatings are also sold and applied by a national network of independent contractors. We estimate Tennant has about a 15% share in a market of at least $150 million in annual sales.

GROWTH STRATEGIES

     Strategies for reaching our goal of industry preeminence, in addition to emphasizing long-term customer partnerships on a companywide basis (described on pages 6 and 7), include:

- PRODUCT LEADERSHIP. We will maintain our commitment to product leadership with emphasis on environmentally safe products such as the Eco-Prep-TM-process. During 1995, a number of products were introduced including decorative quartz flooring, a static dissipative system, a power trowel resurfacer, and Eco-Hard-N-Seal-TM---an addition to the Eco-Coatings-TM-line.

- LEADING THE INDUSTRY IN SERVICE. Tennant provides the best service and support in the floor coatings industry. This service is varied and is offered in many ways. Floor coatings applicators are supported through on-site assistance and a toll-free number with extended coverage hours. Contractor support includes application training, business planning, and overall support. Service and support is also extended to the contractor network through our marketing efforts, business development, and involvement of the contractor in product development. The combination of this support infrastructure and national coverage by direct sales is the key to our leadership position.

- BENEFITING FROM SYNERGIES WITH TENNANT'S OTHER BUSINESSES: No other floor coatings supplier has the ability to provide such a wide range of floor maintenance products to every customer it serves. This represents an important competitive advantage that we are working to fully develop.


                                 Tennant's unique Eco-Prep-TM- Machine and Floor Coatings Products help ensure superior results.
                                                  Jim Ernst, Advantage Coatings;
                                                       and Steve Nelson, Tennant

MANAGEMENT'S FINANCIAL DISCUSSION AND ANALYSIS

SELECTED INDICATORS OF GROWTH AND PROFITABILITY

                                                 CURRENT ECONOMIC CYCLE(a)   PREVIOUS ECONOMIC CYCLE(a)

                                                  CURRENT         CYCLE        LAST HALF        FULL
                                                   YEAR          TO DATE       OF CYCLE         CYCLE
                                                   1995         1991-1995      1987-1990      1982-1990
----------------------------------------------------------------------------------------------------------

Return on Beginning Shareholders' Equity(c)        20.4           17.0           16.6           14.9
Compound Annual Growth (%):
     Sales -- Nominal                               +16             +9             +9             +8
           -- Real(b)                                +8             +6             +4             +3
Net Earnings(c)                                     +25             +9            +10             +3
     Cash Dividends Per Share                        +5             +3             +6             +6
     Net Operating Assets                           +23            +13             +4             +5
Growth Period (From-To)                          1994-1995      1990-1995      1986-1990      1981-1990


     (a) The Company's long-term growth and profitability goals are presented at the end of this section. Growth is measured over a full economic cycle. For purposes of this table, 1991 is considered to have marked the beginning of the current cycle (growth measured from 1990). The previous cycle covered the years 1982 through 1990 (growth measured from 1981).

     (b) Real sales are determined by adjusting annual reported (nominal) sales for the estimated effects of changes in product pricing, foreign currency exchange rate moves, and applicable accounting changes.

     (c) Based on reported earnings before extraordinary gain and cumulative effect of accounting change except for 1993, 1992, 1990 and 1989 which have been adjusted to eliminate unusual items, net of income taxes, as described in the Historical Progress Review, footnotes (a) through
          (d).

FINANCIAL RESULTS OF OPERATIONS

     EARNINGS: For 1995, net earnings were $19.7 million, or $1.98 per share, up 25% from the prior year. Return on sales was 6.0%, and return on beginning shareholders' equity was 20.4%. Key causes for the improvement in earnings and profitability were strong sales gains and improvement in operating margin (both causes are explained below).

     For 1994, net earnings were $15.7 million, or $1.60 per share (adjusted for April 1995 stock split; see "Notes to Consolidated Financial Statements," note
14), up 72% from 1993. Return on sales was 5.6%, and return on beginning shareholders' equity was 18.7%. Key causes for the improvement in earnings and profitability were strong sales gains and the successful integration of the February 1994 Castex acquisition (see "Notes to Consolidated Financial Statements," note 16), and the effect of restructuring charges on 1993 earnings.

     For 1996, the Company is somewhat cautious in its short-term outlook because of reports of weakening economic conditions in North America and Europe. However, the consensus economic forecast indicates soft conditions at worst early in the year, followed by a resumption of growth. Based on this outlook, the Company believes it can show steady sales and earnings gains in 1996 due to the significant number of new and updated products introduced in the past several years, and the improved profitability of its two major subsidiaries.


     SALES: For 1995, net sales of $325 million increased 16% from the prior year. About one-third of the increase was due to the operations acquired in 1994 being included for a full year and the weaker U.S. dollar in 1995. In total, foreign currency rate changes increased full year sales by $6 million, and backlogs declined by $2 million.

     North American sales of $236 million in 1995 were up 13% on generally favorable economic conditions early in the year, except for Mexico, and weaker conditions late in the year, especially in the industrial sector by year-end. Commercial equipment sales increased 25%; about one-half of the increase was due to the prior year's acquisitions. Floor coatings sales increased 14% due to new product sales and continued development of the independent contractor network. Industrial equipment sales increased 7% due to strong sales of recently introduced machines, and aftermarket products.

     Overseas sales of $89 million in 1995, representing 27% of consolidated revenues, increased 24%. About one-half of the increase was due to the prior year's acquisitions and the foreign currency rate changes in 1995. The strongest gains came from commercial equipment sales in Europe and Japan. Industrial equipment sales were up overall on strong sales gains in Latin America, the Pacific Rim, and several European countries, including France and Spain. However, economic weakness in Germany and Japan contributed to a sales decline in these markets.

     For 1994, net sales of $282 million increased 27% from 1993. Sales were affected by the February 1994 Castex acquisition (see "Notes to Consolidated Financial Statements," note 16). Foreign currency rate changes increased reported sales by $0.8 million, and backlogs increased by $3 million.

     North American sales of $210 million in 1994 were up 33% on a strong economy that benefited all product lines. Commercial floor maintenance equipment sales more than tripled from the prior year due to the acquisition and marketplace acceptance of the new Castex. Industrial floor maintenance equipment sales increased 12% on the strength of several new products. Floor coatings sales were up 23% due to expansion of the authorized contractor network and several innovative products.

     Overseas sales of $72 million in 1994, representing 25% of consolidated revenues, increased 13%. Excluding the effect of a 1993 change in fiscal year-end for the European operations and a weaker U.S. dollar, local currency sales increased 19%. Economic conditions in Europe began to recover, and strong results were obtained in other areas with new products being a factor.

     PROFIT FROM OPERATIONS: For 1995, profit from operations of $30.2 million, or 9.3% of sales, was up 25% from the prior year. Factory capacity use is estimated to have been in the low 70% range for the year.

     The improvement in operating margin was due to better gross margin, which rose to 42.9% of sales from 42.4% the prior year. The improvement in gross margin was primarily due to the strong sales gains and the effect of generally favorable foreign currency rate changes, especially the weakness of the U.S. dollar relative to the guilder, mark and yen.

     Selling and administrative expenses, as a percent of sales, improved to 33.7% from 33.8% the prior year. This expense rate improvement was primarily due to the elimination of expenses related to operations discontinued in 1994. This and other expense efficiencies were partially offset by increased expenses related to information technology projects, and unusual expenses primarily related to operational challenges encountered in European operations that are described elsewhere in this report.

     For 1994, profit from operations of $24.1 million, or 8.6% of sales, was up 56% from 1993's operating profit before restructuring charges. Key causes of the improvement were the strong sales gains and the successful integration of the Castex acquisition. Factory capacity use is estimated to have been about 70% for the year.

     OTHER INCOME AND EXPENSE: For 1995, other net expense of $747,000 increased from the prior year's $43,000 due to an increase in interest expense on higher debt and interest rates, and an increase in the Company's contribution to the Tennant Foundation. The Company's primary source of interest income is from financing-type leases to industrial customers. Of the $4.1 million in interest income reported in 1995, $2.2 million is from financing-type leases to customers, and $1.6 million is from the Company's Employee Stock Ownership Plan
(ESOP). (The ESOP interest income was partially offset by $0.8 million of ESOP expense that is included in "miscellaneous expense.")

     INCOME TAXES: For 1995, the effective tax rate of 33.2% declined from the prior year's rate of 34.7% primarily due to tax losses in several high tax countries in Europe and a relative increase in tax credits.

     For 1996, the Company expects an effective tax rate of about 35%. However, if the U.S. tax law providing tax credits related to research and development activities that expired during 1995 is reinstated, 1996's effective rate could be 2 to 3 percentage points lower, assuming the reinstatement is retroactively applied.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's financial condition remained strong throughout 1995. While debt at year-end increased to $40 million from $29 million, at 26% of capitalization, it was within stated objectives. The increase in debt was due to increases in working capital and capital spending, both of which are commented on below.

     For 1996, debt, as a percent of total capitalization, is expected to decline by year-end based on an improved working capital position.

     FINANCIAL POSITION: Cash and cash equivalents finished 1995 at $4.2 million, up slightly from the prior year. Cash is being managed at a relatively low level by using any accumulation to pay-down short-term debt.

     Year-end 1995 adjusted working capital (i.e., current assets less current liabilities, excluding cash and current debt) increased $20 million, or 36% over prior year-end because of increases in receivables and inventories. Somewhat more than one-half of the increase resulted from the higher level of sales, a higher-than-normal proportion of fourth quarter sales occurring late in the quarter, and the effects of foreign currency rate changes. The remaining portion of the increase was primarily caused by operating problems in Europe related to the installation of a major software system. These difficulties were substantially eliminated by year-end, and a steady reduction in inventory and receivables is expected in 1996.

     Property, plant, and equipment, net of accumulated depreciation, increased by $7 million. Capital spending, net of disposals, was $19 million. Capital spending, in order of magnitude, included information technology hardware and software, factory equipment, vehicles, and product tooling. (Vehicles tend to represent a large category of investment for the Company due to the Company's direct sales and service approach in key markets.)


     For 1996, the Company expects capital spending, net of disposals, of $21 million, and depreciation expense of $15.5 million. The level of capital spending reflects the Company's commitment to the increasing use of information technology to enhance its competitive position by better serving customers and improving operating efficiency (see pages 6 and 7).

     DIVIDENDS AND COMMON STOCK: Cash dividends of $0.68 per share increased 5%, resulting in the 24th consecutive year of increase.

     Common stock outstanding, adjusted for the April 1995 stock split, averaged 9,915,900 shares in 1995, up slightly from the prior year. Beginning in 1996, the Company may repurchase and retire its common stock, in an amount not expected to exceed 200,000 shares annually, in order to maintain shares outstanding at about 9.9 million.

     On February 16, 1995, the Company announced a 2-for-1 stock split effective April 26, 1995, for shareholders of record April 12, 1995 (see "Notes to Consolidated Financial Statements," note 14).

     IMPACT OF INFLATION: Inflation has not been a significant factor for the Company for several years. For 1995, it is estimated that effective product pricing was somewhat below inflation on costs and expenses. This did not have a material affect on results of operations. For 1996, the Company expects that product pricing will be about equal to inflation.

     The relatively high inflation of the 1970s and early 1980s continues to be reflected in the Company's historical cost financial statements in the following ways:
- Inventories do not reflect current replacement cost as they are principally stated on a last-in, first-out basis. (See "Notes to Consolidated Financial Statements," note 1, for amounts involved.)
- Property, plant, and equipment is stated at historical cost which is below current replacement value for older assets.

     These shortcomings of historical cost financial statements are managed by establishing return-on-investment objectives based on current values for assets. In addition, price indexes are used to calculate real, inflation-adjusted sales which allow for more meaningful measurements of growth over extended periods of time.

     IMPACT OF CHANGING VALUE OF THE U.S. DOLLAR: The Company operates internationally with 34% of sales occurring outside of the United States.
For 1995, the ten largest international markets for the Company, based on end-user sales value, were Australia, Belgium, Canada, France, Germany, Japan, Malaysia, The Netherlands, Spain, and the United Kingdom. The Company's products are sold directly or through independent distributors in over 50 countries.

     For a number of years, the world's key currencies have experienced significant changes in relative value, sometimes over short periods of time, as they did in 1994 and 1995. For the Company, a weaker dollar relative to all currencies, and a weaker guilder relative to other European currencies, is generally advantageous because it lowers the foreign currency cost of exported products, and increases the value of sales and earnings denominated in other currencies.

     It is not possible to determine the true impact of changes in relative value of currencies; however, the direct effect on sales and earnings can be estimated. For 1995, the U.S. dollar weakened considerably against the guilder, mark and yen early in the year, but then strengthened considerably against the yen by year-end. In Europe, the guilder strengthened considerably early in the year against several currencies including the peseta and pound. For 1995, the estimated net effect of foreign currency rate changes was an increase in net sales of $6.1 million and net earnings of $0.8 million, or 8 cents per share. For 1994, the net effect of foreign currency rate changes was not significant.

FINANCIAL GOALS AND POLICIES

     The Company's financial mission is to provide an above-average total return to shareholders. Goals and policies that support this mission are:

- Growth - 5% real (inflation-adjusted). To be achieved over a full economic cycle; measured from cycle peak to peak.

- Profitability - 20% return on beginning shareholders' equity. To be achieved in the growth years of an economic cycle.

- Financial Policies - Consistent annual dividend increases and maintenance of a sound capital structure with financing debt generally not in excess of 30% of capitalization.

     Summaries of the Company's financial performance relative to the stated goals are presented in the various graphs and tables included in this report.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS                                                  Years ended December 31
OF EARNINGS                                              1995                     1994                     1993
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                   Percent                  Percent                  Percent
                                                                -------                  -------                  -------
Net sales. . . . . . . . . . . . . . . . . .        $325,368     100.0       $281,685     100.0       $221,002     100.0

Less:
  Cost of sales. . . . . . . . . . . . . . .         185,668      57.1        162,360      57.6        126,071      57.0
  Selling and administrative expenses. . . .         109,518      33.7         95,201      33.8         79,508      36.0
  Restructuring charges. . . . . . . . . . .              --        --             --        --          4,090       1.9
                                                    --------     -----       --------     -----       --------     -----
Profit from operations . . . . . . . . . . .          30,182       9.3         24,124       8.6         11,333       5.1

Other income and (expense):
  Net foreign currency transaction (loss). .            (128)       --           (371)      (.1)          (415)      (.2)
  Interest income. . . . . . . . . . . . . .           4,132       1.3          3,807       1.3          3,583       1.6
  Interest (expense) . . . . . . . . . . . .          (2,640)      (.8)        (1,677)      (.6)          (509)      (.2)
  Miscellaneous income (expense), net. . . .          (2,111)      (.6)        (1,802)      (.6)        (1,064)      (.5)
                                                    --------     -----       --------     -----       --------     -----
    Total other income (expense) . . . . . .            (747)      (.2)           (43)       --          1,595        .7
                                                    --------     -----       --------     -----       --------     -----

Profit before income taxes . . . . . . . . .          29,435       9.0         24,081       8.6         12,928       5.8

Income tax expense . . . . . . . . . . . . .           9,773       3.0          8,346       3.0          3,802       1.7
                                                    --------     -----       --------     -----       --------     -----

Net earnings . . . . . . . . . . . . . . . .        $ 19,662       6.0       $ 15,735       5.6       $  9,126       4.1
                                                    --------     -----       --------     -----       --------     -----
                                                    --------     -----       --------     -----       --------     -----

Net earnings per share . . . . . . . . . . .        $   1.98                 $   1.60                 $    .93
                                                    --------                 --------                 --------
                                                    --------                 --------                 --------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES

                                                                          December 31
CONSOLIDATED BALANCE SHEETS                                           1995           1994
------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   ASSETS
Current assets:
  Cash and cash equivalents. . . . . . . . . . . . . . . . .       $  4,247       $  1,851
  Receivables:
    Trade, less allowance for doubtful accounts
      ($2,285 in 1995 and $2,294 in 1994). . . . . . . . . .         63,066         51,350
    Installment accounts receivable, net of deferred
      income from sales finance charges and less
      allowance for doubtful accounts ($326 in 1995 and
      $315 in 1994). . . . . . . . . . . . . . . . . . . . .          7,147          6,036
    Sundry . . . . . . . . . . . . . . . . . . . . . . . . .          2,298          1,824
                                                                   --------       --------
      Net receivables. . . . . . . . . . . . . . . . . . . .         72,511         59,210
  Inventories. . . . . . . . . . . . . . . . . . . . . . . .         40,702         30,985
  Prepaid expenses . . . . . . . . . . . . . . . . . . . . .            944            696
  Deferred income taxes, current portion . . . . . . . . . .          5,104          5,712
                                                                   --------       --------
      Total current assets . . . . . . . . . . . . . . . . .        123,508         98,454
Property, plant, and equipment, net of
  accumulated depreciation . . . . . . . . . . . . . . . . .         63,724         56,552
Installment accounts receivable due after one year,
  net of deferred income from sales finance charges. . . . .          7,510          6,353
Deferred income taxes, long-term portion . . . . . . . . . .          1,545          1,300
Intangible assets. . . . . . . . . . . . . . . . . . . . . .         18,859         19,287
Other assets . . . . . . . . . . . . . . . . . . . . . . . .            604            888
                                                                   --------       --------
      Total assets . . . . . . . . . . . . . . . . . . . . .       $215,750       $182,834
                                                                   --------       --------
                                                                   --------       --------


                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current debt . . . . . . . . . . . . . . . . . . . . . . .       $ 17,349       $ 23,008
  Accounts payable and accrued expenses. . . . . . . . . . .         43,754         39,017
  Income taxes payable . . . . . . . . . . . . . . . . . . .            620          2,942
                                                                   --------       --------
      Total current liabilities. . . . . . . . . . . . . . .         61,723         64,967
Long-term debt . . . . . . . . . . . . . . . . . . . . . . .         23,149          6,300
Long-term employee-related benefits. . . . . . . . . . . . .         16,177         14,558
Other long-term liabilities. . . . . . . . . . . . . . . . .            570            760
                                                                   --------       --------
      Total liabilities. . . . . . . . . . . . . . . . . . .        101,619         86,585
Commitments (note 9) . . . . . . . . . . . . . . . . . . . .             --             --
Shareholders' equity:
  Preferred stock of $.02 par value per share. . . . . . . .             --             --
  Common stock of $.375 par value per share. . . . . . . . .          3,732          3,690
  Additional paid-in capital . . . . . . . . . . . . . . . .          3,166            396
  Common stock subscribed. . . . . . . . . . . . . . . . . .            694            525
  Unearned restricted shares . . . . . . . . . . . . . . . .           (276)          (424)
  Retained earnings. . . . . . . . . . . . . . . . . . . . .        116,396        103,281
  Cumulative translation adjustment. . . . . . . . . . . . .          3,532          2,743
  Receivable from ESOP . . . . . . . . . . . . . . . . . . .        (13,113)       (13,962)
                                                                   --------       --------
      Total shareholders' equity . . . . . . . . . . . . . .        114,131         96,249
                                                                   --------       --------
      Total liabilities and shareholders' equity . . . . . .       $215,750       $182,834

                                                                   --------       --------
                                                                   --------       --------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES

                                                                           Years ended December 31
CONSOLIDATED STATEMENTS OF CASH FLOWS                                 1995           1994           1993
---------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOW RELATED TO OPERATING ACTIVITIES:

  Net earnings . . . . . . . . . . . . . . . . . . . . . . .        $19,662        $15,735       $  9,126

  Adjustments to accrual earnings to arrive at operating
   cash flow:
    Depreciation and amortization. . . . . . . . . . . . . .         14,090         13,121         10,987
    Provision for bad debts. . . . . . . . . . . . . . . . .            803          1,088            701
    Provision for stock plans. . . . . . . . . . . . . . . .          1,068          1,730            854
    (Gain) loss on sale of property, net . . . . . . . . . .           (531)            83           (571)
    Provision for deferred taxes . . . . . . . . . . . . . .            588            325         (1,646)
    Increase in receivables. . . . . . . . . . . . . . . . .        (14,515)       (13,997)        (4,262)
    (Increase) decrease in inventories . . . . . . . . . . .         (9,024)        (2,241)         1,112
    Increase in accounts payable, accrued expenses
      and other long-term liabilities. . . . . . . . . . . .          5,610          7,530          2,610
    Increase in long-term employee-related benefits. . . . .          1,568          1,919          1,989
    Increase (decrease) in income taxes payable. . . . . . .         (2,359)         1,841            835
    Increase in other assets . . . . . . . . . . . . . . . .           (604)          (440)           (62)
    Other, net . . . . . . . . . . . . . . . . . . . . . . .            396             60            249
                                                                   --------        -------       --------
  Net cash flow related to operating activities. . . . . . .         16,752         26,754         21,922


CASH FLOW RELATED TO INVESTING ACTIVITIES:

    Acquisition of Castex and Eagle, net of cash received. .         (1,126)       (28,180)            --
    Acquisition of property, plant, and equipment. . . . . .        (25,222)       (23,303)       (16,863)
    Acquisition of intangible assets . . . . . . . . . . . .             --             --         (1,076)
    Proceeds from disposals of property, plant,
      and equipment. . . . . . . . . . . . . . . . . . . . .          6,105          4,433          3,986
    Settlement of foreign currency hedging contracts . . . .           (782)          (881)           384
                                                                   --------        -------       --------
  Net cash flow related to investing activities. . . . . . .        (21,025)       (47,931)       (13,569)


CASH FLOW RELATED TO FINANCING ACTIVITIES:

    Net changes in current debt. . . . . . . . . . . . . . .         (5,434)        20,438           (166)
    Payments to settle long-term debt. . . . . . . . . . . .             --            (40)        (1,813)
    Issuance of long-term debt . . . . . . . . . . . . . . .         16,782          6,300             --
    Principal payment from ESOP. . . . . . . . . . . . . . .            450            409            371
    Proceeds from employee stock issues. . . . . . . . . . .          1,665          1,484          1,510
    Repurchase of common stock . . . . . . . . . . . . . . .             --         (1,854)        (2,858)
    Dividends paid . . . . . . . . . . . . . . . . . . . . .         (6,742)        (6,386)        (6,288)
                                                                   --------        -------       --------
  Net cash flow related to financing activities. . . . . . .          6,721         20,351         (9,244)

Effect of exchange rate changes on cash. . . . . . . . . . .            (52)             2             54
                                                                   --------        -------       --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . .          2,396           (824)          (837)

Cash and cash equivalents at beginning of year . . . . . . .          1,851          2,675          3,512
                                                                   --------        -------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . .       $  4,247        $ 1,851       $  2,675
                                                                   --------        -------       --------
                                                                   --------        -------       --------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS                                                          Years ended December 31
OF SHAREHOLDERS' EQUITY                                      1995                         1994                        1993
----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        SHARES         AMOUNT         Shares        Amount        Shares       Amount
COMMON STOCK (A)

  Beginning balance. . . . . . . . . . . . .       9,838,956       $  3,690      4,912,663      $  1,842     4,911,542    $  1,842
  Issue stock for employee benefit
   plans and directors . . . . . . . . . . .         113,080             42         49,487            19        70,021          26
  Purchase of common shares. . . . . . . . .              --             --        (42,672)          (16)      (68,900)        (26)
  Stock split adjustment . . . . . . . . . .              --             --      4,919,478         1,845            --          --
                                                   ---------       --------      ---------      --------     ---------    --------
    Ending balance . . . . . . . . . . . . .       9,952,036       $  3,732      9,838,956      $  3,690     4,912,663    $  1,842
                                                   ---------       --------      ---------      --------     ---------    --------
                                                   ---------       --------      ---------      --------     ---------    --------

ADDITIONAL PAID-IN CAPITAL (A)

  Beginning balance. . . . . . . . . . . . .                       $    396                     $  1,873                  $  1,752
  Issue stock for employee benefit
   plans and directors . . . . . . . . . . .                          2,770                        2,206                     2,953
  Purchase of common shares. . . . . . . . .                             --                       (1,838)                   (2,832)
  Stock split adjustment . . . . . . . . . .                             --                       (1,845)                       --
                                                                   --------                     --------                  --------
    Ending balance . . . . . . . . . . . . .                       $  3,166                     $    396                  $  1,873
                                                                   --------                     --------                  --------
                                                                   --------                     --------                  --------
COMMON STOCK SUBSCRIBED (A)

  Beginning balance. . . . . . . . . . . . .          21,750       $    525             --      $     --        13,395    $    574
  Issue stock for employee benefit plans . .         (21,750)          (525)            --            --       (13,395)       (574)
  Subscribe stock for employee benefit
   plans . . . . . . . . . . . . . . . . . .          29,084            694         10,875           525            --          --
  Stock split adjustment . . . . . . . . . .              --             --         10,875            --            --          --
                                                   ---------       --------      ---------      --------     ---------    --------
    Ending balance . . . . . . . . . . . . .          29,084       $    694         21,750      $    525            --     $    --
                                                   ---------       --------      ---------      --------     ---------    --------
                                                   ---------       --------      ---------      --------     ---------    --------
UNEARNED RESTRICTED SHARES

  Beginning balance. . . . . . . . . . . . .                       $   (424)                   $    (312)                 $    (97)
  Issue stock award plan grants, net . . . .                            148                         (112)                     (215)
                                                                   --------                     --------                  --------
    Ending balance . . . . . . . . . . . . .                       $   (276)                   $    (424)                 $   (312)
                                                                   --------                     --------                  --------
                                                                   --------                     --------                  --------
RETAINED EARNINGS

  Beginning balance. . . . . . . . . . . . .                       $103,281                     $ 93,733                  $ 90,687
  Net earnings . . . . . . . . . . . . . . .                         19,662                       15,735                     9,126
  Dividends paid, $.68, $.65, and $.64,
   respectively, per common share. . . . . .                         (6,742)                      (6,386)                   (6,288)
  Tax benefit on dividends on unallocated
   ESOP shares . . . . . . . . . . . . . . .                            195                          199                       208
                                                                   --------                     --------                  --------
    Ending balance . . . . . . . . . . . . .                       $116,396                     $103,281                  $ 93,733
                                                                   --------                     --------                  --------
                                                                   --------                     --------                  --------
CUMULATIVE TRANSLATION ADJUSTMENT

  Beginning balance. . . . . . . . . . . . .                       $  2,743                     $  1,773                  $  5,765
  Net change for year in translation
   adjustment. . . . . . . . . . . . . . . .                          1,248                        1,529                    (4,022)
  Gain (loss) on foreign currency hedges,
   net of income taxes of $282, $342,
   and $18, respectively . . . . . . . . . .                           (459)                        (559)                       30
                                                                   --------                     --------                  --------
    Ending balance . . . . . . . . . . . . .                       $  3,532                     $  2,743                  $  1,773
                                                                   --------                     --------                  --------
                                                                   --------                     --------                  --------
RECEIVABLE FROM ESOP

  Beginning balance. . . . . . . . . . . . .                       $(13,962)                    $(14,816)                 $(15,673)
  Principal payments . . . . . . . . . . . .                            450                          409                       371
  Shares allocated . . . . . . . . . . . . .                            399                          445                       486
                                                                   --------                     --------                  --------
    Ending balance . . . . . . . . . . . . .                       $(13,113)                    $(13,962)                 $(14,816)
                                                                   --------                     --------                  --------
                                                                   --------                     --------                  --------
  Total shareholders' equity . . . . . . . .                       $114,131                     $ 96,249                  $ 84,093
                                                                   --------                     --------                  --------
                                                                   --------                     --------                  --------

The Company had 30,000,000 authorized shares of common stock as of December 31, 1995.
The Company had 15,000,000 authorized shares of common stock as of December 31, 1994 and 1993.

(a) Adjusted for two-for-one stock split effective April 26, 1995.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                                              21

MANAGEMENT'S REPORT

The Company's management is responsible for the integrity and accuracy of the financial statements. Management believes that the financial statements for the three years ended December 31, 1995, have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management makes informed judgments and estimates where necessary to reflect the expected effects of events and transactions that have not been completed.

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

                       -----------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.




                                                      /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 7, 1996

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

ECONOMIC HEDGE OF NET INVESTMENT IN TENNANT HOLDING B.V. The Company has elected to treat certain forward exchange contracts as an economic hedge of its net investment in Tennant Holding B.V. Accordingly, gains or losses on such transactions net of their related tax effect are reported as a separate component of shareholders' equity (see note 13).

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES. Inventories are valued at the lower of cost (principally on a last-in, first-out basis) or market. Had all inventories been valued using the first-in, first-out method of inventory accounting, inventories would have been $17,850,000 and $16,680,000 higher than reported at December 31, 1995 and 1994, respectively.

The composition of inventories at December 31 is as follows:

  (IN THOUSANDS)                                       1995           1994
                                                     -------        -------
FIFO inventories:
  Finished goods . . . . . . . . . . . . . .         $28,146        $21,491
  All other. . . . . . . . . . . . . . . . .          30,406         26,174

LIFO adjustment. . . . . . . . . . . . . . .         (17,850)       (16,680)
                                                     -------        -------
LIFO inventories . . . . . . . . . . . . . .         $40,702        $30,985
                                                     -------        -------
                                                     -------        -------

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

POSTRETIREMENT BENEFITS. The company accounts for postretirement benefits under Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Statement 106 requires an employer to recognize the cost of retiree health benefits over the employees' period of service.

INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. income taxes are not provided on undistributed earnings of international subsidiaries which are permanently reinvested. At December 31, 1995, earnings permanently reinvested in international subsidiaries not subject to a U.S. income tax provision were $6,256,000. If ever remitted to the Company in a taxable distribution, U.S. income taxes would be substantially offset by available foreign tax credits.

EARNINGS PER SHARE. Earnings per share are determined on the basis of the weighted average number of shares outstanding during the period.

RECLASSIFICATIONS. Certain prior years' amounts have been reclassified to conform with the current year presentation.

CASH EQUIVALENTS. The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

(2)  COSTS AND EXPENSES

Engineering, research and development, maintenance and repairs, and bad debt expenses were charged to operations for the three years ended December 31, 1995, as follows:

  (IN THOUSANDS)                                       1995           1994           1993
                                                     -------        -------        -------
Engineering, research and
  development. . . . . . . . . . . . . . . .         $12,695        $11,674        $11,445

Maintenance and repairs. . . . . . . . . . .         $ 5,239        $ 4,658        $ 4,366

Bad debts. . . . . . . . . . . . . . . . . .         $   803        $ 1,088        $   701

(3)  SEGMENT REPORTING

The Company has one business segment which consists of the design, manufacture, and sale of nonresidential floor maintenance equipment and related products.

The tables below set forth the information about North American and International operations for the three years ended December 31, 1995:

                                                                             1995
                                                    -----------------------------------------------------
                                                     North          Interna-      Elimina-      Consoli-
  (IN THOUSANDS)                                    American         tional         tions        dated
                                                    --------        --------      ---------     ---------
Net sales. . . . . . . . . . . . . . . . . .        $274,500         89,015        (38,147)      $325,368
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------

Profit from operations . . . . . . . . . . .        $ 23,044          7,953           (815)      $ 30,182
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Profit before income
taxes. . . . . . . . . . . . . . . . . . . .        $ 22,888          7,362           (815)      $ 29,435
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Net earnings . . . . . . . . . . . . . . . .        $ 15,217          4,963           (518)      $ 19,662
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Identifiable assets. . . . . . . . . . . . .        $193,084         48,943        (26,277)      $215,750
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------

                                                                            1994
                                                    ------------------------------------------------------
                                                     North         Interna-       Elimina-        Consoli-
  (IN THOUSANDS)                                    American        tional          tions          dated
                                                    --------       --------       --------       ---------
Net sales. . . . . . . . . . . . . . . . . .        $240,517         71,718        (30,550)      $281,685
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Profit from operations . . . . . . . . . . .        $ 17,618          6,668           (162)      $ 24,124
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Profit before income
taxes. . . . . . . . . . . . . . . . . . . .        $ 17,760          6,483           (162)      $ 24,081
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Net earnings . . . . . . . . . . . . . . . .        $ 11,611          4,208            (84)      $ 15,735
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Identifiable assets. . . . . . . . . . . . .        $169,045         32,623        (18,834)      $182,834
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------

                                                                             1993
                                                   ------------------------------------------------------
                                                     North         Interna-        Elimina-      Consoli-
  (IN THOUSANDS)                                    American        tional          tions         dated
                                                    --------       --------        --------      --------
Net sales. . . . . . . . . . . . . . . . . .        $180,524         63,398        (22,920)      $221,002
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Profit from operations . . . . . . . . . . .        $  7,247          3,743            343       $ 11,333
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Profit before income
taxes. . . . . . . . . . . . . . . . . . . .        $  9,322          3,263            343       $ 12,928
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Net earnings . . . . . . . . . . . . . . . .        $  6,689          2,236            201       $  9,126
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------
Identifiable assets. . . . . . . . . . . . .        $120,541         26,744        (18,651)      $128,634
                                                    --------         ------        -------       --------
                                                    --------         ------        -------       --------

Included in North American sales are export sales of $38,147,000, $30,550,000, and $22,920,000, for the years ended December 31, 1995, 1994, and 1993, respectively. International operations does not include cost or asset allocations from corporate overhead.

(4)  CONSOLIDATED QUARTERLY DATA* (UNAUDITED)

                                     Net Sales                                    Gross Profit**
                                     ---------------------------------------      ---------------------------------------
                                     (000)                                        (000)
                                     ---------------------------------------      ---------------------------------------
                                                                         %                                            %
Quarter                                1995           1994            Change        1995           1994            Change
                                     --------       --------          ------      --------       --------          ------
First. . . . . . . . . . . . .       $ 74,144       $ 58,441             27       $ 31,498       $ 24,884             27
Second . . . . . . . . . . . .         82,797         70,784             17         35,788         29,688             21
Third. . . . . . . . . . . . .         77,761         71,309              9         33,482         29,808             12
Fourth . . . . . . . . . . . .         90,666         81,151             12         38,932         34,945             11
                                     --------       --------                      --------       --------
Year . . . . . . . . . . . . .       $325,368       $281,685             16       $139,700       $119,325             17
                                     --------       --------                      --------       --------
                                     --------       --------                      --------       --------

                                     Net Earnings
                                     --------------------------------------------------------------------
                                     (000)                                           Per Share***
                                     ---------------------------------------         --------------------
                                                                        %
Quarter                                 1995           1994           Change          1995           1994
                                     --------       --------          ------         -----          -----
First. . . . . . . . . . . . .       $  3,869       $  2,660             45          $ .39          $ .27
Second . . . . . . . . . . . .          5,278          4,225             25            .53            .43
Third. . . . . . . . . . . . .          4,634          3,902             19            .47            .40
Fourth . . . . . . . . . . . .          5,881          4,948             19            .59            .50
                                     --------       --------                         -----          -----
Year . . . . . . . . . . . . .       $ 19,662       $ 15,735             25          $1.98          $1.60
                                     --------       --------                         -----          -----
                                     --------       --------                         -----          -----

 * Regular quarterly dividends after stock split adjustment aggregated $.68 per share in 1995 ($.17 per share for all quarters) and $.65 per share in 1994 ($.16 per share for the first three quarters and $.17 for the fourth quarter).
 ** Amounts differ from quarterly report due to the reclassification of expenses.
***  Adjusted for two-for-one stock split effective April 26, 1995.


(5)  Income Taxes

In 1995, 1994, and 1993 the Company recognized tax benefits of $195,000, $199,000, and $208,000, respectively, relating to dividends paid on unallocated shares held by the Company's ESOP and miscellaneous charges (credits) of $(282,000), $(342,000), and $18,000, respectively, by direct allocations to shareholders' equity.

Income tax expense for the three years ended December 31, 1995, is as follows:

  (IN THOUSANDS)                                     Current       Deferred         Total
                                                     -------       --------         ------
1995
  Federal. . . . . . . . . . . . . . . . . .          $7,323        $    39         $7,362
  Foreign. . . . . . . . . . . . . . . . . .           1,169            126          1,295
  State. . . . . . . . . . . . . . . . . . .             992            124          1,116
                                                      ------        -------         ------
                                                      $9,484        $   289         $9,773
                                                      ------        -------         ------
                                                      ------        -------         ------
1994
  Federal. . . . . . . . . . . . . . . . . .          $6,324        $   (61)        $6,263
  Foreign. . . . . . . . . . . . . . . . . .           1,348            (16)         1,332
  State. . . . . . . . . . . . . . . . . . .             716             35            751
                                                      ------        -------         ------
                                                      $8,388        $   (42)        $8,346
                                                      ------        -------         ------
                                                      ------        -------         ------
1993
  Federal. . . . . . . . . . . . . . . . . .          $3,603        $  (933)        $2,670
  Foreign. . . . . . . . . . . . . . . . . .           1,122           (304)           818
  State. . . . . . . . . . . . . . . . . . .             482           (168)           314
                                                      ------        -------         ------
                                                      $5,207        $(1,405)        $3,802
                                                      ------        -------         ------
                                                      ------        -------         ------

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35%, 35%, and 34.4%, respectively, as a result of the following:

  (IN THOUSANDS)                                      1995            1994           1993
                                                     -------         ------         ------
Tax at statutory rate. . . . . . . . . . . .         $10,293         $8,417         $4,447
Increases (decreases) in taxes from:
  State and local taxes, net of
    federal benefit. . . . . . . . . . . . .             726            488            206
  Effect of foreign taxes. . . . . . . . . .             (78)            10           (223)
  Research and development credit. . . . . .            (344)          (467)          (463)
  Effect of foreign sales corporation. . . .            (737)          (372)          (223)
  Other, net . . . . . . . . . . . . . . . .             (87)           270             58
                                                      ------         ------         ------
Income tax expense . . . . . . . . . . . . .          $9,773         $8,346         $3,802
                                                      ------         ------         ------
                                                      ------         ------         ------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, are presented below:

  (IN THOUSANDS)                                                      1995           1994
                                                                    -------        -------
Deferred tax assets:
  Inventories, principally due to additional costs
    inventoried for tax purposes pursuant to the
    Tax Reform Act of 1986 and changes in
    inventory reserves . . . . . . . . . . . . . . . . . . .        $ 1,099        $ 1,417

  Employee wages and benefits, principally due
    to accruals for financial reporting purposes . . . . . .          8,894          7,843

  Warranty reserves accrued for financial
    reporting purposes . . . . . . . . . . . . . . . . . . .            659            522

  Accounts receivable, principally due to
    allowance for doubtful accounts and
    change in tax accounting method
    for equipment rentals. . . . . . . . . . . . . . . . . .            570            699

  Restructuring reserves . . . . . . . . . . . . . . . . . .             --            145

  Other. . . . . . . . . . . . . . . . . . . . . . . . . . .            866            693
                                                                    -------        -------
     Total deferred tax assets . . . . . . . . . . . . . . .        $12,088        $11,319
                                                                    -------        -------
                                                                    -------        -------

                                                                      1995           1994
                                                                    -------        -------
Deferred tax liabilities:

  Property, plant, and equipment, principally
    due to differences in depreciation and
    related gains. . . . . . . . . . . . . . . . . . . . . .        $ 4,547        $ 4,119

  Goodwill and other intangibles . . . . . . . . . . . . . .            663            142

  Deferred gain, hedge of forward foreign
    exchange contracts . . . . . . . . . . . . . . . . . . .            229             46
                                                                    -------        -------
     Total deferred tax liabilities. . . . . . . . . . . . .        $ 5,439        $ 4,307
                                                                    -------        -------
                                                                    -------        -------

Net deferred tax asset . . . . . . . . . . . . . . . . . . .        $ 6,649        $ 7,012
                                                                    -------        -------
                                                                    -------        -------

The Company has determined that a valuation allowance for the deferred tax assets is not required since it is likely that they will be realized through future reversals of existing taxable temporary differences and future taxable income.

Income taxes paid were $11,256,000, $5,961,000, and $4,608,000, in 1995, 1994, and 1993, respectively.

(6)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31 consist of the following:

  (IN THOUSANDS)                                       1995          1994
                                                     -------        -------
Trade accounts payable . . . . . . . . . . .         $18,280        $14,624
Employee profit sharing. . . . . . . . . . .           3,232          3,781
Wages, bonuses, and commissions. . . . . . .          12,240         11,478
Taxes, other than income taxes . . . . . . .           3,038          3,573
Restructuring. . . . . . . . . . . . . . . .               0            525
Other. . . . . . . . . . . . . . . . . . . .           6,964          5,036
                                                     -------        -------
                                                     $43,754        $39,017
                                                     -------        -------
                                                     -------        -------

During 1995 and 1994, the Company incurred severance payments and other restructuring expenditures which were applied against the restructuring reserve.


(7)  PROPERTY, PLANT, AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION

Property, plant, and equipment and related accumulated depreciation at December 31 consist of the following:

  (IN THOUSANDS)                                      1995           1994
                                                   ---------       --------
Land . . . . . . . . . . . . . . . . . . . .       $   3,274       $  3,511
Buildings and improvements . . . . . . . . .          26,513         27,861
Machinery and equipment. . . . . . . . . . .         103,383         89,603
Construction in progress . . . . . . . . . .           4,043          1,409
                                                   ---------       --------
Total property, plant, and equipment . . . .         137,213        122,384
Less accumulated depreciation. . . . . . . .         (73,489)       (65,832)
                                                   ---------       --------
  Net property, plant, and equipment . . . .        $ 63,724       $ 56,552
                                                   ---------       --------
                                                   ---------       --------

Buildings and improvements include office, warehouse, or manufacturing facilities in suburban Minneapolis, Minnesota; Holland, Michigan; London, England; and Uden, The Netherlands.


(8)  INVESTMENTS AS LESSOR

The Company leases floor maintenance equipment to customers under sales-type and operating leases. Noncancelable terms for sales-type leases range from six months to five years, and terms for operating leases range from one month to five years. All leases provide for minimum lease payments and require the lessees to pay executory costs.

Minimum future lease payments to be received during the years ended December 31 are as follows:

                           Sales-Type     Operating
(IN THOUSANDS)               Leases         Leases
                           ----------     ---------
1996                        $ 7,676           $391
1997                          5,285             78
1998                          2,635             51
1999                            724             --
2000                            213             --
                            -------           ----
Total                       $16,533           $520
                            -------           ----
                            -------           ----

The Company's investment in equipment related to operating leases as of December 31 is as follows:

(IN THOUSANDS)                                    1995          1994
                                                 ------        ------
Cost                                             $3,775        $3,519
Less accumulated depreciation                    (1,071)         (950)
                                                 ------        ------
                                                 $2,704        $2,569
                                                 ------        ------
                                                 ------        ------

The Company's net investment in sales-type leases at December 31 is as follows:

  (IN THOUSANDS)                                       1995           1994
                                                     -------        -------
Minimum lease payments receivable. . . . . .         $16,533        $13,905

Less allowance for doubtful accounts . . . .            (326)          (315)
                                                     -------        -------
Net minimum lease payments receivable. . . .          16,207         13,590

Estimated unguaranteed residual value. . . .           1,253          1,295

Less deferred income . . . . . . . . . . . .          (3,187)        (2,763)
                                                     -------        -------
Net investment in sales-type leases. . . . .         $14,273        $12,122
                                                     -------        -------
                                                     -------        -------


(9)  COMMITMENTS

The Company leases office and warehouse facilities in all major geographic areas it serves under operating lease agreements which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 2006 and generally provide for extension options. Rentals under the leasing agreements (exclusive of real estate taxes, insurance, and other expenses payable under the leases) amounted to $2,656,000, $2,447,000, and $2,080,000, in 1995, 1994, and 1993, respectively.

The aggregate lease commitments with initial terms of one year or more at December 31, 1995, were $6,596,000 with minimum rentals for the periods as follows:

          (IN THOUSANDS)
          1996                    $2,259
          1997                     1,711
          1998                     1,031
          1999                       435
          2000                       285
          2001 and beyond            875
                                  ------
          Total                   $6,596
                                  ------
                                  ------


(10) SHORT-TERM BORROWINGS

Short-term bank borrowings at December 31, 1995 and 1994, were $17,349,000 and $21,552,000, respectively. In addition to the short-term bank borrowings, current debt includes the current portion of long-term debt and mortgages associated with the relocation of employees.

The weighted average interest rates on the above short-term bank borrowings at December 31, 1995 and 1994, were 6.5% and 5.7%, respectively. The interest rate represents the weighted average rate for the respective period and is calculated using the actual interest costs, exclusive of commitment fees, and month-end average outstanding debt.

The Company has available lines of credit with banks in the amount of $41,478,000 which includes a $33,000,000 line of credit requiring the Company to pay .2% per year commitment fee on the line of credit. This fee is recorded by the Company as interest expense. The Company had borrowings under these arrangements at December 31, 1995 and 1994, of $15,964,000 and $24,057,000, respectively.

In addition, the Company has outstanding letters of credit with banks in the amount of $3,200,000 at December 31, 1995.


(11) LONG-TERM DEBT

Long-term debt at December 31 consists of the following:

  (IN THOUSANDS)                                       1995           1994
                                                     -------         ------
Bank loan at 9.5%, due in 1995 . . . . . . .         $    --         $  569
Bank loan at 9.6%, due in 1995 . . . . . . .              --            637
Bank loan at 8.68% due in 1997 . . . . . . .              --          1,300
Bank loan at 4.8%, due in 1997 . . . . . . .             692             --
Bank loan at 8.8%, due in 1997 . . . . . . .           1,402             --
Bank loan at 8.9%, due in 2000 . . . . . . .           1,055             --
Note at 8.09%, due in 2000 . . . . . . . . .           5,000             --
Notes at 8.56%, due in 2001. . . . . . . . .           5,000          5,000
Note at 7.21%, due in 2003 . . . . . . . . .           5,000             --
Note at 7.84%, due in 2005 . . . . . . . . .           5,000             --
                                                     -------         ------
Less:
  Current portion. . . . . . . . . . . . . .              --         (1,206)
                                                     -------         ------
                                                     $23,149         $6,300
                                                     -------         ------
                                                     -------         ------

The notes were issued in 1994 and 1995 under an agreement the Company has with Prudential Insurance Company of America.
The aggregate principal payments of long-term debt for the next five years and beyond are as follows:

          (IN THOUSANDS)
          1996                   $    --
          1997                     2,094
          1998                        --
          1999                        --
          2000                     6,055
          2001 and beyond         15,000
                                 -------
                                 $23,149
                                 -------
                                 -------

The fair market value of the long-term debt approximates cost as of December 31, 1995.

During 1995, 1994, and 1993, the Company paid total long-term and short-term interest costs of $2,657,000, $1,557,000, and $509,000, respectively.


(12) POSTRETIREMENT BENEFITS

The Company provides certain health care benefits for substantially all of its U.S. retired employees. Eligibility for those benefits is based upon a combination of years of service with the Company and age upon retirement from the Company.

The periodic postretirement benefit cost under SFAS 106 for the three years ended December 31, 1995, is as follows:

  (IN THOUSANDS)                              1995      1994      1993
                                              ----      ----      ----
  Service costs. . . . . . . . . . . . .      $205      $315      $219
  Interest costs . . . . . . . . . . . .       645       638       566
  Amortization and deferrals . . . . . .         0        18        --
                                              ----      ----      ----
  Net postretirement
   costs . . . . . . . . . . . . . . . .      $850      $971      $785
                                              ----      ----      ----
                                              ----      ----      ----

The actuarial present value of benefit obligations at December 31 is as follows:

  (IN THOUSANDS)                                        1995      1994
                                                      ------    ------
  Retirees eligible for
   benefits. . . . . . . . . . . . . . . . . . . .    $2,677    $2,339
  Dependents of retirees
   eligible for benefits . . . . . . . . . . . . .     1,908     1,674
  Active employees
   fully eligible. . . . . . . . . . . . . . . . .       907       721
  Active employees not
   fully eligible. . . . . . . . . . . . . . . . .     5,476     4,119
  Unrecognized net loss. . . . . . . . . . . . . .    (1,783)      (75)
                                                      ------    ------
  Accrued postretirement
   benefit cost. . . . . . . . . . . . . . . . . .    $9,185    $8,778
                                                      ------    ------
                                                      ------    ------

The assumed annual rate of future increases in per capita cost of health care benefits was 9.5% for 1996, declining gradually to 5.5% in 2021 and after. Increasing the health care cost trend rate by 1% in each year would increase the accumulated benefit obligation by $315,000 as of December 31, 1995, and the aggregate of the service and interest costs by $30,000. The discount rates used in determining the accumulated benefit obligation in 1995, 1994, and 1993, were 7.0%, 8.0%, and 7.0%, respectively.

(13) FOREIGN CURRENCY CONTRACTS

The Company has entered into several guilder forward exchange contracts for the purpose of hedging the net investment in Tennant Holding B.V. As of December 31, 1995, there were six outstanding contacts totaling $7,523,000. These contracts will mature in 1996 and bear rates ranging from 1.5215 to 1.6491 guilders per dollar.

The Company also entered into yen foreign currency option contracts to hedge anticipated sales transactions. Gains and losses on contracts are recognized in income on a current basis over the term of the contracts.As of December 31, 1995, there were four outstanding yen contracts totaling $4,000,000. These contracts will mature in 1996 and bear rates ranging from 84.40 to 90.26 yen per dollar.

The Company also had four outstanding forward hedging contracts totaling $5,435,000 as of December 31, 1995, relating to some of the Company's other foreign operations. Gains and losses on contracts are recognized in income on a current basis over the term of the contracts.

(14) COMMON AND PREFERRED STOCK AND ADDITIONAL PAID-IN CAPITAL

On February 16, 1995, the Board of Directors declared a two-for-one stock split effective April 26, 1995, for shareholders of record on April 12, 1995. For each share issued in connection with the stock split, an amount equal to the par value of $.375 was transferred to the common stock account from additional paid-in capital retroactive to December 31, 1994. This transfer was reflected in the consolidated statements of shareholders' equity as a stock split adjustment in 1994. All share and per share data in this report have been retroactively adjusted to reflect this stock split.

Also on February 16, 1995, the Board of Directors approved (effective April 26,
1995) that the Company was authorized to issue an aggregate of 31,000,000 shares; 30,000,000 were designated as Common Stock, having a par value of $.375 per share, and 1,000,000 were designated as Preferred Stock, having a par value of $.02 per share. None were issued as of December 31, 1995. The Board of Directors was authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

Each share of the Company's outstanding common stock is accompanied by one preferred share purchase right. Each right entitles the registered holder to purchase from the Company one-twentieth of a share of junior participating preferred stock, $.02 par value, for $75.00. The rights are not exercisable or transferable apart from the common stock until a person or group has acquired 20% or more, or makes a tender offer to acquire 20% or more, of the Company's outstanding common stock. If, in certain circumstances, the Company is acquired in a merger or other business combination transaction, or if an acquiring person purchases at least 20% of the Company's common stock, each right will entitle the holder (except, in certain circumstances, an acquiring person) to receive, upon exercise, common stock of either the Company or the acquiring person having a value equal to two times the exercise price of the right. At no time do the rights have any voting power. The rights may be redeemed by the Company for $.05 per right at any time prior to (and, in certain circumstances, within twenty days after) a person or group acquiring 20% or more of the common stock. The 20% thresholds do not apply to stock ownership by or on behalf of employee benefit plans. Under certain circumstances, the Board of Directors may exchange the rights for the Company's common stock or reduce the 20% thresholds to not less than 10%. The rights expire on December 23, 1996.

(15) STOCK PLANS, BONUSES, PENSIONS, AND PROFIT SHARING

The Company has two Stock Incentive Plans under which stock-based grants are awarded each year to designated employees (management and senior managerial personnel) and directors. Under these plans, restricted shares are awarded annually with a two-year or three-year restriction period. Performance-related shares are also awarded annually and are payable if the Company achieves certain business performance goals within a four-year period. In 1995, 1994, and 1993, respectively, expenses of $2,310,000, $2,432,000, and $199,000, were charged to operations for restricted and performance-related awards.

The 1995 Stock Incentive Plan allows for the granting of options to purchase common shares at an exercise price not less than 100% of the fair market value on the date of the grant. Outstanding options as of December 31, 1995, are as follows:


             Total                                                     Exercise
   Year     shares         Options        Options      Outstanding       price
of grant    granted        expired       exercised       options       per share
--------    -------        -------       ---------     -----------     ---------
  1995      101,000           0              0           101,000       $23.6875

Options are exercisable on a cumulative basis at a rate of 25% per year.

The Company also has a matching contribution program available to all employees who make Individual Shelter Contributions. Under this program, the Company makes matching contributions up to a maximum of 4% of an employee's earnings. For 1995, 1994, and 1993, employee contributions that were invested in Company common stock were matched at the rate of 35%, and contributions not invested in Company common stock were matched at the rate of 15%. Expenses related to matching contributions were $635,000, $544,000, and $471,000 in 1995, 1994, and
1993, respectively.

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

Net pension expense for the three years ended December 31, 1995, is as follows:


  (IN THOUSANDS)                        1995      1994      1993
                                        ----      ----      ----
Service cost . . . . . . . . . . .     $1,245    $1,359    $1,539
Interest cost  . . . . . . . . . .        884       756       866
Actual return on plan assets
  (increase) decrease  . . . . . .     (5,521)      180    (1,811)
Deferred gain (loss) . . . . . . .      3,932    (1,495)      694
Amortization of transition
  asset  . . . . . . . . . . . . .        (46)      (46)      (46)
Less Tennant Trend
  curtailment gain . . . . . . . .         --      (751)        -
                                       ------    ------    ------
  Net periodic pension
    expense  . . . . . . . . . . .     $  494    $    3    $1,242
                                       ------    ------    ------
                                       ------    ------    ------

The assumptions used in determining the actuarial present value of the projected benefit obligation at December 31 are as follows:


                                         1995      1994      1993
                                       ------    ------    ------
Weighted average discount
  rate . . . . . . . . . . . . . .       7.0%      8.0%      7.0%
Rate of increase in future
  compensation . . . . . . . . . .       5.5%      6.5%      5.5%

The expected long-term rate of return on plan assets in 1995, 1994, and 1993 was 10.0%, 11.0%, and 10.0%, respectively.
The funded status of the plan and the amount recognized at December 31 are as follows:


  (IN THOUSANDS)                                           1995       1994
                                                         -------    -------


Actuarial present value of benefit obligation:
  Vested benefits. . . . . . . . . . . . . . . . . . .   $ 6,876    $ 4,512
  Nonvested benefits . . . . . . . . . . . . . . . . .       289        210
                                                         -------    -------

Accumulated benefit obligation . . . . . . . . . . . .     7,165      4,722
Effect of projected future compensation
  increases. . . . . . . . . . . . . . . . . . . . . .     7,271      6,120
                                                         -------    -------
Projected benefit obligation . . . . . . . . . . . . .    14,436     10,842
Plan assets, primarily listed equity securities,
  at fair value using the market-related
  value method . . . . . . . . . . . . . . . . . . . .   (17,501)   (12,132)
                                                         -------    -------
Plan assets in excess of projected benefit
  obligation . . . . . . . . . . . . . . . . . . . . .    (3,065)    (1,290)
Unrecognized prior service cost. . . . . . . . . . . .      (331)      (354)
Unrecognized net gain. . . . . . . . . . . . . . . . .     7,268      4,978
Unrecognized transition asset. . . . . . . . . . . . .       633        679
                                                         -------    -------
Net pension obligation . . . . . . . . . . . . . . . .   $ 4,505    $ 4,013
                                                         -------    -------
                                                         -------    -------

Retirement benefits for eligible employees in foreign locations are funded principally through either annuity or government programs.

During 1990, the Company established a leveraged Employee Stock Ownership Plan
(ESOP) by amending its Profit Sharing Plan to add ESOP features. The ESOP covers substantially all domestic employees following completion of one year of service. The shares required for the Company's matching contribution program, as well as the Company's Profit Sharing Plan, are provided principally by the Company's ESOP, supplemented as needed by newly issued shares. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees who made 401(k) contributions that year, as well as to profit sharing participants, based on the proportion of debt service paid in the year. The Company accounts for the ESOP in accordance with EITF Issue 89-8. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the cost of the shares to ESOP. Allocated and unallocated ESOP shares are considered outstanding in EPS computations. Dividends on allocated and unallocated shares are recorded as a reduction of retained earnings.

The Company's cash contribution to the ESOP during 1995, 1994, and 1993 was $1,307,000, $1,349,000, and $1,362,000, respectively. Accrued expenses in excess of benefits provided to employees through the ESOP, which were charged to miscellaneous expense, were $778,000, $908,000, and $874,000 in 1995, 1994, and
1993, respectively. Interest earned and received on the Company loan to the ESOP was $1,598,000, $1,642,000, and $1,682,000 in 1995, 1994, and 1993,
respectively. Dividends on the Company shares held by the ESOP used for debt service were $738,000, $703,000, and $697,000 in 1995, 1994, and 1993,
respectively. At December 31, 1995, the ESOP indebtedness to the Company, which bears an interest rate of 10.05% and is due December 31, 2009, was $15,791,000.

The ESOP shares as of December 31, after adjustment for the two-for-one stock split, were as follows:


                                                 1995      1994      1993
                                                -------   -------   -------

Allocated shares . . . . . . . . . . . . . . .  229,578   179,262   128,618
Shares released for allocation . . . . . . . .   40,781    41,540    42,654
Unreleased shares. . . . . . . . . . . . . . .  698,707   748,264   797,794
                                                -------   -------   -------
Total ESOP shares. . . . . . . . . . . . . . .  969,066   969,066   969,066
                                                -------   -------   -------
                                                -------   -------   -------

For the years ended December 31, 1995, 1994, and 1993, the Company charged to operations $9,567,000, $9,821,000, and $4,759,000, respectively, for expense of all stock, bonus, pension, and profit sharing plans.



(16) ACQUISITIONS

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

On December 29, 1994, the Company acquired the business and net assets of Eagle Floor Care, Inc. ("Eagle"), a privately owned manufacturer of commercial floor maintenance equipment in Adairsville, Georgia. The acquisition did not have a material impact on operations.

TENNANT COMPANY AND SUBSIDIARIES

HISTORICAL PROGRESS REVIEW (PRESENTS 10 YEARS OF DATA FOR LONG-TERM GROWTH MEASUREMENT.)

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)   1995             1994             1993
                                                         ----------    -------------    -------------
  Net sales. . . . . . . . . . . . . . . . . . . .    $    325,368          281,685          221,002
  Cost of sales. . . . . . . . . . . . . . . . . .    $    185,668          162,360          126,071
  Gross margin -- %. . . . . . . . . . . . . . . .            42.9             42.4             43.0
  Selling and administrative expenses. . . . . . .    $    109,518           95,201           79,508
     % of net sales. . . . . . . . . . . . . . . .            33.7             33.8             36.0
  Profit from operations . . . . . . . . . . . . .    $     30,182           24,124           11,333(a)
     % of net sales. . . . . . . . . . . . . . . .             9.3              8.6              5.1
  Other income and (expense) . . . . . . . . . . .    $       (747)             (43)           1,595
  Income tax expense . . . . . . . . . . . . . . .    $      9,773            8,346            3,802
     % of earnings before income taxes . . . . . .            33.2             34.7             29.4
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .    $     19,662           15,735            9,126(a)
        % of net sales . . . . . . . . . . . . . .             6.0              5.6              4.1
        Return on beginning shareholders'
         equity -- % . . . . . . . . . . . . . . .            20.4             18.7             10.8(a)
  Net earnings . . . . . . . . . . . . . . . . . .    $     19,662           15,735            9,126

PER SHARE DATA(f)
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .    $       1.98             1.60              .93(a)
  Net earnings . . . . . . . . . . . . . . . . . .    $       1.98             1.60              .93
  Cash dividends . . . . . . . . . . . . . . . . .    $        .68              .65              .64
  Shareholders' equity (ending). . . . . . . . . .    $      11.47             9.78             8.56

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . .    $      4,247            1,851            2,675
  Total current assets . . . . . . . . . . . . . .    $    123,508           98,454           73,752
  Property, plant, and equipment, net. . . . . . .    $     63,724           56,552           46,622
  Total assets . . . . . . . . . . . . . . . . . .    $    215,750          182,834          128,634
  Current liabilities excluding current debt . . .    $     44,374           41,959           29,657
  Current ratio excluding current debt . . . . . .             2.8              2.3              2.5
  Long-term liabilities excluding long-term debt .    $     16,747           15,318           12,591
  Financing debt
     Current . . . . . . . . . . . . . . . . . . .    $     17,349           23,008            1,190
     Long-term . . . . . . . . . . . . . . . . . .    $     23,149            6,300            1,103
        Total as % of total capital. . . . . . . .            26.2             23.3              2.7
  Shareholders' equity . . . . . . . . . . . . . .    $    114,131           96,249           84,093

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . .    $     15,442           25,419           20,440
  Related to investing activities. . . . . . . . .    $    (19,715)         (46,596)         (12,087)
  Related to financing activities. . . . . . . . .    $      6,721           20,351           (9,244)

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . .    $      4,132            3,807            3,583
  Interest expense . . . . . . . . . . . . . . . .    $      2,640            1,677              509
  Depreciation and amortization expense. . . . . .    $     14,090           13,121           10,987
  Net expenditures for property, plant, and
   equipment . . . . . . . . . . . . . . . . . . .    $     19,117           18,870           12,877

  Number of employees at year-end. . . . . . . . .           1,997            1,916            1,707
  Total direct compensation. . . . . . . . . . . .    $     86,263           76,225           71,507
  Profit sharing and all other employee benefits .    $     21,887           21,116           18,149
  Average shares outstanding(f). . . . . . . . . .           9,916            9,826            9,836
  Closing share price at year-end(f) . . . . . . .    $     23 7/8           24 1/8           23 1/2
  Common stock price range during year(f). . . . .    $  22 1/4-29  20 15/32-24 1/4    19 3/4-24 1/4
  Closing price/earnings ratio(g). . . . . . . . .            12.1             15.1             19.7


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

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)    1992             1991             1990
  Net sales. . . . . . . . . . . . . . . . . . . .          214,863          198,575          211,503
  Cost of sales. . . . . . . . . . . . . . . . . .          121,792          112,147          121,598
  Gross margin -- %. . . . . . . . . . . . . . . .             43.3             43.5             42.5
  Selling and administrative expenses. . . . . . .           76,942           69,707           70,401
     % of net sales. . . . . . . . . . . . . . . .             35.8             35.1             33.3
  Profit from operations . . . . . . . . . . . . .           16,129           16,721           19,504
     % of net sales. . . . . . . . . . . . . . . .              7.5              8.4              9.2
  Other income and (expense) . . . . . . . . . . .            1,864            1,800              374
  Income tax expense . . . . . . . . . . . . . . .            4,803            6,529            4,257
     % of earnings before income taxes . . . . . .             26.7             35.3             21.4
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .           13,190(b)        11,992           15,621(c)
        % of net sales . . . . . . . . . . . . . .              6.1              6.0              7.4
        Return on beginning shareholders'
         equity -- % . . . . . . . . . . . . . . .             17.2(b)          16.4             21.1(c)
  Net earnings . . . . . . . . . . . . . . . . . .            9,229           11,992           18,256

PER SHARE DATA(f)
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .             1.34(b)          1.21             1.59(c)
  Net earnings . . . . . . . . . . . . . . . . . .              .94             1.21             1.85
  Cash dividends . . . . . . . . . . . . . . . . .              .61              .60              .59
  Shareholders' equity (ending). . . . . . . . . .             8.64             7.87             7.43

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . .            3,512            2,349            1,412
  Total current assets . . . . . . . . . . . . . .           74,741           66,028           67,065
  Property, plant, and equipment, net. . . . . . .           45,430           40,730           42,588
  Total assets . . . . . . . . . . . . . . . . . .          128,988          111,644          114,590
  Current liabilities excluding current debt . . .           28,848           30,700           30,982
  Current ratio excluding current debt . . . . . .              2.6              2.2              2.2
  Long-term liabilities excluding long-term debt .           10,691            2,281            1,463
  Financing debt
     Current . . . . . . . . . . . . . . . . . . .            1,492              197            6,986
     Long-term . . . . . . . . . . . . . . . . . .            3,107            1,853            1,995
        Total as % of total capital. . . . . . . .              5.1              2.6             10.9
  Shareholders' equity . . . . . . . . . . . . . .           84,850           76,613           73,164

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . .           19,298           22,409           24,848
  Related to investing activities. . . . . . . . .          (14,900)          (6,104)          (8,951)
  Related to financing activities. . . . . . . . .           (3,346)         (15,336)         (17,746)

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . .            3,619            3,828            2,672
  Interest expense . . . . . . . . . . . . . . . .              540              568            1,019
  Depreciation and amortization expense. . . . . .           10,241            8,730            8,652
  Net expenditures for property, plant, and
   equipment . . . . . . . . . . . . . . . . . . .           12,315            8,063            8,071

  Number of employees at year-end. . . . . . . . .            1,758            1,738            1,800
  Total direct compensation. . . . . . . . . . . .           69,240           65,324           66,364
  Profit sharing and all other employee benefits .           19,547           17,917           19,316
  Average shares outstanding(f). . . . . . . . . .            9,832            9,892            9,842
  Closing share price at year-end(f) . . . . . . .          21 7/16               18           17 1/2
  Common stock price range during year(f). . . . .    17 1/4-24 3/8    16 1/4-21 1/4    13 7/8-22 1/8
  Closing price/earnings ratio(g). . . . . . . . .             17.4             14.9             13.3





(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)     1989             1988             1987
                                                         ----------    -------------    -------------
  Net sales. . . . . . . . . . . . . . . . . . . .          197,078          183,888          166,924
  Cost of sales. . . . . . . . . . . . . . . . . .          112,511          105,991           95,015
  Gross margin -- %. . . . . . . . . . . . . . . .             42.9             42.4             43.1
  Selling and administrative expenses. . . . . . .           64,518           59,646           55,352
     % of net sales. . . . . . . . . . . . . . . .             32.7             32.4             33.2
  Profit from operations . . . . . . . . . . . . .           20,049           18,251           16,557
     % of net sales. . . . . . . . . . . . . . . .             10.2              9.9              9.9
  Other income and (expense) . . . . . . . . . . .            3,755            1,449              953
  Income tax expense . . . . . . . . . . . . . . .            9,052            8,126            7,692
     % of earnings before income taxes . . . . . .             38.0             41.2             43.9
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .           14,752(d)        11,574            9,818
        % of net sales . . . . . . . . . . . . . .              7.5              6.3              5.9
        Return on beginning shareholders'
         equity -- % . . . . . . . . . . . . . . .             18.9(d)          16.6             15.0
  Net earnings . . . . . . . . . . . . . . . . . .           14,752           13,263            9,818

PER SHARE DATA(f)
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .             1.44(d)          1.09              .92
  Net earnings . . . . . . . . . . . . . . . . . .             1.44             1.25              .92
  Cash dividends . . . . . . . . . . . . . . . . .              .55              .49              .48
  Shareholders' equity (ending). . . . . . . . . .             7.52             7.37             6.60

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . .            3,175            7,016            3,564
  Total current assets . . . . . . . . . . . . . .           70,325           76,402           65,960
  Property, plant, and equipment, net. . . . . . .           40,949           35,616           35,583
  Total assets . . . . . . . . . . . . . . . . . .          116,179          117,013          105,273
  Current liabilities excluding current debt . . .           35,408           29,836           25,206
  Current ratio excluding current debt . . . . . .              2.0              2.6              2.6
  Long-term liabilities excluding long-term debt .            4,022            3,757            3,130
  Financing debt
     Current . . . . . . . . . . . . . . . . . . .              588            1,722            2,280
     Long-term . . . . . . . . . . . . . . . . . .            2,111            2,234            2,421
        Total as % of total capital. . . . . . . .              3.5              4.8              6.3
  Shareholders' equity . . . . . . . . . . . . . .           74,050           77,998           69,516

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . .           25,685           18,614           15,651
  Related to investing activities. . . . . . . . .           (8,916)          (9,140)          (7,156)
  Related to financing activities. . . . . . . . .          (20,310)          (5,730)          (5,861)

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . .            2,033            2,023            2,196
  Interest expense . . . . . . . . . . . . . . . .              597              401            1,017
  Depreciation and amortization expense. . . . . .            8,027            7,900            7,162
  Net expenditures for property, plant, and
   equipment . . . . . . . . . . . . . . . . . . .            9,135            9,121            7,007

  Number of employees at year-end. . . . . . . . .            1,789            1,726            1,727
  Total direct compensation. . . . . . . . . . . .           62,401           58,637           54,721
  Profit sharing and all other employee benefits .           17,233           15,245           14,437
  Average shares outstanding(f). . . . . . . . . .           10,268           10,592           10,640
  Closing share price at year-end(f) . . . . . . .           17 1/2           13 1/8           11 3/4
  Common stock price range during year(f). . . . .    12 5/8-18 1/4    11 1/4-16 3/8         8-16 1/2
  Closing price/earnings ratio(g). . . . . . . . .             13.3             12.0             12.7




(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)    1986          1985
                                                         ----------    -------------

  Net sales. . . . . . . . . . . . . . . . . . . .           151,497          136,512
  Cost of sales. . . . . . . . . . . . . . . . . .            85,977           78,385
  Gross margin -- %. . . . . . . . . . . . . . . .              43.2             42.6
  Selling and administrative expenses. . . . . . .            50,145           44,687
     % of net sales. . . . . . . . . . . . . . . .              33.1             32.7
  Profit from operations . . . . . . . . . . . . .            15,375           13,440
     % of net sales. . . . . . . . . . . . . . . .              10.1              9.8
  Other income and (expense) . . . . . . . . . . .             1,433            1,709
  Income tax expense . . . . . . . . . . . . . . .             7,992            6,427
     % of earnings before income taxes . . . . . .              47.5             42.4
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .             8,816            8,722
        % of net sales . . . . . . . . . . . . . .               5.8              6.4
        Return on beginning shareholders'
         equity -- % . . . . . . . . . . . . . . .              14.7             15.3
  Net earnings . . . . . . . . . . . . . . . . . .             8,816            8,722

PER SHARE DATA(f)
  Earnings before extraordinary gain and
   cumulative effect of accounting change. . . . .               .83              .82
  Net earnings . . . . . . . . . . . . . . . . . .               .83              .82
  Cash dividends . . . . . . . . . . . . . . . . .               .46              .46
  Shareholders' equity (ending). . . . . . . . . .              6.15             5.62

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents. . . . . . . . . . . .               947            2,660
  Total current assets . . . . . . . . . . . . . .            55,627           52,782
  Property, plant, and equipment, net. . . . . . .            35,037           32,350
  Total assets . . . . . . . . . . . . . . . . . .            94,506           89,419
  Current liabilities excluding current debt . . .            17,742           16,835
  Current ratio excluding current debt . . . . . .               3.1              3.1
  Long-term liabilities excluding long-term debt .             2,744            2,346
  Financing debt
     Current . . . . . . . . . . . . . . . . . . .             1,209            3,447
     Long-term . . . . . . . . . . . . . . . . . .             2,766            3,208
        Total as % of total capital. . . . . . . .               5.7             10.0
  Shareholders' equity . . . . . . . . . . . . . .            65,356           59,912

CASH FLOW(e) Increase (Decrease)
  Related to operating activities. . . . . . . . .            15,177               --
  Related to investing activities. . . . . . . . .            (8,543)              --
  Related to financing activities. . . . . . . . .            (8,446)              --

OTHER DATA
  Interest income. . . . . . . . . . . . . . . . .             2,061            2,141
  Interest expense . . . . . . . . . . . . . . . .               705              687
  Depreciation and amortization expense. . . . . .             6,611            5,901
  Net expenditures for property, plant, and
   equipment . . . . . . . . . . . . . . . . . . .             8,543           12,196

  Number of employees at year-end. . . . . . . . .             1,728            1,658
  Total direct compensation. . . . . . . . . . . .            49,819           43,472
  Profit sharing and all other employee benefits .            11,299            9,981
  Average shares outstanding(f). . . . . . . . . .            10,658           10,672
  Closing share price at year-end(f) . . . . . . .            12 1/8           11 3/4
  Common stock price range during year(f). . . . .    10 9/16-13 1/4     9 3/4-12 1/2
  Closing price/earnings ratio(g). . . . . . . . .              14.7             14.4



INVESTOR INFORMATION

ANNUAL MEETING

The annual meeting of Tennant Company will be held at 10:30 a.m. on Thursday, May 2, at the Company's corporate headquarters, 701 North Lilac Drive, Golden Valley, Minnesota.

STOCK MARKET INFORMATION

Tennant common stock is traded in the National Market System of NASDAQ over-the-counter market, under the ticker symbol TANT.

As of December 31, 1995, there were approximately 3,300 shareholders of record.

QUARTERLY PRICE RANGE (UNAUDITED)

The accompanying chart shows the quarterly price range of the Company's shares over the past five years after adjustment for the two-for-one stock split:



             FIRST              SECOND                 THIRD              FOURTH
            ---------------------------------------------------------------------------
1991        $16.50-20.00       $17.50-21.25        $16.75-18.50         $16.25-18.38
1992         17.25-22.00        20.00-24.38         21.25-23.75          20.50-23.25
1993         20.13-24.25        19.75-22.00         20.75-22.75          20.88-24.25
1994         20.63-24.25        20.47-22.00         21.00-23.38          21.50-24.13
1995         23.13-25.00        23.00-29.00         25.00-27.25          22.25-27.25



DIVIDEND INFORMATION

Cash dividends on Tennant's common stock have been paid for 52 consecutive years, and the Company has increased dividends in each of the last 24 years. Dividends generally are declared each quarter. Following are the record dates anticipated for the next 12 months:


     May 31, 1996
     August 30, 1996
     December 16, 1996
     March 3, 1997

TRANSFER AGENT AND REGISTRAR

Shareholders with a change of address or questions about their account may contact:

     Norwest Bank Minnesota, N. A.
     161 North Concord Exchange
     P.O. Box 738
     St. Paul, MN 55075-0738
     612-450-4064  -  1-800-468-9716

10-K OFFER AND OTHER INVESTOR INFORMATION

A copy of Tennant's 1995 10-K annual report filed with the Securities and Exchange Commission (which contains no material information not found in this report), and other financial information may be obtained by writing Richard
A. Snyder, Treasurer, Tennant Company, P.O. Box 1452, Minneapolis, MN 55440, or calling (612) 540-1209.

DIRECTORS
ROGER L. HALE, PRESIDENT, CHIEF EXECUTIVE OFFICER

ARTHUR D. COLLINS, JR., PRESIDENT,
CHIEF OPERATING OFFICER MEDTRONIC, INC., MINNEAPOLIS, MINNESOTA

DAVID C. COX, PRESIDENT, CHIEF EXECUTIVE OFFICER
COWLES MEDIA COMPANY, MINNEAPOLIS, MINNESOTA

ANDREW P. CZAJKOWSKI, PRESIDENT, CHIEF EXECUTIVE OFFICER
BLUE CROSS &BLUE SHIELD OF MINNESOTA, ST. PAUL, MINNESOTA

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

MAHEDI A. JIWANI, CORPORATE CONTROLLER AND PRINCIPAL
                   ACCOUNTING OFFICER


MAJOR UNITS

CASTEX INCORPORATED, HOLLAND, MICHIGAN
Thomas J. Vander Bie, PRESIDENT
Local business phone -- (616) 786-2330


TENNANT HOLDING B.V., UDEN, THE NETHERLANDS
Jan 't Hart, MANAGING DIRECTOR
Local business phone -- 4132-41241