Form 10-K405, Exhibit 13
period 1996-12-31
TENNANT CO
filed 1997-03-25
CIK 97134

TO OUR SHAREHOLDERS

   1996 was a year of successes and disappointments at Tennant. On the positive side, we gained share in commercial floor maintenance equipment markets, continued an accelerated pace of new product introductions, and achieved our third consecutive year of record sales and earnings. However, we experienced a lower operating margin and return on equity even though fourth quarter results were up sharply from the prior year.
   Net earnings for 1996 of $21.0 million, or $2.10 per share, were up 7% from the prior year's $19.7 million, or $1.98 per share. The primary reasons for the increase in earnings were higher sales, a relatively low rate of growth for expenses, and an increase in Other Income. A generally stronger dollar reduced earnings by an estimated $0.6 million, or 6 cents per share, and sales by $3.3 million.
   Net sales of $344.4 million were up 6% from 1995. While the stronger dollar was partially responsible for this relatively low growth rate, other causes included nearly flat orders for floor coatings products after several years of strong growth, and somewhat weaker-than-expected orders for industrial floor maintenance machines in North America. On the other hand, orders for commercial products in general, and industrial products in several key international markets, were up in the double-digit range.
   Return on beginning shareholders' equity declined to 18.4% from 20.4% for the prior year and profit from operations increased 5% to $31.6 million, resulting in an operating margin of 9.2% versus 9.3% a year ago. The change in operating margin was due to a decline in gross margin caused by the stronger dollar, a change in the sales mix to lower margin products and market segments, and inefficiencies in our European manufacturing operations. We were able to offset most of the gross margin decline with expense control measures, which held the growth in selling and administrative expenses to less than inflation.

FINANCIAL CONDITION STRENGTHENED

   Tennant's financial condition strengthened during 1996, due to the earnings gain and improved working capital. Excluding cash and short-term debt, working capital declined by $4 million, primarily as a result of efforts to reduce inventory levels that built up toward the end of 1995. The resulting cash flow allowed for a debt reduction to $26 million, or 17% of capital, from $40 million for the prior year, and a cash balance increase of $6 million.

STRATEGIC CHANGE

   Tennant's strategic vision, "to work for a cleaner and safer world," and mission, "to be the preeminent company in nonresidential floor maintenance equipment, floor coatings, and related offerings," remain unchanged. However, the environment we do business in is changing and at an accelerating pace:

- Customers are seeking greater value. This is triggering a consolidation of suppliers and demand for more services, and a move toward outsourcing of activities such as facilities cleaning.

- Distribution is changing, especially in the commercial equipment market, where there is consolidation among independent distributors and new forms of distribution are being introduced.

    A common theme underlying these changes is the growing use of information technology, both by suppliers of products and services and their customers. Technology is providing more and better information, is reducing the cost of doing business, and is providing customers with more choices and better service.

    We continue to believe Tennant can take advantage of this changing environment:

- Our industrial floor maintenance equipment business has an exceptionally strong global franchise with high market share, good profitability, and strong cash flow.

- Our floor coatings business has demonstrated marketing and sales synergies with the industrial equipment business, is quite profitable in its North American market, and has international growth potential.

- Our commercial floor maintenance equipment business has propelled itself to a solid number three position in the North American market. It has the potential to gain further share here and also to become a significant competitor in the international market. With these three lines of business, we see excellent opportunities for synergy and leverage.

    While we have the basic building blocks in place, we must make some important strategic changes:


- Move from an organization that has a product orientation to one with more of a market/customer orientation. Responsibility for implementing this change has been assigned to Janet M. Dolan, who was named Executive Vice President for North American Operations in September 1996. We believe a more focused market/customer strategy will allow us to better leverage our marketplace strengths; for our global industrial equipment business--direct sales and service organizations in eight countries and full-service distributors in 45 others; and, for our North American commercial equipment and floor coatings businesses--broad-based distributor and contractor networks.

- Install as rapidly as possible a company-wide "enterprise" computer hardware and software system which will link all of our operations and customer information. This will allow us to establish customer service as a global competitive advantage, provide an information systems foundation to better support our growth strategies, and allow us to do business more efficiently and

                         [PHOTO OF TENNANT COMPANY PRESIDENT]

    effectively. Our implementation efforts began in 1995 and will continue for the next several years.

    In summary, we are in an excellent business: the world wants to be cleaner and safer, and no one in our industry is in a better position to seize the initiative and serve customers as well. We believe our new approach to the markets will build on our existing strengths and will help us to do a better job for customers at the end-user, distributor, and contractor levels.

SCHULZE RETIRES; RUSSELL JOINS BOARD

   Arthur R. Schulze, Jr., who has been a board member since 1982, retired in 1996. His marketing expertise and general business knowledge were very helpful during his tenure. Our newest director is Edwin L. Russell, Chairman, President, CEO, Minnesota Power. We are pleased to have his advice and counsel.

OUTLOOK FOR A MORE PROFITABLE 1997

   The year began with low backlogs and a dollar that was continuing to strengthen. While this puts some pressure on first quarter results, we are optimistic about prospects for the full year. In particular, we expect to produce stronger order growth than in 1996. This belief is based on the generally favorable economic forecasts for North America and most international markets, and the considerable number of new and updated products already in our line or planned for 1997. In addition, we are focused on improving our operating margin. As a result, we believe Tennant can report higher sales and earnings for 1997.



/s/Roger L. Hale

Roger L. Hale
President, Chief Executive Officer
March 24, 1997

TENNANT AT A GLANCE

   Our vision is to work for a cleaner and safer world. We believe the strength that comes from broad product lines, global sales and service networks, and customer partnerships will allow Tennant to achieve its strategic mission:

- To be the preeminent company in nonresidential floor maintenance equipment, floor coatings, and related offerings.

- To create value for shareholders by providing an above-average total return.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
    PRODUCT LINES        PRODUCTS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    INDUSTRIAL
    FLOOR MAINTENANCE    [PHOTO OF INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT]
    EQUIPMENT

-------------------------------------------------------------------------------

    COMMERCIAL
    FLOOR MAINTENANCE    [PHOTO OF COMMERCIAL FLOOR MAINTENANCE EQUIPMENT]
    EQUIPMENT

-------------------------------------------------------------------------------

    FLOOR COATINGS       [PHOTO OF FACTORY FLOOR]

-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    PRODUCT LINES        PRODUCTS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         Products to clean surfaces with vehicle
                         and heavy foot traffic such as:
    INDUSTRIAL            -  factories, warehouses, stadiums,
    FLOOR MAINTENANCE        airport hangars, parking garages,
    EQUIPMENT                and outside areas.
                         -   sweepers and scrubbers:
                         -   walk-behinds
                         -   indoor riders
                         -   outdoor vehicles

-------------------------------------------------------------------------------

                          Products to clean surfaces with foot traffic such as:
    COMMERCIAL            -   office buildings, super-markets, retail outlets,
    FLOOR MAINTENANCE         airport terminals, and hospitals.
    EQUIPMENT             -   walk-behind scrubbers and sweepers, carpet
                              extractors, burnishers, buffers, polishers, and other specialized equipment.

-------------------------------------------------------------------------------

                          Products that treat, repair, and upgrade concrete and
    FLOOR COATINGS        wood floors. Specialty products are available for
                          areas with chemical exposure or odor-sensitivity.

                          Generally used in industrial settings such as factories and warehouses. Applied by customer or authorized contractor.

-------------------------------------------------------------------------------

                                     [PIE CHART]

Pie chart showing breakdown of 1996 sales into Europe (17%), World Export (10%), and North America Sales (73%). North America Sales are broken out further into Commercial (19%), Industrial (48%), and Floor Coatings (6%). Europe Sales are
broken out into Commercial (2%), and Industrial (15%).   World Export Sales are
broken out into Commercial (1%) and Industrial (9%).


    1996 SALES

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
    PRODUCT LINES        MARKETS
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

                         World market for equipment and aftermarket estimated at $750 million.
    INDUSTRIAL
    FLOOR MAINTENANCE    Market share greater than 50% in segments such as manufacturing, warehousing,
    EQUIPMENT            distribution, and government.

---------------------------------------------------------------------------------------------------------

                         World market for equipment and aftermarket estimated at $2 billion.
    COMMERCIAL
    FLOOR MAINTENANCE    Sold under Castex, Nobles, Eagle, and Tennant brand names, depending on the
    EQUIPMENT            product and geographic area.

                         Among the leaders in North America; small but rapidly growing internationally.

---------------------------------------------------------------------------------------------------------

                         North American market for industrial sealers, resurfacers, and coatings
    FLOOR COATINGS       estimated at $150 million, excluding application labor.

                         Market share estimated at about one-sixth of total market, but higher in coatings segment.

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
    PRODUCT LINES        SALES/SERVICE
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                         Direct sales/service in the United States, Australia, Canada, France, Germany,
    INDUSTRIAL           The Netherlands, Spain, and the United Kingdom.
    FLOOR MAINTENANCE
    EQUIPMENT            Well-established, full-service distributor network in 45 other countries including Japan and most countries in Europe not served directly.
---------------------------------------------------------------------------------------------------------

    COMMERCIAL           Broad geographic coverage in North America through a full-service distributor
    FLOOR MAINTENANCE    network.
    EQUIPMENT
                         Expanding full-service distributor network internationally.

---------------------------------------------------------------------------------------------------------
                         Sold by Tennant's direct sales force in North America as a complementary product to industrial floor maintenance equipment.
    FLOOR COATINGS
                         Also sold by Tennant's independent contractor network.

---------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

    PRODUCT LINES      COMPETITIVE STRENGTHS
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

                       Market leadership worldwide.

    INDUSTRIAL         Broadest line of quality products resulting from industry-leading commitment to
    FLOOR MAINTENANCE  engineering.
    EQUIPMENT
                       Strong sales/service support on a worldwide basis.

                       Manufacturing facilities in the United States and Europe.
-------------------------------------------------------------------------------------------------------

                       Strong position in North American market.
    COMMERCIAL
    FLOOR MAINTENANCE  Complete line of quality products with a history of innovation.
    EQUIPMENT
                       Reputation for providing a high level of support to distributors.

-------------------------------------------------------------------------------------------------------

    FLOOR COATINGS     Broad line of coatings, sealers, and resurfacers including an environmentally safe floor coating system (Eco-Coatings-TM- and Eco-Prep-TM-).

                       In-house chemistry lab that formulates products and oversees their production and application.

-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
    PRODUCT LINES      GROWTH STRATEGIES
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

                       Emphasize customer partnerships and high levels of support and service.

    INDUSTRIAL         Maintain product leadership--regular introductions of new and updated products.
    FLOOR MAINTENANCE
    EQUIPMENT          Focus on nontraditional and emerging market segments.

-------------------------------------------------------------------------------------------------------

    COMMERCIAL         Emphasize customer partnerships and high levels of support and service.
    FLOOR MAINTENANCE
    EQUIPMENT          Maintain product leadership with a continued focus on innovation.

                       Improve market share domestically and expand rapidly internationally.

-------------------------------------------------------------------------------------------------------

    FLOOR COATINGS     Emphasize customer partnerships and high levels of support and service.

                       Maintain product leadership with emphasis on Eco-Coatings-TM- line.

                       Expand network of authorized contractors.

-------------------------------------------------------------------------------------------------------

INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT

                                     [BAR GRAPH]

                              Industrial Equipment Sales

                             Industrial Sales in Millions

    Year                North America            Overseas       Total
    ----                -------------            --------       -----

    1990                     120                      58          178
    1991                     112                      58          170
    1992                     120                      63          183
    1993                     130                      60          190
    1994                     147                      64          211
    1995                     158                      79          237
    1996                     166                      82          248


MAINTAINING MARKET LEADERSHIP

   The annual worldwide market for industrial floor cleaning equipment is estimated at $750 million with a unit growth rate of 3-4%. North America, while it accounts for about one-half of sales, also is the most mature market with unit growth somewhat below the global average. European and Asian markets, which make up the bulk of the second half of the market, are growing at a somewhat above-average rate. Two international trends are promoting growth: more companies are discovering that quality and productivity improvements begin with a clean floor, and more countries are becoming prosperous enough to want to provide cleaner, safer environments.

   Tennant is the worldwide leader in industrial equipment--roughly three times the size of its nearest competitors. We command a better than 50% share of a number of North American market segments including government, manufacturing, transportation and warehousing/distribution. Internationally, our market share, which varies by country, is generally quite high for the larger, more heavy-duty products.

    "THERE ARE THREE THINGS THAT MAKE TENNANT EQUIPMENT STAND OUT ABOVE THE REST. FIRST, THERE'S THE EASE IN LEARNING TO USE THE EQUIPMENT. SECONDLY, THE MACHINES ARE BUILT FOR WHAT WE ARE TRYING TO ACCOMPLISH: NAMELY, MAKING SPORTS STADIUMS CLEANER AND SAFER. FINALLY, FROM THE SALES REPS TO THE SERVICE REPS, TENNANT PERSONNEL ARE VERY EXPERIENCED AND KNOWLEDGEABLE--ALWAYS AT THE READY."

         MR. MICHAEL GODOY
         Spectacor Management Group
         Operations Supervisor,
         Jacksonville Municipal Stadium
         (Gator Bowl)

                       [PHOTO OF MR. MICHAEL GODOY]

LARGE PRODUCT LINE SOLD AND SERVICED BY UNIQUE NETWORK

   Tennant offers the widest line of industrial equipment available. Our equipment generally is used to clean areas with vehicle or heavy foot traffic, including factories, parking garages, outdoor areas and stadiums. We offer small, mid-sized and large units:

-   SWEEPERS remove wet or dry debris and control dust during this process.

- SCRUBBERS use cleaning solution, scrub the surface, then remove the cleaning solution--all in one pass.

- COMBINATION SWEEPER/SCRUBBERS simultaneously perform as both a sweeper and scrubber--all in one pass.

   These products are priced from $7,500 for walk-behind units to $85,000 for our largest outdoor sweeper. Our products carry the longest and strongest warranties in the industry. Tennant manufactures in two locations: at our headquarters in Minneapolis, Minnesota, which makes the complete line, and in Uden, The Netherlands, which manufactures the small- to

                         [PHOTO OF TENNANT EQUIPMENT IN USE]
medium-sized products we sell in Europe. Both facilities are ISO 9001 quality certified.

   Tennant is the only company in this industry with a large direct sales and service force. The effectiveness of this approach is clear: 85% of industrial sales are made in the eight countries with direct sales and service. These are Australia, Canada, France, Germany, The Netherlands, Spain, the United Kingdom, and the U.S. In addition, we have a full-service distributor network in 45 other countries, including Japan.

   This network also helps us generate strong aftermarket sales of brushes, supplies, replacement parts and service labor. As a result, aftermarket revenues account for about one-third of industrial equipment sales.


NEW PRODUCTS HIGHLY SUCCESSFUL

   For many years, Tennant has had an industry leading commitment to product research and development. In the early 1990s, we reaffirmed the importance of that commitment as a key ingredient in maintaining our strong market share and achieving future growth. We also resolved to both increase the number of new products being introduced each year, and to do so more efficiently.

                            [PHOTO OF TENNANT MODEL 6400]

              "IN OUR EFFORTS TO ATTAIN QS 9000 APPROVAL (Quality Standards established by automotive industry), WE ARE RAISING OUR CLEANING AND SAFETY STANDARDS BY UPGRADING OUR EQUIPMENT. AFTER COMPARING ALL THE DIFFERENT SWEEPERS OUT THERE, WE DECIDED TO GO WITH TENNANT'S MODEL 6400. I CHOSE THE 6400 BECAUSE OF THE OVERALL QUALITY OF THE MACHINE AND THE LOW NOISE LEVEL WHICH IS IMPORTANT TO THE SAFETY OF OUR OPERATORS. WE ALSO CHOSE THE 6400 BECAUSE OF THE GOOD SERVICE REPUTATION TENNANT HAS IN THE BUSINESS. AGAINST THE COMPETITION, TENNANT WON OUT."

[PHOTO OF MR. WALT FOOTIT]

                   MR. WALT FOOTIT
                   Manufacturing Engineering Manager, Donaldson Company, Inc.

                             [PHOTO OF TENNANT MODEL 830]


                   "WHAT WE STRIVE FOR IN THE CITY OF BALTIMORE IS TO KEEP OUR
              OUTDOOR URBAN ENVIRONMENT AS CLEAN AS POSSIBLE. WHEN WE WERE LOOKING FOR A GOOD ALLEY SWEEPER, WE WERE LOOKING FOR A MACHINE THAT WOULD DO A THOROUGH JOB, THAT WOULD SAVE THE CITY MONEY, AND THAT WAS DURABLE. AFTER COMPARING THE TENNANT MODEL 830 IN TRIAL RUNS WITH A COMPETITOR, WE FOUND IT MET OUR PRICE AND SPECIFICATION REQUIREMENTS. WE ARE VERY SATISFIED WITH IT."

    [PHOTO OF MR. KURT KOCHER]

              MR. KURT KOCHER
              Acting Chief of Information Services,
              The City of Baltimore.


   This endeavor has produced highly successful results:

- MAJOR NEW PRODUCTS are now being developed in about half the time it previously took and the number of products introduced each year has nearly doubled.

- RESEARCH AND DEVELOPMENT expenditures have been reduced from about 5% of sales to the low 4% range.

- More than 80% of 1996 industrial machines sales came from products introduced during the past five years. In 1996 alone, we begin selling several major new products including:

    - Models 515 scrubber and 515SS sweeper/scrubber providing compact, battery-powered riding machines for scrubbing in congested areas.

    - Model 6400 sweeper with a choice of engines providing a compact riding machine for sweeping in congested areas.

    - Model 7400 scrubber with a choice of engines which updates Tennant's most popular medium-sized rider scrubber.

     Tennant's commitment to product research and development will continue unabated with several product introductions planned for 1997 and more to follow in 1998 and beyond.

FLOOR COATINGS

SOLID NORTH AMERICAN MARKET

   The market for industrial floor coatings, sealers and resurfacers in North America is estimated at $150 million in annual sales. These products protect concrete and wood floors from chemicals and wear; they make maintenance easier; and they produce a clean, high-quality working environment that improves employee morale and a company's image.

   Tennant holds about a 15% share of the overall market, but has a higher share of the coatings segment.


COMPLETE FLOOR COATINGS LINE

   Tennant has a broad line of products for concrete and wood floors:

-   DURABLE COATINGS for main traffic aisles and loading docks.

-   CHEMICAL-RESISTANT COATINGS for areas with chemical exposure.

- EPOXY RESURFACERS for damaged floors that need to have their smooth surface restored.

- ENVIRONMENTALLY SAFE COATINGS for odor-sensitive applications, such as food processing facilities. This includes Tennant's unique Eco-Coatings-TM-line, which combines high durability using little or no solvents.

     Tennant develops the formulas for these products and oversees their production and application.

     In 1996, we continued to expand the availability of the Eco-Prep-TM-process to the independent contractors that apply our coatings for their customers. Eco-Prep-TM- machines prepare the floor for its new coating by removing


                        [PHOTO OF FACTORY FLOOR]


                   "THIS FLOOR COATING SENDS A MESSAGE THAT WE'RE ON COURSE TO
              BECOMING A WORLD-CLASS COMPANY. IT'S MADE THE FACILITY MORE DISTINCTIVE. IT'S EASIER TO CLEAN AND IT LOOKS BETTER THAN WHEN IT WAS JUST CONCRETE. PEOPLE NOW TAKE MORE PRIDE IN THEIR WORKPLACE. THIS, IN TURN, HAS HELPED STEEL PARTS BECOME A BETTER PLACE TO WORK."

    [PHOTO OF MR. ROBERT BEISEL]

                        MR. ROBERT BEISEL
                        Facilities Manager, Steel Parts Corporation


                                     [BAR GRAPH]

                           INDUSTRIAL FLOOR COATINGS SALES

                           Floor Coating Sales in Millions


         Year           North America       Overseas            Total
         ----           -------------       --------            -----

         1990                     14.3                            14.3
         1991                     13.0                            13.0
         1992                     14.6                            14.6
         1993                     14.8                            14.8
         1994                     18.2                            18.2
         1995                     20.7           0.6              21.3
         1996                     21.5           0.1              21.6
         any existing coatings quickly and without using solvents.

            Tennant's products are marketed in two ways. First, through our industrial equipment direct sales force which sells them as part of a full line of floor care products--a combination unmatched in this industry. Second, through a qualified nationwide group of independent contractors who both sell and apply our floor coatings.

         STRATEGIES TO EXPAND FLOOR COATINGS

            While this business did not perform as well as we would have liked in terms of growth in 1996, we believe it has very good prospects for future growth. We will foster its expansion by:

         - PRODUCT LEADERSHIP: In 1996, new products included Eco-SLS-TM-, a proprietary environmentally safe, solid epoxy designed for applications requiring fast cure in cool-temperature environments, and 8700, a resurfacer designed for use in areas with high chemical exposure such as a battery recharging area. For 1997, several new products for recoating and resurfacing are planned and we will introduce a new, more-compact version of our highly successful Eco-Prep-TM- machine.

         - LEADING THE INDUSTRY IN SERVICE: Customers have two choices when using our floor coatings. They can apply the coatings themselves, assisted with step-by-step directions and toll-free contact with our technical support staff. They also can use an approved contractor. These firms have become our partners. We train them on the use of our products, offer extended-hour technical support by phone from chemicals experts, and also visit customer sites to assist as necessary. Contractors then provide information to us on how our products are doing and assist in developing new ones.

         - BENEFITING FROM SYNERGIES WITH TENNANT'S OTHER BUSINESSES: This operation has an advantage none of our competitors can match: it carries Tennant's reputation for quality and is linked to a complete line of products that care for floors after the coating has been applied. This synergy opens doors for our floor coatings business.


    "THIS IS A REVOLUTIONARY MACHINE. THERE'S NOTHING ELSE THAT DOES WHAT THIS DOES. WITH THE ECO-PREP-TM- MACHINE WE CAN GO IN AND REMOVE A COATING, PUT DOWN A THIN-MIL COATING, AND DO IT CHEAPER THAN ALL OUR COMPETITORS. WITH THE GROWING CONCERN OVER THE ENVIRONMENT, PEOPLE JUST AREN'T GOING TO PUT UP WITH WASTE AND HAZARDOUS CHEMICALS IN THEIR FACILITIES ANYMORE. THIS MACHINE TAKES CARE OF THAT. IT'S A REVOLUTION FOR TENNANT."

         MR. JAMES ERNST
         President and CEO,
         Advantage Coating, Inc.

              [PHOTO OF MR. JAMES ERNST]


                         [PHOTO OF TENNANT ECO-PREP MACHINE]

COMMERCIAL FLOOR MAINTENANCE EQUIPMENT


LARGE MARKET WITH GREAT OPPORTUNITIES

   Tennant's commercial floor maintenance equipment reaches a huge global market that we estimate exceeds $2 billion in annual revenues and is growing at the rate of 4-5% in unit volumes. North America accounts for about 40% of these sales. A number of trends are triggering this growth: expansion in the service sector, consumer preference for clean environments, potential liability issues related to wet or dirty public places, and the drive for higher productivity in the workplace.

   This market has traditionally had low barriers to entry. As a result, there are about 75 significant competitors around the world today. However, no company has achieved worldwide leadership--generally speaking, each region has its own set of companies. Increasing competition is leading to industry consolidation. Tennant is in a strong position to benefit from this situation. We are among the six largest companies in the commercial market internationally, and we hold a top three position in North America.


                        [PHOTO OF COMMERCIAL EQUIPMENT IN USE]

                                                       [PHOTO OF MR. ROD DUMMER]

    "WE THINK THE DUAL DISTRIBUTORSHIP PILOT PROGRAM IS OUTSTANDING. (A test program to leverage distributor/Tennant synergies to increase market penetration.) IT'S AN EXCELLENT OPPORTUNITY FOR US TO EXPAND OUR EQUIPMENT BUSINESS AND BUILD RELATIONS WITH SOME OF THE INDUSTRIES WHERE WE HAD NO BUSINESS BEFORE. WE'VE ONLY BEEN DOING THIS FOR TWO MONTHS NOW AND HAVE ALREADY SEEN POSITIVE RESULTS. THE TENNANT NAME IS SO WELL-RECOGNIZED AS A QUALITY AND PERFORMANCE PROVEN LINE, OUR PRODUCT OFFERING IS NOW MORE COMPLETE THAN EVER BEFORE."

         MR. ROD DUMMER
         Sales Manager, Dalco Enterprises  (Castex Distributor)


                                     [BAR GRAPH]
                              COMMERCIAL EQUIPMENT SALES
                             Commercial Sales in Millions

         Year           North America       Overseas            Total
         ----           -------------       --------            -----

         1990                     9.5                              9.5
         1991                     12.0                            12.0
         1992                     13.0           1.0              14.0
         1993                     13.0           3.5              16.5
         1994                     47.0           5.0              52.0
         1995                     57.5           9.0              66.5
         1996                     63.0          12.0              75.0

BROAD PRODUCT LINE FOR CARPETED AND HARD FLOOR SURFACES

     Hospitals, offices, schools and shopping malls, among others, use our products to clean floors. We offer a complete line of commercial floor maintenance equipment, with prices that range from $300 for small, upright vacuum cleaners, to over $7,000 for walk-behind scrubbers:

- WALK-BEHIND SCRUBBERS remove grease and grime from hard floors, including surfaces with grouted tile. These machines remove virtually all of the cleaning solution they apply to the floor, which is critical from the point of view of avoiding slip-and-fall injuries, and they are easy to operate and maneuver in tight spaces.

- CARPET EXTRACTORS clean carpets by applying a cleaning solution, scrubbing, and then removing the solution along with any dirt and grime.

- BURNISHERS AND FLOOR MACHINES give scrubbed floors a shiny, high-gloss look.

- SWEEPERS AND VACUUMS remove debris or water from virtually any surface, depending on the model involved.

     Substantially all of these products are manufactured by Castex, a Tennant subsidiary since February 1994, in a new facility located in Holland, Michigan. Products are sold in North America, primarily by independent distributors, under the Castex brand name for carpet care and under the Nobles and Eagle names for hard floor care. Products are also sold internationally, under either the Nobles or Tennant brand names, depending on the geographic area.

PROGRESS MADE ON GROWTH STRATEGIES

     This operation made important progress on its growth strategies in 1996:

- PRODUCT LEADERSHIP: We stepped up the product development effort which resulted in the introduction of a number of new products this year including:

    - Models SS2401 and SS2601 walk-behind scrubbers which offer new features and greater value.
    - Explorer and Trooper portable extractors (used for carpet cleaning) which provide enhanced features.
    - Monsoon high-speed floor machine for stripping waxes and grime in preparation for burnishing.


     Several additional new products are planned for introduction in 1997.

- INTERNATIONAL GROWTH: We increased our overseas sales of commercial equipment, in local currencies, by 32% in 1996, although off a relatively small base. The reasons behind this growth include international companies understanding the advantages of Tennant's broad product line and strong customer support, and the expansion of our efforts in several markets in Europe and Asia. We continue to review opportunities for acquisitions or alliances as a supplement to internal growth to increase our presence outside North America.


                   "QUALITY EQUIPMENT, AWARD WINNING SUPPORT, BROAD PRODUCT
              LINE, AND MOST IMPORTANTLY, CREDIBLE, WELL-TRAINED LOCAL REPRESENTATION SUM UP OUR FEELINGS ABOUT OUR BUSINESS PARTNERSHIP WITH YOUR FINE COMPANY. IT IS ALSO A JOY TO BE ONE STEP AHEAD OF THE INDUSTRY, THIS DUE TO WHAT WE BELIEVE TO BE A GREAT, PRACTICAL CORPORATE VISION."

[PHOTO OF MR. JOSEPH M. FRAWLEY]

                        MR. JOSEPH M. FRAWLEY
                        Vice President, Hy-Grade Distributors, Inc.
                        (Castex Distributor)



                        [PHOTO OF COMMERCIAL EQUIPMENT IN USE]

MANAGEMENT'S FINANCIAL
DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                   SELECTED INDICATORS OF GROWTH AND PROFITABILITY



                                                 CURRENT ECONOMIC CYCLE(a)            PREVIOUS ECONOMIC CYCLE(a)

                                                 CURRENT          CYCLE               LAST HALF            FULL
                                                  YEAR           TO DATE              OF CYCLE            CYCLE
    Period Included in Economic Cycle             1996          1991-1996             1987-1990         1982-1990
    -----------------------------------------------------------------------------------------------------------------
    Return on Beginning Shareholders'
    Equity(c)                                     18.4            17.2                  16.6           14.9

    Compound Annual Growth (%)(a):

    Sales -- Nominal                                +6              +9                    +9              +8

          -- Real(b)                                +5              +6                    +4              +3


    Earnings Per Share(c)                           +6              +8                   +13              +5

    Cash Dividends Per Share                        +1              +3                    +6              +6

    Net Operating Assets                            -0             +13                    +4              +5

    Growth Period (From-To)                  1995-1996       1990-1996             1986-1990       1981-1990



    (a) The Company's long-term growth and profitability goals are presented at the end of this section. Growth is measured over a full economic cycle. For purposes of this table, 1991 is considered to have marked the beginning of the current cycle (growth measured from 1990). The previous cycle covered the years 1982 through 1990 (growth measured from 1981).

    (b) Real sales are determined by adjusting annual reported (nominal) sales for the estimated effects of changes in product pricing and changes in foreign currency rates.

    (c) Based on reported earnings before extraordinary gain and cumulative effect of accounting change except for 1993, 1992, 1990 and 1989 which have been adjusted to eliminate unusual items, net of income taxes, as described in the Historical Progress Review, footnotes (a) through
         (d).


--------------------------------------------------------------------------------


FINANCIAL RESULTS OF OPERATIONS

   EARNINGS: For 1996, net earnings were $21.0 million, or $2.10 per share, up 7% from the prior year. Return on sales was 6.1%, and return on beginning shareholders' equity was 18.4%. The primary reasons for the earnings gain were higher sales, a relatively low rate of growth for expenses, and an increase in Other Income. A generally stronger U.S. dollar reduced earnings by an estimated $0.6 million, or 6 cents per share.

   For 1995, net earnings were $19.7 million, or $1.98 per share (adjusted for April 1995 stock split; see "Notes to Consolidated Financial Statements," note
15), up 25% from 1994. Return on sales was 6.0%, and return on beginning shareholders' equity was 20.4%. The earnings gain came from an increase in sales, a higher gross margin, a lower effective tax rate, and a generally weaker U.S. dollar that raised earnings by an estimated $0.8 million, or 8 cents per share.

   For 1997, the Company is somewhat cautious in its short-term outlook because the year started with low backlogs and a continued strengthening of the U.S. dollar. For the full year, the Company believes it can show higher earnings based on stronger sales growth and a higher operating margin.

   SALES: For 1996, net sales of $344 million increased 6% from the prior year and backlogs declined by $1 million. A generally stronger U.S. dollar reduced full year sales by $3 million.

   North American sales of $249 million were up 6% on economic conditions that were weak early in the year, especially in the industrial sector, but that improved steadily as the year progressed. Sales increases by product line were 8% for commercial equipment, 5% for industrial equipment, and 2% for floor coatings.

   Overseas sales of $95 million, representing 28% of consolidated revenues, increased 5% (up 9% in local currencies). The strongest sales gains were in Japan, France and Australia.

   For 1995, net sales of $325 million were up 16% from 1994 and backlogs declined by $3 million. About one-third of the sales increase was due to the 1994 acquisitions being included for a full year, and a generally weaker U.S. dollar that increased full-year sales by $6 million. North American sales of $234 million were up 13% on economic conditions that were favorable early in the year, except for Mexico, but weakened toward year-end. Commercial equipment sales increased 25%; about one-half of the increase was due to 1994 acquisitions. Floor coatings sales increased 14% and industrial equipment sales were up 7%. Overseas sales of $91 million, representing 28% of consolidated revenues, increased 24%. About one-half of the increase was due to the 1994 acquisitions and the generally weaker U.S. dollar.

   PROFIT FROM OPERATIONS: For 1996, profit from operations increased 5% to $31.6 million, resulting in an operating margin of 9.2% versus 9.3% the prior year. Factory capacity use is estimated to have been in the low 70% range for the year.

   The change in operating margin was due to a decline in gross margin to 41.3% from 42.9% the prior year. The decline was primarily due to a change in the sales mix to lower margin products and market segments, operational inefficiencies in Europe, and translation effects of the stronger U.S. dollar.

   Selling and administrative expenses, as a percent of sales, declined to 32.2% from 33.7% the prior year. The improvement, which nearly offset the decline in gross margin, resulted from steps taken to slow the rate of expense growth. These actions were successful in keeping expense growth lower than inflation.

   For 1995, profit from operations increased 25% to $30.2 million, resulting in an operating margin of 9.3% versus 8.6% for 1994. Factory capacity use is estimated to have been in the low 70% range for the year. The change in operating margin was due to an increase in gross margin to 42.9% from 42.4% in 1994. The increase was primarily due to the strong sales gain and the effect of a generally weaker U.S. dollar. Selling and administrative expenses, as a percent of sales, declined to 33.7% from 33.8% in 1994. The improvement was primarily due to the elimination of expenses related to operations discontinued in 1994.

   OTHER INCOME AND EXPENSE: For 1996, the Company recorded other income of $698,000 versus other expense of $747,000 the prior year. The primary reasons for the change were a reduction in a discretionary contribution to the Company's charitable foundation, a higher level of interest income, and lower interest expense.

   The Company reported $4.3 million of interest income in 1996. Of this amount, $2.4 million is from finance-type leases provided to customers and $1.6 million is interest earned on an outstanding loan to the Company's Employee Stock Ownership Plan (ESOP). (The ESOP also generated $0.5 million of amortization expense that is included in "Other Miscellaneous Expense.")

   For 1997, the Company anticipates other net income somewhat above the 1996 level primarily because of higher interest income and lower interest expense.

   INCOME TAXES: For 1996, the effective tax rate rose to 35.0% from an unusually low 33.2% the prior year. (The 1995 rate was affected by tax losses in several high tax countries and a relatively high level of tax credits.) For 1997, the Company anticipates an effective tax rate of about 35%.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's financial condition strengthened throughout 1996. Debt at year-end was reduced to $26 million, or 17% of capitalization, from $40 million. Lower debt resulted from a higher level of cash flow, due to a decrease in working capital, and increased earnings.

   FINANCIAL POSITION: Cash and cash equivalents ended 1996 at $9.9 million, up from $4.2 million the prior year. Based on current operating plans, dividend policy, and stock repurchase authority, the Company expects cash to increase and debt to decrease somewhat by the end of 1997.

   Working capital, excluding cash and debt, declined by $4 million, or 5%, from the prior year-end. This primarily resulted from efforts to reduce inventory levels that built up toward the end of 1995. Working capital will increase in 1997; however, the rise is expected to be in line with sales growth.

   Property, plant, and equipment, net of accumulated depreciation, grew by $2 million. Depreciation expense was $14.9 million and capital spending, net of disposals, was $17.6 million. The largest categories of capital spending, in order of magnitude, were information technology hardware and software, vehicles (cars, trucks and trailers), industrial products financed with operating leases for customers, product tooling, and factory equipment. Vehicles represent a large category of spending because of the use of direct sales and service in key industrial markets.

   For 1997, the Company expects depreciation expense of about $17 million and capital spending, net of disposals, of about $22 million. The level of capital spending, which is relatively high in a historical sense, reflects the Company's commitment to the increasing use of information technology to enhance its competitive position by better serving customers and improving operating efficiency (see CEO's letter to shareholders, page 3, for additional comments). Also, the company plans to construct a warehouse/ distribution center in North America that will consolidate several such facilities in the Great Lakes region.

   DIVIDENDS AND COMMON STOCK: Cash dividends of 69 cents per share were up 1%, the 25th consecutive year of increase. Common stock outstanding averaged 10,020,900 in 1996, up 1% from the prior year. For 1997, the company has been authorized by the Board of Directors to reduce shares outstanding to about 9.9 million.

   IMPACT OF INFLATION: Inflation has not been a significant factor for several years. For 1996, it is estimated that product pricing, on average, was somewhat below inflation for costs and expenses. This did not have a material affect on results of operations. For 1997, the Company expects that product pricing will be about equal to inflation.

   The relatively high inflation of the 1970s and early 1980s continues to be reflected in the Company's historical-cost balance sheet in the following ways:

- Inventories are significantly below current replacement cost because they are, for the most part, stated on a last-in, first-out basis. (See "Notes to Consolidated Financial Statements," note 1, for amounts involved.)

- Property, plant, and equipment is stated at historical cost, which is below current replacement value for older assets.

   These shortcomings of historical-cost financial statements are managed by establishing return-on-investment objectives based on current values for assets. In addition, price indexes are used to estimate real, inflation-adjusted sales which allow for more meaningful measurements of growth over extended periods of time.

   IMPACT OF CHANGING VALUE OF THE U.S. DOLLAR: Approximately one-third of the Company's sales occur outside of the United States. For 1996, the 10 largest international markets for the Company, based on end-user sales values, were Australia, Belgium, Canada, France, Germany, Japan, Mexico, The Netherlands, Spain, and the United Kingdom. The Company's products are sold directly or through independent distributors in over 50 countries. Sales in Australia, Canada, Japan, and direct-sales European countries are made in their respective currencies. Sales in other countries, which are generally to distributors, are made in either U.S. dollars or, in Europe, in Dutch guilders.

   In recent years, the world's key currencies have experienced significant changes in relative value over short periods of time. The U.S. dollar began 1996 on a continuation of a weakening trend that developed the prior year, then reversed direction and rose in value over the remainder of the year.

   The Company uses hedging arrangements such as forward exchange contracts from time to time to offset short-term changes in currency values. At the end of 1996, the Company had outstanding approximately $12 million of forward exchange contracts denominated in Dutch guilders, Japanese yen, and Canadian and Australian dollars (see "Notes to Financial Statements," note 14). Since these contracts are treated as hedges of specific balance sheet monetary amounts denominated in these currencies, or nearly certain product exports to be sold in these currencies, there is limited potential impact on the Company's future liquidity.

FINANCIAL GOALS AND POLICIES

   The Company's financial mission is to create value for shareholders by providing an above-average total return. Goals and policies that support this mission are:

- Growth - 8% sales and 10% earnings per share annual increases, to be achieved over a full economic cycle; measured from cycle peak to peak.

- Profitability - 20% return on beginning shareholders' equity, to be achieved in the growth years of an economic cycle.

- Financial Policies - Consistent annual dividend increases and maintenance of a sound capital structure with financing debt generally not in excess of 30% of capitalization.

   Summaries of the Company's financial performance compared with these goals are presented in several graphs and tables included in this report.

TENNANT COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS                                                   Years ended December 31
OF EARNINGS                                           1996                          1995                          1994
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                   Percent                       Percent                       Percent
                                                                -------                       -------                       -------
Net sales      . . . . . . . . . . . . . . .  $344,433           100.0       $325,368          100.0       $281,685          100.0

Less:
    Cost of sales. . . . . . . . . . . . . .   202,057            58.7        185,668           57.1        162,360           57.6
    Selling and administrative expenses. . .   110,745            32.2        109,518           33.7         95,201           33.8
                                              --------            ----       --------           ----       --------           ----

Profit from operations . . . . . . . . . . .    31,631             9.2         30,182            9.3         24,124            8.6

Other income and (expense):
    Net foreign currency transaction
     gain (loss) . . . . . . . . . . . . . .        50              --           (128)            --           (371)           (.1)
    Interest income. . . . . . . . . . . . .     4,259             1.2          4,132            1.3          3,807            1.3
    Interest (expense) . . . . . . . . . . .    (2,491)            (.7)        (2,640)           (.8)        (1,677)           (.6)
    Miscellaneous income (expense), net. . .    (1,120)            (.3)        (2,111)           (.6)        (1,802)           (.6)
                                              --------            ----       --------           ----       --------           ----
         Total other income (expense). . . .       698              .2           (747)           (.2)           (43)            --
                                              --------            ----       --------           ----       --------           ----
Profit before income taxes . . . . . . . . .    32,329             9.4         29,435            9.0         24,081            8.6

Income tax expense . . . . . . . . . . . . .    11,302             3.3          9,773            3.0          8,346            3.0
                                              --------            ----       --------           ----       --------           ----
Net earnings   . . . . . . . . . . . . . . .  $ 21,027             6.1       $ 19,662            6.0       $ 15,735            5.6
                                              --------            ----       --------           ----       --------           ----
                                              --------            ----       --------           ----       --------           ----
Net earnings per share . . . . . . . . . . .  $   2.10                       $   1.98                      $   1.60
                                              --------                       --------                      --------
                                              --------                       --------                      --------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES


                                                                                                December 31
CONSOLIDATED BALANCE SHEETS                                                              1996                1995
---------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                   ASSETS
Current assets:
    Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  9,881            $  4,247
    Receivables:
         Trade, less allowance for doubtful accounts
          ($2,137 in 1996 and $2,285 in 1995). . . . . . . . . . . . . . . . . . . .    65,581              63,066
         Installment accounts receivable, net of deferred income from sales finance charges and less allowance for doubtful accounts
          ($369 in 1996 and $326 in 1995). . . . . . . . . . . . . . . . . . . . . .     7,839               7,147
         Sundry. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,098               2,298
                                                                                       --------            --------
              Net receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . .    74,518              72,511
    Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35,264              40,702
    Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       934                 944
    Deferred income taxes, current portion . . . . . . . . . . . . . . . . . . . . .     5,884               5,104
                                                                                       --------            --------
              Total current assets . . . . . . . . . . . . . . . . . . . . . . . . .   126,481             123,508
Property, plant, and equipment, net of accumulated depreciation. . . . . . . . . . .    65,384              63,724
Installment accounts receivable due after one year, net of deferred income
  from sales finance charges . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7,448               7,510
Deferred income taxes, long-term portion . . . . . . . . . . . . . . . . . . . . . .     1,524               1,545
Intangible assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17,752              18,859
Other assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       591                 604
                                                                                       --------            --------
              Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $219,180            $215,750
                                                                                       --------            --------
                                                                                       --------            --------


                                                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  3,864            $ 17,349
    Accounts payable and accrued expenses. . . . . . . . . . . . . . . . . . . . . .    41,690              43,754
    Income taxes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,034                 620
                                                                                       --------            --------
              Total current liabilities. . . . . . . . . . . . . . . . . . . . . . .    49,588              61,723
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21,824              23,149
Long-term employee-related benefits. . . . . . . . . . . . . . . . . . . . . . . . .    18,528              16,177
Other long-term liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       380                 570
                                                                                       --------            --------
              Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .    90,320             101,619
Commitments (note 9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                  --
Shareholders' equity:
    Preferred stock of $.02 par value per share. . . . . . . . . . . . . . . . . . .        --                  --
    Common stock of $.375 par value per share. . . . . . . . . . . . . . . . . . . .     3,737               3,732
    Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,547               3,166
    Common stock subscribed. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       703                 694
    Unearned restricted shares . . . . . . . . . . . . . . . . . . . . . . . . . . .      (440)               (276)
    Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   130,703             116,396
    Cumulative translation adjustment. . . . . . . . . . . . . . . . . . . . . . . .     2,877               3,532
    Receivable from ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (12,267)            (13,113)
                                                                                       --------            --------
              Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . .   128,860             114,131
                                                                                       --------            --------
              Total liabilities and shareholders' equity . . . . . . . . . . . . . .  $219,180            $215,750
                                                                                       --------            --------
                                                                                       --------            --------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES


                                                                                              Years ended December 31
CONSOLIDATED STATEMENT OF CASH FLOWS                                                     1996                1995           1994
----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOW RELATED TO OPERATING ACTIVITIES:

    Net earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $21,027             $19,662        $15,735

    Adjustments to net earnings to arrive at operating cash flow:

         Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . .    16,387              14,090         13,121
         Provision for bad debts . . . . . . . . . . . . . . . . . . . . . . . . . .     1,160                 803          1,088
         Provision for stock plans . . . . . . . . . . . . . . . . . . . . . . . . .     1,191               1,068          1,730
         (Gain) loss on sale of property, net. . . . . . . . . . . . . . . . . . . .       557                (531)            83
         Provision for deferred taxes. . . . . . . . . . . . . . . . . . . . . . . .      (959)                588            325
         Increase in receivables . . . . . . . . . . . . . . . . . . . . . . . . . .    (4,073)            (14,515)       (13,997)
         (Increase) decrease in inventories. . . . . . . . . . . . . . . . . . . . .     4,698              (9,024)        (2,241)
         Increase (decrease) in accounts payable, accrued expenses and
           other long-term liabilities . . . . . . . . . . . . . . . . . . . . . . .    (1,428)              5,610          7,530
         Increase in long-term employee-related benefits . . . . . . . . . . . . . .     2,397               1,568          1,919
         Increase (decrease) in income taxes payable . . . . . . . . . . . . . . . .     3,370              (2,359)         1,841
         (Increase) decrease in other assets . . . . . . . . . . . . . . . . . . . .      (216)                478           (440)
         Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       455                 396             60
                                                                                       -------             -------        -------

    Net cash flow related to operating activities. . . . . . . . . . . . . . . . . .    44,566              17,834         26,754

CASH FLOW RELATED TO INVESTING ACTIVITIES:

         Acquisition of Castex, Eagle, and NFM, net of cash received (see note 17) .        --              (2,208)       (28,180)
         Acquisition of property, plant, and equipment . . . . . . . . . . . . . . .   (20,966)            (25,222)       (23,303)
         Acquisition of intangible assets. . . . . . . . . . . . . . . . . . . . . .      (180)                 --             --
         Proceeds from disposals of property, plant, and equipment . . . . . . . . .     3,385               6,105          4,433
         Settlement of foreign currency hedging contracts. . . . . . . . . . . . . .       521                (782)          (881)
                                                                                       -------             -------        -------

    Net cash flow related to investing activities. . . . . . . . . . . . . . . . . .   (17,240)            (22,107)       (47,931)

CASH FLOW RELATED TO FINANCING ACTIVITIES:

         Net changes in current debt . . . . . . . . . . . . . . . . . . . . . . . .   (14,487)             (5,434)        20,438
         Payments to settle long-term debt . . . . . . . . . . . . . . . . . . . . .        --                  --            (40)
         Issuance of long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .        --              16,782          6,300
         Principal payment from ESOP . . . . . . . . . . . . . . . . . . . . . . . .       495                 450            409
         Proceeds from employee stock issues . . . . . . . . . . . . . . . . . . . .     1,784               1,665          1,484
         Repurchase of common stock. . . . . . . . . . . . . . . . . . . . . . . . .    (2,911)                 --         (1,854)
         Dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (6,905)             (6,742)        (6,386)
                                                                                       -------             -------        -------

    Net cash flow related to financing activities. . . . . . . . . . . . . . . . . .   (22,024)              6,721         20,351

Effect of exchange rate changes on cash. . . . . . . . . . . . . . . . . . . . . . .       332                 (52)             2
                                                                                       -------             -------        -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . .     5,634               2,396           (824)

Cash and cash equivalents at beginning of year . . . . . . . . . . . . . . . . . . .     4,247               1,851          2,675
                                                                                       -------             -------        -------

CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . . . . . . . . . . . . . .   $ 9,881             $ 4,247        $ 1,851
                                                                                       -------             -------        -------
                                                                                       -------             -------        -------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS                                              Years ended December 31
OF SHAREHOLDERS' EQUITY                                   1996               1995                1994
-------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     Shares     Amount        Shares     Amount       Shares      Amount
COMMON STOCK (a)
  Beginning balance. . . . . . . . . . . . . .  9,952,036  $  3,732      9,838,956  $  3,690      4,912,663  $  1,842
  Issue stock for employee benefit
   plans and directors . . . . . . . . . . . .    134,229        50        113,080        42         49,487        19
  Purchase of common shares. . . . . . . . . .   (120,828)      (45)            --        --        (42,672)      (16)
  Stock split adjustment . . . . . . . . . . .         --        --             --        --      4,919,478     1,845
                                                ---------  --------      ---------  --------      ---------  --------
    Ending balance . . . . . . . . . . . . . .  9,965,437  $  3,737      9,952,036  $  3,732      9,838,956  $  3,690
                                                ---------  --------      ---------  --------      ---------  --------
                                                ---------  --------      ---------  --------      ---------  --------

ADDITIONAL PAID-IN CAPITAL (a)
  Beginning balance. . . . . . . . . . . . . .             $  3,166                 $    396                 $  1,873
  Issue stock for employee benefit
    plans and directors. . . . . . . . . . . .                3,247                    2,770                    2,206
  Purchase of common shares. . . . . . . . . .               (2,866)                      --                   (1,838)
  Stock split adjustment . . . . . . . . . . .                   --                       --                   (1,845)
                                                           --------                 --------                 --------
    Ending balance . . . . . . . . . . . . . .             $  3,547                 $  3,166                 $    396
                                                           --------                 --------                 --------
                                                           --------                 --------                 --------

COMMON STOCK SUBSCRIBED (a)
  Beginning balance. . . . . . . . . . . . . .     29,084  $    694         21,750  $    525             --  $     --
  Issue stock for employee benefit plans . . .    (29,084)     (694)       (21,750)     (525)            --        --
  Subscribe stock for employee benefit
    plans. . . . . . . . . . . . . . . . . . .     21,403       703         29,084       694         10,875       525
  Stock split adjustment . . . . . . . . . . .         --        --             --        --         10,875       --
                                                ---------  --------      ---------  --------      ---------  --------
    Ending balance . . . . . . . . . . . . . .     21,403  $    703         29,084  $    694         21,750 $     525
                                                ---------  --------      ---------  --------      ---------  --------
                                                ---------  --------      ---------  --------      ---------  --------

UNEARNED RESTRICTED SHARES
  Beginning balance. . . . . . . . . . . . . .             $   (276)                $   (424)               $    (312)
  Restricted share activity, net . . . . . . .                 (164)                     148                     (112)
                                                ---------  --------      ---------  --------      ---------  --------
    Ending balance . . . . . . . . . . . . . .             $   (440)                $   (276)               $    (424)
                                                ---------  --------      ---------  --------      ---------  --------
                                                ---------  --------      ---------  --------      ---------  --------

RETAINED EARNINGS
  Beginning balance. . . . . . . . . . . . . .             $116,396                 $103,281                 $ 93,733
  Net earnings . . . . . . . . . . . . . . . .               21,027                   19,662                   15,735
  Dividends paid, $.69, $.68, and $.65,
   respectively, per common share. . . . . . .               (6,905)                  (6,742)                  (6,386)
  Tax benefit on dividends on unallocated
   ESOP shares . . . . . . . . . . . . . . . .                  185                      195                      199
                                                           --------                 --------                 --------
    Ending balance . . . . . . . . . . . . . .             $130,703                 $116,396                 $103,281
                                                           --------                 --------                 --------
                                                           --------                 --------                 --------
CUMULATIVE TRANSLATION ADJUSTMENT
  Beginning balance. . . . . . . . . . . . . .             $  3,532                 $  2,743                 $  1,773
  Net change for year in translation
   adjustment. . . . . . . . . . . . . . . . .               (1,065)                   1,248                    1,529
  Gain (loss) on foreign currency hedges,
   net of income taxes of $(251), $282,
   and $342, respectively. . . . . . . . . . .                  410                     (459)                    (559)
                                                           --------                 --------                 --------
    Ending balance . . . . . . . . . . . . . .             $  2,877                 $  3,532                $   2,743
                                                           --------                 --------                 --------
                                                           --------                 --------                 --------
RECEIVABLE FROM ESOP
  Beginning balance. . . . . . . . . . . . . .             $(13,113)                $(13,962)                $(14,816)
  Principal payments . . . . . . . . . . . . .                  495                      450                      409
  Shares allocated . . . . . . . . . . . . . .                  351                      399                      445
                                                           --------                 --------                 --------
    Ending balance . . . . . . . . . . . . . .             $(12,267)                $(13,113)                $(13,962)
                                                           --------                 --------                 --------
                                                           --------                 --------                 --------

  Total shareholders' equity . . . . . . . . .             $128,860                 $114,131                 $ 96,249
                                                           --------                 --------                 --------
                                                           --------                 --------                 --------

The Company had 30,000,000 authorized shares of common stock as of December 31, 1996 and 1995.
The Company had 15,000,000 authorized shares of common stock as of December 31, 1994.



(a) Adjusted for two-for-one stock split effective April 26, 1995.


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MANAGEMENT'S REPORT

The Company's management is responsible for the integrity and accuracy of the financial statements. Management believes that the financial statements for the three years ended December 31, 1996, have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management makes informed judgments and estimates where necessary to reflect the expected effects of events and transactions that have not been completed.

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


                   ------------------------------------------------


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 7, 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER RELATED DATA

CONSOLIDATION. The consolidated financial statements include the accounts of Tennant Company and its wholly owned subsidiaries, Castex, Incorporated, and Tennant Holding B.V. All material intercompany transactions and balances have been eliminated.

TRANSLATION OF NON-U.S. CURRENCY. Foreign currency denominated assets and liabilities have been translated to U.S. dollars generally at year-end exchange rates, while income and expense items are translated at exchange rates prevailing during the year. Gains or losses resulting from translation are included as a separate component of shareholders' equity. Transaction gains or losses are included in current operations.

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

INVENTORIES. Inventories are valued at the lower of cost (principally on a last-in, first-out basis) or market. Inventories would have been higher than reported, as is shown below, had they been valued using the first-in, first-out method of accounting, which approximates replacement cost.

The composition of inventories at December 31 is as follows:


   (IN THOUSANDS)                               1996            1995
                                               -------        -------

FIFO inventories:
  Finished goods . . . . . . . . . . . . . .   $26,317        $28,146
  Raw materials, parts and work-in-process .    26,879         30,406
                                               -------        -------
Total FIFO inventories . . . . . . . . . . .    53,196         58,552
LIFO adjustment. . . . . . . . . . . . . . .   (17,932)       (17,850)
                                               -------        -------
LIFO inventories . . . . . . . . . . . . . .   $35,264        $40,702
                                               -------        -------
                                               -------        -------

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

WARRANTY. The Company charges to current operations a provision, based on historical experience, for future warranty claims. Warranty terms on machines range from one to four years.

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

U.S. income taxes are not provided on undistributed earnings of international subsidiaries which are permanently reinvested. At December 31, 1996, earnings permanently reinvested in international subsidiaries not subject to a U.S. income tax provision were $8,894,000. If ever remitted to the Company in a taxable distribution, U.S. income taxes would be substantially offset by available foreign tax credits.

EARNINGS PER SHARE. Earnings per share are determined on the basis of the weighted average number of shares outstanding during the period.

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. APB 25 requires compensation cost to be recorded on the date of the grant only if the current market price of the underlying stock exceeds the exercise price. Accordingly, no compensation cost has been recognized for stock option plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

RECLASSIFICATIONS. Certain prior years' amounts have been reclassified to conform with the current year presentation.

CASH EQUIVALENTS. The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

REVENUE RECOGNITION. The Company recognizes revenue when title passes, which is usually upon shipment.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company enters into forward exchange contracts principally to hedge the eventual dollar cash flow of foreign currency denominated transactions (principally British pound, Netherlands guilder, Australian dollar, Canadian dollar, and Japanese yen). Gains or losses on forward exchange contracts to hedge foreign currency denominated anticipated sales transactions and net exposed assets are recognized in income on a current basis over the term of the contracts. The Company has elected to treat certain forward exchange contracts as an economic hedge of its net investment in Tennant Holding B.V., a Netherlands-based subsidiary. Gains or losses on such contracts, net of related tax effect, are recognized on a current basis over the term of the contract and are reported as a separate component of shareholders' equity.

  LONG-LIVED ASSETS. The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Statement 121 requires that long-lived assets be assessed for impairment loss recognition when events or circumstances indicate that the carrying amount of the asset may not be recoverable. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(2) COSTS AND EXPENSES

Engineering, research and development, maintenance and repairs, warranty, and bad debt expenses were charged to operations for the three years ended December 31, 1996, as follows:

   (IN THOUSANDS)                         1996          1995            1994
                                         -------        -------       -------

Engineering, research and
  development . . . . . . . . . . .    $12,773        $12,695        $11,674
Maintenance and repairs . . . . . .    $ 5,740        $ 5,239        $ 4,658
Warranty. . . . . . . . . . . . . .    $ 4,579        $ 5,191        $ 4,056
Bad debts . . . . . . . . . . . . .    $ 1,160        $   803        $ 1,088


(3) SEGMENT REPORTING

The Company operates in one industry segment which consists of the design, manufacture, and sale of products and services used in the maintenance of nonresidential floors.

Financial data by geographic area is before interest expense and elimination of intercompany transactions. Product transfers from North America are generally made at prices that recognize return on investment objectives for both the manufacturing and selling units. Corporate items include general corporate expense and miscellaneous items such as net ESOP income and foundation contribution expense. Corporate assets consist primarily of Company cash and cash equivalents.


   (IN THOUSANDS)                            1996        1995          1994
                                           -------      -------      -------

NET SALES
  North America
    Customer sales . . . . . . . . . . . .  $249,088    $234,012     $208,856
    Transfers to Europe and
      other international areas. . . . . .    43,898      39,056      31,267
                                            --------    --------     --------
    Total North America. . . . . . . . . .  $292,986    $273,068     $240,123
  Europe customer sales. . . . . . . . . .    57,811      58,045       42,242
  Other international customer sales . . .    37,534      33,311       30,587
  Eliminations . . . . . . . . . . . . . .   (43,898)    (39,056)     (31,267)
                                            --------    --------     --------
Total. . . . . . . . . . . . . . . . . . .  $344,433    $325,368     $281,685
                                            --------    --------     --------
                                            --------    --------     --------

PROFIT BEFORE INCOME TAXES
  North America. . . . . . . . . . . . . .  $ 29,148    $ 27,872     $ 21,299
  Europe . . . . . . . . . . . . . . . . .     4,345       3,108        2,553
  Other international. . . . . . . . . . .     2,210       4,254        3,930
  Corporate items, interest
    expense, and eliminations. . . . . . .    (3,374)     (5,799)      (3,701)
                                            --------    --------     --------
Total. . . . . . . . . . . . . . . . . . .  $ 32,329    $ 29,435    $ 24,081
                                            --------    --------     --------
                                            --------    --------     --------

TOTAL ASSETS
  Identifiable assets
    North America. . . . . . . . . . . . .  $170,010    $166,252     $149,935
    Europe . . . . . . . . . . . . . . . .    38,857      43,368       28,414
    Other international. . . . . . . . . .     7,038       5,632        4,209
  Corporate assets and eliminations. . . .     3,275         498          276
                                            --------    --------     --------
Total. . . . . . . . . . . . . . . . . . .  $219,180    $215,750     $182,834
                                            --------    --------     --------
                                            --------    --------     --------

(4) CONSOLIDATED QUARTERLY DATA* (UNAUDITED)
  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                             Net Sales                                          Gross Profit**
                             ----------------------------------------           ---------------------------------------
                                                                %                                                  %
Quarter                          1996           1995         Change                1996           1995         Change
                             ----------      ----------      --------           ----------    ----------       --------
First. . . . . . .             $ 76,823       $ 74,144         4                 $ 32,767       $ 31,498         4
Second . . . . . .               86,794         82,797         5                   35,790         35,788        --
Third. . . . . . .               83,816         77,761         8                   34,197         33,482         2
Fourth . . . . . .               97,000         90,666         7                   39,622         38,932         2
                             ----------     ----------                         ----------     ----------
Year . . . . . . .             $344,433       $325,368         6                 $142,376       $139,700         2
                             ----------     ----------                         ----------     ----------
                             ----------     ----------                         ----------     ----------

                             Net Earnings                                      Earnings Per Share***
                             ---------------------------------------           -------------------------
                                                                %
Quarter                          1996           1995         Change                1996           1995
                             ----------      ----------      --------           ----------    ----------
First. . . . . . .             $  3,984       $  3,869           3                  $ .40          $ .39
Second . . . . . .                5,165          5,278          (2)                   .51            .53
Third. . . . . . .                5,010          4,634           8                    .50            .47
Fourth . . . . . .                6,868          5,881         17                     .69            .59
                             ----------      ----------      --------           ----------    ----------
Year . . . . . . .             $ 21,027       $ 19,662           7                  $2.10          $1.98
                             ----------      ----------      --------           ----------    ----------
                             ----------      ----------      --------           ----------    ----------


* Regular quarterly dividends after stock split adjustment aggregated $.69 per share in 1996 ($.17 per share for the first three quarters and $.18 for the fourth quarter) and $.68 per share in 1995 ($.17 per share for all quarters).

**Amounts differ from quarterly report due to the reclassification of expenses.

***Adjusted for two-for-one stock split effective April 26, 1995.

(5) INCOME TAXES

In 1996, 1995, and 1994 the Company recognized tax benefits of $185,000, $195,000, and $199,000, respectively, relating to dividends paid on unallocated shares held by the Company's ESOP and miscellaneous charges (credits) of $251,000, $(282,000), and $(342,000), respectively, by direct allocations to shareholders' equity.

Income tax expense for the three years ended December 31, 1996, is as follows:

   (IN THOUSANDS)          Current            Deferred               Total
                           -------            --------            --------
1996
  Federal. . . . . . . .   $ 8,808             $  (784)            $ 8,024
  Foreign. . . . . . . .     2,286                 (76)              2,210
  State. . . . . . . . .       967                 101               1,068
                           -------            --------            --------
                           $12,061             $  (759)            $11,302
                           -------            --------            --------
                           -------            --------            --------
1995
  Federal. . . . . . . .   $ 7,323             $    39             $ 7,362
  Foreign. . . . . . . .     1,169                 126               1,295
  State. . . . . . . . .       992                 124               1,116
                           -------            --------            --------
                           $ 9,484             $   289             $ 9,773
                           -------            --------            --------
                           -------            --------            --------
1994
  Federal. . . . . . . .   $ 6,324             $   (61)            $ 6,263
  Foreign. . . . . . . .     1,348                 (16)              1,332
  State. . . . . . . . .       716                  35                 751
                           -------            --------            --------
                           $ 8,388             $   (42)            $ 8,346
                           -------            --------            --------
                           -------            --------            --------

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35%, as a result of the following:


  (IN THOUSANDS)                                      1996            1995            1994

Tax at statutory rate . . . . . . . . . . .         $11,304         $10,293          $8,417

Increases (decreases) in taxes from:
 State and local taxes, net of
  federal benefit . . . . . . . . . . . . .             694             726             488

 Effect of foreign taxes. . . . . . . . . .             363             (78)             10

 Research and development credit. . . . . .            (324)           (344)           (467)

 Effect of foreign sales corporation. . . .            (667)           (737)           (372)

 Other, net . . . . . . . . . . . . . . . .             (68)            (87)            270

Income tax expense. . . . . . . . . . . . .         $11,302         $ 9,773          $8,346


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are presented below:

 (IN THOUSANDS)                                             1996          1995
Deferred tax assets:
 Inventories, principally due to additional costs
  inventoried for tax purposes pursuant to the
  Tax Reform Act of 1986 and changes in
  inventory reserves. . . . . . . . . . . . . . .        $ 1,209       $ 1,099

 Employee wages and benefits, principally due
  to accruals for financial reporting purposes. .         10,093         8,894

 Warranty reserves accrued for financial
  reporting purposes. . . . . . . . . . . . . . .            723           659

 Accounts receivable, principally due to
  allowance for doubtful accounts and
  change in tax accounting method
  for equipment rentals . . . . . . . . . . . . .            565           570

 Other. . . . . . . . . . . . . . . . . . . . . .            647           866

   Total deferred tax assets. . . . . . . . . . .        $13,237       $12,088
Deferred tax liabilities:
 Property, plant, and equipment, principally
  due to differences in depreciation and
  related gains . . . . . . . . . . . . . . . . .        $ 5,259       $ 4,886

 Goodwill . . . . . . . . . . . . . . . . . . . .            480           324

 Deferred gain, hedge of forward foreign
  exchange contracts. . . . . . . . . . . . . . .             90           229

   Total deferred tax liabilities . . . . . . . .        $ 5,829       $ 5,439

Net deferred tax asset. . . . . . . . . . . . . .        $ 7,408       $ 6,649


The Company has determined that a valuation allowance for the deferred tax assets is not required since it is likely that they will be realized through future reversals of existing taxable temporary differences and future taxable income.

Income taxes paid were $8,714,000, $11,256,000, and $5,961,000, in 1996, 1995, and 1994, respectively.

(6)     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31 consist of the following:

 (IN THOUSANDS)                                             1996          1995

Trade accounts payable. . . . . . . . . . . . . .        $15,446       $18,280
Employee profit sharing . . . . . . . . . . . . .          2,906         3,232
Wages, bonuses, and commissions . . . . . . . . .         13,732        12,240
Taxes, other than income taxes. . . . . . . . . .          3,777         3,038
Other . . . . . . . . . . . . . . . . . . . . . .          5,829         6,964
Total . . . . . . . . . . . . . . . . . . . . . .        $41,690       $43,754

During 1995, the Company incurred severance payments and other restructuring expenditures which were applied against the restructuring reserve.

(7) PROPERTY, PLANT, AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION Property, plant, and equipment and related accumulated depreciation at December 31 consist of the following:

 (IN THOUSANDS)                                             1996          1995

Land. . . . . . . . . . . . . . . . . . . . . . .       $  3,341      $  3,274
Buildings and improvements. . . . . . . . . . . .         26,587        26,513
Machinery and equipment . . . . . . . . . . . . .        117,835       103,383
Construction in progress. . . . . . . . . . . . .          1,159         4,043

Total property, plant, and equipment. . . . . . .        148,922       137,213
Less accumulated depreciation . . . . . . . . . .        (83,538)      (73,489)

Net property, plant, and equipment. . . . . . . .       $ 65,384      $ 63,724

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

                                                 Sales-Type      Operating
  (IN THOUSANDS)                                    Leases         Leases
                                                 ----------      ---------
  1997                                              $ 8,021         $  648
  1998                                                5,261            487
  1999                                                2,510            169
  2000                                                  764             33
  2001                                                  225              3
                                                 ----------      ---------
  Total                                             $16,781         $1,340
                                                 ----------      ---------
                                                 ----------      ---------

The Company's investment in equipment related to operating leases as of December 31 is as follows:

  (IN THOUSANDS)                                            1996           1995
                                                           ------        ------
Cost. . . . . . . . . . . . . . . . . . . . . . .         $4,782        $3,775
Less accumulated depreciation . . . . . . . . . .         (1,381)       (1,071)
                                                           ------        ------

Net investment. . . . . . . . . . . . . . . . . .         $3,401        $2,704
                                                           ------        ------
                                                           ------        ------


The Company's net investment in sales-type leases at December 31 is as follows:


  (IN THOUSANDS)                                           1996           1995
                                                          ------        ------
Minimum lease payments receivable . . . . . . . .        $16,781       $16,533

Less allowance for doubtful accounts. . . . . . .           (369)         (326)
                                                         --------      --------
Net minimum lease payments receivable . . . . . .         16,412        16,207

Estimated unguaranteed residual value . . . . . .          1,288         1,253

Less deferred income. . . . . . . . . . . . . . .         (3,143)       (3,187)
                                                         --------      --------
Net investment in sales-type leases . . . . . . .        $14,557       $14,273
                                                         --------      --------
                                                         --------      --------

(9)    COMMITMENTS

The Company leases office and warehouse facilities, vehicles and office equipment under operating lease agreements which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 2006 and generally provide for extension options. Rentals under the leasing agreements (exclusive of real estate taxes, insurance, and other expenses payable under the leases) amounted to $2,873,000, $2,656,000, and $2,447,000, in 1996, 1995, and 1994, respectively.

The aggregate lease commitments with an initial term of one year or more at December 31, 1996, were $5,922,000 with minimum rentals for the periods as follows:


  (IN THOUSANDS)
  1997                                               $2,190
  1998                                                1,567
  1999                                                  834
  2000                                                  360
  2001                                                  303
  2002 and beyond                                       668
                                                     ------
  Total                                              $5,922
                                                     ------
                                                     ------

(10)   SHORT-TERM BORROWINGS

Short-term bank borrowings at December 31, 1996 and 1995, were $2,530,000 and $17,349,000, respectively. In addition to the short-term bank borrowings, current debt includes the current portion of long-term debt and mortgages associated with the relocation of employees.

The weighted-average interest rates on the above short-term bank borrowings at December 31, 1996 and 1995, were 5.7% and 6.5%, respectively. This interest rate represents the weighted-average rate for the respective period and is calculated using the actual interest costs, exclusive of commitment fees, and month-end average outstanding debt.

The Company has available lines of credit with banks in the amount of $23,028,000 which includes a $15,000,000 line of credit requiring the Company to pay .2% per year commitment fee on the line of credit. This fee is recorded by the Company as interest expense. The Company had borrowings under these arrangements at December 31, 1996 and 1995, of $2,530,000 and $15,964,000,
respectively.

In addition, the Company has outstanding letters of credit with banks in the amount of $2,700,000 at December 31, 1996.

(11)    LONG-TERM DEBT

Long-term debt at December 31 consists of the following:


  (IN THOUSANDS)                                           1996           1995
                                                          -------       -------

Bank loan at 4.8%, due in 1997. . . . . . . . . .        $    --       $   692
Bank loan at 8.8%, due in 1997. . . . . . . . . .          1,339         1,402
Bank loan at 4.0%, due in 1998. . . . . . . . . .            650            --
Bank loan at 7.2%, due in 1998. . . . . . . . . .          1,174            --
Bank loan at 8.9%, due in 2000. . . . . . . . . .             --         1,055
Note at 8.09%, due in 2000. . . . . . . . . . . .          5,000         5,000
Notes at 8.56%, due in 2001 . . . . . . . . . . .          5,000         5,000
Note at 7.21%, due in 2003. . . . . . . . . . . .          5,000         5,000
Note at 7.84%, due in 2005. . . . . . . . . . . .          5,000         5,000
Less current portion. . . . . . . . . . . . . . .         (1,339)           --
                                                          -------       -------
Total . . . . . . . . . . . . . . . . . . . . . .        $21,824       $23,149
                                                          -------       -------
                                                          -------       -------

The notes were issued in 1994 and 1995 under an agreement the Company has with Prudential Insurance Company of America.

The aggregate principal payments of long-term debt for the next five years and beyond are as follows:


  (IN THOUSANDS)
  1997                                              $ 1,339
  1998                                                1,824
  1999                                                   --
  2000                                                5,000
  2001                                                5,000
  2002 and beyond                                    10,000
                                                    -------
  Total                                             $23,163
                                                    -------
                                                    -------

During 1996, 1995, and 1994, the Company paid total long-term and short-term interest costs of $2,473,000, $2,657,000, and $1,557,000, respectively.

(12)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's short-term financial instruments are valued at their carrying amounts in the consolidated balance sheets, which are reasonable estimates of their fair value due to the short maturity of the instruments. The Company's foreign currency forward exchange contracts are valued at fair market value, which is the amount the Company would receive or pay to terminate the contracts at the reporting date. The fair market value of the Company's long-term debt approximates cost, based on the borrowing rates currently available to the Company for bank loans with similar terms and remaining maturities.

(13)   POSTRETIREMENT BENEFITS

The Company provides certain health care benefits for substantially all of its U.S. retired employees. Eligibility for those benefits is based upon a combination of years of service with the Company and age upon retirement from the Company.

The periodic postretirement benefit cost under SFAS 106 for the three years ended December 31, 1996, is as follows:


  (IN THOUSANDS)              1996               1995                1994
                             ------             ------             -------

  Service costs. . . . .    $  330                $205                $315

  Interest costs . . . .       699                 645                 638

  Amortization and deferrals    --                  --                  18
                             ------             ------             -------

  Net postretirement
    costs. . . . . . . .    $1,029                $850                $971
                             ------             ------             -------
                             ------             ------             -------


The actuarial present value of benefit obligations at December 31 is as follows:

  (IN THOUSANDS)                                           1996           1995
                                                          -------       -------

  Retirees eligible for
    benefits. . . . . . . . . . . . . . . . . . .         $2,661        $2,677

  Dependents of retirees
    eligible for benefits . . . . . . . . . . . .          1,620         1,908

  Active employees
    fully eligible. . . . . . . . . . . . . . . .          1,071           907

  Active employees not
    fully eligible. . . . . . . . . . . . . . . .          5,639         5,476

  Unrecognized net loss . . . . . . . . . . . . .         (1,039)       (1,783)
                                                          -------       -------
  Accrued postretirement
    benefit cost. . . . . . . . . . . . . . . . .         $9,952        $9,185
                                                          -------       -------
                                                          -------       -------


The assumed annual rate of future increases in per capita cost of health care benefits was 8.5% for 1997, declining gradually to 5.5% in 2022 and after. Increasing the health care cost trend rate by 1% in each year would increase the accumulated benefit obligation by $320,000 as of December 31, 1996, and the aggregate of the service and interest costs by $30,000. The discount rates used in determining the accumulated benefit obligation in 1996, 1995, and 1994, were 7.0%, 7.0%, and 8.0%, respectively.

(14)   FOREIGN CURRENCY CONTRACTS

The Company entered into several guilder forward exchange contracts for the purpose of hedging the net investment in Tennant Holding B.V., a Netherlands-based subsidiary. As of December 31, 1996, there were five outstanding contracts totaling $6,114,000. These contracts will mature in 1997 and bear rates ranging from 1.6204 to 1.6830 Netherlands guilders per U.S. dollar. In 1996, 1995, and 1994, the Company recognized gains (losses), net of related tax effect, as a separate component of shareholders' equity of $410,000, $(459,000), and $(559,000), respectively.

The Company entered into yen forward exchange contracts to hedge anticipated sales transactions. As of December 31, 1996, there were no outstanding yen contracts. In 1996, 1995, and 1994, the Company recognized gains (losses) of $50,000, $370,000, and $(51,000), respectively.

The Company also entered into forward exchange contracts to hedge net exposed assets in Australia, Canada, and Japan. As of December 31, 1996, the Company had four outstanding contracts totaling $5,721,000. These contracts will mature in 1997 and bear rates of .7948 U.S. dollars per Australian dollar, 1.3348 to
1.3660 Canadian dollars per U.S. dollar, and 114.44 Japanese yen per U.S. dollar. In 1996, 1995, and 1994, the Company recognized gains (losses) of $198,000, $(93,000), and $(17,000), respectively.

(15)   COMMON AND PREFERRED STOCK AND ADDITIONAL PAID-IN CAPITAL

On February 16, 1995, the Board of Directors declared a two-for-one stock split effective April 26, 1995, for shareholders of record on April 12, 1995. For each share issued in connection with the stock split, an amount equal to the par value of $.375 was transferred to the common stock account from additional paid-in-capital retroactive to December 31, 1994. This transfer was reflected in the consolidated statements of shareholders' equity as a stock split adjustment in 1994. All share and per share data in this report have been retroactively adjusted to reflect this stock split.

Also on February 16, 1995, the Board of Directors approved (effective April 26,
1995) that the Company was authorized to issue an aggregate of 31,000,000 shares; 30,000,000 were designated as Common Stock, having a par value of $.375 per share, and 1,000,000 were designated as Preferred Stock, having a par value of $.02 per share. None were issued as of December 31, 1996. The Board of Directors was authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

On November 19, 1996, the Board of Directors approved a Shareholder Rights Plan allowing a dividend of one preferred share purchase right for each outstanding Common Share of the par value of $.375 per share of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a Series A Junior Participating Preferred Share of the par value of $.02 per share of the Company at a price of $100 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable or transferable apart from the common stock until the earlier of: (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Shares), or (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person). At no time do the rights have any voting power. The rights may be redeemed by the Company for $.01 per right at any time prior to (and, in certain circumstances, within twenty days after) a person or group acquiring 20% or more of the common stock. The 20% thresholds do not apply to stock ownership by or on behalf of employee benefit plans. Under certain circumstances, the Board of Directors may exchange the rights for the Company's common stock or reduce the 20% thresholds to not less than 10%. The Rights will expire on December 23, 2006, unless extended or earlier redeemed or exchanged by the Company.

(16)   Stock Plans, Bonuses, Pensions, and Profit Sharing

The Company has three plans under which stock-based compensation grants are provided annually. The 1992 Stock Incentive Plan ("1992 Plan") and the 1995 Stock Incentive Plan ("1995 Plan") provide for stock-based compensation grants to executives and key employees of the Company. The 1993 Directors Restricted Plan ("1993 Plan") provides for the annual retainer in the form of restricted shares to the non-employee Directors of the Company. The maximum number of shares that can be awarded under the respective plans is 500,000, 500,000, and 50,000, respectively.

Grants under the 1992 Plan may be in the form of restricted and performance-related shares. Grants under the 1995 Plan may be in the form of restricted, performance-related and stock option shares. The grant size under both plans is determined by the Compensation Committee of the Board of Directors. Grants under the 1993 plan may be in the form of restricted shares.

Restricted shares are granted annually and typically have a two- or three-year restriction period from the effective date of the grant. During the restricted period, the restricted shares may not be sold or transferred, but the shares entitle the participants to dividend and voting rights. In 1996, 1995, and 1994, respectively, 26,000, 18,000, and 23,000 restricted shares were granted. The weighted-average fair value of stock on the grant date was $24.57, $23.55, and $23.29 per share in 1996, 1995, and 1994, respectively.

Performance-related shares are granted annually and are payable if the Company achieves certain financial performance goals over each four-year period following the grant. In 1996, 1995, and 1994, respectively, 46,000, 35,000 and 27,000 performance shares were granted. The weighted-average fair value of stock on the grant date was $23.25, $23.56, and $24.25 per share in 1996, 1995, and 1994, respectively.

Under the 1995 Plan, 10-year fixed stock options are granted annually at a price equal to the stock's fair market value on the date of the grant. Options are exercisable on a cumulative basis at a rate of 25% per year. The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 1996 and 1995 grants, respectively: dividend yield of 2.6%; expected volatility of 18% and 22%; risk-free interest rates of 5.5% and 7.4%; and expected life of option of five years. A summary of the status of the Company's stock option transactions during 1996 and 1995 is shown below:



                                            1996                                1995
                                ---------------------------         ----------------------------
                                                   Weighted-                           Weighted-
                                                    Average                             Average
                                                   Exercise                            Exercise
                                  Shares            Price            Shares              Price
                                ---------         ---------         ---------          ---------
Outstanding at
 beginning of year. . .         101,000            $23.69                --            $   --
Granted . . . . . . . .          83,000             22.68           101,000             23.69
Exercised . . . . . . .              --                --                --                --
Forfeited . . . . . . .              --                --                --                --
                                ---------         ---------         ---------          ---------

Outstanding at
 end of year. . . . . .         184,000             23.24           101,000             23.69
                                ---------         ---------         ---------          ---------
                                ---------         ---------         ---------          ---------

Exercisable at
 year-end . . . . . . .          25,000             23.69                --                --



The weighted-average fair value of each option granted was $4.53 and $6.22, in 1996 and 1995, respectively. At December 31, 1996, outstanding options had exercise prices between $22.00 and $23.69 per share and a weighted-average contractual life of nine years.

In 1996, 1995, and 1994, respectively, expenses of $2,731,000, $2,310,000, and
$2,432,000, were charged to operations for restricted and performance-related awards. The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Had stock-based compensation cost, determined consistent with the provisions of Statement 123, been charged to the Company's net earnings, net earnings per share would have been reduced to the pro forma amounts indicated below (dollars in thousands, except per share amounts):

                                                           1996           1995
                                                          -------       -------

Net earnings - as reported. . . . . . . . . . . .        $21,027       $19,662
Net earnings - pro forma. . . . . . . . . . . . .         20,869        19,468
Net earnings per share - as reported. . . . . . .           2.10          1.98
Net earnings per share - pro forma. . . . . . . .           2.08          1.96


The effects of applying Statement 123 in this pro forma disclosure are not indicative of future amounts, because additional awards in future years are anticipated.

The Company also has a matching contribution program available to all employees who make 401(k) contributions. Under this program, the Company makes matching contributions up to a maximum of 4% of an employee's earnings. Employee contributions invested in Company common stock are matched at the rate of 35%, and contributions not invested in Company common stock are matched at the rate of 15%. Expenses related to matching contributions were $695,000, $635,000, and $544,000 in 1996, 1995, and 1994, respectively.

The Company has a Defined Benefit Pension Plan (available to most U.S. employees). Plan benefits are based on the employee's years of service and compensation during the highest five consecutive years of service of the final ten years of employment. The Company's policy has been to fund this plan to the maximum allowed by ERISA rules. Contributions are intended to provide benefits attributed to service to date, and for service-related benefits expected to be earned in the future.

A curtailment to the Defined Benefit Pension Plan occurred as a result of closing Tennant Trend in 1994. The reduction in employment produced a pretax gain of $751,000 ($496,000 net of taxes).

Net pension expense for the three years ended December 31, 1996, is as follows:


  (IN THOUSANDS)             1996                1995                1994
                             ------             ------             -------

Service cost . . . . . .    $1,557              $1,245              $1,359
Interest cost. . . . . .     1,046                 884                 756
Actual return on plan assets
 (increase) decrease . .   (2,304)              (5,521)                180
Deferred gain (loss) . .       665               3,932             (1,495)
Amortization of transition
 asset . . . . . . . . .      (46)                 (46)               (46)
Less Tennant Trend
 curtailment gain. . . .        --                  --               (751)
                             ------             ------             -------
Net periodic pension
 expense . . . . . . . .    $  918              $  494              $    3
                             ------             ------             -------
                             ------             ------             -------

The assumptions used in determining the actuarial present value of the projected benefit obligation at December 31 are as follows:

                             1996                1995                1994
                             ------             ------             -------
Weighted-average discount
 rate. . . . . . . . . .      7.0%                7.0%                8.0%
Rate of increase in future
 compensation. . . . . .      5.5%                5.5%                6.5%

The expected long-term rate of return on plan assets in 1996, 1995, and 1994 was 10.0%, 10.0%, 11.0%, respectively.
The funded status of the plan and the amount recognized at December 31 are as follows:

  (IN THOUSANDS)                                           1996           1995
                                                          -------       -------

Actuarial present value of benefit obligation:
 Vested benefits. . . . . . . . . . . . . . . . .       $  8,579       $ 6,876
 Nonvested benefits . . . . . . . . . . . . . . .            229           289
                                                          -------       -------

Accumulated benefit obligation. . . . . . . . . .          8,808         7,165
Effect of projected future compensation
 increases. . . . . . . . . . . . . . . . . . . .          8,580         7,271
                                                          -------       -------

Projected benefit obligation. . . . . . . . . . .         17,388        14,436
Plan assets, primarily listed equity securities,
 at fair value using the market-related
 value method . . . . . . . . . . . . . . . . . .        (19,575)      (17,501)
                                                          -------       -------

Plan assets in excess of projected benefit
 obligation . . . . . . . . . . . . . . . . . . .         (2,187)       (3,065)
Unrecognized prior service cost . . . . . . . . .           (412)         (331)
Unrecognized net gain . . . . . . . . . . . . . .          7,428         7,268
Unrecognized transition asset . . . . . . . . . .            587           633
                                                          -------       -------
Net pension obligation. . . . . . . . . . . . . .        $ 5,416       $ 4,505
                                                          -------       -------
                                                          -------       -------

Retirement benefits for eligible employees in foreign locations are funded principally through either annuity or government programs.

During 1990, the Company established a leveraged Employee Stock Ownership Plan
(ESOP) by amending its Profit Sharing Plan to add ESOP features. The ESOP covers substantially all domestic employees following completion of one year of service. The shares required for the Company's matching contribution program, as well as the Company's Profit Sharing Plan, are provided principally by the Company's ESOP, supplemented as needed by newly issued shares. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees who made 401(k) contributions that year, as well as to profit sharing participants, based on the proportion of debt service paid in the year. The Company accounts for the ESOP in accordance with EITF Issue 89-8, EXPENSE RECOGNITION FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the cost of the shares to ESOP. ESOP shares are considered outstanding in EPS computations, and dividends on allocated and unallocated shares are recorded as a reduction of retained earnings.

The Company's cash contribution to the ESOP during 1996, 1995, and 1994 was $1,303,000, $1,307,000, and $1,349,000, respectively. Accrued expenses in excess of benefits provided to employees through the ESOP, which were charged to miscellaneous expense, were $542,000, $778,000, and $908,000, in 1996, 1995, and
1994, respectively. Interest earned and received on the Company loan to the ESOP was $1,550,000, $1,598,000, and $1,642,000, in 1996, 1995, and 1994,
respectively. Dividends on the Company shares held by the ESOP used for debt service were $755,000, $738,000, and $703,000 in 1996, 1995, and 1994,
respectively. At December 31, 1996, the ESOP indebtedness to the Company, which bears an interest rate of 10.05% and is due December 31, 2009, was $15,296,000. The ESOP shares as of December 31, after adjustment for the two-for-one stock split, were as follows:


                                   1996               1995               1994
                                   ------            ------            -------

Allocated shares. . . . . . .    280,974            229,578            179,262
Shares released for allocation    38,971             40,781             41,540
Unreleased shares . . . . . .    649,121            698,707            748,264
                                  -------            ------            -------
Total ESOP shares . . . . . .    969,066            969,066            969,066
                                  -------            ------            -------
                                  -------            ------            -------

For the years ended December 31, 1996, 1995, and 1994, the Company charged to operations $10,555,000, $9,567,000, and $9,821,000, respectively, for expense of all stock, bonus, pension, and profit sharing plans.

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

Listed below are unaudited pro forma results for the year ended December 31, 1994, assuming the transaction was consummated at the beginning of the fiscal year (dollars in thousands, except per share amounts):

                                   1994
                                 --------
Net sales . . . . . . . . . .   $284,092
Net earnings. . . . . . . . .   $ 15,793
Net earnings per share. . . .   $   1.61

On December 29, 1994, the Company acquired the business and net assets of Eagle Floor Care, Inc. ("Eagle"), a privately owned manufacturer of commercial floor maintenance equipment in Adairsville, Georgia. On November 6, 1995, the Company acquired the business and net assets of Nobles Floor Machines Limited ("NFM"), the Company's U.K.-based master distributor of commercial floor maintenance equipment. These acquisitions did not have a material impact on operations.

TENNANT COMPANY AND SUBSIDIARIES
HISTORICAL PROGRESS REVIEW

---------------------------------------------------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)         1996             1995             1994
                                                          -----------------   ------------   ----------------

  Net sales.........................................      $         344,433        325,368            281,685
  Cost of sales.....................................      $         202,057        185,668            162,360
  Gross margin -- %.................................                   41.3           42.9               42.4
  Selling and administrative expenses...............      $         110,745        109,518             95,201
    % of net sales..................................                   32.2           33.7               33.8
  Profit from operations............................      $          31,631         30,182             24,124
    % of net sales..................................                    9.2            9.3                8.6
  Other income and (expense)........................      $             698           (747)               (43)
  Income tax expense................................      $          11,302          9,773              8,346
    % of earnings before income taxes...............                   35.0           33.2               34.7
  Earnings before extraordinary gain and
  cumulative effect of accounting change............      $          21,027         19,662             15,735
    % of net sales..................................                    6.1            6.0                5.6
    Return on beginning shareholders' equity -- %...                   18.4           20.4               18.7
  Net earnings......................................      $          21,027         19,662             15,735

PER SHARE DATA(e)
  Earnings before extraordinary gain and
  cumulative effect of accounting change............      $            2.10           1.98                1.6
  Net earnings......................................      $            2.10           1.98                1.6
  Cash dividends....................................      $             .69            .68                .65
  Shareholders' equity (ending).....................      $           12.93          11.47               9.78

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents.........................      $           9,881          4,247              1,851
  Total current assets..............................      $         126,481        123,508             98,454
  Property, plant, and equipment, net...............      $          65,384         63,724             56,552
  Total assets......................................      $         219,180        215,750            182,834
  Current liabilities excluding current debt........      $          45,724         44,374             41,959
  Current ratio excluding current debt..............                    2.8            2.8                2.3
  Long-term liabilities excluding long-term debt....      $          18,908         16,747             15,318
  Financing debt
    Current.........................................      $           3,864         17,349             23,008
    Long-term.......................................      $          21,824         23,149              6,300
     Total as % of total capital...................                    16.6           26.2               23.3
  Shareholders' equity..............................      $         128,860        114,131             96,249

CASH FLOW Increase (Decrease)
  Related to operating activities...................      $          44,566         17,834             26,754
  Related to investing activities...................      $         (17,240)       (22,107)           (47,931)
  Related to financing activities...................      $         (22,024)         6,721             20,351

OTHER DATA
  Interest income...................................      $           4,259          4,132              3,807
  Interest expense..................................      $           2,491          2,640              1,677
  Depreciation and amortization expense.............      $          16,387         14,090             13,121
  Net expenditures for property, plant, and
  equipment.........................................      $          17,581         19,117             18,870
  Number of employees at year-end...................                  1,959          1,997              1,916
  Total direct compensation.........................      $          89,210         86,263             76,225
  Profit sharing and all other employee benefit.....      $          22,499         21,887             21,116
  Average shares outstanding(e).....................                 10,021          9,916              9,826
  Closing share price at year-end(e)................      $           27.50         23-7/8             24-1/8
  Common stock price range during year(e)...........      $  21-1/4--27-1/2     22-1/4--29   20-15/32--24-1/4
  Closing price/earnings ratio(f)...................                   13.1           12.1               15.1

(a) 1993 includes pretax restructuring charges of $4,090,000 ($2,536,000 net of taxes).
(b) 1992 includes income tax reduction of $1,040,000 due to completion of examinations by tax authorities.
(c) 1990 includes income tax reduction of $2,650,000 related to the merger of a subsidiary with the Company.
(d) 1989 includes net gain related to sale of land of $1,247,000.
(e) Adjusted retroactively for two-for-one stock split effective April 26, 1995.
(f) Closing price/earnings ratio is based on closing share price and earnings before extraordinary gain and cumulative effect of accounting change, and adjusted for unusual items referenced in the above footnotes.

---------------------------------------------------------------------------------------------------------------------------
                                                          1993              1992              1991              1990
                                                     --------------    --------------    --------------    --------------
  Net sales.........................................        221,002           214,863           198,575           211,503
  Cost of sales.....................................        126,071           121,792           112,147           121,598
  Gross margin -- %.................................           43.0              43.3              43.5              42.5
  Selling and administrative expenses...............         79,508            76,942            69,707            70,401
    % of net sales..................................           36.0              35.8              35.1              33.3
  Profit from operations............................         11,333(a)         16,129            16,721            19,504
    % of net sales..................................            5.1               7.5               8.4               9.2
  Other income and (expense)........................          1,595             1,864             1,800               374
  Income tax expense................................          3,802             4,803             6,529             4,257
    % of earnings before income taxes...............           29.4              26.7              35.3              21.4
  Earnings before extraordinary gain
    and cumulative effect of accounting change......          9,126(a)         13,190(b)         11,992            15,621(c)
    % of net sales..................................            4.1               6.1               6.0               7.4
    Return on beginning shareholders' equity -- %...           10.8(a)           17.2(b)           16.4              21.1(c)
  Net earnings......................................          9,126             9,229            11,992            18,256

PER SHARE DATA(e)
  Earnings before extraordinary gain and
  cumulative effect of accounting change..........              .93(a)           1.34(b)           1.21              1.59(c)
  Net earnings....................................              .93               .94              1.21              1.85
  Cash dividends..................................              .64               .61               .60               .59
  Shareholders' equity (ending)...................             8.56              8.64              7.87              7.43

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents.......................            2,675             3,512             2,349             1,412
  Total current assets............................           73,752            74,741            66,028            67,065
  Property, plant, and equipment, net.............           46,622            45,430            40,730            42,588
  Total assets....................................          128,634           128,988           111,644           114,590
  Current liabilities excluding current debt......           29,657            28,848            30,700            30,982
  Current ratio excluding current debt............              2.5               2.6               2.2               2.2
  Long-term liabilities excluding long-term debt..           12,591            10,691             2,281             1,463
  Financing debt
    Current.......................................            1,190             1,492               197             6,986
    Long-term.....................................            1,103             3,107             1,853             1,995
      Total as % of total capital.................              2.7               5.1               2.6              10.9
  Shareholders' equity............................           84,093            84,850            76,613            73,164

CASH FLOW Increase (Decrease)
  Related to operating activities.................           21,922            20,115            23,777            24,848
  Related to investing activities.................          (13,569)          (15,717)           (7,472)           (8,951)
  Related to financing activities.................           (9,244)           (3,346)          (15,336)          (17,746)

OTHER DATA
  Interest income.................................            3,583             3,619             3,828             2,672
  Interest expense................................              509               540               568             1,019
  Depreciation and amortization expense...........           10,987            10,241             8,730             8,652
  Net expenditures for property, plant,
     and equipment................................           12,877            12,315             8,063             8,071
  Number of employees at year-end.................            1,707             1,758             1,738             1,800
  Total direct compensation.......................           71,507            69,240            65,324            66,364
  Profit sharing and all other employee benefits..           18,149            19,547            17,917            19,316
  Average shares outstanding(e)...................            9,836             9,832             9,892             9,842
  Closing share price at year-end(e)..............           23-1/2           21-7/16                18            17-1/2
  Common stock price range during year(e).........   19-3/4--24-1/4    17-1/4--24-3/8    16-1/4--21-1/4    13-7/8--22-1/8
  Closing price/earnings ratio(f).................             19.7              17.4              14.9              13.3


---------------------------------------------------------------------------------------------------------------------------
                                                         1989               1988             1987                1986
                                                   ----------------    -------------     ------------      ----------------
  Net sales.......................................          197,078          183,888          166,924               151,497
  Cost of sales...................................          112,511          105,991           95,015                85,977
  Gross margin -- %...............................             42.9             42.4             43.1                  43.2
  Selling and administrative expenses.............           64,518           59,646           55,352                50,145
    % of net sales................................             32.7             32.4             33.2                  33.1
  Profit from operations..........................           20,049           18,251           16,557                15,375
    % of net sales................................             10.2              9.9              9.9                  10.1
  Other income and (expense)......................            3,755            1,449              953                 1,433
  Income tax expense..............................            9,052            8,126            7,692                 7,992
    % of earnings before income taxes.............             38.0             41.2             43.9                  47.5
  Earnings before extraordinary gain
  and cumulative effect of accounting change......           14,752(d)        11,574            9,818                 8,816
    % of net sales................................              7.5              6.3              5.9                   5.8
    Return on beginning shareholders' equity -- %.             18.9(d)          16.6             15.0                  14.7
  Net earnings....................................           14,752           13,263            9,818                 8,816

PER SHARE DATA(e)
  Earnings before extraordinary gain and
    cumulative effect of accounting change........             1.44(d)          1.09              .92                   .83
  Net earnings....................................             1.44             1.25              .92                   .83
  Cash dividends..................................              .55              .49              .48                   .46
  Shareholders' equity (ending)...................             7.52             7.37             6.60                  6.15

YEAR-END FINANCIAL POSITION
  Cash and cash equivalents.......................            3,175            7,016            3,564                   947
  Total current assets............................           70,325           76,402           65,960                55,627
  Property, plant, and equipment, net.............           40,949           35,616           35,583                35,037
  Total assets....................................          116,179          117,013          105,273                94,506
  Current liabilities excluding current debt......           35,408           29,836           25,206                17,742
  Current ratio excluding current debt............              2.0              2.6              2.6                   3.1
  Long-term liabilities excluding long-term debt..            4,022            3,757            3,130                 2,744
  Financing debt
    Current.......................................              588            1,722            2,280                 1,209
    Long-term.....................................            2,111            2,234            2,421                 2,766
      Total as % of total capital.................              3.5              4.8              6.3                   5.7
  Shareholders' equity............................           74,050           77,998           69,516                65,356

CASH FLOW Increase (Decrease)
  Related to operating activities.................           25,685           18,614           15,651                15,177
  Related to investing activities.................           (8,916)          (9,140)          (7,156)               (8,543)
  Related to financing activities.................          (20,310)          (5,730)          (5,861)               (8,446)

OTHER DATA
  Interest income.................................            2,033            2,023            2,196                 2,061
  Interest expense................................              597              401            1,017                   705
  Depreciation and amortization expense...........            8,027            7,900            7,162                 6,611
  Net expenditures for property, plant,
     and equipment................................            9,135            9,121            7,007                 8,543
  Number of employees at year-end.................            1,789            1,726            1,727                 1,728
  Total direct compensation.......................           62,401           58,637           54,721                49,819
  Profit sharing and all other employee benefits..           17,233           15,245           14,437                11,299
  Average shares outstanding(e)...................           10,268           10,592           10,640                10,658
  Closing share price at year-end(e)..............           17-1/2           13-1/8           11-3/4                12-1/8
  Common stock price range during year(e).........   12-5/8--18-1/4   11-1/4--16-3/8        8--16-1/2       10-9/16--13-1/4
  Closing price/earnings ratio(f).................             13.3               12             12.7                  14.7


INVESTOR INFORMATION

ANNUAL MEETING

The annual meeting of Tennant Company will be held at 10:30 a.m. on Thursday, May 1, at the Company's corporate headquarters, 701 North Lilac Drive, Golden Valley, Minnesota.

STOCK MARKET INFORMATION

Tennant common stock is traded in the National Market System of NASDAQ, under the ticker symbol TANT.
As of December 31, 1996, there were approximately 3,300 shareholders of record.

QUARTERLY PRICE RANGE


The accompanying chart shows the quarterly price range of the Company's shares over the past five years after adjustment for the two-for-one stock split:

             First          Second        Third          Fourth
         ---------------------------------------------------------
1992     $17.25-22.00   $20.00-24.38   $21.25-23.75   $20.50-23.25
1993      20.13-24.25    19.75-22.00    20.75-22.75    20.88-24.25
1994      20.63-24.25    20.47-22.00    21.00-23.38    21.50-24.13
1995      23.13-25.00    23.00-29.00    25.00-27.25    22.25-27.25
1996      21.25-25.00    23.50-26.50    22.00-26.00    22.50-27.50

DIVIDEND INFORMATION

Cash dividends on Tennant's common stock have been paid for 53 consecutive years, and the Company has increased dividends in each of the last 25 years. Dividends generally are declared each quarter. Following are the record dates anticipated for the next 12 months:

    June 5, 1997        December 16, 1997
    September 8, 1997   March 6, 1998

DIVIDEND REINVESTMENT OR DIRECT DEPOSIT OPTIONS

Shareholders have the option of reinvesting quarterly dividends in additional shares of Company stock, or having dividends deposited directly to a bank account. The Transfer Agent should be contacted for additional information (see below).

TRANSFER AGENT AND REGISTRAR

Shareholders with a change of address or questions about their account may contact:

    Norwest Bank Minnesota, N. A.
    161 North Concord Exchange
    P.O. Box 738
    St. Paul, MN 55075-0738
    612-450-4064 - 1-800-468-9716

10-K OFFER AND OTHER INVESTOR INFORMATION

A copy of Tennant's 1996 10-K annual report filed with the Securities and Exchange Commission (which contains no material information not found in this report), and other financial information may be obtained by writing Richard A. Snyder, Treasurer, Tennant Company, P.O. Box 1452, Minneapolis, MN 55440, or calling (612) 540-1209.

Directors
ROGERL. HALE, PRESIDENT, CHIEF EXECUTIVE OFFICER

ARTHUR D. COLLINS, JR., PRESIDENT, CHIEF EXECUTIVE OFFICER
MEDTRONIC, INC., MINNEAPOLIS, MINNESOTA

DAVID C. COX, PRESIDENT, CHIEF EXECUTIVE OFFICER
COWLES MEDIA COMPANY, MINNEAPOLIS, MINNESOTA

ANDREW P. CZAJKOWSKI, PRESIDENT, CHIEF EXECUTIVE OFFICER
BLUE CROSS &BLUE SHIELD OF MINNESOTA, ST. PAUL, MINNESOTA

WILLIAM A. HODDER, RETIRED CHAIRMAN, CHIEF EXECUTIVE OFFICER
DONALDSON COMPANY, INC., MINNEAPOLIS, MINNESOTA

DELBERT W. JOHNSON, CHAIRMAN, CHIEF EXECUTIVE OFFICER
PIONEER METAL FINISHING, MINNEAPOLIS, MINNESOTA

WILLIAM I. MILLER, CHAIRMAN
IRWIN FINANCIAL CORPORATION, COLUMBUS, INDIANA

EDWIN L. RUSSELL, CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER
MINNESOTA POWER, DULUTH, MINNESOTA

Officers

ROGER L. HALE, PRESIDENT, CHIEF EXECUTIVE OFFICER

JANET M. DOLAN, EXECUTIVE VICE PRESIDENT

DOUGLAS R. HOELSCHER, SENIOR VICE PRESIDENT

RICHARD M. ADAMS, VICE PRESIDENT

PAUL E. BRUNELLE, VICE PRESIDENT

KEITH D. PAYDEN, VICE PRESIDENT

RICHARD A. SNYDER, VICE PRESIDENT, TREASURER, AND
                  CHIEF FINANCIAL OFFICER

WILLIAM R. STRANG, VICE PRESIDENT

STEVEN K. WEEKS, VICE PRESIDENT

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

TENNANT COMPANY
701 North Lilac Drive
P. O. Box 1452
Minneapolis, MN 55440