Form 10-K405, Exhibit 13
period 1997-12-31
TENNANT CO
filed 1998-03-26
CIK 97134

TO OUR SHAREHOLDERS


   1997 was a fine year at Tennant: sales up 8% to $372 million, earnings per diluted share rose 15% to $2.41, and operating margin increased to 9.7% from 9.2% the prior year. All this occurred in the face of an exceptionally strong dollar, which reduced translated sales by $8.4 million and net earnings by an estimated $1.8 million, or 18 cents per share. We obviously were helped a great deal by very good economic conditions in the U.S., improving conditions in Europe, and no big problems in the rest of the world. However, the most satisfying part of 1997's results was that they reflected the significant changes going on at Tennant.

MEETING THE PREEMINENCE 2000 CHALLENGES

   Tennant is both an old company--started in 1870--and a new, revitalized company--starting in 1992. At that time, we had come through 10 tough years for U.S. manufacturers. We had a respectable record, had improved our product quality, invested in new products and information technology, kept the balance sheet strong, and raised the dividend every year. But we had not grown as much as we would have liked, nor had we reached our full profit-making potential.

   In 1992, we set goals for the year 2000, called "Preeminence 2000" or "P-2000" for short, aimed at greater customer satisfaction, stronger growth, and higher profitability. P-2000 led us to challenge each area of our business and take action to improve. The results have been falling in place each year and are very satisfying:

- For industrial equipment, our core business, we dramatically increased the pace of new product development, bringing great value to the marketplace and putting relentless pressure on our competitors. These new and updated products have been outstanding successes, giving more features and benefits at lower prices, and so far sales have exceeded our forecasts. In 1998, we will release four new products: a record for us and a near impossible pace for our competition.

- For commercial equipment, our P-2000 challenge led to the very successful Castex acquisition in early 1994, followed by the smaller acquisition of Eagle in late 1994. Although these companies were solid contributors from the start, the first couple of years were devoted to integration issues that are now behind us. More recently, we have been able to focus on commercial equipment growth in large corporate accounts and international markets, with very good results.

- Floor coatings, which now represent about 6% of our total revenues, also went through a transformation as part of P-2000. We got out of the contracting business and established solid partner relationships with independent contractors throughout the U.S., Mexico, and Canada. Our overall floor coatings growth since 1992 has been 9% compounded, and our progress in the second half of 1997 gives us encouragement that 1998 will be an excellent year for this profitable piece of our company.

   What is most important about all this is that it was not happenstance. It was the result of a determination to evolve from a good company to a great one by:

- World-class customer satisfaction, resulting from exciting new products, outstanding customer service, and careful monitoring of our customer service processes.

- Energized, well-trained and well-supported employees at all levels. After all, how can
------------------------------------------------------------------------------

[Photo of former Tennant Company President, George T. Pennock]

                              George T. Pennock
                                 1912 - 1998

We note with great sadness the passing of George Pennock, grandson of our founder and former President and Chairman of Tennant. During his 43-year career at Tennant, George Pennock embedded in our culture a great regard for employees, sound financial policies, and a spirit of Internationalism which are core values for us today.

We will all miss his wit, wisdom, and business acumen.

------------------------------------------------------------------------------
     customers be happy if our employees are not? Along that line, we were very honored to be on FORTUNE Magazine's list of the "100 Best Companies in America to Work For."

- Strategic use of information technology based on a companywide "enterprise" computer system (SAP's R/3). We now are starting the fourth year of this five-year project. By year-end, a number of significant parts of this comprehensive system will be in full, day-to-day use.

- Outstanding financial strength. Our balance sheet is strong; our ratios are excellent. In 1997, we raised the dividend for the 26th consecutive year, returned $21 million to shareholders in the form of dividends and stock repurchases, funded $17 million of capital equipment purchases, and increased cash on hand by 60% to $16 million.

ORGANIZATIONAL CHANGE

   A major project in the past few years has been developing greater bench strength in top management. We are a specialized company with a very strong position in various nonresidential floor cleaning niches. Because our greatest opportunities lie in leveraging our products and markets, we needed to focus on broadening and deepening our management base. 1996 was consumed with a market and organizational study. This resulted in some reorganization in the fall of 1996. The distraction of this change is behind us, and the new teams are working well together. 1997 results reflect this, and 1998 should benefit even further.

CAPITALIZING ON THE OPPORTUNITIES OF 1998

   In short, 1997 was a very satisfying year at Tennant. Economic conditions were good and specific measures we had taken in the previous few years positioned us to "make hay while the sun shines."

   Will the sun be shining in 1998? We believe it will in North America. Our products, people, and processes, combined with continued although somewhat more modest economic growth, will keep the momentum going. In Europe, we had an excellent year in 1997. The many organizational and process changes made in 1995 and 1996 settled down and now are working to our advantage. We believe European economic conditions in 1998 are improving, and we are ready to benefit from them.

   Asia is the cloud on the horizon. Only 5% of our total revenues came from this region in 1997. In the future, we expect stronger growth because we recently increased our long-term commitment there by opening an office and warehouse in Singapore, and established partnerships to promote our commercial floor care products through common distribution. Some areas of our business, especially industrial equipment, will have a tougher time in 1998 in such countries as Korea, Malaysia, and Thailand. However, our overall strategy is very straightforward:

-    Support our distribution in every way possible.

- Continue to build better products and processes for this vital part of the world.

   This strategy has served us well in Mexico, where we now are stronger than ever. It will serve us well in Asia, which will be a great growth market for us as we enter the 21st century.

   We finished 1997 with somewhat higher backlogs and strong order growth in key markets. With this in mind, and the consensus view that the Asian financial crisis will have only a modest effect on the world's major economies, we believe Tennant is positioned to achieve another year of record financial performance, creating above-average value for our shareholders.

[Photo of Tennant Company President]
Roger L. Hale
President, Chief Executive Officer
March 25, 1998

TENNANT AT A GLANCE

   Tennant's vision is to work for a cleaner and safer world. Our broad product lines, global sales and service networks, partnerships with complementary companies, and ability to offer total customer solutions will help us achieve our mission:

- To be the preeminent company in nonresidential floor maintenance equipment, floor coatings and related offerings.

-    To create above-average value for shareholders.

--------------------------------------------------------------------------------
PRODUCT LINES                                         PRODUCTS
--------------------------------------------------------------------------------
 INDUSTRIAL FLOOR                                     Products to clean
 MAINTENANCE EQUIPMENT                                surfaces with vehicle and
                                                      heavy foot traffic such
                                                      as:
                                                      -    factories,
                          [Photo of Industrial             warehouses,
                           Floor Maintenance               stadiums, airport
                           Equipment]                      hangars, parking
                                                           garages, and outside
                                                           areas.

                                                      -    sweepers and
                                                           scrubbers:
                                                           -    walk-behinds
                                                           -    indoor riders
                                                           -    outdoor vehicles
--------------------------------------------------------------------------------
 COMMERCIAL FLOOR                                     Products to clean
 MAINTENANCE EQUIPMENT                                surfaces with foot
                                                      traffic such as:

                                                      -    schools, hospitals,
                                                           office buildings,
                          [Photo of Commercial             supermarkets, retail
                           Floor Maintenance               outlets and airport
                           Equipment]                      terminals.

                                                      -    walk-behind
                                                           scrubbers and
                                                           sweepers, carpet
                                                           extractors,
                                                           burnishers, buffers,
                                                           polishers, and other
                                                           specialized
                                                           equipment.
--------------------------------------------------------------------------------
 FLOOR COATINGS                                       Products that treat,
                                                      repair, and upgrade
                                                      concrete and wood floors.
                          [Photo of Factory           Specialty products are
                           Floor]                     available for areas with
                                                      chemical exposure or
                                                      odor-sensitivity.

                                                      Generally used in
                                                      industrial settings such
                                                      as factories and
                                                      warehouses.

                                                      Applied by customer or
                                                      authorized contractor.
--------------------------------------------------------------------------------

[Pie chart showing breakdown of 1997 sales into Europe (15%), World Export (11%), and North America Sales (74%). North America Sales are broken out further into Commercial (18%), Industrial (50%), and Floor Coatings (8%). Europe
Sales are broken out into Commercial (2%), and Industrial (13%). World Export Sales are broken out into Commercial (2%) and Industrial (9%).]

1997 SALES

                                         COMPETITIVE         GROWTH
 MARKETS             SALES/SERVICE       STRENGTHS           STRATEGIES
--------------------------------------------------------------------------------
 World market for    Direct              Market leadership   Maintain product
 equipment and       sales/service in    worldwide.          leadership.
 aftermarket         the United States,
 estimated at $750   Australia, Canada,  Broadest line of    Capitalize on
 million.            France, Germany,    quality products    unique direct
                     The Netherlands,    resulting from      sales/service
 Market share        Spain, and the      industry-leading    force in eight
 greater than 50%    United Kingdom.     commitment to       countries and
 in segments such                        innovation and      strong distributor
 as manufacturing,   Well-established,   quality.            network in 45
 warehousing,        full-service                            others.
 distribution, and   distributor         Strong
 government.         network in 45       sales/service       Offer total floor
                     other countries     support on a        cleaning
                     including Japan     worldwide basis.    solutions.
                     and most countries
                     in Europe not       Manufacturing
                     served directly.    facilities in the
                                         United States and
                                         Europe.
--------------------------------------------------------------------------------
 World market for    Broad geographic    Strong position in  Expand and upgrade
 equipment and       coverage in North   North American      an already broad
 aftermarket         America through a   market.             product line.
 estimated at $2     full-service
 billion.            distributor         Complete line of    Target large
                     network.            quality products    national/
 Sold under Castex,                      with a history of   multinational
 Nobles, Eagle, and  Expanding full-     innovation.         businesses with a
 Tennant brand       service                                 focus on continued
 names, depending    distributor         Reputation for      rapid growth
 on the product and  network             providing a high    internationally.
 geographic area.    internationally.    level of support
                                         to distributors.    Offer total floor
 Among the leaders                                           cleaning
 in North America;                                           solutions.
 small but rapidly
 growing
 internationally.
--------------------------------------------------------------------------------
 North American      Sold by Tennant's   Broad line of       Continue to
 market for          direct sales force  coatings, sealers,  develop leading-
 industrial          in North America    and resurfacers     edge products and
 coatings estimated  as a complementary  including an        services.
 at $150 million,    product to          environmentally
 excluding           industrial floor    safe floor coating  Provide
 application labor.  maintenance         system (Eco-        application
                     equipment.          Coatings-TM- and    support that
 Market share                            Eco-Prep-TM-).      enables expected
 estimated at about  Also sold by                            results whether
 one-sixth of total  Tennant's           In-house chemistry  customers apply
 market, but higher  independent         lab that            the coating
 in coatings         contractor          formulates          themselves or have
 segment.            network.            products and        it done by an
                                         oversees their      authorized
                                         production and      contractor.
                                         application.
                                                             Offer total floor
                                                             cleaning
                                                             solutions.
--------------------------------------------------------------------------------

[Photo Janet M. Dolan, Executive Vice President]
JANET M. DOLAN,
EXECUTIVE VICE PRESIDENT

"FOR MANY YEARS, NORTH AMERICAN MARKETS WERE CONSIDERED 'MATURE.' THIS WAS TRUE AS LONG AS WE CONCENTRATED ON PRODUCTS RATHER THAN CUSTOMERS. NOW THAT WE ARE FOCUSING MORE ON CUSTOMERS, WE BELIEVE THE OPPORTUNITIES ARE TREMENDOUS."

REINVIGORATING OUR APPROACH TO A KEY MARKET

   Tennant gained leadership in North America by developing a broad line of products known for their quality, then marketing them through a strong direct sales force and distributor network. Several years ago, we began to focus on customer partnerships. While this represented progress, we knew we needed to stretch further.

   More recently, we decided the best way to reinvigorate our growth would be to eliminate the internal barriers between industrial, commercial, and floor coatings sales and service, which were operating independently of each other, in order to take advantage of cross-selling opportunities.

   The Industrial Markets and Commercial Markets divisions continue to directly serve their traditional customer base. However, we are testing a program that brings commercial distributors and industrial direct sales and service forces together in order to better market our full product line to both customer groups. In addition, we have established two divisions, Global Markets and Customer Solutions, that market our products and services to specific groups of customers with unique needs not previously met by our product-line focused divisions (e.g., a customer that wants products from more than one of our lines plus support services such as training or advice on cleaning methodologies).

   By more integration of our products, services, and channels, Tennant will be able to capitalize on many more opportunities than previously. This is being supported by our investment in technology. Soon we will be able to capture more information on our customers, analyze it more effectively, and share it across the company. Our use of technology will enhance our advantage by allowing us to serve customers faster. This is critical as customers demand more from their suppliers.

                                       [Photo Richard M. Adams, Vice President]

                                                              RICHARD M. ADAMS,
                                                                VICE PRESIDENT

"CONTRACTS WITH LARGE NATIONAL/MULTINATIONAL FIRMS OFFER A GROWTH OPPORTUNITY. WE ARE MAKING THESE ACCOUNTS A PRIORITY NOW THAT WE HAVE TWO IMPORTANT ITEMS THESE COMPANIES WANT: A BROAD LINE OF QUALITY PRODUCTS, AND SUPPORT SERVICES AVAILABLE THROUGHOUT NORTH AMERICA."

[Photo Tennant Model 7400]

This Tennant Model 7400 helps keep the streets of downtown Richmond, Virginia, cleaner and safer.

INDUSTRIAL MARKET

   Tennant is the acknowledged leader in the industrial market, both domestically and internationally. In North America, Tennant holds more than a 50% share of the cleaning equipment market which is about three times that of our nearest competitor.

INDUSTRIAL MARKET TRENDS

   A number of industry trends are returning this to a growth market for us:

- A new growth area for Tennant is in the urban downtown outdoor market. These commercial centers recognize that to attract people and maintain business they need to provide a clean and safe environment in which to work, shop and play. Thousands of quasi-government associations across the country are looking for partners to provide them with the cleaning solutions they need to meet their vision of cleaner and safer urban communities. Tennant is well positioned to be that partner with its extensive product line supported by its nationwide sales and service network.

- Businesses want cleaner and safer indoor and outdoor environments as well. Reasons include a focus on quality, which starts with clean workplaces, and the Environmental Protection Agency's increased environmental regulations which are requiring many businesses to comply with stronger standards for cleanliness.

- Many businesses are outsourcing operational activities. In our case, this is increasing the number of contract cleaners who handle facility maintenance--and are interested in our products.

- Businesses of all kinds are reducing the number of vendors they use. In general, they are looking for suppliers with a broader product offering and, in many cases, a global reach to handle their needs.

- In North America, demand is moving from sweeping (picking up debris only) to sweeping and scrubbing (actually cleaning the surface after it has been swept). This is reflected in Tennant's sales. Twenty years ago scrubbers generated less than 20% of our industrial equipment sales in this market. By 1997, this has increased to more than 50%.

- The demand is increasing for machines that are easier to maintain and operate so people at all skill levels can use them.


                             [Photo Douglas R. Hoelshcer, Senior Vice President]
                                                          DOUGLAS R. HOELSCHER,
                                                          SENIOR VICE PRESIDENT

"THE INDUSTRIAL GROUP HAS BEEN TENNANT'S LARGEST BUSINESS FOR DECADES. IN 1997, A COMBINATION OF HARD WORK IN DIRECT SALES AND SERVICE, AND AN EXCELLENT NEW PRODUCT PROGRAM, MADE THE NORTH AMERICAN OPERATION THE FASTEST GROWING, TOO."

[Photo Tennant Model 7200]

The new compact Model 7200 has quickly become one of Tennant's most popular machines.

OFFER WIDEST LINE OF INDUSTRIAL PRODUCTS

   These machines clean areas with vehicle or heavy foot traffic. They come in walk-behind and rider units with prices that range from $7,500 to $90,000. Tennant offers three types of products, all of which carry the strongest warranties in the industry:

-    SWEEPERS remove wet or dry debris, and control dust during this process.

- SCRUBBERS lay down cleaning solution, scrub the surface, then remove the dirty solution--all in one pass.

- COMBINATION SWEEPER/SCRUBBERS perform both functions at the same time, also in one pass.

   Industrial products for North America are developed and manufactured in our Minneapolis, Minnesota, facility, which is ISO 9001 quality certified. (Products are also exported from this facility to our various international markets.)

   We devote an industry-leading amount to product engineering. Through the use of process improvement and technology, we have been able to cut the product development cycle in half in recent years. This has allowed us to introduce no fewer than two and as many as four new or significantly updated products each year. The end result is quite significant--nearly 90% of our 1997 machine sales were generated by products introduced in the last five years.

   New product introductions this year centered on smaller machines to reach markets where we had not been traditionally as strong.

   In 1998, we will continue our aggressive product introduction program.

UNIQUE DIRECT SALES/SERVICE FORCE

   For the most part, our competitors use distributors to sell and service their industrial products. Tennant, on the other hand, sells exclusively through a direct sales and service network in North America. This gives us a significant competitive edge in the sale of larger industrial equipment.

OUTPERFORMING THE INDUSTRIAL MARKET

   All of these strategies, backed by a good economy, allowed Tennant to increase its orders of industrial machines in North America by 18% in 1997. This indicates there are many opportunities for growth in this market--and Tennant as the industry leader is capitalizing on them.


NORTH AMERICAN INDUSTRIAL EQUIPMENT SALES

                             [Bar Graph]
          Industrial Sales in Millions

Year           North America
    1990                    120
    1991                    112
    1992                    120
    1993                    130
    1994                    147
    1995                    158
    1996                    166
    1997                    186

[Photo of Tennant Model 8010]

The new Model 8010 doubles cleaning productivity by sweeping and scrubbing at the same time.

COMMERCIAL MARKET

   Tennant holds an estimated 15% share of the North American commercial cleaning equipment market, with most of that through its Castex Inc. subsidiary. Since joining Tennant in 1994, Castex has advanced to being among the top three companies in the market. (On a combined basis, we estimate that the top three competitors hold somewhat more than 50% of the total market.)

   A number of trends are driving growth in this market:

- Businesses and institutions that directly service the public on their premises are being driven by a consumer preference for clean, safe facilities; and employers are focusing on quality and productivity improvement which begins with a clean workplace.

-    There also are two trends specific to the commercial market:

     - The service sector--the primary purchaser of commercial equipment--is the fastest growing part of the economy.

     - Businesses want to reduce the potential liability of wet or dirty public places.

   The commercial floor maintenance industry is experiencing consolidation, which bodes well for Tennant:

- Smaller manufacturers are being acquired by larger firms or closing their doors. This has presented Tennant with acquisition opportunities in recent years, and it has raised entry barriers as the size of competitors has increased.

- Distributors--the main channel for selling and servicing commercial equipment--are undergoing consolidation. This means the ones that remain will be stronger and will

                 [Photo of Thomas J. Vander Bie, President, Castex Incorporated]
                                                           THOMAS J. VANDER BIE,
                                                  PRESIDENT, CASTEX INCORPORATED

"MORE THAN ANY OTHER COMPANY IN THE INDUSTRY, WE ARE POISED TO SIGNIFICANTLY IMPROVE OUR COMPETITIVE POSITION. WE HAVE THE RIGHT PRODUCTS, PROGRAMS AND RELATIONSHIPS WITH THE BEST DISTRIBUTORS. AS WE BEGIN TO WORK MORE SUCCESSFULLY WITH THE INDUSTRIAL MARKETS DIVISION, NONE OF OUR COMPETITORS WILL BE ABLE TO TOUCH US."

[Photo of Eagle Talon 2500 burnisher]

The growing contract-cleaning market relies on the Eagle Talon 2500 burnisher.

[Photo of Tennant equipment in use]

The Speed Gleam scrubber is vital to many retail cleaning operations.

want to work with larger, more stable firms such as Castex.

EXPANDING BROAD PRODUCT LINE

   We offer a complete line of commercial maintenance equipment:

-    SWEEPERS AND VACUUMS remove debris or water from virtually any surface.

- AUTOMATIC SCRUBBERS clean grease and grime from hard surfaces, such as floors with tile and grout. These machines remove virtually all of the cleaning solution they apply to the floor, which is critical for avoiding slip-and-fall injuries. They also are easy to operate and maneuver in tight spaces.

- CARPET EXTRACTORS apply a cleaning solution, scrub the carpet, then remove the solution along with any dirt and grime.

- BURNISHERS AND FLOOR MACHINES give scrubbed floors a shiny, high-gloss appearance.

   Castex products, which range in price from $300 to $7,000, are used by hospitals, schools, shopping malls--any area that has heavy foot traffic. These products are developed and manufactured in our Holland, Michigan, facility.

   After being acquired by Tennant in 1994, Castex's efforts were focused on a successful integration of product lines and distribution. As a result, engineering efforts concentrated mainly on product maintenance and refinement. This has changed recently and will result in a more agressive product introduction schedule in 1998 and beyond, which will help us gain market share.

NORTH AMERICAN COMMERCIAL EQUIPMENT SALES

                             [Bar Graph]
          Commercial Sales in Millions

Year           North America
    1990                     9.5
    1991                    12.0
    1992                    13.0
    1993                    13.0
    1994                     4.0
    1995                    57.5
    1996                    63.0
    1997                    66.9


[Photo of Tennant equipment in use]

Hotels and motels across North America rely on the Path Maker carpet vacuum.

[Photo of Tennant Model Scout 28]

The new Scout 28 sweeper can be found in schools throughout the country.

FLOOR COATINGS MARKET


   Tennant holds an estimated 15% share of the North American market for industrial floor coatings, sealers and resurfacers. A competitive edge for Tennant comes from the fact that we offer our coatings as a complementary product to industrial floor cleaning equipment and, in fact, sell through the same direct sales force.

FLOOR COATINGS MARKET TRENDS

   There is a strong interest in coatings because they protect concrete and wood floors from chemicals and wear, they make floors easier to clean, and they create a working environment that improves employee morale and a company's image.

DEVELOPING LEADING-EDGE PRODUCTS AND SERVICES

Tennant offers a broad product range:

-    DURABLE COATINGS for main traffic aisles and loading docks.

-    CHEMICAL-RESISTANT COATINGS for floors exposed to corrosive chemicals.

- EPOXY RESURFACERS for damaged floors that need to have their smooth surface restored.

- ENVIRONMENTALLY SAFE COATINGS for odor-sensitive applications, such as food processing facilities. Our unique Eco-Coatings-TM- line combines high durability with little or no solvents.

- ECO-PREP-TM- PROCESS for use by Tennant's authorized contractors to prepare a floor for its new coating. Eco-Prep-TM- machines remove the old coatings quickly and without using solvents. No one else offers as effective an approach.

   We develop the formulas for our coatings and oversee their production, and we manufacture the Eco-Prep-TM- machines.

   Our coatings are designed to address the major needs of our customers, which include appearance, coating durability and life, ease of application, and environmental impact. A primary objective of our product development in recent years has been to meet or exceed the increasing government regulations for waste control and emissions, even before these regulations go into effect.

FLOOR COATINGS IS A VITAL PART OF TOTAL SOLUTION

   After experiencing a slow start to the year, our sales have been on a stronger growth track, and we finished the year with record December billings. We believe we can maintain this stronger growth as coatings become a more important part in the total solution Tennant offers its customers.

NORTH AMERICAN INDUSTRIAL FLOOR COATINGS SALES

                             [Bar Graph]
        Floor Coatings Sales in Millions

Year           North America
    1990                    14.3
    1991                    13.0
    1992                    14.6
    1993                    14.8
    1994                    18.2
    1995                    20.7
    1996                    21.4
    1997                    22.7

                                      [Photo of Steven K. Weeks, Vice President]
                                                                STEVEN K. WEEKS,
                                                                  VICE PRESIDENT

"IN 1997, WE FOCUSED ON LOWERING OUR COSTS, SIMPLIFYING OUR PRODUCT LINE WHILE FILLING IN SOME OF THE GAPS, AND DEVELOPING BETTER SALES TOOLS. WE EXPECT TO BEGIN SEEING THE EFFECTS OF THIS EFFORT IN 1998."

[Photo of factory floor]

Tennant floor coatings help make this steel manufacturing plant a world-class facility.

TENNANT IN INTERNATIONAL MARKETS

   Tennant has sold its products internationally since the 1950s. No single competitor from the U.S. or any other country has Tennant's broad level of international market penetration in floor maintenance equipment.

INTERNATIONAL FLOOR CLEANING TRENDS

   A number of trends that cross country borders are driving the international market:

- More businesses in various industries are becoming global players and therefore have global demands for the products and services they purchase.

- Many businesses are turning to contract cleaners--local and multinational firms--to handle this non-core operational activity for them. In Europe, for example, contract cleaners hold as much as a 50% market share--much larger than in North America.

- Many businesses--and countries--are interested in cleaner, safer work and public places. However, for some it still remains a concept that must be "sold" to them rather than seen as a business or social need.

- The best-selling industrial products in international markets tend towards the smaller sizes because of narrow aisles and other space constraints. Scrubbing in many areas is not as common as in Europe or North America because the concept of a cleaner, safer environment is in an earlier state of development.

INTERNATIONAL SALES

                             [Bar Graph]
          International Markets Sales in Millions

                                       Floor
Year           Industrial  Commercial  Coatings  Total
    1990               58           0         0      58
    1991               58           0         0      58
    1992               63           1         0      64
    1993               60         3.5         0    63.5
    1994               64           5         0      69
    1995               79           9       0.6    88.6
    1996               82          12       0.2    94.2
    1997               81        15.4       0.4    96.8

[Photo Tennant's European Headquarters]

Tennant's European headquarters in The Netherlands.

[Photo Jan't Hart, Managing Director, Tennant Holding B.V.]
JAN 'T HART,
MANAGING DIRECTOR,
TENNANT HOLDING B.V.

"CUSTOMERS AND SUPPLIERS IN EUROPE LIKE TO PARTNER WITH TENNANT. THEY SEE WE HAVE AN INNOVATIVE PRODUCT LINE, HAVE SOPHISTICATED LOGISTICS, AND ARE THE BEST AT USING TECHNOLOGY TO OFFER A TOTAL CLEANING SOLUTION. NONE OF OUR COMPETITORS CAN MATCH ALL OF THIS."

[Photo Tennant Model 6080]

The Model 6080 walk-behind in use at De Heuvelgaleries shopping center in Eindhoven, The Netherlands.

HOW TENNANT DIFFERENTIATES ITSELF INTERNATIONALLY

   In addition to our size, Tennant has distinguished itself in a number of other ways. One important difference is that nonresidential floor care is our ONLY business. This generates just a portion of our competitors' sales, since they tend to also be in other businesses either only remotely related to floor cleaning or not related at all.

   Tennant has a broad, innovative product line to serve the needs of both industrial and commercial settings. We have adjusted these products to reflect international needs, such as offering smaller equipment and equipment that meets different noise and pollution standards.

   We also directly sell and service our products where the market warrants the investment (currently Australia, France, Germany, The Netherlands, Spain and the United Kingdom--in addition to North America). This gives us more flexibility in meeting customers' needs in these larger markets. Tennant also has very strong relationships with distributors in over 45 other countries, including Japan. This strength is reflected in the average length of distribution contracts. Tennant's agreements tend to be in the range of 10 to 14 years versus the industry average of 3 to 4 years.

   In the coming years, Tennant will be able to provide an advantage no other competitor has: nearly seamless sales and service to multinational companies at their various international sites. We are presenting a uniform product and service offering to customers around the world. This will help us differentiate Tennant from its competitors and expand our global leadership position.

                                    [Photo of William R. Strang, Vice President]
                                                              WILLIAM R. STRANG,
                                                                  VICE PRESIDENT

"THERE IS NO HOMOGENEOUS 'INTERNATIONAL' MARKET--EACH COUNTRY IS UNIQUE. THEIR DIRT IS DIFFERENT. THEIR STANDARDS OF CLEANLINESS ARE DIFFERENT. WHAT THEY WANT FROM FLOOR CLEANING MACHINES IS DIFFERENT. OUR CHALLENGE IS TO MAKE SURE OUR SOLUTIONS RELATE TO EACH LOCAL MARKET."

[Photo of Tennant Model 6400]

The 6400 sweeper's compact size makes it ideal for densely populated markets like Japan.

MANAGEMENT'S FINANCIAL DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------

                  SELECTED INDICATORS OF GROWTH AND PROFITABILITY

                                             CURRENT ECONOMIC CYCLE(a)  PREVIOUS ECONOMIC CYCLE(a)

                                              CURRENT         CYCLE        LAST HALF    FULL
                                                YEAR         TO DATE        OF CYCLE    CYCLE
Period Included in Economic Cycle               1997        1991-1997      1987-1990  1982-1990
--------------------------------------------------------------------------------------------------
Return on Beginning Shareholders' Equity(c)      18.8          17.5           16.6       14.9

Compound Annual Growth (%):
  Sales     -- Nominal                             +8            +8             +9         +8
            -- Real(b)                             +7            +6             +4         +3
  Net Earnings(c)                                 +15            +9            +10         +3
  Cash Dividends Per Share                         +4            +3             +6         +6
  Net Operating Assets                             +2           +10             +4         +5
  Growth Period (From-To)                      1996-1997     1990-1997       1986-1990   1981-1990

-------------------------------------------------------------------------------
(a) The Company's long-term growth and profitability goals are presented at the end of this section. Growth is measured over a full economic cycle. For purposes of this table, 1991 is considered to have marked the beginning of the current cycle (growth measured from 1990). The previous cycle covered the years 1982 through 1990 (growth measured from 1981).

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

FINANCIAL RESULTS OF OPERATIONS

   EARNINGS: For 1997, net earnings were $24.2 million, or $2.41 per diluted share, up 15% from the prior year. Return on sales was 6.5%, and return on beginning shareholders' equity was 18.8%. The reasons for the earnings gain were higher sales, and increases in gross margin and other income. A much stronger U.S. dollar reduced earnings by an estimated $1.8 million, or 18 cents per share.

   For 1996, net earnings were $21.0 million, or $2.09 per diluted share, up 6% from the prior year. Return on sales was 6.1%, and return on beginning shareholders' equity was 18.4%. The reasons for the earnings gain were higher sales, a relatively low rate of growth for expenses, and an increase in other income. A somewhat stronger U.S. dollar reduced earnings by an estimated $0.6 million, or 6 cents per share.

   For 1998, management is somewhat cautious in its outlook because of the financial crisis in Asia. However, the Company's sales to the affected countries represented only 5% of total revenue in 1997, and the region's problems are expected to have only a modest effect on the world's major economies. With this in mind and given the fact that 1997 finished with somewhat higher backlogs and continued good order growth in most markets, management believes another year of higher sales and earnings is possible.

   SALES: For 1997, net sales of $372 million increased 8% from the prior year and backlogs were up $2 million to $13 million. A much stronger U.S. dollar reduced full year sales by $8 million.

   North American sales of $276 million were up 11% on robust economic conditions and a significant number of new and updated products introduced in recent years. Sales increases by product line were 12% for industrial equipment, 9% for commercial equipment, and 7% for floor coatings.

   International sales of $96 million, representing 26% of consolidated revenues, increased only 1% in translated U.S. dollars, but were up 9% in local currencies. The strongest local currency increases were in Japan and Australia, and several countries in Europe.

   For 1996, net sales of $344 million increased 6% from the prior year and backlogs declined by $1 million. A somewhat stronger U.S. dollar reduced full year sales by $3 million. North American sales of $249 million were up 6% on economic conditions that were weak early in the year, especially in the industrial sector, but that improved steadily as the year progressed. Sales increases by product line were 8% for commercial equipment, 5% for industrial equipment, and 2% for floor coatings. International sales of $95 million for 1996, representing 28% of consolidated revenues, increased 5% (up 9% in local currencies). The strongest sales gains were in Japan, France and Australia.

   PROFIT FROM OPERATIONS: For 1997, profit from operations increased 14% to $36.1 million on an 8% sales increase, resulting in an operating margin of 9.7% versus 9.2% the prior year. Factory capacity use is estimated to have been in the 70% range overall with North American facilities at the upper end of the range. (Some capacity expansion will likely be required within the next several years.)

   The improvement in operating margin was due to an increase in gross margin to 42.2% from 41.3% the prior year. The improvement was primarily due to a favorable product mix, manufacturing efficiencies on the higher production volume, and a relatively low rate of inflation for costs and expenses.

   Selling and administrative expenses, as a percent of sales, increased to 32.5% from 32.2% the prior year. The increase was primarily due to higher incentive compensation resulting from an increased growth rate, stronger financial performance, and a significant increase in the market value of the Company's common stock.

   For 1996, profit from operations increased 5% to $31.6 million on a 6% sales increase, resulting in an operating margin of 9.2% versus 9.3% the prior year. Factory capacity use is estimated to have been in the low 70% range for the year. The change in operating margin was due to a decline in gross margin to 41.3% from 42.9% the prior year. The decline was primarily due to a change in the sales mix to lower margin products and market segments, operational inefficiencies in Europe, and translation effects of the stronger U.S. dollar. Selling and administrative expenses, as a percent of sales, declined to 32.2% in 1996 from 33.7% the prior year. The decline was primarily due to steps taken to substantially slow the rate of expense growth.

   OTHER INCOME AND EXPENSE: For 1997, the Company recorded other income of $1,542,000 versus $698,000 in the prior year. The primary reasons for the increase were more interest income on a higher level of invested cash and less interest expense on a lower level of debt.

   Included in other income is $4.7 million of interest income in 1997. Of this amount, $2.4 million is from finance-type leases provided to customers, and $1.5 million is from a loan to the Company's Employee Stock Ownership Plan (ESOP).

   For 1996, the Company recorded other income of $698,000 versus other expense of $747,000 in the prior year. The primary reasons for the change were a reduction in the discretionary contribution to the Company's charitable foundation, a higher level of interest income, and less interest expense.

   For 1998, management anticipates a somewhat higher level of net other income than recorded in 1997 due to reductions in foreign currency transaction losses and the discretionary contribution to the Company's charitable foundation.

   INCOME TAXES: For 1997, the effective tax rate increased to 35.7% primarily because pre-tax earnings were up the most in higher taxing jurisdictions.

   For 1996, the rate increased to 35.0% from an unusually low 33.2% the prior year. (The 1995 rate was affected by tax losses in several tax jurisdictions and a relatively high level of tax credits.)

   For 1998, management anticipates an effective tax rate in the mid-35% range.

LIQUIDITY AND CAPITAL RESOURCES

   The Company continues to generate substantial cash flow and was again able to strengthen its financial condition in 1997.

   FINANCIAL POSITION: Cash and cash equivalents ended 1997 at $16 million, up from $10 million the prior year, and debt was reduced to $23 million, or 15% of capital, from $26 million, or 17% of capital. Based on current operating plans, dividend policy, and stock repurchase authority, management expects cash and debt to decline somewhat by the end of 1998.

   Working capital, excluding cash and debt, increased by 2% from the prior year-end due to the higher level of business activity. At December 31, 1997, the Company held $1.1 million of unsecured trade receivables from distributors located in Asia and Latin America. Management believes the allowance for doubtful accounts is adequate to cover losses resulting from the Asian financial turmoil. Working capital will likely increase in 1998; however, the percentage change is expected to again be less than sales growth.

   Property, plant, and equipment, net of accumulated depreciation was about flat compared to the prior year-end. Depreciation expense was $16.2 million, capital spending net of disposals was $16.4 million. The largest categories of capital spending were information technology hardware and software, vehicles (cars, trucks and trailers), industrial products financed with operating leases for customers, product tooling, factory equipment, and a warehouse/distribution center in Michigan that will consolidate several leased facilities in the Great Lakes region. Vehicles represent a large category of spending because of the use of direct sales and service in key industrial markets.

   For 1998, management expects depreciation expense of about $17 million and capital spending, net of disposals, of about $20 million. This level of capital spending, which is relatively high in a historical sense, reflects the Company's continuing commitment to the increasing use of information technology to enhance its competitive position and resolve "Year 2000" computer systems' issues.

   DIVIDENDS AND COMMON STOCK: Cash dividends of 72 cents per share were up 4%, the 26th consecutive year of increase. Common diluted shares outstanding averaged 10,031,600 in 1997, a decrease from the prior year's 10,075,800. Outstanding diluted shares at year-end declined 2% to 9,821,100.

   On May 1, 1997, the Board of Directors authorized the repurchase of 600,000 shares of Company stock. During 1997, the Company repurchased 329,407 shares under this authority and 56,033 shares under a previous authority for an overall average price of $35.26 per share. On February 26, 1998, the Board of Directors canceled the unused authority (approximately 191,000 shares) related to the May 1997 authorization and established a new authority to repurchase up to 600,000 shares of Company stock.

   IMPACT OF INFLATION: Inflation has not been a significant factor for several years. For 1997, it is estimated that product pricing, on average, was somewhat above the inflation experienced by the Company for costs and expenses. For 1998, management expects that product pricing will be about equal to inflation.

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

   IMPACT OF CHANGING VALUE OF THE U.S. DOLLAR: Approximately one-third of the Company's sales occur outside of the United States directly or through independent distributors in over 50 countries. Sales in Australia, Canada, Japan, and the European direct-sales countries of Germany, France, Spain, the United Kingdom, and The Netherlands are made in their respective currencies. Sales in other countries, which are generally to distributors, are made in either U.S. dollars or, in Europe, in Dutch guilders.

   In recent years, the world's key currencies have experienced significant changes in relative value over short periods of time. The U.S. dollar began 1997 on a strong note and continued to rise in value over the remainder of the year. Management estimates the impact of these rate changes by recalculating current-year results using prior-year exchange rates. The resulting difference in results is an approximation of the effect rate changes have under static analysis (i.e., no consideration given to possible reactual changes such as adjusted pricing, volume sensitivity to price changes, etc.).

   The Company uses hedging arrangements such as forward-exchange and range-forward contracts from time to time to offset short-term changes in currency values. At the end of 1997, the Company had outstanding $6 million of forward-exchange contracts denominated in Canadian and Australian dollars (see "Notes to Financial Statements," note 14). Since these contracts are relatively small in value and are treated as hedges of specific balance sheet monetary amounts denominated in these currencies, or nearly certain product exports to be sold in these currencies, there is only limited potential for impact on the Company's future liquidity.

FINANCIAL GOALS AND POLICIES

   The Company's financial mission is to create value for shareholders by providing an above-average total return. Goals and policies that support this mission are:

- Growth - Annual increases of 8% in sales and at least 10% in earnings per share over a full economic cycle; measured from cycle peak to peak.

- Profitability - Averaging a 20% return on beginning shareholders' equity in the growth years of an economic cycle.

- Financial Policies - Consistent annual dividend increases and maintenance of a sound capital structure with financing debt generally not in excess of 30% of capitalization.

   Summaries of the Company's financial performance compared with these goals are presented in several graphs and tables included in this report.

CHANGES IN LEASING BUSINESS

   For many years, Tennant provided long-term financing to customers. Arrangements have been made with General Electric Capital Companies
(GE Capital) to provide these services beginning January 2, 1998. The Company is also arranging for the sale of its existing financing-related portfolio to GE Capital. (At December 31, 1997, the portfolio consisted of lease-type contracts and financing equipment still owned by Tennant, with a combined net book value of $18 million.) A substantial portion of the portfolio is expected to be sold within the next several months at net book value plus a gross profit on the financed equipment and a portion of future interest, less administrative charges and contingency reserves. It is not possible to determine the impact of this transaction on full-year 1998 net earnings at this time. However, on a year-over-year comparison with 1997, the net gain on the sale will be at least partially offset by the absence of lease financing income for the remainder of 1998.

YEAR 2000 COMPUTER SYSTEMS' ISSUES

   Several years ago, the Company embarked on a major, long-term effort to upgrade its computer systems. For the most part, this involves the companywide installation of SAP's R/3 enterprise system, which is fully year-2000 compliant. This investment, which has been commented on from time to time in public disclosures, was undertaken for strategic reasons such as gaining a competitive edge, improving operating efficiency, and reducing costs. Management believes this new system will substantially resolve the Company's year-2000 date-change issues. While some additional expense directly related to year-2000 issues has been and will continue to be incurred, the estimated amounts involved are not material.

SAFE HARBOR STATEMENT

   This Annual Report contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, including, but not limited to, changing economic and political conditions; changes in governmental spending and budgetary policies, laws, regulations, and trading restrictions; customer product acceptance; competitive factors; and continued access to capital markets. All forecasts and projections in this report are "forward-looking statements" that are based on current information available to management. Actual results could differ materially, both due to the mentioned risk factors and to other factors not so referenced.

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF EARNINGS

                                                                      YEARS ENDED DECEMBER 31
                                                        1997                1996                 1995
-----------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              PERCENT               PERCENT            PERCENT
                                                           -------               -------            -------
Net sales. . . . . . . . . . . . . .             $372,428   100.0    $344,433    100.0    $325,368   100.0

Less:

  Cost of sales. . . . . . . . . . .              215,392    57.8     202,057     58.7     185,668    57.1
  Selling and administrative
     expenses. . . . . . . . . . . .              120,948    32.5     110,745     32.2     109,518    33.7
                                                 --------    ----    --------     ----     -------    ----
Profit from operations . . . . . . .               36,088     9.7      31,631      9.2      30,182     9.3

Other income and (expense):

  Net foreign currency transaction
  gain (loss). . . . . . . . . . . .                 (306)   (.08)         50       --        (128)     --
  Interest income. . . . . . . . . .                4,699     1.3       4,259      1.2       4,132     1.3
  Interest (expense) . . . . . . . .               (2,021)    (.5)     (2,491)     (.7)     (2,640)    (.8)
  Miscellaneous income (expense),
     net . . . . . . . . . . . . . .                 (830)    (.2)     (1,120)     (.3)     (2,111)    (.6)
                                                 --------    ----    --------     ----     -------    ----
     Total other income (expense). .                1,542      .5         698       .2        (747)    (.2)
                                                 --------    ----    --------     ----     -------    ----

Profit before income taxes . . . . .               37,630    10.1      32,329      9.4      29,435     9.0

Income tax expense . . . . . . . . .               13,425     3.6      11,302      3.3       9,773     3.0
                                                 --------    ----    --------     ----     -------    ----
Net earnings . . . . . . . . . . . .             $ 24,205     6.5    $ 21,027      6.1    $ 19,662     6.0
                                                 --------    ----    --------     ----     -------    ----
                                                 --------    ----    --------     ----     -------    ----

Basic net earnings per share . . . .             $   2.43            $   2.09             $   1.98
                                                 --------            --------              -------
                                                 --------            --------              -------

Diluted net earnings per share . . .             $   2.41            $   2.09             $   1.98
                                                 --------            --------              -------
                                                 --------            --------              -------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  DECEMBER 31
                                                                 1997       1996
                                                             ----------   ---------
                                    ASSETS
Current assets:
  Cash and cash equivalents. . . . . . . . . . . . . . . . .  $ 16,279    $  9,881
  Receivables:
     Trade, less allowance for doubtful accounts
       ($2,826 in 1997 and $2,137 in 1996) . . . . . . . . .    68,502      65,581
     Installment accounts receivable, net of deferred
       income from sales finance charges
       and less allowance for doubtful accounts
       ($476 in 1997 and $369 in 1996) . . . . . . . . . . .     7,920       7,839
     Sundry. . . . . . . . . . . . . . . . . . . . . . . . .     1,739       1,098
                                                             ----------   ---------
       Net receivables . . . . . . . . . . . . . . . . . . .    78,161      74,518
  Inventories. . . . . . . . . . . . . . . . . . . . . . . .    40,323      35,264
  Prepaid expenses . . . . . . . . . . . . . . . . . . . . .       985         934
  Deferred income taxes, current portion . . . . . . . . . .     7,357       5,884
                                                             ----------   ---------
       Total current assets. . . . . . . . . . . . . . . . .   143,105     126,481
Property, plant, and equipment, net of accumulated
  depreciation . . . . . . . . . . . . . . . . . . . . . . .    65,111      65,384
Installment accounts receivable due after one year,
  net of deferred income from sales finance charges. . . . .     6,337       7,448
Deferred income taxes, long-term portion . . . . . . . . . .     2,257       1,524
Intangible assets. . . . . . . . . . . . . . . . . . . . . .    16,525      17,752
Other assets . . . . . . . . . . . . . . . . . . . . . . . .       535         591
                                                             ----------   ---------
       Total assets. . . . . . . . . . . . . . . . . . . . .  $233,870    $219,180
                                                             ----------   ---------
                                                             ----------   ---------

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

  Current debt . . . . . . . . . . . . . . . . . . . . . . .  $  2,377    $  3,864
  Accounts payable and accrued expenses. . . . . . . . . . .    49,871      41,690
  Income taxes payable . . . . . . . . . . . . . . . . . . .     4,901       4,034
                                                             ----------   ---------
       Total current liabilities . . . . . . . . . . . . . .    57,149      49,588
Long-term debt . . . . . . . . . . . . . . . . . . . . . . .    20,678      21,824
Long-term employee-related benefits. . . . . . . . . . . . .    21,767      18,528
Other long-term liabilities. . . . . . . . . . . . . . . . .       190         380
                                                             ----------   ---------
       Total liabilities . . . . . . . . . . . . . . . . . .    99,784      90,320
Shareholders' equity:
  Preferred stock of $.02 par value per share. . . . . . . .        --          --
  Common stock of $.375 par value per share. . . . . . . . .     3,637       3,737
  Additional paid-in capital . . . . . . . . . . . . . . . .        --       3,547
  Common stock subscribed. . . . . . . . . . . . . . . . . .       444         703
  Unearned restricted shares . . . . . . . . . . . . . . . .      (789)       (440)
  Retained earnings. . . . . . . . . . . . . . . . . . . . .   141,656     130,703
  Cumulative translation adjustment. . . . . . . . . . . . .       563       2,877
  Receivable from ESOP . . . . . . . . . . . . . . . . . . .   (11,425)    (12,267)
                                                             ----------   ---------
       Total shareholders' equity. . . . . . . . . . . . . .   134,086     128,860
                                                             ----------   ---------
       Total liabilities and shareholders' equity. . . . . .  $233,870    $219,180
                                                             ----------   ---------
                                                             ----------   ---------

    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

                                                           YEARS ENDED DECEMBER 31
                                                        1997         1996        1995
                                                      --------     --------     -------
CASH FLOW RELATED TO OPERATING ACTIVITIES:

  Net earnings . . . . . . . . . . . . . . . . . .     $24,205      $21,027     $19,662
  Adjustments to net earnings to arrive at
    operating cash flow:
     Depreciation and amortization . . . . . . . .      17,468       16,387      14,090
     Provision for bad debts . . . . . . . . . . .       1,901        1,160         803
     Provision for stock plans . . . . . . . . . .       1,608        1,191       1,068
     (Gain) loss on sale of property, net. . . . .        (716)         557        (531)
     Provision for deferred taxes. . . . . . . . .      (2,391)        (959)        588
     Increase in receivables . . . . . . . . . . .      (7,225)      (4,073)    (14,515)
     (Increase) decrease in inventories. . . . . .      (6,614)       4,698      (9,024)
     Increase (decrease) in accounts payable,
       accrued expenses and other long-term
       liabilities . . . . . . . . . . . . . . . .       9,142       (1,428)      5,610
     Increase in long-term employee-related
       benefits. . . . . . . . . . . . . . . . . .       3,339        2,397       1,568
     Increase (decrease) in income taxes
       payable . . . . . . . . . . . . . . . . . .         887        3,370      (2,359)
     (Increase) decrease in other assets . . . . .         386         (216)        478
     Other, net. . . . . . . . . . . . . . . . . .         (98)         455         396
                                                      --------     --------     -------
  Net cash flow related to operating
    activities . . . . . . . . . . . . . . . . . .      41,892       44,566      17,834

CASH FLOW RELATED TO INVESTING ACTIVITIES:

     Acquisition of NFM, net of cash received
       (see note 18) . . . . . . . . . . . . . . .          --           --      (2,208)
     Acquisition of property, plant, and
       equipment . . . . . . . . . . . . . . . . .     (20,621)     (20,966)    (25,222)
     Acquisition of intangible assets. . . . . . .          --         (180)         --
     Proceeds from disposals of property, plant,
       and equipment . . . . . . . . . . . . . . .       4,197        3,385       6,105
     Settlement of foreign currency hedging
       contracts . . . . . . . . . . . . . . . . .         934          521        (782)
                                                      --------     --------     -------
  Net cash flow related to investing
    activities . . . . . . . . . . . . . . . . . .     (15,490)     (17,240)    (22,107)

CASH FLOW RELATED TO FINANCING ACTIVITIES:

     Net changes in current debt . . . . . . . . .      (1,561)     (14,487)     (5,434)
     Payments to settle long-term debt . . . . . .        (553)          --          --
     Issuance of long-term debt  . . . . . . . . .          15           --      16,782
     Principal payment from ESOP . . . . . . . . .         546          495         450
     Proceeds from employee stock issues . . . . .       1,842        1,784       1,665
     Repurchase of common stock. . . . . . . . . .     (13,598)      (2,911)         --
     Dividends paid. . . . . . . . . . . . . . . .      (7,125)      (6,905)     (6,742)
                                                      --------     --------     -------

  Net cash flow related to financing
    activities . . . . . . . . . . . . . . . . . .     (20,434)     (22,024)      6,721

Effect of exchange rate changes on cash. . . . . .         430          332         (52)
                                                      --------     --------     -------

NET INCREASE IN CASH AND CASH EQUIVALENTS. . . . .       6,398        5,634       2,396

Cash and cash equivalents at beginning of year . .       9,881        4,247       1,851
                                                      --------     --------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . .     $16,279      $ 9,881     $ 4,247
                                                      --------     --------     -------
                                                      --------     --------     -------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS
OF SHAREHOLDERS' EQUITY

                                                                         YEARS ENDED DECEMBER 31
                                                           1997                     1996                     1995
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)       SHARES      AMOUNT       SHARES      AMOUNT       SHARES       AMOUNT
COMMON STOCK

  Beginning balance. . . . . . . . . . .           9,965,437    $  3,737    9,952,036    $  3,732    9,838,956    $  3,690
  Issue stock for employee benefit
   plans and directors . . . . . . . . .             132,154          49      134,229          50      113,080          42
  Purchase of common shares. . . . . . .            (398,194)       (149)    (120,828)        (45)          --          --
                                                   ---------    --------    ---------    --------    ---------    --------
     Ending balance. . . . . . . . . . .           9,699,397    $  3,637    9,965,437    $  3,737    9,952,036    $  3,732
                                                   ---------    --------    ---------    --------    ---------    --------
                                                   ---------    --------    ---------    --------    ---------    --------

ADDITIONAL PAID-IN CAPITAL

  Beginning balance. . . . . . . . . . .                        $  3,547                 $  3,166                 $    396
  Issue stock for employee benefit
   plans and directors . . . . . . . . .                           3,596                    3,247                    2,770
  Purchase of common shares. . . . . . .                          (7,143)                  (2,866)                      --
                                                                --------                 --------                 --------
     Ending balance. . . . . . . . . . .                        $     --                 $  3,547                 $  3,166
                                                                --------                 --------                 --------
                                                                --------                 --------                 --------

COMMON STOCK SUBSCRIBED

  Beginning balance. . . . . . . . . . .              21,403    $    703       29,084    $    694       21,750    $    525
  Issue stock for employee benefit
    plans. . . . . . . . . . . . . . . .             (21,403)       (703)     (29,084)       (694)     (21,750)       (525)
  Subscribe stock for employee benefit
   plans . . . . . . . . . . . . . . . .              12,191         444       21,403         703       29,084         694
                                                   ---------    --------    ---------    --------    ---------    --------
     Ending balance. . . . . . . . . . .              12,191    $    444       21,403    $    703       29,084    $    694
                                                   ---------    --------    ---------    --------    ---------    --------
                                                   ---------    --------    ---------    --------    ---------    --------

UNEARNED RESTRICTED SHARES

  Beginning balance. . . . . . . . . . .                        $   (440)                $   (276)                $   (424)
  Restricted share activity, net . . . .                            (349)                    (164)                     148
                                                                --------                  --------                 --------
     Ending balance. . . . . . . . . . .                        $   (789)                 $   (440)                $   (276)
                                                                --------                  --------                 --------
                                                                --------                  --------                 --------

RETAINED EARNINGS

  Beginning balance. . . . . . . . . . .                        $130,703                 $116,396                 $103,281
  Net earnings . . . . . . . . . . . . .                          24,205                   21,027                   19,662
  Dividends paid, $.72, $.69, and $.68,
   respectively, per common share. . . .                          (7,125)                  (6,905)                  (6,742)
  Purchase of common shares. . . . . . .                          (6,306)                      --                       --
  Tax benefit on dividends on
    unallocated ESOP shares. . . . . . .                             179                      185                      195
                                                                --------                 --------                 --------
     Ending balance. . . . . . . . . . .                        $141,656                 $130,703                 $116,396
                                                                --------                 --------                 --------
                                                                --------                 --------                 --------

CUMULATIVE TRANSLATION ADJUSTMENT

  Beginning balance. . . . . . . . . . .                        $  2,877                 $  3,532                 $  2,743
  Net change for year in translation
   adjustment. . . . . . . . . . . . . .                          (2,769)                  (1,065)                   1,248
  Gain (loss) on foreign currency hedges,
   net of income taxes of $(279), $(251),
   and $282, respectively. . . . . . . .                             455                      410                     (459)
                                                                --------                 --------                 --------
     Ending balance. . . . . . . . . . .                        $    563                 $  2,877                 $  3,532
                                                                --------                 --------                 --------
                                                                --------                 --------                 --------

RECEIVABLE FROM ESOP

  Beginning balance. . . . . . . . . . .                       $ (12,267)                $(13,113)                $(13,962)
  Principal payments . . . . . . . . . .                             546                      495                      450
  Shares allocated . . . . . . . . . . .                             296                      351                      399
                                                                --------                 --------                 --------
     Ending balance. . . . . . . . . . .                       $ (11,425)                $(12,267)                $(13,113)
                                                                --------                 --------                 --------
                                                                --------                 --------                 --------
  Total shareholders' equity . . . . . .                        $134,086                 $128,860                 $114,131
                                                                --------                 --------                 --------
                                                                --------                 --------                 --------

The Company had 30,000,000 authorized shares of common stock as of December 31, 1997, 1996, and 1995.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MANAGEMENT'S REPORT

The Company's management is responsible for the integrity and accuracy of the financial statements. Management believes that the financial statements for the three years ended December 31, 1997, have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management makes informed judgments and estimates where necessary to reflect the expected effects of events and transactions that have not been completed.

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

                           ---------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 6, 1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER RELATED DATA

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

The composition of inventories at December 31 is as follows:

     (IN THOUSANDS)                          1997       1996
                                           -------     -------
FIFO inventories:
  Finished goods . . . . . . . . . . . .   $27,028     $26,317
  Raw materials, parts and
    work-in-process. . . . . . . . . . .    31,833      26,879
                                           -------     -------
Total FIFO inventories . . . . . . . . .    58,861      53,196
LIFO adjustment. . . . . . . . . . . . .   (18,538)    (17,932)
                                           -------     -------
LIFO inventories . . . . . . . . . . . .   $40,323     $35,264
                                           -------     -------
                                           -------     -------


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

POSTRETIREMENT BENEFITS. The company accounts for postretirement benefits under Statement of Financial Accounting Standards (SFAS) No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires an employer to recognize the cost of retiree health benefits over the employees' period of service.

RECLASSIFICATIONS. Certain prior years' amounts have been reclassified to conform with the current year presentation.

WARRANTY. The Company charges to current operations a provision, based on historical experience, for future warranty claims. Warranty terms on machines range from one to four years.

INCOME TAXES. The Company accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. income taxes are not provided on undistributed earnings of international subsidiaries which are permanently reinvested. At December 31, 1997, earnings permanently reinvested in international subsidiaries not subject to a U.S. income tax provision were $12,537,000. If ever remitted to the Company in a taxable distribution, U.S. income taxes would be substantially offset by available foreign tax credits.

EARNINGS PER SHARE. On December 31, 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE, which establishes new standards for calculating and disclosing earnings per share. All prior period earnings per share data has been restated to conform with the provisions of SFAS No. 128.

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. APB No. 25 requires compensation cost to be recorded on the date of the grant only if the current market price of the underlying stock exceeds the exercise price. Accordingly, no compensation cost has been recognized for stock option plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

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

LONG-LIVED ASSETS. The Company assesses long-lived assets for impairment under SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets be assessed for impairment loss recognition when events or circumstances indicate that the carrying amount of the asset may not be recoverable.

NEW ACCOUNTING PRONOUNCEMENTS. In 1997, the Company adopted SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, which consolidates existing disclosure requirements. SFAS No. 129 has no impact on the Company's financial statements. Also in 1997, the Financial Accounting Standards Board issued SFAS No. 130 and SFAS No. 131 which will be adopted by the Company in 1998. SFAS No. 130, REPORTING COMPREHENSIVE INCOME, establishes standards for reporting and displaying the components of comprehensive income. The statement requires additional disclosures, but has no impact on consolidated net earnings. SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for determining operating segments and reporting operating segment information. The Company has not yet evaluated the effects of this pronouncement to determine what changes, if any, to its current reporting format will be required.

(2)  SEGMENT REPORTING

The Company operates in one industry segment which consists of the design, manufacture, and sale of products and services used in the maintenance of nonresidential floors.

Financial data by geographic area is before interest expense and elimination of intercompany transactions. North America sales include sales in the United States, Canada and Mexico. Sales in Canada and Mexico comprise less than 10% of consolidated sales and are interrelated with the Company's U.S. operations. Product transfers from North America are generally made at prices that recognize return on investment objectives for both the manufacturing and selling units. Corporate items include general corporate expense and miscellaneous items such as net ESOP income and foundation contribution expense. Corporate assets consist primarily of Company cash and cash equivalents.

     (IN THOUSANDS)                           1997         1996        1995
                                            --------     --------    --------
NET SALES
  North America
    Customer sales . . . . . . . . . . .    $275,834     $248,703    $235,168
    Transfers to Europe and
      other international areas. . . . .      51,231       43,898      39,056
                                            --------     --------    --------
    Total North America. . . . . . . . .    $327,065     $292,601    $274,224
  Europe customer sales. . . . . . . . .      57,387       58,196      56,889
  Other international customer sales . .      39,207       37,534      33,311
  Eliminations . . . . . . . . . . . . .     (51,231)     (43,898)    (39,056)
                                            --------     --------    --------
Total  . . . . . . . . . . . . . . . . .    $372,428     $344,433    $325,368
                                            --------     --------    --------
                                            --------     --------    --------
PROFIT BEFORE INCOME TAXES

  North America. . . . . . . . . . . . .    $ 34,029     $ 28,734    $ 26,716
  Europe . . . . . . . . . . . . . . . .       5,168        3,960       4,264
  Other international. . . . . . . . . .       1,687        3,009       4,254
  Corporate items, interest
    expense, and eliminations. . . . . .      (3,254)      (3,374)     (5,799)
                                            --------     --------    --------
Total  . . . . . . . . . . . . . . . . .    $ 37,630     $ 32,329    $ 29,435
                                            --------     --------    --------
                                            --------     --------    --------
TOTAL ASSETS

  Identifiable assets
    North America. . . . . . . . . . . .    $176,284     $170,010    $166,309
    Europe . . . . . . . . . . . . . . .      37,842       38,857      43,368
    Other international. . . . . . . . .       7,898        7,038       5,575
  Corporate assets and eliminations. . .      11,846        3,275         498
                                            --------     --------    --------
Total  . . . . . . . . . . . . . . . . .    $233,870     $219,180    $215,750
                                            --------     --------    --------
                                            --------     --------    --------

3)   COSTS AND EXPENSES

Engineering, research and development, maintenance and repairs, warranty, and bad debt expenses were charged to operations for the three years ended December 31, 1997, as follows:

      (IN THOUSANDS)                           1997         1996        1995
                                             -------      -------     -------
Engineering, research and
  development. . . . . . . . . . . . . .     $13,470      $12,773     $12,695
Maintenance and repairs. . . . . . . . .     $ 5,718      $ 5,740     $ 5,239
Warranty . . . . . . . . . . . . . . . .     $ 4,981      $ 4,579     $ 5,191
Bad debts. . . . . . . . . . . . . . . .     $ 1,901      $ 1,160     $   803

(4)  CONSOLIDATED QUARTERLY DATA* (UNAUDITED)


     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            Net Sales                            Gross Profit
                                            -------------------------------      ------------------------------
                                                                        %                                   %
Quarter                                       1997         1996      Change        1997        1996      Change
                                            --------     --------    ------      --------    --------    ------
First. . . . . . . . . . . . . . . . . .    $ 83,026     $ 76,823       8        $ 34,149    $ 32,767       4
Second . . . . . . . . . . . . . . . . .      93,359       86,794       8          39,770      35,790      11
Third. . . . . . . . . . . . . . . . . .      90,570       83,816       8          38,298      34,197      12
Fourth . . . . . . . . . . . . . . . . .     105,473       97,000       9          44,819      39,622      13
                                            --------     --------                --------    --------
Year . . . . . . . . . . . . . . . . . .    $372,428     $344,433       8        $157,036    $142,376      10
                                            --------     --------                --------    --------
                                            --------     --------                --------    --------

                                            Net Earnings                         Earnings Per Share
                                            -------------------------------      ------------------------------
                                                                        %
Quarter                                       1997         1996      Change        1997        1996
                                            --------     --------    ------      --------    --------
First. . . . . . . . . . . . . . . . . .    $  4,407     $  3,984       11          $ .43       $ .40
Second . . . . . . . . . . . . . . . . .       6,417        5,165       24            .63         .51
Third. . . . . . . . . . . . . . . . . .       5,972        5,010       19            .60         .50
Fourth . . . . . . . . . . . . . . . . .       7,409        6,868        8            .75         .68
                                            --------     --------                --------    --------
Year . . . . . . . . . . . . . . . . . .    $ 24,205     $ 21,027       15          $2.41       $2.09
                                            --------     --------                --------    --------
                                            --------     --------                --------    --------

 * Regular quarterly dividends aggregated $.72 per share in 1997 ($.18 per share for all quarters) and $.69 per share in 1996 ($.17 per share for the first three quarters and $.18 for the fourth quarter).

(5)  INCOME TAXES

In 1997, 1996, and 1995 the Company recognized tax benefits of $179,000, $185,000, and $195,000, respectively, relating to dividends paid on unallocated shares held by the Company's ESOP and miscellaneous charges (credits) of $279,000, $251,000, and $(282,000), respectively, by direct allocations to shareholders' equity.

Income tax expense for the three years ended December 31, 1997, is as follows:

     (IN THOUSANDS)              Current    Deferred       Total
                                 -------    --------      -------
1997
  Federal. . . . . . . . . . .   $10,868     $(1,702)     $ 9,166
  Foreign. . . . . . . . . . .     3,135         (35)       3,100
  State. . . . . . . . . . . .     1,458        (299)       1,159
                                 -------     -------      -------
                                 $15,461     $(2,036)     $13,425
                                 -------     -------      -------
                                 -------     -------      -------
1996
  Federal. . . . . . . . . . .   $ 8,808     $  (784)     $ 8,024
  Foreign. . . . . . . . . . .     2,286         (76)       2,210
  State. . . . . . . . . . . .       967         101        1,068
                                 -------     -------      -------
                                 $12,061     $  (759)     $11,302
                                 -------     -------      -------
                                 -------     -------      -------
1995
  Federal. . . . . . . . . . .   $ 7,323      $   39      $ 7,362
  Foreign. . . . . . . . . . .     1,169         126        1,295
  State. . . . . . . . . . . .       992         124        1,116
                                 -------     -------      -------
                                 $ 9,484     $   289      $ 9,773
                                 -------     -------      -------
                                 -------     -------      -------

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35%, as a result of the following:

     (IN THOUSANDS)                            1997         1996        1995
                                             -------      -------     -------
Tax at statutory rate. . . . . . . . . .     $13,171      $11,304     $10,293
Increases (decreases) in taxes from:
  State and local taxes, net of
    federal benefit. . . . . . . . . . .         754          694         726
  Effect of foreign taxes. . . . . . . .         314          363         (78)
  Research and development credit. . . .        (239)        (324)       (344)
  Effect of foreign sales corporation. .        (668)        (667)       (737)
  Other, net . . . . . . . . . . . . . .          93          (68)        (87)
                                             -------      -------     -------
Income tax expense . . . . . . . . . . .     $13,425      $11,302     $ 9,773
                                             -------      -------     -------
                                             -------      -------     -------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, are presented below:

  (IN THOUSANDS)                                            1997        1996
                                                          -------     -------
Deferred tax assets:

  Inventories, principally due to additional costs
    inventoried for tax purposes pursuant to the
    Tax Reform Act of 1986 and changes in
    inventory reserves . . . . . . . . . . . . . . . .    $ 1,394     $ 1,209

  Employee wages and benefits, principally due
    to accruals for financial reporting purposes . . .     12,307      10,093

  Warranty reserves accrued for financial
    reporting purposes . . . . . . . . . . . . . . . .        934         723

  Accounts receivable, principally due to
    allowance for doubtful accounts and
    change in tax accounting method
    for equipment rentals. . . . . . . . . . . . . . .        183         565

  Other. . . . . . . . . . . . . . . . . . . . . . . .        817         647
                                                          -------     -------
     Total deferred tax assets . . . . . . . . . . . .    $15,635     $13,237
                                                          -------     -------
                                                          -------     -------

Deferred tax liabilities:

  Property, plant, and equipment, principally
    due to differences in depreciation and
    related gains. . . . . . . . . . . . . . . . . . .    $ 5,385     $ 5,259

  Goodwill . . . . . . . . . . . . . . . . . . . . . .        632         480

  Deferred gain, hedge of forward foreign
    exchange contracts . . . . . . . . . . . . . . . .          4          90
                                                          -------     -------
     Total deferred tax liabilities. . . . . . . . . .    $ 6,021     $ 5,829
                                                          -------     -------
                                                          -------     -------
Net deferred tax asset . . . . . . . . . . . . . . . .    $ 9,614     $ 7,408
                                                          -------     -------
                                                          -------     -------

The Company has determined that a valuation allowance for the deferred tax assets is not required since it is likely that they will be realized through future reversals of existing taxable temporary differences and future taxable income.

Income taxes paid were $14,839,000, $8,714,000, and $11,256,000, in 1997,
1996, and 1995, respectively.

(6)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31 consist of the following:

  (IN THOUSANDS)                                            1997        1996
                                                          -------     -------
Trade accounts payable . . . . . . . . . . . . . . . .    $16,632     $15,446
Employee profit sharing. . . . . . . . . . . . . . . .      3,856       2,906
Wages, bonuses, and commissions. . . . . . . . . . . .     17,534      13,732
Taxes, other than income taxes . . . . . . . . . . . .      3,289       3,777
Other  . . . . . . . . . . . . . . . . . . . . . . . .      8,560       5,829
                                                          -------     -------
Total  . . . . . . . . . . . . . . . . . . . . . . . .    $49,871     $41,690
                                                          -------     -------
                                                          -------     -------

(7)  PROPERTY, PLANT, AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION

Property, plant, and equipment and related accumulated depreciation at December 31 consist of the following:

  (IN THOUSANDS)                                           1997        1996
                                                         --------    --------
Land   . . . . . . . . . . . . . . . . . . . . . . . .   $  3,553    $  3,341
Buildings and improvements . . . . . . . . . . . . . .     25,914      26,587
Machinery and equipment. . . . . . . . . . . . . . . .    123,112     117,835
Construction in progress . . . . . . . . . . . . . . .      4,023       1,159
                                                         --------    --------
Total property, plant, and equipment . . . . . . . . .    156,602     148,922
Less accumulated depreciation. . . . . . . . . . . . .    (91,491)    (83,538)
                                                         --------    --------
Net property, plant, and equipment . . . . . . . . . .   $ 65,111    $ 65,384
                                                         --------    --------
                                                         --------    --------

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

Minimum future lease payments to be received during the years ended December 31 are as follows:

                                          Sales-Type   Operating
     (IN THOUSANDS)                         Leases      Leases
                                          ----------   ---------
     1998                                  $ 8,295      $  608
     1999                                    4,567         233
     2000                                    1,997          54
     2001                                      685           8
     2002                                      208           5
                                          ----------   ---------
     Total                                 $15,752      $  908
                                          ----------   ---------
                                          ----------   ---------

The Company's investment in equipment related to operating leases as of December 31 is as follows:

     (IN THOUSANDS)                          1997        1996
                                            -------     ------
Cost . . . . . . . . . . . . . . . . . . .  $4,792      $4,782
Less accumulated depreciation. . . . . . .  (1,970)     (1,381)
                                            -------     ------
Net investment . . . . . . . . . . . . . .  $2,822      $3,401
                                            -------     ------
                                            -------     ------

The Company's net investment in sales-type leases at December 31 is as follows:

  (IN THOUSANDS)                             1997       1996
                                           -------     -------
Minimum lease payments receivable. . . . . $15,752     $16,781
Less allowance for doubtful accounts . . .    (476)       (369)
                                           -------     -------
Net minimum lease payments receivable. . .  15,276      16,412
Estimated unguaranteed residual value. . .   1,104       1,288
Less deferred income . . . . . . . . . . .  (2,757)     (3,143)
                                           -------     -------
Net investment in sales-type leases. . . . $13,623     $14,557
                                           -------     -------
                                           -------     -------

(9)  COMMITMENTS

The Company leases office and warehouse facilities, vehicles and office equipment under operating lease agreements which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 2006 and generally provide for extension options. Rentals under the leasing agreements (exclusive of real estate taxes, insurance, and other expenses payable under the leases) amounted to $3,273,000, $2,873,000, and $2,656,000, in 1997, 1996, and 1995, respectively.

The aggregate lease commitments with an initial term of one year or more at December 31, 1997, were $6,571,000 with minimum rentals for the periods as follows:

     (IN THOUSANDS)
          1998                $2,339
          1999                 1,648
          2000                 1,017
          2001                   643
          2002                   489
          2003 and beyond        435
                              ------
          Total               $6,571
                              ------
                              ------

(10) SHORT-TERM BORROWINGS

Short-term bank borrowings at December 31, 1997 and 1996, were $666,000 and $2,530,000, respectively. In addition to the short-term bank borrowings, current debt includes the current portion of long-term debt and mortgages associated with the relocation of employees.

The weighted-average interest rates on the above short-term bank borrowings at December 31, 1997 and 1996, were 4.5% and 5.7%, respectively. This interest rate represents the weighted-average rate for the respective period and is calculated using the actual interest costs, exclusive of commitment fees, and month-end average outstanding debt.

The Company has available lines of credit with banks in the amount of $20,607,000 which includes a $15,000,000 line of credit requiring the Company to pay .2% per year commitment fee on the line of credit. This fee is recorded by the Company as interest expense.

In addition, the Company has outstanding letters of credit with banks in the amount of $2,700,000 at December 31, 1997.

(11) LONG-TERM DEBT

Long-term debt at December 31 consists of the following:

     (IN THOUSANDS)                          1997        1996
                                           -------     -------
Bank loan at 8.8%, due in 1997 . . . . .   $    --     $ 1,339
Bank loan at 4.0%, due in 1998 . . . . .       567         650
Bank loan at 7.0%, due in 1998 . . . . .     1,144          --
Bank loan at 7.2%, due in 1998 . . . . .        --       1,174
Bank loan at 8.7%, due in 1999 . . . . .       678          --
Note at 8.09%, due in 2000 . . . . . . .     5,000       5,000
Notes at 8.56%, due in 2001. . . . . . .     5,000       5,000
Note at 7.21%, due in 2003 . . . . . . .     5,000       5,000
Note at 7.84%, due in 2005 . . . . . . .     5,000       5,000
Less current portion . . . . . . . . . .    (1,711)     (1,339)
                                           -------     -------
Total. . . . . . . . . . . . . . . . . .   $20,678     $21,824
                                           -------     -------
                                           -------     -------

The notes were issued in 1994 and 1995 under an agreement the Company has with Prudential Insurance Company of America.

The aggregate principal payments of long-term debt for the next five years and beyond are as follows:

     (IN THOUSANDS)
          1998               $ 1,711
          1999                   678
          2000                 5,000
          2001                 5,000
          2202                    --
          2003 and beyond     10,000
                             -------
          Total              $22,389
                             -------
                             -------

During 1997, 1996, and 1995, the Company paid total long-term and short-term interest costs of $2,019,000, $2,473,000, and $2,657,000, respectively.

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

The periodic postretirement benefit cost under SFAS No. 106 for the three years ended December 31, 1997, is as follows:

     (IN THOUSANDS)                          1997        1996       1995
                                            ------      ------      ----
Service costs. . . . . . . . . . . . . .    $  334      $  330      $205
Interest costs . . . . . . . . . . . . .       703         699       645
                                            ------      ------      ----
Net postretirement costs . . . . . . . .    $1,037      $1,029      $850
                                            ------      ------      ----
                                            ------      ------      ----

The actuarial present value of benefit obligations at December 31 is as follows:

      (IN THOUSANDS)                        1997         1996
                                           -------      ------
Retirees eligible for benefits . . . . .   $ 2,592      $2,661
Dependents of retirees eligible for
 benefits. . . . . . . . . . . . . . . .     1,467       1,620
Active employees fully eligible. . . . .     1,125       1,071
Active employees not fully eligible. . .     6,196       5,639
Unrecognized net loss. . . . . . . . . .      (683)     (1,039)
                                           -------      ------
Accrued postretirement benefit cost. . .   $10,697      $9,952
                                           -------      ------
                                           -------      ------

The assumed annual rate of future increases in per capita cost of health care benefits was 8.6% for 1998, declining gradually to 5.25% in 2023 and after. Increasing the health care cost trend rate by 1% in each year would increase the accumulated benefit obligation by $276,000 as of December 31, 1997, and the aggregate of the service and interest costs by $29,000. The discount rates used in determining the accumulated benefit obligation in 1997, 1996, and 1995, were 6.75%, 7.0%, and 7.0%, respectively.

(14) FOREIGN CURRENCY CONTRACTS

The Company entered into several guilder forward exchange contracts for the purpose of hedging the net investment in Tennant Holding B.V., a Netherlands-based subsidiary. As of December 31, 1997, there were no outstanding guilder contracts. In 1997, 1996, and 1995, the Company recognized gains (losses), net of related tax effect, as a separate component of shareholders' equity of $455,000, $410,000, and $(459,000), respectively.

The Company entered into yen forward exchange contracts to hedge anticipated sales transactions. As of December 31, 1997, there were no outstanding yen contracts. In 1997, 1996, and 1995, the Company recognized gains of $0, $50,000, and $370,000, respectively.

The Company also entered into forward exchange contracts to hedge net exposed assets in Australia, Canada, and Japan. As of December 31, 1997, the Company had four outstanding contracts totaling $6,239,000. These contracts will mature in 1998 and bear rates of .6555 U.S. dollars per Australian dollar,
1.4020 to 1.4370 Canadian dollars per U.S. dollar, and 129.55 Japanese yen per U.S. dollar. In 1997, 1996, and 1995, the Company recognized gains (losses) of $715,000, $198,000, and $(93,000), respectively.

(15) COMMON AND PREFERRED STOCK AND ADDITIONAL PAID-IN CAPITAL

The Company is authorized to issue an aggregate of 31,000,000 shares; 30,000,000 were designated as Common Stock, having a par value of $.375 per share, and 1,000,000 were designated as Preferred Stock, having a par value of $.02 per share. The Board of Directors was authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

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

(16) STOCK PLANS, BONUSES, PENSIONS, AND PROFIT SHARING

The Company has four plans under which stock-based compensation grants are provided annually. The 1992 Stock Incentive Plan ("1992 Plan") and the 1995 Stock Incentive Plan ("1995 Plan") provide for stock-based compensation grants to executives and key employees of the Company. The 1993 Directors Restricted Plan ("1993 Plan") provides for the annual retainer in the form of restricted shares to the non-employee Directors of the Company. The 1997 Director's Option Plan ("1997 Plan") provides for stock option grants to non-employee Directors of the Company. The maximum number of shares that can be awarded under the respective plans is 500,000, 500,000, 50,000 and 150,000, respectively.

Grants under the 1992 Plan may be in the form of restricted and performance-related shares. Grants under the 1995 Plan may be in the form of restricted, performance-related and stock option shares. The grant size under both plans is determined by the Compensation Committee of the Board of Directors.

Restricted shares are granted annually and typically have a two- or three-year restriction period from the effective date of the grant. During the restricted period, the restricted shares may not be sold or transferred, but the shares entitle the participants to dividend and voting rights. In 1997, 1996, and 1995, respectively, 28,000, 26,000, and 18,000 restricted shares were granted. The weighted-average fair value of stock on the grant date was $31.35, $24.57, and $23.55 per share in 1997, 1996, and 1995, respectively.

Performance-related shares are granted annually and are payable if the Company achieves certain financial performance goals over each four-year period following the grant. In 1997, 1996, and 1995, respectively, 34,000, 46,000, and 35,000 performance shares were granted. The weighted-average fair value of stock on the grant date was $26.75, $23.25, and $23.56 per share in 1997, 1996, and 1995, respectively.

Under the 1995 Plan and the 1997 Plan, 10-year fixed stock options are granted annually at a price equal to the stock's fair market value on the date of the grant. Options are exercisable on a cumulative basis at a rate of 25% per year. The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 1997, 1996 and 1995 grants, respectively: dividend yield of 2.6%, 2.6% and 2.6%; expected volatility of 19%,18% and 22%; risk-free interest rates of 6.2%, 5.5% and 7.4%; and expected life of option of five years. A summary of the status of the Company's stock option transactions during 1997, 1996 and 1995 is shown below:

                                                    Weighted-Average
                                           Shares    Exercise Price
                                           -------  ----------------
                                                     1997
                                           -------------------------
Outstanding at beginning of year . . . .   184,000         $23.24
Granted. . . . . . . . . . . . . . . . .   207,000          27.61
Exercised. . . . . . . . . . . . . . . .   (66,000)         23.64
Forfeited. . . . . . . . . . . . . . . .    (5,000)         25.46
                                           -------         ------
Outstanding at end of year . . . . . . .   320,000         $25.46
                                           -------         ------
                                           -------         ------
Exercisable at year-end. . . . . . . . .    54,000         $27.50
                                           -------         ------
                                           -------         ------

                                                     1996
                                           -------------------------
Outstanding at beginning of year . . . .   101,000         $23.69
Granted. . . . . . . . . . . . . . . . .    83,000          22.68
Exercised. . . . . . . . . . . . . . . .        --             --
Forfeited. . . . . . . . . . . . . . . .        --             --
                                           -------         ------
Outstanding at end of year . . . . . . .   184,000         $23.24
                                           -------         ------
                                           -------         ------
Exercisable at year-end. . . . . . . . .    25,000         $23.69
                                           -------         ------
                                           -------         ------

                                                     1995
                                           -------------------------
Outstanding at beginning of year . . . .        --             --
Granted. . . . . . . . . . . . . . . . .   101,000         $23.69
Exercised. . . . . . . . . . . . . . . .        --             --
Forfeited. . . . . . . . . . . . . . . .        --             --
                                           -------         ------
Outstanding at end of year . . . . . . .   101,000         $23.69
                                           -------         ------
                                           -------         ------
Exercisable at year-end. . . . . . . . .        --             --

The weighted-average fair value of each option granted was $6.11, $4.53 and $6.22 in 1997, 1996 and 1995, respectively. At December 31, 1997, outstanding options had exercise prices between $22.00 and $37.50 per share and a weighted-average contractual life of eight years.

In 1997, 1996, and 1995, respectively, expenses of $6,192,000, $2,731,000, and $2,310,000, were charged to operations for restricted and performance-related awards. The Company has adopted the disclosure-only provision of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Had stock-based compensation cost, determined consistent with the provisions of SFAS No. 123, been charged to the Company's net earnings, net earnings per share would have been reduced to the pro forma amounts indicated below (dollars in Thousands, except per share amounts):

                                             1997        1996         1995
                                           -------     -------      -------
Net earnings - as reported . . . . . . .   $24,205     $21,027      $19,662
Net earnings - pro forma . . . . . . . .    23,798      20,869       19,468
Diluted net earnings per share -
  as reported. . . . . . . . . . . . . .      2.41        2.09         1.98
Diluted net earnings per share -
  pro forma. . . . . . . . . . . . . . .      2.37        2.07         1.96

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts, because additional awards in future years are anticipated.

The Company also has a matching contribution program available to all employees who make 401(k) contributions. Under this program, the Company makes matching contributions up to a maximum of 4% of an employee's earnings. Employee contributions invested in Company common stock are matched at the rate of 35%, and contributions not invested in Company common stock are matched at the rate of 15%. Expenses related to matching contributions were $689,000, $695,000, and $635,000 in 1997, 1996, and 1995, respectively.

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

Net pension expense for the three years ended December 31, 1997, is as follows:

  (IN THOUSANDS)                             1997        1996         1995
                                            ------      ------       ------
Service cost . . . . . . . . . . . . . .    $1,635      $1,557       $1,245
Interest cost. . . . . . . . . . . . . .     1,176       1,046          884
Actual return on plan assets
  (increase) decrease. . . . . . . . . .    (4,620)     (2,304)      (5,521)
Deferred gain (loss) . . . . . . . . . .     2,752         665        3,932
Amortization of transition asset . . . .       (46)        (46)         (46)
                                            ------      ------       ------
Net periodic pension expense . . . . . .    $  897      $  918       $  494
                                            ------      ------       ------
                                            ------      ------       ------

The assumptions used in determining the actuarial present value of the projected benefit obligation at December 31 are as follows:

                                             1997        1996         1995
                                             ----        ----         ----
Weighted-average discount rate . . . . .     6.75%        7.0%         7.0%
Rate of increase in future
  compensation . . . . . . . . . . . . .     5.25%        5.5%         5.5%
Expected long-term rate of return
  on plan assets . . . . . . . . . . . .     9.75%       10.0%        10.0%

The funded status of the plan and the amount recognized at December 31 are as follows:

  (IN THOUSANDS)                                       1997        1996
                                                     -------     -------
Actuarial present value of benefit obligation:
  Vested benefits. . . . . . . . . . . .             $10,402     $ 8,579
  Nonvested benefits . . . . . . . . . .                 316         229
                                                     -------     -------
Accumulated benefit obligation . . . . .              10,718       8,808
Effect of projected future compensation
  increases. . . . . . . . . . . . . . .               9,147       8,580
                                                     -------     -------
Projected benefit obligation . . . . . .              19,865      17,388
Plan assets, primarily listed equity securities,
  at fair value using the market-related
  value method . . . . . . . . . . . . .             (23,872)    (19,575)
                                                     -------     -------
Plan assets in excess of projected benefit
  obligation . . . . . . . . . . . . . .              (4,007)     (2,187)
Unrecognized prior service cost. . . . .                (379)       (412)
Unrecognized net gain. . . . . . . . . .              10,155       7,428
Unrecognized transition asset. . . . . .                 542         587
                                                     -------     -------
Net pension obligation . . . . . . . . .             $ 6,311     $ 5,416
                                                     -------     -------
                                                     -------     -------

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

The Company's cash contribution to the ESOP during 1997, 1996, and 1995 was $1,263,000, $1,303,000, and $1,307,000, respectively. Accrued expenses in excess of benefits provided to employees through the ESOP, which were charged to miscellaneous expense, were $138,000, $542,000, and $778,000, in 1997,
1996, and 1995, respectively. Interest earned and received on the Company loan to the ESOP was $1,496,000, $1,550,000, and $1,598,000, in 1997, 1996,
and 1995, respectively. Dividends on the Company shares held by the ESOP used for debt service were $787,000, $755,000, and $738,000 in 1997, 1996, and
1995, respectively. At December 31, 1997, the ESOP indebtedness to the Company, which bears an interest rate of 10.05% and is due December 31, 2009, was $14,751,000.

The ESOP shares as of December 31 were as follows:

                                            1997        1996         1995
                                           -------     -------      -------
Allocated shares . . . . . . . . . . . .   329,324     280,974      229,578

Shares released for allocation . . . . .    40,241      38,971       40,781
Unreleased shares. . . . . . . . . . . .   599,501     649,121      698,707
                                           -------     -------      -------
Total ESOP shares. . . . . . . . . . . .   969,066     969,066      969,066
                                           -------     -------      -------
                                           -------     -------      -------

For the years ended December 31, 1997, 1996, and 1995, the Company charged to operations $15,166,000, $10,555,000, and $9,567,000, respectively, for expense of all stock, bonus, pension, and profit sharing plans.

(17)   EARNINGS PER SHARE

Basic and diluted earnings per share under SFAS No. 128 for the three years ended December 31, 1997, are as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               For the Year Ended 1997
                                         ------------------------------------
                                           Income       Shares      Per-Share
                                         (Numerator) (Denominator)   Amount
                                         ----------- -------------- ---------
Basic earnings per share . . . . . . . .   $24,205       9,954        $2.43
Effect of dilutive securities:
  Fixed stock options. . . . . . . . . .                    24
  Performance-related shares . . . . . .                    54
                                                        ------
Diluted earnings per share . . . . . . .   $24,205      10,032        $2.41
                                           -------      ------        -----
                                           -------      ------        -----
                                               For the Year Ended 1996
                                         ------------------------------------
Basic earnings per share . . . . . . . .   $21,027      10,042        $2.09
Effect of dilutive securities:
  Fixed stock options. . . . . . . . . .                     5
  Performance-related shares . . . . . .                    29
                                                        ------
Diluted earnings per share . . . . . . .   $21,027      10,076        $2.09
                                           -------      ------        -----
                                           -------      ------        -----
                                                For the Year Ended 1995
                                         ------------------------------------
Basic earnings per share . . . . . . . .   $19,662       9,924        $1.98
Effect of dilutive securities:
  Fixed stock options. . . . . . . . . .                     3
  Performance-related shares . . . . . .                    15
                                                         -----
Diluted earnings per share . . . . . . .   $19,662       9,942        $1.98
                                           -------       -----        -----
                                           -------       -----        -----

(18) ACQUISITIONS

On November 6, 1995, the Company acquired the business and net assets of Nobles Floor Machines Limited ("NFM"), the Company's U.K.-based master distributor of commercial floor maintenance equipment. These acquisitions did not have a material impact on operations.

TENNANT COMPANY AND SUBSIDIARIES
HISTORICAL PROGRESS REVIEW
(PRESENTS 10 YEARS OF DATA FOR LONG-TERM GROWTH MEASUREMENT.)
-------------------------------------------------------------

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 1997           1996           1995
                                             ------------   -----------      --------
  Net sales. . . . . . . . . . . . . . . .  $      372,428        344,433        325,368
  Cost of sales. . . . . . . . . . . . . .  $      215,392        202,057        185,668
  Gross margin -- %. . . . . . . . . . . .            42.2           41.3           42.9
  Selling and administrative expenses. . .  $      120,948        110,745        109,518
     % of net sales. . . . . . . . . . . .            32.5           32.2           33.7
  Profit from operations . . . . . . . . .  $       36,088         31,631         30,182
     % of net sales. . . . . . . . . . . .             9.7            9.2            9.3
  Other income and (expense) . . . . . . .  $        1,542            698           (747)
  Income tax expense . . . . . . . . . . .  $       13,425         11,302          9,773
     % of earnings before income taxes . .            35.7           35.0           33.2
  Earnings before extraordinary gain and
   cumulative effect of accounting
   change. . . . . . . . . . . . . . . . .  $       24,205         21,027         19,662
     % of net sales. . . . . . . . . . . .             6.5            6.1            6.0
     Return on beginning shareholders'
      equity -- %. . . . . . . . . . . . .            18.8           18.4           20.4
  Net earnings . . . . . . . . . . . . . .  $       24,205         21,027         19,662

PER SHARE DATA(e)

  Basic net earnings before extraordinary
   gain and cumulative effect of
   accounting change . . . . . . . . . . .  $         2.43           2.09           1.98
  Diluted net earnings before
   extraordinary gain and cumulative
   effect of accounting change . . . . . .  $         2.41           2.09           1.98
  Basic net earnings . . . . . . . . . . .  $         2.43           2.09           1.98
  Diluted net earnings . . . . . . . . . .  $         2.41           2.09           1.98
  Cash dividends . . . . . . . . . . . . .  $          .72            .69            .68
  Shareholders' equity (ending). . . . . .  $        13.65          12.86          11.47

YEAR-END FINANCIAL POSITION

  Cash and cash equivalents. . . . . . . .  $       16,279          9,881          4,247
  Total current assets . . . . . . . . . .  $      143,105        126,481        123,508
  Property, plant, and equipment, net. . .  $       65,111         65,384         63,724
  Total assets . . . . . . . . . . . . . .  $      233,870        219,180        215,750
  Current liabilities excluding
   current debt. . . . . . . . . . . . . .  $       54,772         45,724         44,374
  Current ratio excluding current debt . .             2.6            2.8            2.8
  Long-term liabilities excluding
   long-term debt. . . . . . . . . . . . .  $       21,957         18,908         16,747
  Financing debt
     Current . . . . . . . . . . . . . . .  $        2,377          3,864         17,349
     Long-term . . . . . . . . . . . . . .  $       20,678         21,824         23,149
       Total as % of total capital . . . .            14.7           16.6           26.2
  Shareholders' equity . . . . . . . . . .  $      134,086        128,860        114,131

CASH FLOW Increase (Decrease)
  Related to operating activities. . . . .  $       41,892         44,566         17,834
  Related to investing activities. . . . .  $      (15,490)       (17,240)       (22,107)
  Related to financing activities. . . . .  $      (20,434)       (22,024)         6,721

OTHER DATA
  Interest income. . . . . . . . . . . . .  $        4,699          4,259          4,132
  Interest expense . . . . . . . . . . . .  $        2,021          2,491          2,640
  Depreciation and amortization
   expense . . . . . . . . . . . . . . . .  $       17,468         16,387         14,090
  Net expenditures for property,
   plant, and equipment. . . . . . . . . .  $       16,425         17,581         19,117

  Number of employees at year-end. . . . .           2,019          1,950          1,997
  Total direct compensation. . . . . . . .  $       95,099         89,210         86,263
  Profit sharing and all other
   employee benefits . . . . . . . . . . .  $       27,337         22,499         21,887

  Average shares outstanding(e). . . . . .           9,910         10,021          9,916
  Closing share price at year-end(e) . . .  $       36 3/8         27 1/2         23 7/8
  Common stock price range during
    year(e). . . . . . . . . . . . . . . .  $26 1/8-39 5/8  21 1/4-27 1/2     22 1/4- 29
  Closing price/earnings ratio(f). . . . .            15.0           13.1           12.1


                                      30


(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  1994             1993           1992           1991           1990
                                             -------------     ------------   -----------      --------    -------------
  Net sales. . . . . . . . . . . . . . . .         281,685          221,002       214,863       198,575          211,503
  Cost of sales. . . . . . . . . . . . . .         162,360          126,071       121,792       112,147          121,598
  Gross margin -- %. . . . . . . . . . . .            42.4             43.0          43.3          43.5             42.5
  Selling and administrative expenses. . .          95,201           79,508        76,942        69,707           70,401
     % of net sales. . . . . . . . . . . .            33.8             36.0          35.8          35.1             33.3
  Profit from operations . . . . . . . . .          24,124           11,333(a)     16,129        16,721           19,504
     % of net sales. . . . . . . . . . . .             8.6              5.1           7.5           8.4              9.2
  Other income and (expense) . . . . . . .             (43)           1,595         1,864         1,800              374
  Income tax expense . . . . . . . . . . .           8,346            3,802         4,803         6,529            4,257
     % of earnings before income taxes . .            34.7             29.4          26.7          35.3             21.4
  Earnings before extraordinary gain and
   cumulative effect of accounting
   change. . . . . . . . . . . . . . . . .          15,735            9,126(a)     13,190(b)     11,992           15,621(c)
     % of net sales. . . . . . . . . . . .             5.6              4.1           6.1           6.0              7.4
     Return on beginning shareholders'
      equity -- %. . . . . . . . . . . . .            18.7             10.8(a)       17.2(b)       16.4             21.1(c)
  Net earnings . . . . . . . . . . . . . .          15,735            9,126         9,229        11,992           18,256

PER SHARE DATA(e)

  Basic net earnings before extraordinary
   gain and cumulative effect of
   accounting change . . . . . . . . . . .            1.60              .93(a)       1.34(b)       1.21             1.59(c)
  Diluted net earnings before
   extraordinary gain and cumulative
   effect of accounting change . . . . . .            1.60              .93(a)       1.34(b)       1.21             1.59(c)
  Basic net earnings . . . . . . . . . . .            1.60              .93(a)        .94          1.21             1.85
  Diluted net earnings . . . . . . . . . .            1.60              .93(a)        .94          1.21             1.85
  Cash dividends . . . . . . . . . . . . .             .65              .64           .61           .60              .59
  Shareholders' equity (ending). . . . . .            9.78             8.56          8.64          7.87             7.43

YEAR-END FINANCIAL POSITION

  Cash and cash equivalents. . . . . . . .           1,851            2,675         3,512         2,349            1,412
  Total current assets . . . . . . . . . .          98,454           73,752        74,741        66,028           67,065
  Property, plant, and equipment, net. . .          56,552           46,622        45,430        40,730           42,588
  Total assets . . . . . . . . . . . . . .         182,834          128,634       128,988       111,644          114,590
  Current liabilities excluding
   current debt. . . . . . . . . . . . . .          41,959           29,657        28,848        30,700           30,982
  Current ratio excluding current debt . .             2.3              2.5           2.6           2.2              2.2
  Long-term liabilities excluding
   long-term debt. . . . . . . . . . . . .          15,318           12,591        10,691         2,281            1,463
  Financing debt
     Current . . . . . . . . . . . . . . .          23,008            1,190         1,492           197            6,986
     Long-term . . . . . . . . . . . . . .           6,300            1,103         3,107         1,853            1,995
       Total as % of total capital . . . .            23.3              2.7           5.1           2.6             10.9
  Shareholders' equity . . . . . . . . . .          96,249           84,093        84,850        76,613           73,164

CASH FLOW Increase (Decrease)
  Related to operating activities. . . . .          26,754           21,922        20,115        23,777           24,848
  Related to investing activities. . . . .         (47,931)         (13,569)      (15,717)       (7,472)          (8,951)
  Related to financing activities. . . . .          20,351           (9,244)       (3,346)      (15,336)         (17,746)

OTHER DATA
  Interest income. . . . . . . . . . . . .           3,807            3,583         3,619         3,828            2,672
  Interest expense . . . . . . . . . . . .           1,677              509           540           568            1,019
  Depreciation and amortization
   expense . . . . . . . . . . . . . . . .          13,121           10,987        10,241         8,730            8,652
  Net expenditures for property,
   plant, and equipment. . . . . . . . . .          18,870           12,877        12,315         8,063            8,071

  Number of employees at year-end. . . . .           1,916            1,707         1,758         1,738            1,800
  Total direct compensation. . . . . . . .          76,225           71,507        69,240        65,324           66,364
  Profit sharing and all other
   employee benefits . . . . . . . . . . .          21,116           18,149        19,547        17,917           19,316

  Average shares outstanding(e). . . . . .           9,826            9,836         9,832         9,892            9,842
  Closing share price at year-end(e) . . .          24 1/8           23 1/2       21 7/16            18           17 1/2
  Common stock price range during
    year(e). . . . . . . . . . . . . . . . 20 15/32-24 1/4    19 3/4-24 1/4 17 1/4-24 3/8 16 1/4-21 1/4    13 7/8-22 1/8
  Closing price/earnings ratio(f). . . . .            15.1             19.7          17.4          14.9             13.3


(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 1989           1988           1987
                                             ------------   -----------      --------
  Net sales. . . . . . . . . . . . . . . .        197,078       183,888       166,924
  Cost of sales. . . . . . . . . . . . . .        112,511       105,991        95,015
  Gross margin -- %. . . . . . . . . . . .           42.9          42.4          43.1
  Selling and administrative expenses. . .         64,518        59,646        55,352
     % of net sales. . . . . . . . . . . .           32.7          32.4          33.2
  Profit from operations . . . . . . . . .         20,049        18,251        16,557
     % of net sales. . . . . . . . . . . .           10.2           9.9           9.9
  Other income and (expense) . . . . . . .          3,755         1,449           953
  Income tax expense . . . . . . . . . . .          9,052         8,126         7,692
     % of earnings before income taxes . .           38.0          41.2          43.9
  Earnings before extraordinary gain and
   cumulative effect of accounting
   change. . . . . . . . . . . . . . . . .         14,752(d)     11,574         9,818
     % of net sales. . . . . . . . . . . .            7.5           6.3           5.9
     Return on beginning shareholders'
      equity -- %. . . . . . . . . . . . .           18.9(d)       16.6          15.0
  Net earnings . . . . . . . . . . . . . .         14,752        13,263         9,818

PER SHARE DATA(e)

  Basic net earnings before extraordinary
   gain and cumulative effect of
   accounting change . . . . . . . . . . .           1.44(d)       1.09           .92
  Diluted net earnings before
   extraordinary gain and cumulative
   effect of accounting change . . . . . .           1.44(d)       1.09           .92
  Basic net earnings . . . . . . . . . . .           1.44          1.25           .92
  Diluted net earnings . . . . . . . . . .           1.44          1.25           .92
  Cash dividends . . . . . . . . . . . . .            .55           .49           .48
  Shareholders' equity (ending). . . . . .           7.52          7.37          6.60

YEAR-END FINANCIAL POSITION

  Cash and cash equivalents. . . . . . . .          3,175         7,016         3,564
  Total current assets . . . . . . . . . .         70,325        76,402        65,960
  Property, plant, and equipment, net. . .         40,949        35,616        35,583
  Total assets . . . . . . . . . . . . . .        116,179       117,013       105,273
  Current liabilities excluding
   current debt. . . . . . . . . . . . . .         35,408        29,836        25,206
  Current ratio excluding current debt . .            2.0           2.6           2.6
  Long-term liabilities excluding
   long-term debt. . . . . . . . . . . . .          4,022         3,757         3,130
  Financing debt
     Current . . . . . . . . . . . . . . .            588         1,722         2,280
     Long-term . . . . . . . . . . . . . .          2,111         2,234         2,421
       Total as % of total capital . . . .            3.5           4.8           6.3
  Shareholders' equity . . . . . . . . . .         74,050        77,998        69,516

CASH FLOW Increase (Decrease)
  Related to operating activities. . . . .         25,685        18,614        15,651
  Related to investing activities. . . . .         (8,916)       (9,140)       (7,156)
  Related to financing activities. . . . .        (20,310)       (5,730)       (5,861)

OTHER DATA
  Interest income. . . . . . . . . . . . .          2,033         2,023         2,196
  Interest expense . . . . . . . . . . . .            597           401         1,017
  Depreciation and amortization
   expense . . . . . . . . . . . . . . . .          8,027         7,900         7,162
  Net expenditures for property,
   plant, and equipment. . . . . . . . . .          9,135         9,121         7,007

  Number of employees at year-end. . . . .          1,789         1,726         1,727
  Total direct compensation. . . . . . . .         62,401        58,637        54,721
  Profit sharing and all other
   employee benefits . . . . . . . . . . .         17,233        15,245        14,437

  Average shares outstanding(e). . . . . .         10,268        10,592        10,640
  Closing share price at year-end(e) . . .         17 1/2        13 1/8        11 3/4
  Common stock price range during
    year(e). . . . . . . . . . . . . . . .  12 5/8-18 1/4 11 1/4-16 3/8      8-16 1/2
  Closing price/earnings ratio(f). . . . .           13.3          12.0          12.7

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

INVESTOR INFORMATION

ANNUAL MEETING

The annual meeting of Tennant Company will be held at 10:30 a.m. on Friday, May 8, at the Company's corporate headquarters, 701 North Lilac Drive, Golden Valley, Minnesota.

STOCK MARKET INFORMATION

Tennant common stock is traded in the National Market System of NASDAQ, under the ticker symbol TANT.

As of December 31, 1997, there were approximately 3,500 shareholders of record.

QUARTERLY PRICE RANGE (UNAUDITED)

The accompanying chart shows the quarterly price range of the Company's shares over the past five years after adjustment for the two-for-one stock split:

            First              Second               Third              Fourth
         -----------------------------------------------------------------------
1993     20.13-24.25         19.75-22.00         20.75-22.75         20.88-24.25
1994     20.63-24.25         20.47-22.00         21.00-23.38         21.50-24.13
1995     23.13-25.00         23.00-29.00         25.00-27.25         22.25-27.25
1996     21.25-25.00         23.50-26.50         22.00-26.00         22.50-27.50
1997     26.13-28.75         26.75-33.25         33.25-37.50         36.00-39.63

DIVIDEND INFORMATION

Cash dividends on Tennant's common stock have been paid for 54 consecutive years, and the Company has increased dividends in each of the last 26 years. Dividends generally are declared each quarter. Following are the record dates anticipated for 1998:

         June 1, 1998      September 1, 1998      December 16, 1998

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

TRANSFER AGENT AND REGISTRAR

Shareholders with a change of address or questions about their account may contact:

     Norwest Bank Minnesota, N. A.
     161 North Concord Exchange
     P.O. Box 738
     St. Paul, MN 55075-0738
     612-450-4064 - 1-800-468-9716

10-K OFFER AND OTHER INVESTOR INFORMATION

A copy of Tennant's 1997 10-K annual report filed with the Securities and Exchange Commission (which contains no material information not found in this report), and other financial information may be obtained by writing Richard
A. Snyder, Treasurer, Tennant Company, P.O. Box 1452, Minneapolis, MN 55440, or calling (612) 540-1341.

TENNANT INFORMATION ON THE INTERNET

Corporate news releases, product information, financial reports and other company information can be found on Tennant's internet site:

     www.tennantco.com

DIRECTORS

ROGER L. HALE, PRESIDENT, CHIEF EXECUTIVE OFFICER

ARTHUR D. COLLINS, JR., PRESIDENT, CHIEF OPERATING OFFICER
MEDTRONIC, INC., MINNEAPOLIS, MINNESOTA

DAVID C. COX, RETIRED PRESIDENT, CHIEF EXECUTIVE OFFICER
COWLES MEDIA COMPANY, MINNEAPOLIS, MINNESOTA

ANDREW P. CZAJKOWSKI, PRESIDENT, CHIEF EXECUTIVE OFFICER
BLUE CROSS & BLUE SHIELD OF MINNESOTA, ST. PAUL, MINNESOTA

WILLIAM A. HODDER, RETIRED CHAIRMAN, CHIEF EXECUTIVE OFFICER
DONALDSON COMPANY, INC., MINNEAPOLIS, MINNESOTA

DELBERT W. JOHNSON, CHAIRMAN, CO-CHIEF EXECUTIVE OFFICER
PIONEER METAL FINISHING, MINNEAPOLIS, MINNESOTA

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

JOHN T. PAIN, CORPORATE CONTROLLER AND PRINCIPAL
              ACCOUNTING OFFICER

MAJOR UNITS

CASTEX INCORPORATED, HOLLAND, MICHIGAN
Thomas J. Vander Bie, PRESIDENT
Local business phone -- (616) 786-2330

TENNANT HOLDING B.V., UDEN, THE NETHERLANDS
Jan 't Hart, MANAGING DIRECTOR
Local business phone -- 4132-41241


                                      32