Form 10-K405, Exhibit 13
period 1998-12-31
TENNANT CO
filed 1999-03-25
CIK 97134

FINANCIAL HIGHLIGHTS

                                                                                                            %
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)             1998              1997              Change
-----------------------------------------------------------------------------------------------------------------
FOR THE YEAR

     Net sales..................................................   $389,388           $372,428              5
     Profit from operations.....................................   $ 37,349           $ 36,088              3
         % of net sales.........................................        9.6%               9.7%
     Net earnings...............................................   $ 25,325           $ 24,205              5
         % of net sales.........................................        6.5%               6.5%
         Return on beginning shareholders' equity...............       18.9%              18.8%
     Average shares outstanding.................................      9,500             10,032             (5)

PER SHARE OF COMMON STOCK

     Basic net earnings.........................................   $   2.67           $   2.43             10
     Diluted net earnings.......................................   $   2.67           $   2.41             11
     Dividends per share........................................   $    .74           $    .72              3
     Shareholders' equity per share (ending)....................   $  14.25           $  13.65              4

AT YEAR-END

     Total assets...............................................   $239,098           $233,870              2
     Net operating assets.......................................   $161,607           $157,141              3
     Shareholders' equity.......................................   $131,267           $134,086             (2)
     Total financing debt.......................................   $ 30,340           $ 23,055             32
     Ratio of total financing debt to total capital.............       18.8%              14.7%

                                    [GRAPH]

                                   NET SALES
                             (Dollars in Millions)


Year        Net Sales
1994        281.7
1995        325.4
1996        344.4
1997        372.3
1998        389.4

                                    [GRAPH]

                           RETURN ON BEGINNING EQUITY

Year        Return on Beginning Equity
1994        18.7%
1995        20.4%
1996        18.4%
1997        18.8%
1998        18.9%

                                    [GRAPH]

                           DILUTED EARNINGS PER SHARE


Year        Diluted Earnings per Share
1994        1.6
1995        1.98
1996        2.09
1997        2.41
1998        2.67

TO OUR SHAREHOLDERS

     Despite record sales and profits, 1998 was a challenging year for Tennant, just as it was for very many U.S. manufacturers. The Asian crisis had severe, direct effects. We experienced a significant drop in sales, both in Asian markets and in our export markets, as the effect of the Asian crisis spread to export markets. It also had an indirect effect. We experienced a slowdown in sales to our domestic customers who also are major suppliers to the Asian and export markets. Additionally, the U.S. dollar's strength in the first nine months of the year dampened our results in such areas as Canada, Australia, Japan and Europe.

     That was the bad news. The good news was that Europe's economic recovery was a good atmosphere for our revitalized European organization. Additionally, the North American economy, though soft in manufacturing sectors later in the year, was generally solid. Also, our strong push into outside cleaning markets gave us new opportunities to serve governmental and other customers with outside cleaning needs. The result was a 5% increase in sales to $389 million, an 11% increase in earnings per share to $2.67, and return on beginning equity of 18.9%.

     Tennant's direct exposure in Asia was only 5% of total revenues in 1997, a relatively good year for us there. But in 1998, that business dropped by nearly 30%, despite some gains in China and with our commercial equipment business in Japan. More important to us was the indirect impact of "Asian contagion" on foreign markets, such as Australia, and on North American manufacturing sectors which are traditionally strong customers for us. When Asian airlines pull back their orders to Boeing, the subsequent ripple effect dampens our orders from Boeing and dozens of its suppliers. When foreign steel floods into U.S. markets, our U.S. steel customers slow down their cleaning equipment purchases.

     For many years, we have been lessening our dependence on North American manufacturing customers, and we made another giant stride this year with the Model 830, Series II, and ATLV 4300 units designed from the ground up to serve outside markets. These products have been well received and helped us to grow and to show record sales and profits for the year.

     Our timing for outside markets is especially good. The long period of growth in the U.S. has led to economic strength at all levels of government. Concurrent with this is the drive to revitalize downtown areas. Thus, local municipalities are spending more money to solve cleaning problems, and "business improvement districts" (BID's) are springing up throughout the country. These organizations receive modest governmental support, but are basically groups of business owners who recognize that clean, well-kept downtown areas attract tourists and shoppers. Our vision of "working for a cleaner, safer world" strongly supports these current trends in outside markets.

     1998 was an exciting year for us in Europe. After many years of economic stagnation, 1998 showed economic growth in most countries. In previous years, when European economic conditions were relatively weak, Tennant had installed a major new computer system (SAP), consolidated logistics, and strengthened our sales, service and customer support organizations. These moves, together with excellent new industrial and commercial products, positioned us well to take advantage of better economic conditions. The result was local currency growth of 12% for sales and even stronger growth for earnings. In December, we announced our intent to purchase Paul Andra, K.G., known in the market as Sorma, a German manufacturer of commercial floor cleaning equipment. Although Sorma sells $27 million of products into many different countries, over 75% of its business is in Germany and Austria. We believe that to be a leader in the commercial equipment business in Europe, we must first have a strong position in Germany; we now have that position. We also believe we can extend the complementary Sorma and Tennant products into many different countries.

     In North America, one of our greatest opportunities to serve customers lies in leveraging the strengths of our industrial, commercial and floor coatings business. We have over 400 direct industrial sales and service reps, approximately 400 commercial distributors and 25 authorized coatings contractors.

Developing ways for all our floor maintenance experts to work together to help customers be cleaner and safer is a major effort for us these days. In 1998, we successfully piloted, in selected geographies, a project in which our industrial sales reps and commercial distributors partnered to better serve customers. The result is more of our total product line gets to more of our customers. We expect these partnerships to expand rapidly in 1999 and 2000.

     Speaking of 2000, will we be ready for the millennium or will the Y2K bug bite us? We believe we will be ready. We are substantially through our SAP enterprise conversions, and we have remediated those few areas which will not have the new system in and settled by December 31, 1999. Because we started to replace our old systems five years ago for strategic reasons, very little of our Y2K work is wasted, redundant work. We are beginning to benefit from our new systems now, and we have been able to absorb these expenses while still improving operating margins over the implementation period.

     Of course, the big challenge in 1998 has been in Asia. Our strategy has been consistent and simple: work with our partners to help them get through these tough times so that we will all be ready when better times return. The result is that we have retained all of our excellent distribution, and no competitor can now rival our ability to serve the Asian markets.

     As we look forward to 1999, we look back on 1998 as a year with many challenges, but also with record sales and profits. During the year, we grew in most markets and withstood the economic storms from Asia. We advanced our technology greatly, and we added excellent new executives from outside Tennant. We especially note the many contributions of Dick Snyder, CFO, and Paul Brunelle, Vice President of Personnel Resources, who retired after long careers at Tennant.

     At the May 1998 Shareholders' Meeting, long-time Director Bill Hodder, former CEO of Donaldson Co., retired from our Board after 23 years of invaluable service. Shareholders and employees alike benefited from his wise counsel and excellent judgment. Joining our Board in May 1998 was Pamela Knous, Executive Vice President and CFO of SUPERVALU INC., the leading food distribution company in America. At a special Board meeting on December 1, 1998, Janet Dolan, President and Chief Operating Officer of Tennant, was also named to our Board.

     By Board action on March 1, 1999, the Directors named Ms. Dolan CEO of Tennant effective April 5, 1999, thus replacing Roger Hale after 23 years in the position. Mr. Hale will remain as a Director and Chairman, assuming reelection to the Board at the May Shareholders' Meeting.



                                  [PHOTOGRAPH]
Photo of Janet M. Dolan, President - Chief Executive Officer and Roger L. Hale, Chairman

/s/ Janet Dolan                             /s/ Roger L. Hale

Janet Dolan                                 Roger L. Hale
President -                                 Chairman
Chief Executive Officer

                                            March 25, 1999

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

--------------------------------------------------------------------------------
TYPES OF PRODUCTS

INDUSTRIAL
FLOOR MAINTENANCE
EQUIPMENT

[PHOTOGRAPH]
Photo of Industrial Floor Maintenance Equipment

APPLICATION
Products to clean surfaces with vehicle and heavy foot traffic such as:

- factories, warehouses, stadiums, airport hangars, parking garages, and outside areas.

- sweepers and scrubbers:

  -  walk-behinds
  -  indoor riders
  -  outdoor vehicles
--------------------------------------------------------------------------------
TYPES OF PRODUCTS

COMMERCIAL
FLOOR MAINTENANCE
EQUIPMENT

[PHOTOGRAPH]
Photo of Commercial Floor Maintenance Equipment

APPLICATION
Products to clean surfaces with foot traffic such as:

- schools, hospitals, office buildings, supermarkets, retail outlets and airport terminals.
- walk-behind scrubbers and sweepers, carpet extractors, burnishers, buffers, polishers, and other specialized equipment.
--------------------------------------------------------------------------------
TYPES OF PRODUCTS

FLOOR COATINGS

[PHOTOGRAPH]
Photo of Factory Floor

APPLICATION
Products that treat, repair, and upgrade concrete and wood floors. Specialty products are available for areas with chemical exposure or odor-sensitivity.

Generally used in industrial settings such as factories and warehouses.

Applied by customer or authorized contractor.
--------------------------------------------------------------------------------

                                   [PIE CHART]

Pie chart showing breakdown of 1998 sales into North America (76%), Europe (16%), and Other International (8%). North America Sales are broken out further into Commercial (18%), Floor Coatings (6%), and Industrial (52%). Europe Sales are broken out into Commercial (2%) and Industrial (14%). Other International Sales are broken out into Commercial (2%) and Industrial (6%).

1998 SALES

SALES/SERVICE

INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT

Direct sales/service in the United States, Australia, Canada, France, Germany, The Netherlands, Spain, and the United Kingdom.

Well-established, full-service distributor network in 45 other countries including Japan and most countries in Europe not served directly.

--------------------------------------------------------------------------------

COMMERCIAL FLOOR MAINTENANCE EQUIPMENT

Broad geographic coverage in North America through a full-service distributor network.

Expanding full-service distributor network internationally.

--------------------------------------------------------------------------------

FLOOR COATINGS

Sold by Tennant's direct sales force in North America as a complementary product to industrial floor maintenance equipment.

Also sold by Tennant's authorized contractor network.

--------------------------------------------------------------------------------

MARKETS

INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT

World market for equipment and aftermarket estimated at $750 million.

Market share greater than 50% in segments such as manufacturing, warehousing, distribution, and government.

--------------------------------------------------------------------------------

COMMERCIAL FLOOR MAINTENANCE EQUIPMENT

World market for equipment and aftermarket estimated at $2 billion.

Sold under Castex, Nobles, Eagle, and Tennant brand names, depending on the product and geographic area.

Among the leaders in North America; small but rapidly growing internationally.

--------------------------------------------------------------------------------

FLOOR COATINGS

North American market for industrial coatings estimated at $150 million, excluding application labor.

Market share estimated at about one-sixth of total market, but higher in coatings segment.

--------------------------------------------------------------------------------

GLOBAL TRENDS

-  Growing concern for the environment.

-  Growing concern for health and safety.

- Emerging nations focusing more on attracting global companies and greater tourism.

GROWTH DRIVERS

- Movement toward higher standards of cleanliness and improved cleaning methods.

-  Customers are looking for ways to reduce labor costs.

-  More businesses are outsourcing cleaning activities.

- More companies are reducing their number of vendors and are centralizing their buying.

- Industry consolidation, especially regarding commercial equipment distributors.

- Demand for floors that are easy to clean and provide an appearance that enhances a company's image.

                                  [PHOTOGRAPH]
                       Photo of Castex equipment in use

LEVERAGING STRENGTHS TO ACHIEVE GREATER GROWTH

     WHILE TENNANT HAS BEEN IN BUSINESS FOR 128 YEARS, OUR OPPORTUNITIES FOR LONG-TERM GROWTH HAVE NEVER BEEN BETTER. WE BELIEVE TENNANT CAN CAPITALIZE ON POSITIVE GLOBAL TRENDS BY LEVERAGING THE STRENGTHS WE BUILT INTO THE COMPANY DURING THESE YEARS.

POSITIVE GLOBAL TRENDS AND GROWTH DRIVERS

     Three trends are creating a greater demand for Tennant's products worldwide:

- CONCERN FOR THE ENVIRONMENT. The push for cleaner air, water and land is creating demand for outdoor sweeping and indoor scrubbing equipment, and environmentally safe floor coatings.

- CONCERN FOR HEALTH AND SAFETY. Around the world, people want to feel cleaner and safer--in the streets and in the buildings where they live, shop and work. Employers and city governments realize that providing this kind of environment is good for business--attracting more desirable employees, customers and residents. This creates demand for outdoor sweeping and litter pickup, indoor sweeping and scrubbing, and coated floors.

                                  [PHOTOGRAPH]
                   Photo of floor coating on concrete floor

Tennant products meet the needs of a diverse marketplace: from vacuums for carpeting, coatings for concrete, to rugged sweepers for warehouse or factory floors.


- BENEFIT FROM ECONOMIC DEVELOPMENT. Emerging nations want to industrialize--because attracting global companies can raise their standard of living. Local governments in these and developing countries want to attract investments--from tourism to industry. This creates demand for floor cleaning equipment for airports, hospitality and retail areas, in addition to industrial complexes.

     In addition to the global trends, there are a number of specific growth drivers that bode well for continued expansion.

- OUTSOURCING. More customers are outsourcing their cleaning activities to contract cleaners who then become our customers. Their major needs are labor-saving products and services. Tennant is well positioned to serve them with our breadth of products and extensive network of service providers.

- VENDOR CONSOLIDATION. More customers are consolidating purchases with fewer suppliers. They are seeking a one-stop source to meet their cleaning equipment needs. Tennant is that source.


                                  [PHOTOGRAPH]
                       Photo of Tennant equipment in use

- IMPROVED CLEANING METHODS. Customers want improved methods of cleaning, moving from just sweeping to sweeping and scrubbing. They also want better coatings on their floors. Tennant's commitment to lead the industry in innovation means we are offering the latest in cleaning technology and coatings.

- LABOR COST REDUCTION. Customers want to reduce their labor costs by using cleaning equipment and chemicals that are easy to operate or apply and that improve the productivity of their cleaning staffs. Multitask functionality and ease of use are key drivers of Tennant's new product development process.

- PROTECTED FLOORS THAT ENHANCE IMAGE. A growing number of customers want the benefit of floor coatings, which protect their floors from chemicals and wear, make their floors easier to clean, and create a better working environment to improve employee morale and enhance their image. Tennant is a leader in industrial coatings.

- INDUSTRY CONSOLIDATION. Industry consolidation among commercial distributors is resulting in fewer, stronger firms that want to work with larger, more stable manufacturers such as Tennant.

     These trends and drivers are "raising the bar" for standards of cleanliness and safety--indoors and out. As this happens, the use of cleaning equipment, coatings and supplies increases which expands the demand for Tennant's products.

STRENGTH: MARKET SEGMENT POSITION--INDUSTRY LEADERSHIP IN NORTH AMERICA

     Tennant has more than a 50% market share in industrial products, ranks in the top tier of commercial products, and has a leading share of the urethane floor coatings market. This leadership was built not only on product innovation and quality, but excellent distribution and service.

     All of Tennant's competitors sell their products primarily through distributors. In North America, Tennant is unique with three product sales channels:

- MORE THAN 400 DIRECT INDUSTRIAL SALES AND SERVICE REPRESENTATIVES. No competitor can duplicate this advantage, which generates about 70% of Tennant's North American industrial sales. The direct sales and service force also helps pull through sales of aftermarket products: brushes, supplies, etc. This gives Tennant tremendous knowledge of customer needs as well as earnings stability.

                                  [PHOTOGRAPH]
                    Photo of Tennant Service Representative

More than 400 direct industrial sales and service representatives give Tennant a distinct competitive advantage.

                                  [PHOTOGRAPH]
                     Photo of Tennant Model 5100 Scrubber

Global demand for commercial products, like this 5100 scrubber in use in The Netherlands, represents a key growth opportunity for Tennant.


- ABOUT 400 COMMERCIAL PRODUCTS DISTRIBUTORS. These partners like the price/value relationship on Tennant's products. In 1999, we will be expanding our efforts to leverage our commercial distributors and direct sales and service forces in order to better market our full product line to all customer groups.

- 25 AUTHORIZED FLOOR COATINGS CONTRACTORS. They are trained to market and apply Tennant's products. They also can assist customers in selecting Tennant equipment to maintain their newly refurbished floors.

     This multichannel approach gives Tennant the broadest and deepest sales and service coverage in the industry. We believe this unique combination of sales channels will help us gain market share, as each can offer Tennant's full line of products. The direct sales/service and distribution model also is one that will translate well into international markets--a goal for us in coming years.

STRENGTH: MARKET SEGMENT POSITION--GOOD INTERNATIONAL MARKET PENETRATION

     No single competitor from the U.S. or any other country has Tennant's level of international industrial market penetration. We have a leading share in most of the countries we reach with our industrial products, and we are rapidly gaining share in those markets where we have introduced our commercial products. As a result, international markets provide about one-fourth of our annual revenues.

     Tennant differentiates itself internationally in several ways. Nonresidential floor care is our only business--it accounts for only a portion for most of our competitors. We sell our industrial products directly in six countries: Australia, France, Germany, The Netherlands, Spain and the United Kingdom, and we have established a direct presence in Far East Asia. We also have very strong relations with distributors in 45 others.

     Opportunities abound for us in these markets. For example, we are a relative newcomer to the international commercial equipment business. While we have made significant gains in recent years through internal growth in Europe and Japan, we are still a relatively small player. In 1999, we have augmented this by acquiring Paul Andra, K.G., a well-respected German commercial products manufacturer. Paul Andra sells its products primarily in the Germanic countries, and this significantly increases our commercial critical mass there.

     We believe expanding international markets--and the market share gains we are making there--will help Tennant achieve stronger growth.

STRENGTH: EFFECTIVELY REACHING NICHE MARKETS

     The global market for industrial and commercial equipment and floor coatings is about $2.7 billion in annual sales, with North America generating 40% of this. The market is growing at 3-8% a year, depending upon the geographic and market niche. By leveraging our strengths--and targeting faster-growing niche markets in addition to the overall commercial products market--Tennant will be able to increase sales at or above the higher end of its industry's growth rate. Two of the niche markets we have targeted are outdoor cleaning and contract cleaners.

     While Tennant's equipment has been used in the outdoors for years, we only recently began to design products specifically for this purpose. Our current line ranges from a small litter picker, the Model 4300 introduced this year, to street-sweeper size, our Model 830-II. We plan to continue introducing outdoor machines to fill in this product line for the next several years.

     Another area of focus is contract cleaning. Businesses around the world are increasingly outsourcing their floor maintenance. This is especially true in Europe and Asia, but it is a developing trend in North America as well. We believe growth opportunities abound in all geographies.

     Tennant is particularly suited to serve this market. Contract cleaners' most critical need is "up-time." Our complete line of high-quality products and broad service and support network help them maximize their productivity.


                                  SALES GROWTH
                                    [CHART]

                             1990         1998
Core Sales                   202          281.5
Commercial Equipment         9.5          86.8
Outdoor                                   21.1


                                    [Photograph]
                         Photo of Outdoor product Model 830-II

Outdoor products, like this Model 830-II, are in high demand as communities make their streets and sidewalks "cleaner and safer."

                                  [PHOTOGRAPH]
                Photo of Tennant Model 6100 micro-rider sweeper

Tennant's new 6100 micro-rider sweeper is perfect for worldwide markets, particularly Europe and the Far East, where wide-open spaces are limited.


STRENGTH: BROAD PRODUCT LINES

     Tennant is the only company in its industry that offers a full range of industrial, commercial and floor coatings products.

-   SUPERIOR INDUSTRIAL FLOOR MAINTENANCE EQUIPMENT.

        Tennant became an industry leader in industrial equipment because we offered a broad line of quality products through a direct sales force and distributor network.

        These machines clean areas with vehicle or heavy foot traffic. They range from walk-behind to rider units, generally priced from $7,500 to $90,000. Tennant offers three basic types of equipment--all carrying the strongest warranties offered in the industry:

        SWEEPERS remove wet or dry debris, while controlling dust.

        SCRUBBERS lay down a cleaning solution, scrub the surface, then remove the dirty solution--all in one pass.

        COMBINATION SWEEPER/SCRUBBERS do both at the same time, in one pass.

-   GROWING LINE OF COMMERCIAL FLOOR MAINTENANCE EQUIPMENT.

        We realized our industrial expertise also could bring success in the faster-growing commercial equipment market. Tennant entered this market area through developing products in-house and by making acquisitions.

        Commercial equipment is used in any area with foot traffic. Tennant's line, which is priced from $3,000 to $8,000, includes:

        SWEEPERS AND VACUUMS to remove debris from virtually any surface.

        AUTOMATIC SCRUBBERS to clean grease and grime from hard surfaces--floors with tile and grout, for example. These machines remove virtually all of the


                                  [PHOTOGRAPH]
                       Photo of Tennant Portapac Vacuum

Innovative, small commercial products like the new Portapac complement Tennant's core industrial product line.

cleaning solution they apply, which is critical for avoiding slip-and-fall accidents. They also are known for ease of operation and their ability to maneuver in tight places.

        CARPET EXTRACTORS apply a cleaning solution, scrub the carpet, then remove the solution along with any dirt and grime.

        BURNISHERS AND FLOOR MACHINES give scrubbed floors a shiny, high-gloss appearance.

-   STRONG FLOOR COATINGS LINE.

        While our greatest growth opportunities will come from leveraging industrial and commercial products, both are complemented by our strong line of floor coatings products.

        Tennant offers a broad range of these products:

        DURABLE COATINGS for main traffic aisles and loading docks.

        CHEMICAL-RESISTANT COATINGS for floors exposed to corrosive chemicals.

        EPOXY RESURFACERS for restoration of damaged floors.

        ENVIRONMENTALLY SAFE COATINGS for odor-sensitive applications, such as food processing facilities. Our unique Eco-Coatings-TM- line combines high durability using little or no solvents.

        ECO-PREP-TM- PROCESS for use by Tennant's authorized contractors to prepare a floor for its new coating. Eco-Prep-TM- machines remove the old coatings quickly and without using solvents.

    We develop the formulas for our coatings and oversee their production, and we manufacture the Eco-Prep-TM- machines.

                                  [PHOTOGRAPH]
                Photo of floor coating on aircraft hangar floor

Tennant's floor coatings are popular in hangars where reflected light is a necessity for under-craft maintenance.


PRODUCTS INTRODUCED IN 1998

INDUSTRIAL

- 6100 new Small Rider Sweeper
- 6500/6550 Midsize Sweeper replacement
- 8200/8210 new Midsize Sweeper/Scrubber
- 830-II Outdoor Sweeper replacement
- ATLV 4300 new All-Terrain Litter Vacuum

COMMERCIAL

- Frontier Carpet Extractor
- Sentry-TM- Carpet Maintainer
- Viper Dual Motor Upright Vacuum

FTM

- Reformulated products to meet new national VOC regulations

                                  [PHOTOGRAPH]
             Photo of Tennant Model 4300 All-Terrain Litter Vacuum

New patents, like the one pending for the unique nozzle on the 4300 All-Terrain Litter Vacuum, are commonplace at Tennant.


                                  [PHOTOGRAPH]
                   Photo of Castex Sentry Carpet Maintainer

The new Sentry-TM-machine is a prime example of successful new product development for the commercial cleaning marketplace.


STRENGTH: NEW PRODUCT DEVELOPMENT

     We continue to refresh our product line by devoting an industry-leading amount to product engineering. This averaged 4% of sales for the past five years.

     We not only upgrade existing products but design new ones to reach niche markets Tennant did not previously serve.

     One example is the new Model 4300 All-Terrain Litter Vacuum, for the outdoor sweeping market. This machine features Tennant's standard innovations, such as an ergonomic cab and ease of use. It also has a patent pending on a unique nozzle, designed to reach litter in hard-to-clean places, such as fences and planters.

     By using process improvements and new technologies, Tennant has successfully cut its industrial product development cycle in half. (We believe no competitor can equal our speed-to-market for new products.) This allowed us to double the number of annual product introductions while holding engineering costs virtually flat in constant dollars. We are sharing this aggressive product development focus with the commercial and floor coatings areas.

     Another example of our successful product development is the new model Sentry-TM-.

STRENGTH: INVESTMENT IN TECHNOLOGY

     Technology is fast becoming a competitive advantage for Tennant. This resulted from our multiyear commitment in 1994 to totally upgrade our computer systems and introduce technology into nearly all aspects of our business. We had three goals:

- To link all Tennant's operations and customer information to help improve customer service,

-   To increase the efficiency and effectiveness of our operations, and

-   Achieve Year 2000 compliance.

     Our approach was a significant investment in companywide installation of SAP's R/3 enterprise system. In 1998, we began seeing the benefits from this process. We now have converted substantially all of our European systems. In North America, we began receiving better, faster information on our customers and their orders. Our longer-term goal is to use this information more effectively in the design of products and services to meet customer needs. Additionally, we will deliver more detailed information to our sales force to help them sell more effectively and better support customers. We also will be better able to use technology to create cross-functional and transglobal teams thereby leveraging Tennant's human resources. We expect to see the full benefits from this investment over the next several years.

STRENGTH: STRONG FINANCIAL CONDITION

     Tennant has the financial strength to continue funding our worldwide market leadership. The company generates strong cash flow and has a low amount of debt. (See Management's Financial Discussion and Analysis for a more in-depth review.)

     The first priority is to invest in our business to achieve profitable growth. Cash in excess of this investment will be returned to shareholders in the form of dividends and a continuing share repurchase program.

     At the beginning of 1998, we adopted a shareholder value-based financial reporting system--"economic value management." We did this to ensure Tennant continues to create shareholder wealth--or "economic profit." We also tied a significant portion of management's incentive compensation to our economic profit performance. Our goal is to closely align management and shareholder interests.

     TENNANT IS NO LONGER A COMPANY WITH THREE GOOD BUT SEPARATE PRODUCT
LINES. WE ARE LEVERAGING THE STRENGTHS IN EACH OF THESE AREAS INTO GREATER GROWTH OPPORTUNITIES FOR ALL. THIS WILL HELP US REACH OUR MISSION: TO BE THE PREEMINENT COMPANY IN NONRESIDENTIAL FLOOR MAINTENANCE EQUIPMENT, FLOOR COATINGS AND RELATED PRODUCTS, AND TO CREATE ABOVE-AVERAGE VALUE FOR SHAREHOLDERS.


                               FINANCIAL LEVERAGE
                                    [CHART]

                             94    95     96       97       98
Long-Term Debt               5     15     14.1     13.2     14.3
Short-Term Debt              18.3  11.2   2.5      1.5      4.5
Goaled Range (low)           20    20     20       20       20
Goaled Range (high)          25    25     25       25       25

                              DIVIDENDS AND SHARE
                                  REPURCHASES
                                    [CHART]

                             94      95       96         97         98
Cash Dividends               6.386   6.742    6.905      7.125      7.0
Share Repurchases            1.854   0.0      2.91       13.598     27.071

                                ECONOMIC PROFIT
                                    [CHART]

                             94      95     96      97       98
Economic Profit (millions)   .7      2.4    1.7     4        4.9

MANAGEMENT'S FINANCIAL
DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                 SELECTED INDICATORS OF GROWTH AND PROFITABILITY

                                                   CURRENT ECONOMIC CYCLE(a)        PREVIOUS ECONOMIC CYCLE(a)

                                                       CURRENT          CYCLE         LAST HALF          FULL
                                                        YEAR           TO DATE        OF CYCLE           CYCLE
     Period Included in Measurement                     1998          1991-1998       1987-1990        1982-1990
    --------------------------------------------------------------------------------------------------------------
     Return on Beginning Shareholders' Equity(b)          19              18              17               15

     Compound Annual Growth (%)(a):

         Sales                                            +5              +8              +9               +8

         Net Earnings(b)                                  +5              +9             +10               +3

         Earnings Per Share (Diluted)(b)                 +11              +9              +9               +5

         Net Operating Assets                             +3              +9              +4               +5

(a) The Company's long-term growth and profitability goals are presented at the end of this section. Growth is measured over a full economic cycle. For purposes of this table, 1991 is considered to have marked the beginning of the current cycle (growth measured from 1990). The previous cycle covered the years 1982 through 1990 (growth measured from 1981).

(b) Based on reported earnings before extraordinary gain and cumulative effect of accounting change except for 1993, 1992, 1990 and 1989 which have been adjusted to eliminate unusual items, net of income taxes, as described in the Historical Progress Review, footnotes (a) through (d).

FINANCIAL RESULTS OF OPERATIONS

     EARNINGS: For 1998, net earnings were $25.3 million, up 5% from the prior year. Earnings per diluted share of $2.67 were up 11%. Return on sales was 6.5%, and return on beginning shareholders' equity was 18.9%. The reasons for the earnings gain were higher sales, and increases in gross margin and other income. The direct effects of a stronger U.S. dollar in the first nine months of the year reduced earnings by an estimated $1.3 million, or 14 cents per share.

     For 1997, net earnings were $24.2 million, up 15% from the prior year. Earnings per diluted share of $2.41 were up 15%. Return on sales was 6.5%, and return on beginning shareholders' equity was 18.8%. The reasons for the earnings gain were higher sales, and increases in gross margin and other income. The direct effects of a much stronger U.S. dollar reduced earnings by an estimated $1.8 million, or 18 cents per share.

     SALES: For 1998, net sales of $389 million increased 5% from the prior year and backlogs declined by $4 million to $9 million. A stronger U.S. dollar reduced full year sales by $5 million.

     North American sales of $293 million were up 6% on economic conditions that were quite strong early in the year, but weakened as the year progressed. North American sales growth by product line was: 9% for industrial equipment and 3% for commercial equipment; and a decrease of 2% for floor coatings. Industrial product growth was due primarily to unit volume growth and was significantly supported by the introduction of new and updated products. Among the new product introductions were two products targeted at the outdoor market which accounted for about a third of the unit volume increase. Growth in commercial equipment sales was primarily the result of price increases, and the decline in floor coatings sales was primarily a decline in unit volume.

     European sales of $63 million, representing 16% of consolidated revenues, increased 10% in translated U.S. dollars and were up 12% in local currencies. Local currency sales growth of industrial equipment was slightly stronger than commercial equipment and, in both product lines, sales growth was due primarily to a unit volume increase. Other international sales of $33 million, representing 9% of consolidated revenues, decreased 15% in translated U.S. dollars and 10% in local currencies. Sales of industrial equipment declined $8 million, due primarily to a unit volume decline in Asia. Partially offsetting this decline was an increase in commercial equipment sales of $2 million, or 28%. The increase was also due to an increase in unit volume.

     For 1997, net sales of $372 million increased 8% from the prior year and backlogs increased by $2 million. A much stronger U.S. dollar reduced full year sales by $8 million. North American sales of $276 million were up 11% on robust economic conditions and a significant number of new and updated products introduced in recent years. Sales increases by product line were 12% for industrial equipment, 9% for commercial equipment, and 7% for floor coatings. European sales of $57 million, representing 15% of consolidated revenues, decreased 1% but were up 9% in local currencies. Other international sales of $39 million, representing 11% of consolidated revenues, increased 4% and were up 10% in local currencies.

     PROFIT FROM OPERATIONS: For 1998, profit from operations increased 3% to $37.3 million and operating margin was 9.6% versus 9.7% the prior year. Factory capacity use is estimated to have been in the 70% range overall with North American facilities at the upper end of the range. Some capacity expansion will likely be required within the next several years.

     Gross margin improved to 42.6% from 42.2% the prior year. The improvement was due primarily to a relatively low rate of inflation for costs and expenses, and price increases in North America on industrial and commercial equipment.

     Selling and administrative expenses, as a percent of sales, increased to 33.0% from 32.5% the prior year. The increase in rate was due substantially to increased investment in information technology primarily in connection with the implementation of an enterprise resource planning system. Investment in information technology is expected to level off in 1999 as implementation of the major elements of software nears completion. In addition, for 1999 the Company is adopting a change in accounting treatment for software developed for internal use under Statement of Position 98-1 issued by the American Institute of Certified Public Accountants (AICPA). Under this change in accounting treatment, the cost of developing software for internal use must be capitalized. The estimated costs to be capitalized in 1999 are approximately $1 million.

     For 1997, profit from operations increased 14% to $36.1 million, and operating margin was 9.7% versus 9.2% the prior year. Factory capacity use is estimated to have been in the low 70% range for the year. The improvement in operating margin was due to an increase in gross margin to 42.2% from 41.3% the prior year. The improvement was due primarily to a favorable product mix, manufacturing efficiencies on a higher production volume, and a relatively low rate of inflation for costs and expenses. Selling and administrative expenses, as a percent of sales, increased to 32.5% from 32.2% the prior year. The increase was due primarily to higher incentive compensation resulting from improved financial results and a significant increase in the market value of the Company's stock.

     OTHER INCOME AND EXPENSE: For 1998, the Company recorded other income of $1.7 million versus $1.5 million in the prior year. The primary reasons for the increase were a reduction in the discretionary contribution to the Company's charitable foundation and a foreign currency transaction gain this year versus a loss the prior year.

     Included in other income is $3.8 million of interest income. Of this amount, $1.3 million is from finance-type leases provided to customers, and $1.4 million is from a loan to the Company's Employee Stock Ownership Plan.

     For 1997, the Company recorded other income of $1.5 million versus $0.7 million in the prior year. The primary reasons for the increase were more interest income on a higher level of invested cash and less interest expense on a lower level of debt.

     For 1999, management anticipates approximately $1.0 million less net other income than recorded in 1998 due to reductions in interest earned on finance-type leases. The reduction in finance lease income is due to the outsourcing of the product financing function which occurred during 1998.

     INCOME TAXES: For 1998, the effective tax rate declined somewhat to 35.2% from 35.7% the prior year. Both years were within the expected range.

     For 1999, management anticipates the effective tax rate will continue in the 35% range.

LIQUIDITY AND CAPITAL RESOURCES

     The Company continues to generate substantial cash flow and was again able to strengthen its financial condition in 1998.

     FINANCIAL POSITION: Cash flow from operations in 1998 was $42.9 million compared to $41.9 million in 1997. Investment in net operating assets at December 31, 1998, of $162 million increased 3% from the end of the prior year, due primarily to a $6 million rise in inventories resulting from a slowdown in orders late in 1998. Inventory levels are expected to decline during 1999. Accounts receivable balances at the end of 1998 declined $.9 million. This was due to the outsourcing of the product financing business, which declined $3.7 million, and was partially offset by an increase in trade receivables (see additional comments later in this section). At year-end, the Company held $0.7 million of unsecured trade receivables from customers in Southeast Asia and Latin America. Management believes the allowance for doubtful accounts is adequate to cover losses, if any, resulting from financial turmoil in these markets. For 1999, net operating assets will likely increase; however, the percentage increase is expected to again be less than sales growth.

     Capital spending, net of disposals, totaled $17.2 million in 1998 compared to $16.4 million in 1997. Depreciation expense in 1998 was $16.5 million compared to $16.2 million in 1997. The largest categories of capital spending were information technology hardware and software, vehicles, product tooling and factory equipment. Vehicles represent a large category of investment because of the need for cars, trucks and trailers by the direct sales and service forces in key industrial markets.

     DEBT: In 1998, debt increased to $30 million, or 19% of capital, from $23 million, or 15% of capital. The increase in debt resulted from the accounting treatment given to the Company's decision to outsource the leasing of its products and disposal of previously written lease-type contracts (see additional comments later in this section). Based on current operating plans, dividend policy, and stock repurchase authority, management expects cash flow to remain strong during the year, but cash balances to decline somewhat by the end of 1999.

     DIVIDENDS AND COMMON STOCK: Cash dividends of 74 cents per share were up 3%, the 27th consecutive year of increase. Common diluted shares outstanding averaged 9,500,000 in 1998, a decrease from the prior year's 10,032,000. Outstanding diluted shares of 9,211,000 at year-end declined by 6% due to share repurchases during the year.

     During 1998, the Company repurchased 676,572 shares at an average price of $40.01 per share. As of December 31, 1998, authority existed to repurchase 496,568 shares under an authorization granted by the Board of Directors on October 2, 1998.

     IMPACT OF INFLATION: Inflation has not been a significant factor for several years. For 1998, it is estimated that product pricing, on average, was greater than the inflation experienced by the Company for costs and expenses. For 1999, management expects that product pricing will be about equal to inflation.

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

     These shortcomings of historical-cost financial statements are managed by establishing return-on-investment and economic profit objectives based on current values for assets, and price indexes are used to estimate real, inflation-adjusted sales. These adjustments allow for more meaningful measurements of growth and profitability over extended periods of time.

     IMPACT OF CHANGING VALUE OF THE U.S. DOLLAR: Approximately one-fourth of the Company's sales occur outside of the United States directly or through independent distributors in over 50 countries. Sales in

Australia, Canada, Japan, and the European direct-sales countries of Germany, France, Spain, the United Kingdom, and The Netherlands are made in their respective currencies. Sales in other countries, which are generally to distributors, are made in either U.S. dollars or, in Europe, in Dutch guilders.

     The Company uses hedging arrangements such as forward-exchange and range-forward contracts from time to time to offset short-term changes in currency values. At the end of 1998, the Company had outstanding $7.0 million of forward-exchange contracts (see "Notes to Financial Statements," note 14). Since these contracts are relatively small in value and are treated as hedges of specific balance sheet monetary amounts denominated in these currencies, there is only limited potential for impact on the Company's future liquidity.

FINANCIAL GOALS AND POLICIES

     The Company's financial mission is to create value for shareholders in the form of an above-average total return. Goals and policies that support this mission are:

- Growth - Annual increases of 8% in sales and 10% in earnings per share over a full economic cycle; measured from cycle peak to peak.

- Profitability - 20% return on beginning shareholders' equity in the growth years of an economic cycle.

- Financial Policies - Consistent annual dividend increases and maintenance of a sound capital structure with financing debt generally not in excess of 30% of capitalization. Cash in excess of that needed to grow the business and meet dividend commitments is generally returned to shareholders in the form of share repurchases.

     Summaries of the Company's financial performance compared with these goals are presented in several graphs and tables included in this report.

CHANGES IN LEASING BUSINESS

     For many years, Tennant provided long-term financing to customers. Arrangements were made with General Electric Capital Companies (GE Capital) to provide these services beginning January 2, 1998. The Company also arranged for the transfer of its existing financing-related portfolio to GE Capital at various times during 1998. At December 31, 1997, the portfolio consisted of lease-type contracts and financing equipment still owned by Tennant, with a combined net book value of $18 million. Under the terms of the transfer of the lease portfolio to GE Capital, the Company was required under FASB 125 to report the transfer as a loan and as a retained ownership of the financing contracts. As customers make their financing payments to GE Capital, the Company reports those payments as interest and a recovery of principal, and records a concurrent reduction in the loan. A substantial part of the outstanding finance receivables will be paid by customers during the year following the transfers to GE Capital. At the end of 1998, the remaining balance of gross receivables on contracts transferred to GE Capital was approximately $8.5 million; this amount is expected to decline to approximately $3.3 million by the end of 1999.

YEAR 2000 COMPUTER SYSTEMS' ISSUES

     Several years ago, the Company embarked on a major effort to upgrade its computer systems. For the most part, this involves the companywide installation of SAP's R/3 enterprise system, which is fully year-2000 compliant. Management believes this new system will substantially resolve the Company's year-2000 date-change issues. For additional information, refer to Part 1 of the Company's Form 10K SEC filing for 1998.

SORMA ACQUISITION

     During December 1998, the Company announced its intention to purchase Paul Andra, K.G., known in the market as Sorma, a German manufacturer of commercial floor maintenance equipment. The acquisition was completed during January 1999 (see "CEO's Letter," page 2, and "Notes to Financial Statements," note 18).

SAFE HARBOR STATEMENT

     This Annual Report contains various forward-looking statements involving risks and uncertainties. These include economic and currency conditions as well as market and competitive factors. For additional information concerning factors that could materially affect actual results, refer to Part 1 of the Company's Form 10K SEC filing for 1998.

TENNANT COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENTS
OF EARNINGS AND                                                                Years ended December 31
COMPREHENSIVE EARNINGS                                      1998                        1997                       1996
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                     Percent                     Percent                    Percent
                                                                  -------                     -------                    -------
Net sales........................................   $ 389,388      100.0       $372,428        100.0       $344,433       100.0

Less:
   Cost of sales.................................     223,589       57.4        215,392         57.8        202,057        58.7
   Selling and administrative expenses...........     128,450       33.0        120,948         32.5        110,745        32.2
                                                    ---------      -----       --------        -----       --------       -----

Profit from operations...........................      37,349        9.6         36,088          9.7         31,631         9.2

Other income and (expense):
   Net foreign currency transaction gain (loss)..         139         --           (306)         (.1)            50          --
   Interest income...............................       3,771        1.0          4,699          1.3          4,259         1.2
   Interest (expense)............................      (2,292)       (.6)        (2,021)         (.5)        (2,491)        (.7)
   Miscellaneous income (expense), net...........         125         --           (830)         (.2)        (1,120)        (.3)
                                                    ---------      -----       --------        -----       --------       -----

     Total other income .........................       1,743         .4          1,542           .5            698          .2
                                                    ---------      -----       --------        -----       --------       -----

Profit before income taxes.......................      39,092       10.0         37,630         10.1         32,329         9.4

Income tax expense...............................      13,767        3.5         13,425          3.6         11,302         3.3
                                                    ---------      -----       --------        -----       --------       -----

Net earnings.....................................   $  25,325        6.5       $ 24,205          6.5       $ 21,027         6.1
                                                    ---------      -----       --------        -----       --------       -----
                                                    ---------      -----       --------        -----       --------       -----

Comprehensive earnings adjustment for
   foreign currency, net of tax..................   $   1,024                  $ (2,314)                   $   (655)
                                                    ---------                  --------                    ---------

Comprehensive earnings...........................   $  26,349                  $ 21,891                    $ 20,372


Basic net earnings per share.....................   $    2.67                  $   2.43                    $   2.09
                                                    ---------                  --------                    --------
                                                    ---------                  --------                    --------

Diluted net earnings per share...................   $    2.67                  $   2.41                    $   2.09
                                                    ---------                  --------                    --------
                                                    ---------                  --------                    --------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES

                                                                                                            December 31
CONSOLIDATED BALANCE SHEETS                                                                            1998              1997
----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     ASSETS
Current assets:
   Cash and cash equivalents.....................................................................     $ 17,693         $ 16,279
   Receivables:
     Trade, less allowance for doubtful accounts ($2,855 in 1998 and $2,826 in 1997).............       71,386           68,502
     Installment accounts receivable, net of deferred income from sales finance charges
       and less allowance for doubtful accounts ($101 in 1998 and $476 in 1997)..................        4,153            7,920
     Sundry......................................................................................        1,696            1,739
                                                                                                      --------         --------
       Net receivables...........................................................................       77,235           78,161
   Inventories...................................................................................       46,162           40,323
   Prepaid expenses..............................................................................          878              985
   Deferred income taxes, current portion........................................................        8,900            7,357
                                                                                                      --------         --------
       Total current assets......................................................................      150,868          143,105
Property, plant, and equipment, net of accumulated depreciation..................................       66,640           65,111
Installment accounts receivable due after one year, net of deferred income
   from sales finance charges....................................................................        2,843            6,337
Deferred income taxes, long-term portion.........................................................        2,657            2,257
Intangible assets................................................................................       15,631           16,525
Other assets ....................................................................................          459              535
                                                                                                      --------         --------
       Total assets..............................................................................     $239,098         $233,870
                                                                                                      --------         --------
                                                                                                      --------         --------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current debt..................................................................................     $  7,302         $  2,377
   Accounts payable and accrued expenses.........................................................       52,086           48,837
   Income taxes payable..........................................................................        1,421            4,901
                                                                                                      --------         --------
       Total current liabilities.................................................................       60,809           56,115
Long-term debt...................................................................................       23,038           20,678
Long-term employee-related benefits..............................................................       23,984           22,801
Other long-term liabilities......................................................................           --              190
                                                                                                      --------         --------
       Total liabilities.........................................................................      107,831           99,784
Shareholders' equity:
   Preferred stock of $.02 par value per share...................................................           --               --
   Common stock of $.375 par value per share.....................................................        3,421            3,637
   Additional paid-in capital....................................................................           --               --
   Common stock subscribed.......................................................................          425              444
   Unearned restricted shares....................................................................         (307)            (789)
   Retained earnings.............................................................................      136,730          141,656
   Accumulated other comprehensive income........................................................        1,587              563
   Receivable from ESOP..........................................................................      (10,589)         (11,425)
                                                                                                      --------         --------
       Total shareholders' equity................................................................      131,267          134,086
                                                                                                      --------         --------
       Total liabilities and shareholders' equity................................................     $239,098         $233,870
                                                                                                      --------         --------
                                                                                                      --------         --------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES

                                                                                              Years ended December 31
CONSOLIDATED STATEMENTS OF CASH FLOWS                                                 1998              1997             1996
----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOW RELATED TO OPERATING ACTIVITIES:

   Net earnings..................................................................    $25,325           $24,205          $21,027

   Adjustments to net earnings to arrive at operating cash flow:
     Depreciation and amortization...............................................     17,550            17,468           16,387
     Provision for bad debts.....................................................        944             1,901            1,160
     Provision for stock plans...................................................      1,357             1,608            1,191
     (Gain) loss on sale of property, net........................................       (442)             (716)             557
     Provision for deferred taxes................................................     (1,961)           (2,391)            (959)
     (Increase) decrease in receivables..........................................      4,077            (6,364)          (4,073)
     (Increase) decrease in inventories..........................................     (5,369)           (6,614)           4,698
     Increase (decrease) in accounts payable, accrued expenses and
       other long-term liabilities...............................................      3,278             8,281           (1,428)
     Increase in long-term employee-related benefits.............................      1,152             3,339            2,397
     Increase (decrease) in income taxes payable.................................     (3,476)              887            3,370
     (Increase) decrease in other assets.........................................        337               386             (216)
     Other, net..................................................................        118               (98)             455
                                                                                     -------           -------          -------
   Net cash flow related to operating activities.................................     42,890            41,892           44,566

CASH FLOW RELATED TO INVESTING ACTIVITIES:

     Acquisition of property, plant, and equipment...............................    (23,389)          (20,621)         (20,966)
     Acquisition of intangible assets............................................         --                --             (180)
     Proceeds from disposals of property, plant, and equipment...................      6,168             4,197            3,385
     Settlement of foreign currency hedging contracts............................         --               934              521
                                                                                     -------           -------          -------
   Net cash flow related to investing activities.................................    (17,221)          (15,490)         (17,240)

CASH FLOW RELATED TO FINANCING ACTIVITIES:

     Net changes in current debt.................................................      6,468               150          (14,487)
     Payments to settle long-term debt ..........................................     (2,480)           (2,264)              --
     Issuance of long-term debt .................................................         58                15               --
     Long-term proceeds from transfer of leased assets...........................      3,038                --               --
     Principal payment from ESOP.................................................        599               546              495
     Proceeds from employee stock issues.........................................      2,039             1,842            1,784
     Repurchase of common stock..................................................    (27,071)          (13,598)          (2,911)
     Dividends paid..............................................................     (6,941)           (7,125)          (6,905)
                                                                                     -------           -------          -------
   Net cash flow related to financing activities.................................    (24,290)          (20,434)         (22,024)

Effect of exchange rate changes on cash..........................................         35               430              332
                                                                                     -------           -------          -------

NET INCREASE IN CASH AND CASH EQUIVALENTS........................................      1,414             6,398            5,634

Cash and cash equivalents at beginning of year...................................     16,279             9,881            4,247
                                                                                     -------           -------          -------

CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................    $17,693           $16,279          $ 9,881
                                                                                     -------           -------          -------
                                                                                     -------           -------          -------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS                                                     Years ended December 31
OF SHAREHOLDERS' EQUITY                                 1998                         1997                          1996
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)   Shares       Amount           Shares       Amount          Shares       Amount
COMMON STOCK

   Beginning balance.......................    9,699,397    $  3,637         9,965,437   $  3,737         9,952,036    $  3,732
   Issue stock for employee benefit
    plans and directors....................      100,135          38           132,154         49           134,229          50
   Purchase of common shares...............     (676,572)       (254)         (398,194)      (149)         (120,828)        (45)
                                               ---------    --------         ---------   --------         ---------    --------
     Ending balance........................    9,122,960    $  3,421         9,699,397   $  3,637         9,965,437    $  3,737
                                               ---------    --------         ---------   --------         ---------    --------
                                               ---------    --------         ---------   --------         ---------    --------
ADDITIONAL PAID-IN CAPITAL

   Beginning balance.......................                 $     --                     $  3,547                      $  3,166
   Issue stock for employee benefit
    plans and directors....................                    2,817                        3,596                         3,247
   Purchase of common shares...............                   (2,817)                      (7,143)                       (2,866)
                                                            --------                     --------                      --------
     Ending balance........................                 $     --                     $     --                      $  3,547
                                                            --------                     --------                      --------
                                                            --------                     --------                      --------
COMMON STOCK SUBSCRIBED

   Beginning balance.......................       12,191    $    444            21,403   $    703            29,084    $    694
   Issue stock for employee benefit plans..      (12,191)       (444)          (21,403)      (703)          (29,084)       (694)
   Subscribe stock for employee benefit
    plans..................................       10,605         425            12,191        444            21,403         703
                                               ---------    --------         ---------   --------         ---------    --------
     Ending balance........................       10,605    $    425            12,191   $    444            21,403    $    703
                                               ---------    --------         ---------   --------         ---------    --------
                                               ---------    --------         ---------   --------         ---------    --------
UNEARNED RESTRICTED SHARES

   Beginning balance.......................                 $   (789)                    $   (440)                     $   (276)
   Restricted share activity, net..........                      482                         (349)                         (164)
                                                            --------                     --------                      --------
     Ending balance........................                 $   (307)                    $   (789)                     $   (440)
                                                            --------                     --------                      --------
                                                            --------                     --------                      --------
RETAINED EARNINGS

   Beginning balance.......................                 $141,656                     $130,703                      $116,396
   Net earnings............................                   25,325                       24,205                        21,027
   Dividends paid, $.74, $.72, and $.69,
    respectively, per common share.........                   (6,941)                      (7,125)                       (6,905)
   Purchase of common shares...............                  (24,000)                      (6,306)                           --
   Tax benefit on ESOP and stock plans.....                      690                          179                           185
                                                            --------                     --------                      --------
     Ending balance........................                 $136,730                     $141,656                      $130,703
                                                            --------                     --------                      --------
                                                            --------                     --------                      --------
ACCUMULATED OTHER COMPREHENSIVE INCOME

   Beginning balance.......................                 $    563                     $  2,877                      $  3,532
   Net change for year in translation
    adjustment.............................                    1,024                       (2,769)                       (1,065)
   Gain (loss) on foreign currency hedges,
    net of income taxes of $0, $(279),
    and $(251), respectively...............                       --                          455                           410
                                                            --------                     --------                      --------
     Ending balance........................                 $  1,587                     $    563                      $  2,877
                                                            --------                     --------                      --------
                                                            --------                     --------                      --------
RECEIVABLE FROM ESOP

   Beginning balance.......................                 $(11,425)                   $ (12,267)                     $(13,113)
   Principal payments......................                      599                          546                           495
   Shares allocated........................                      237                          296                           351
                                                            --------                     --------                      --------
     Ending balance........................                 $(10,589)                   $ (11,425)                     $(12,267)
                                                            --------                     --------                      --------
                                                            --------                     --------                      --------
   Total shareholders' equity..............                 $131,267                     $134,086                      $128,860
                                                            --------                     --------                      --------
                                                            --------                     --------                      --------



The Company had 30,000,000 authorized shares of common stock as of December 31, 1998, 1997, and 1996.



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

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

The composition of inventories at December 31 is as follows:

   (IN THOUSANDS)                                   1998        1997
                                                  -------     -------
FIFO inventories:
   Finished goods.............................    $32,895     $27,028
   Raw materials, parts and work-in-process...     32,162      31,833
                                                  -------     -------
Total FIFO inventories........................     65,057      58,861

LIFO adjustment...............................    (18,895)    (18,538)
                                                  -------     -------
LIFO inventories..............................    $46,162     $40,323
                                                  -------     -------
                                                  -------     -------

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

U.S. income taxes are not provided on undistributed earnings of international subsidiaries which are permanently reinvested. At December 31, 1998, earnings permanently reinvested in international subsidiaries not subject to a U.S. income tax provision were $16,633,000. If ever remitted to the Company in a taxable distribution, U.S. income taxes would be substantially offset by available foreign tax credits.

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation for employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. APB No. 25 requires compensation cost to be recorded on the date of the grant only if the current market price of the underlying stock exceeds the exercise price. Accordingly, no compensation cost has been recognized for stock option plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

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

EARNINGS PER SHARE. Basic earnings per share excludes dilution and is computed by dividing the income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes conversion shares consisting of stock options and performance-related shares.

LONG-LIVED ASSETS. The Company assesses long-lived assets for impairment under SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets be assessed for impairment loss recognition when events or circumstances indicate that the carrying amount of the asset may not be recoverable.

NEW ACCOUNTING PRONOUNCEMENTS. In 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which requires the Company to recognize all derivatives on the balance sheet at fair value. The Company is in the process of determining what effect this pronouncement has on consolidated net earnings. Also in 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, which will be adopted by the Company in 1999. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The estimated costs to be capitalized in 1999 are approximately $1 million.

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

   (IN THOUSANDS)                            1998       1997       1996
                                           --------   --------   --------
NET SALES
  North America
    Customer sales.....................    $293,231   $275,834   $248,703
    Transfers to Europe and
      other international areas........      43,368     51,231     43,898
                                           --------   --------   --------
    Total North America................    $336,599   $327,065   $292,601
  Europe customer sales................      62,855     57,387     58,196
  Other international customer sales...      33,302     39,207     37,534
  Eliminations.........................     (43,368)   (51,231)   (43,898)
                                           --------   --------   --------
Total..................................    $389,388   $372,428   $344,433
                                           --------   --------   --------
                                           --------   --------   --------

PROFIT BEFORE INCOME TAXES
  North America........................    $ 30,736   $ 34,029   $ 28,734
  Europe...............................       6,615      5,168      3,960
  Other international..................       3,643      1,687      3,009
  Corporate items, interest income,
    interest expense, and eliminations.      (1,902)    (3,254)    (3,374)
                                           --------   --------   --------
Total..................................    $ 39,092   $ 37,630   $ 32,329
                                           --------   --------   --------
                                           --------   --------   --------
TOTAL ASSETS
  Identifiable assets
    North America......................    $172,748   $176,284   $170,010
    Europe.............................      41,100     37,842     38,857
    Other international................      11,428      7,898      7,038
  Corporate assets and eliminations....      13,822     11,846      3,275
                                           --------   --------   --------
Total..................................    $239,098   $233,870   $219,180
                                           --------   --------   --------
                                           --------   --------   --------


(3)   COSTS AND EXPENSES

Engineering, research and development, maintenance and repairs, warranty, and bad debt expenses were charged to operations for the three years ended December 31, 1998, as follows:

   (IN THOUSANDS)                  1998        1997      1996
                                 -------     -------   -------
Engineering, research and
   development................   $14,224     $13,470   $12,773
Maintenance and repairs.......   $ 6,071     $ 5,856   $ 5,740
Warranty......................   $ 5,959     $ 4,981   $ 4,579
Bad debts.....................   $   944     $ 1,901   $ 1,160

(4)   CONSOLIDATED QUARTERLY DATA* (UNAUDITED)

   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                Net Sales                   Gross Profit
               ---------------------------  --------------------------
                                      %                           %
Quarter          1998       1997    Change   1998       1997    Change
               --------  --------   ------  --------  --------  ------
First......    $ 88,721  $ 83,026      7    $ 37,276  $ 34,149     9
Second.....      99,220    93,359      6      42,054    39,770     6
Third......      96,116    90,570      6      40,652    38,298     6
Fourth.....     105,331   105,473     --      45,817    44,819     2
               --------  --------           --------  --------

Year.......    $389,388  $372,428      5    $165,799  $157,036     6
               --------  --------           --------  --------
               --------  --------           --------  --------


                Net Earnings                Diluted Earnings Per Share
               ---------------------------  --------------------------
                                      %
Quarter          1998       1997    Change   1998       1997
               --------  --------   ------  --------  --------
First.......    $ 5,243   $ 4,407     19      $ .54    $ .44
Second......      6,718     6,417      5        .70      .63
Third.......      6,308     5,972      6        .67      .60
Fourth......      7,056     7,409     (5)       .76      .74
               --------  --------             -----    -----
Year........   $ 25,325  $ 24,205      5      $2.67    $2.41
               --------  --------             -----    -----
               --------  --------             -----    -----

*Regular quarterly dividends aggregated $.74 per share in 1998 ($.18 per share for the first two quarters and $.19 per share for the last two quarters) and $.72 per share in 1997 ($.18 per share for all quarters).

(5)   INCOME TAXES

In 1998, 1997, and 1996 the Company recognized tax benefits of $690,000, $179,000, and $185,000, respectively, relating to the Company's ESOP and stock plans and miscellaneous charges (credits) of $0, $279,000, and $251,000, respectively, by direct allocations to shareholders' equity.

Income tax expense for the three years ended December 31, 1998, is as follows:

   (IN THOUSANDS)            Current     Deferred       Total
                             -------     --------      -------
1998

   Federal................   $10,328      $(1,533)     $ 8,795
   Foreign................     3,998         (127)       3,871
   State..................     1,402         (301)       1,101
                             -------      -------      -------
                             $15,728      $(1,961)     $13,767
                             -------      -------      -------
                             -------      -------      -------
1997

   Federal................   $10,868      $(1,702)     $ 9,166
   Foreign................     3,135          (35)       3,100
   State..................     1,458         (299)       1,159
                             -------      -------      -------
                             $15,461      $(2,036)     $13,425
                             -------      -------      -------
                             -------      -------      -------
1996

   Federal................   $ 8,808      $  (784)     $ 8,024
   Foreign................     2,286          (76)       2,210
   State..................       967          101        1,068
                             -------      -------      -------
                             $12,061      $  (759)     $11,302
                             -------      -------      -------
                             -------      -------      -------

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35%, as a result of the following:

   (IN THOUSANDS)                           1998      1997      1996
                                          -------   -------   -------
Tax at statutory rate...................  $13,682   $13,171   $11,304

Increases (decreases) in taxes from:

   State and local taxes, net of
     federal benefit....................      715       754       694

   Effect of foreign taxes..............      308       314       363

   Research and development credit......     (117)     (239)     (324)

   Effect of foreign sales corporation..     (708)     (668)     (667)

   Other, net...........................     (113)       93       (68)
                                          -------   -------   -------
Income tax expense......................  $13,767   $13,425   $11,302
                                          -------   -------   -------
                                          -------   -------   -------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997, are presented below:

   (IN THOUSANDS)                                            1998       1997
                                                           -------    -------
DEFERRED TAX ASSETS:

   Inventories, principally due to additional costs
     inventoried for tax purposes pursuant to the
     Tax Reform Act of 1986 and changes in
     inventory reserves................................    $ 1,171    $ 1,394

   Employee wages and benefits, principally due
     to accruals for financial reporting purposes           14,250     12,307

   Warranty reserves accrued for financial
     reporting purposes................................        918        934

   Accounts receivable, principally due to
     allowance for doubtful accounts and
     change in tax accounting method
     for equipment rentals.............................        252        183

   Deferred loss, hedge of forward foreign
     exchange contracts and options....................         31         --

   Other...............................................      1,013        817
                                                           -------    -------

      Total deferred tax assets........................    $17,635    $15,635
                                                           -------    -------
                                                           -------    -------

DEFERRED TAX LIABILITIES:

   Property, plant, and equipment, principally
     due to differences in depreciation and
     related gains.....................................    $ 5,296    $ 5,385

   Goodwill............................................        782        632

   Deferred gain, hedge of forward foreign
     exchange contracts and options....................         --          4
                                                           -------    -------
      Total deferred tax liabilities...................    $ 6,078    $ 6,021
                                                           -------    -------
                                                           -------    -------

Net deferred tax asset.................................    $11,557    $ 9,614
                                                           -------    -------
                                                           -------    -------

The Company has determined that a valuation allowance for the deferred tax assets is not required since it is likely that they will be realized through future reversals of existing taxable temporary differences and future taxable income.

Income taxes paid were $18,513,000, $14,839,000, and $8,714,000, in 1998, 1997,
and 1996, respectively.

(6)      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31 consist of the following:

   (IN THOUSANDS)                                   1998      1997
                                                  -------   -------
Trade accounts payable......................      $15,719   $16,632
Employee profit sharing.....................        4,165     3,856
Wages, bonuses, and commissions.............       21,329    16,500
Taxes, other than income taxes..............        3,622     3,289
Other.......................................        7,251     8,560
                                                  -------   -------

Total.......................................      $52,086   $48,837
                                                  -------   -------
                                                  -------   -------

(7)   PROPERTY, PLANT, AND EQUIPMENT AND RELATED ACCUMULATED DEPRECIATION

Property, plant, and equipment and related accumulated depreciation at December 31 consist of the following:

   (IN THOUSANDS)                               1998         1997
                                              --------     --------
Land.......................................    $ 3,627      $ 3,553
Buildings and improvements.................     28,212       25,914
Machinery and equipment....................    131,938      123,112
Construction in progress...................      5,738        4,023
                                              --------     --------

Total property, plant, and equipment.......    169,515      156,602
Less accumulated depreciation..............   (102,875)     (91,491)
                                              --------     --------

Net property, plant, and equipment.........   $ 66,640     $ 65,111
                                              --------     --------
                                              --------     --------

Buildings and improvements include office, warehouse, or manufacturing facilities in suburban Minneapolis, Minnesota; Holland, Michigan; Adairsville, Georgia; London, England; and Uden, The Netherlands.

(8)   INVESTMENTS AS LESSOR

The Company leases floor maintenance equipment to customers under sales-type and operating leases. Noncancelable terms for sales-type leases range from six months to five years, and terms for operating leases range from one month to five years. All leases provide for minimum lease payments and require the lessees to pay executory costs.

Minimum future lease payments to be received during the years ended December 31 are as follows:

                                    Sales-Type        Operating
       (IN THOUSANDS)                 Leases           Leases
                                    ----------        ---------
       1999                           $ 4,552             721
       2000                             2,055             206
       2001                               757              20
       2002                               269              22
       2003                                12              --
                                      -------          ------

       Total                          $ 7,645          $  969
                                      -------          ------
                                      -------          ------

The Company's investment in equipment related to operating leases as of December 31 is as follows:

   (IN THOUSANDS)                                 1998       1997
                                                 ------     ------
Cost........................................     $   39     $4,792
Less accumulated depreciation...............        (39)    (1,970)
                                                 ------     ------

Net investment..............................     $   --     $2,822
                                                 ------     ------
                                                 ------     ------

The Company's net investment in sales-type leases at December 31 is as follows:

   (IN THOUSANDS)                                 1998       1997
                                                -------    -------
Minimum lease payments receivable...........    $ 7,645    $15,752

Less allowance for doubtful accounts........       (101)      (476)
                                                -------    -------

Net minimum lease payments receivable.......      7,544     15,276

Estimated unguaranteed residual value.......         --      1,104

Less deferred income........................     (1,452)    (2,757)
                                                -------    -------

Net investment in sales-type leases.........    $ 6,092    $13,623
                                                -------    -------
                                                -------    -------

(9)   COMMITMENTS

The Company leases office and warehouse facilities, vehicles and office equipment under operating lease agreements which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 2006 and generally provide for extension options. Rentals under the leasing agreements (exclusive of real estate taxes, insurance, and other expenses payable under the leases) amounted to $2,863,000, $3,273,000, and $2,873,000, in 1998, 1997, and 1996, respectively.

The aggregate lease commitments with an initial term of one year or more at December 31, 1998, were $7,307,000 with minimum rentals for the periods as follows:

              (IN THOUSANDS)
              1999                    $2,390
              2000                     1,935
              2001                     1,570
              2002                       907
              2003                       493
              2004 and beyond             12
                                      ------

              Total                   $7,307
                                      ------
                                      ------

(10)  SHORT-TERM BORROWINGS

Short-term bank borrowings at December 31, 1998 and 1997, were $47,000 and $666,000, respectively. In addition to the short-term bank borrowings, current debt includes the current portion of long-term debt, collateralized borrowings, and mortgages associated with the relocation of employees.

The weighted-average interest rates on the above short-term bank borrowings at December 31, 1998 and 1997, were 4.3% and 4.5%, respectively. This interest rate represents the weighted-average rate for the respective period and is calculated using the actual interest costs, exclusive of commitment fees, and month-end average outstanding debt.

The Company has available lines of credit with banks in the amount of $21,128,000 which includes a $15,000,000 line of credit requiring the Company to pay .2% per year commitment fee on the line of credit. This fee is recorded by the Company as interest expense.

(11)  LONG-TERM DEBT

Long-term debt at December 31 consists of the following:

   (IN THOUSANDS)                                1998         1997
                                               -------      -------
Bank loan at 4.0%, due in 1998...............  $    --      $   567
Bank loan at 7.0%, due in 1998...............       --        1,144
Bank loan at 4.0%, due in 1999...............      591           --
Bank loan at 7.9%, due in 1999...............    1,158           --
Bank loan at 8.7%, due in 1999...............       --          678
Bank loan at 5.65%, due in 1999..............      704           --
Note at 8.09%, due in 2000...................    5,000        5,000
Collateralized loan at 9.6%, due in 2000.....    2,132           --
Notes at 8.56%, due in 2001..................    5,000        5,000
Collateralized loan at 9.6%, due in 2001.....      679           --
Collateralized loan at 9.6%, due in 2002.....      219           --
Note at 7.21%, due in 2003...................    5,000        5,000
Collateralized loan at 9.6%, due in 2003.....        8           --
Note at 7.84%, due in 2005...................    5,000        5,000
Less current portion.........................   (2,453)      (1,711)
                                               -------      -------

Total........................................  $23,038      $20,678
                                               -------      -------
                                               -------      -------

The notes were issued in 1994 and 1995 under an agreement the Company has with Prudential Insurance Company of America.

The aggregate principal payments of long-term debt for the next five years and beyond are as follows:

              (IN THOUSANDS)
              1999                   $ 2,453
              2000                     7,132
              2001                     5,679
              2202                       219
              2003                     5,008
              2004 and beyond          5,000
                                     -------
              Total                  $25,491
                                     -------
                                     -------

During 1998, 1997, and 1996, the Company paid total long-term and short-term interest costs of $2,280,000, $2,019,000, and $2,473,000, respectively.

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

(13)  PENSIONS AND POSTRETIREMENT BENEFITS

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

The Company also provides certain health care benefits for substantially all of its U.S. retired employees. Eligibility for those benefits is based upon a combination of years of service with the Company and age upon retirement from the Company.

                                                                                                                Postretirement
   (IN THOUSANDS)                                                             Pension Benefits                 Medical Benefits
                                                                          -----------------------          -----------------------
                                                                            1998            1997             1998           1997
                                                                           -------        -------          --------       --------
CHANGE IN BENEFIT OBLIGATION:
   Benefit obligation at beginning of year...........................      $19,865        $17,388          $ 11,380       $ 10,990
   Service cost......................................................        1,851          1,635               365            334
   Interest cost.....................................................        1,326          1,176               731            703
   Actuarial loss/(gain).............................................          503             (8)               13           (356)
   Benefits paid.....................................................         (229)          (326)             (386)          (291)
                                                                           -------        -------          --------       --------
     Benefit obligation at end of year...............................      $23,316        $19,865          $ 12,103       $ 11,380
                                                                           -------        -------          --------       --------

CHANGE IN PLAN ASSETS:
   Fair value of plan assets at beginning of year....................      $23,872        $19,575          $     --       $     --
   Actual return on plan assets......................................       12,408          4,621                --             --
   Employer contribution.............................................            2              2               386            291
   Benefits paid.....................................................         (229)          (326)             (386)          (291)
                                                                           -------        -------          --------       --------
     Fair value of plan assets at end of year........................      $36,053        $23,872          $     --       $     --
                                                                           -------        -------          --------       --------

   Funded status.....................................................      $12,737        $ 4,007          $(12,103)      $(11,380)
   Unrecognized actuarial loss/(gain)................................      (19,892)       (10,155)              696            683
   Unrecognized transition obligation/(asset)........................         (496)          (542)               --             --
   Unrecognized prior service cost...................................          346            379                --             --
                                                                           -------        -------          --------       --------
     Net amount recognized...........................................      $(7,305)       $(6,311)         $(11,407)      $(10,697)
                                                                           -------        -------          --------       --------
                                                                           -------        -------          --------       --------

   Amounts recognized in the statement of financial position consist of:
     Accrued benefit liability.......................................      $(7,377)       $(6,324)         $(11,407)      $(10,697)
     Intangible asset................................................           72             13                --             --
                                                                           -------        -------          --------       --------
       Net amount recognized.........................................      $(7,305)       $(6,311)         $(11,407)      $(10,697)
                                                                           -------        -------          --------       --------
                                                                           -------        -------          --------       --------

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
   Discount rate.....................................................        6.50%          6.75%             6.50%          6.75%
   Expected return on plan assets....................................        9.50%          9.75%                --             --
   Rate of compensation increase.....................................        5.00%          5.25%                --             --

For purposes of determining the 1998 postretirement medical net periodic benefit cost, the weighted-average assumed annual rate of future increase in the per capita cost of covered health care benefits was 8.6% for 1998, declining gradually to 5.25% in 2023 and after. For purposes of determining the December 31, 1998, accumulated postretirement benefit obligation, the weighted-average assumed annual rate of future increases in the per capita cost of covered health care benefits was 8.0% for 1999, declining gradually to 5.0% in 2024 and after.

                                                                                                                Postretirement
   (IN THOUSANDS)                                                             Pension Benefits                 Medical Benefits
                                                                          -----------------------          -----------------------
                                                                            1998           1997              1998           1997
                                                                          --------       --------          --------       --------
COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost......................................................     $  1,852       $  1,635           $   365        $   334
   Interest cost.....................................................        1,326          1,176               731            703
   Expected return on plan assets....................................       (1,898)        (1,670)               --             --
   Amortization of prior service cost................................           33             33                --             --
   Amortization of transition obligation/(asset).....................          (46)           (46)               --             --
   Recognized actuarial loss.........................................         (271)          (231)               --             --
                                                                          --------       --------          --------       --------
     Net periodic benefit cost.......................................     $    996       $    897          $  1,096       $  1,037
                                                                          --------       --------          --------       --------
                                                                          --------       --------          --------       --------

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $1,466,000, $983,000, and $0, respectively, as of December 31, 1998, and $1,106,000, $715,000, and $0, respectively, as of
December 31, 1997.

The health care trend rate assumption does not have a large impact on the plan's liabilities since the Company's liabilities are largely fixed dollar amounts in future years. To illustrate, a one-percentage-point change in assumed health care trend rates would have the following effects:

   (IN THOUSANDS)                     1-Percentage-   1-Percentage-
                                     Point Increase  Point Decrease
                                     --------------  --------------
   Effect on total of service and
    interest cost components.........     $ 30           $ (36)

   Effect on postretirement
    benefit obligation...............     $315           $(370)


(14)  FOREIGN CURRENCY CONTRACTS

In 1997 and 1996, the Company entered into several guilder forward exchange contracts for the purpose of hedging the net investment in Tennant Holding B.V., a Netherlands-based subsidiary. As of December 31, 1998, there were no outstanding guilder contracts. In 1998, 1997, and 1996, the Company recognized gains (losses), net of related tax effect, as a separate component of shareholders' equity of $0, $455,000, and $410,000, respectively.

The Company entered into yen range forward exchange contracts to hedge anticipated sales transactions. Gains and losses on contracts are recognized in income on a current basis over the term of the contracts. As of December 31, 1998, there was one outstanding yen contract totaling $600,000. In 1998, 1997, and 1996, the Company recognized gains (losses) of $(22,000), $0, and $50,000, respectively.
 The Company also entered into forward exchange contracts to hedge net exposed assets in Australia, Canada, and Japan. As of December 31, 1998, the Company had three outstanding contracts totaling $6,421,000. These contracts will mature in 1999 and bear rates of .6083 U.S. dollars per Australian dollar, 1.5500 Canadian dollars per U.S. dollar, and 115.90 Japanese yen per U.S. dollar. In 1998, 1997, and 1996, the Company recognized gains (losses) of $(91,000), $715,000, and $198,000, respectively.

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

(16)  STOCK PLANS, BONUSES, AND PROFIT SHARING

The Company has five plans under which stock-based compensation grants are provided annually. The 1992 Stock Incentive Plan ("1992 Plan"), 1995 Stock Incentive Plan ("1995 Plan") and 1998 Management Incentive Plan ("1998 Plan") provide for stock-based compensation grants to executives and key employees of the Company. The 1993 Directors Restricted Plan ("1993 Plan") provides for the annual retainer in the form of restricted shares to the non-employee Directors of the Company. The 1997 Director's Option Plan ("1997 Plan") provides for stock option grants to non-employee Directors of the Company. The maximum number of shares that can be awarded under the respective plans is 500,000, 500,000, 100,000, 50,000 and 150,000, respectively. The grant size under all plans is determined by the Compensation Committee of the Board of Directors.

Restricted shares are granted annually and typically have a two- or three-year restriction period from the effective date of the grant. During the restricted period, the restricted shares may not be sold or transferred, but the shares entitle the participants to dividend and voting rights. In 1998, 1997, and 1996, respectively, 12,000, 28,000, and 26,000, restricted shares were granted. The weighted-average fair value of stock on the grant date was $37.85, $31.35, and $24.57 per share in 1998, 1997, and 1996, respectively.

Under the 1992 Plan and the 1995 Plan, performance-related shares were granted annually and are payable if the Company achieves certain financial performance goals over each four-year period following the grants. In 1997 and 1996, respectively, 34,000 and 46,000 performance shares were granted. The weighted-average fair value of stock on the grant date was $26.75 and $23.25 per share in 1997 and 1996, respectively.

Under the 1998 Plan, performance-related compensation grants were made and are payable in cash or shares. The awards earned are based on achievement of certain financial performance goals in 1998 and payout is over a three-year period following the award year. In 1998, $1,154,000 in grants were made.

Under the 1995 Plan and the 1997 Plan, 10-year fixed stock options are granted annually at a price equal to the stock's fair market value on the date of the grant. Options are exercisable on a cumulative basis at a rate of 25% per year. A summary of the status of the Company's stock option transactions during 1998, 1997 and 1996 is shown below:

                                                   Weighted-Average
                                       Shares       Exercise Price
                                      --------    -------------------
                                                 1998
                                      -------------------------------
Outstanding at beginning of year...   320,000           $25.95
Granted............................   208,300            37.63
Exercised..........................   (73,200)           24.74
Forfeited..........................    (2,500)           29.35
                                      -------           ------

Outstanding at end of year.........   452,600           $31.50
                                      -------           ------
                                      -------           ------

Exercisable at year-end............   116,100           $31.96
                                      -------           ------
                                      -------           ------


                                                1997
                                      -------------------------------
Outstanding at beginning of year...   183,800           $23.24
Granted............................   207,800            27.61
Exercised..........................   (66,400)           23.64
Forfeited..........................    (5,200)           25.46
                                      -------           ------

Outstanding at end of year.........   320,000           $25.95
                                      -------           ------
                                      -------           ------

Exercisable at year-end............    54,200           $27.50
                                      -------           ------
                                      -------           ------


                                                1996
                                      -------------------------------
Outstanding at beginning of year...   101,500           $23.69
Granted............................    82,300            22.68
Exercised..........................        --               --
Forfeited..........................        --               --
                                      -------           ------

Outstanding at end of year.........   183,800           $23.24
                                      -------           ------
                                      -------           ------

Exercisable at year-end............    25,400           $23.69
                                      -------           ------
                                      -------           ------

The weighted-average fair value of each option granted was $8.35, $6.11 and $4.53 in 1998, 1997 and 1996, respectively. At December 31, 1998, outstanding options had exercise prices between $22.00 and $43.50 per share and a weighted-average contractual life of eight years.

The Company has adopted the disclosure-only provision of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. In accordance with SFAS No. 123, the fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. The following weighted-average assumptions were used for the 1998, 1997 and 1996 grants, respectively: dividend yield of 2.0%, 2.6% and 2.6%; expected volatility of 19%, 19% and 18%; risk-free interest rates of 5.5%, 6.2% and 5.5%; and expected life of option of five years. In 1998, 1997, and 1996, respectively, expenses of $5,557,000, $6,192,000, and $2,731,000, were charged to operations for restricted and performance-related awards. Had stock-based compensation cost, determined consistent with the provisions of SFAS No. 123, been charged to the Company's net earnings, net earnings per share would have been reduced to the pro forma amounts indicated below (dollars in thousands, except per share amounts):

                                            1998        1997       1996
                                         ---------   ---------   ---------
Net earnings - as reported...........     $25,325     $24,205     $21,027

Net earnings - pro forma.............     $24,511     $23,798     $20,869

Diluted net earnings per share -
   as reported.......................      $ 2.67      $ 2.41      $ 2.09

Diluted net earnings per share -
   pro forma.........................      $ 2.58      $ 2.37      $ 2.07

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts, because additional awards in future years are anticipated.

The Company also has a matching contribution program available to all employees who make 401(k) contributions. Under this program, the Company makes matching contributions up to a maximum of 4% of an employee's earnings. Employee contributions invested in Company common stock are matched at the rate of 35%, and contributions not invested in Company common stock are matched at the rate of 15%. Expenses related to matching contributions were $828,000, $689,000, and $695,000, in 1998, 1997, and 1996, respectively.

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

The Company's cash contribution to the ESOP during 1998, 1997, and 1996 was $1,241,000, $1,263,000, and $1,303,000, respectively. Accrued expenses in excess of benefits provided to employees through the ESOP, which were charged to miscellaneous expense, were ($292,000), $138,000, and $542,000, in 1998, 1997, and 1996, respectively. Interest earned and received on the Company loan to the ESOP was

$1,437,000, $1,496,000, and $1,550,000, in 1998, 1997, and 1996, respectively.
Dividends on the Company shares held by the ESOP used for debt service were $797,000, $787,000, and $755,000, in 1998, 1997, and 1996, respectively. At
December 31, 1998, the ESOP indebtedness to the Company, which bears an interest rate of 10.05% and is due December 31, 2009, was $14,152,000.

The ESOP shares as of December 31 were as follows:

                                            1998        1997      1996
                                           -------    -------   -------
Allocated shares......................     378,166    329,324   280,974
Shares released for allocation........      41,052     40,241    38,971
Unreleased shares.....................     549,848    599,501   649,121
                                           -------    -------   -------

Total ESOP shares.....................     969,066    969,066   969,066
                                           -------    -------   -------
                                           -------    -------   -------

For the years ended December 31, 1998, 1997, and 1996, the Company charged to operations $13,657,000, $13,591,000, and $9,068,501, respectively, for expense of all stock, bonus, pension, and profit sharing plans.

(17)  EARNINGS PER SHARE

Basic and diluted earnings per share for the three years ended December 31, 1998, are as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     Income         Shares     Per-Share
                                   (Numerator)  (Denominator)   Amount
                                    ---------    -----------   --------
                                          For the Year Ended 1998
                                   -------------------------------------
Basic earnings per share....         $25,325        9,471       $2.67

Effect of dilutive securities:
   Fixed stock options......                           29
                                                   ------
Diluted earnings per share..         $25,325        9,500       $2.67
                                     -------       ------       -----
                                     -------       ------       -----


                                          For the Year Ended 1997
                                   -------------------------------------
Basic earnings per share....         $24,205        9,954       $2.43

Effect of dilutive securities:
   Fixed stock options......                           35
   Performance-related shares                          43
                                                   ------
Diluted earnings per share..         $24,205       10,032       $2.41
                                     -------       ------       -----
                                     -------       ------       -----


                                          For the Year Ended 1996
                                   -------------------------------------
Basic earnings per share....         $21,027       10,042       $2.09

Effect of dilutive securities:
   Fixed stock options......                           11
   Performance-related shares                          23
                                                   ------
Diluted earnings per share..         $21,027       10,076       $2.09
                                     -------       ------       -----
                                     -------       ------       -----

(18)  SUBSEQUENT EVENT - ACQUISITIONS (UNAUDITED)

On January 4, 1999, the Company acquired the shares and holdings in associated businesses of Paul Andra KG, a privately owned manufacturer of commercial floor maintenance equipment in Germany. Paul Andra KG sells products principally under the Sorma brand name, including single disk machines, wet/dry vacuum cleaners and vacuumized scrubbers. The acquisitions should result in a strengthened product line and distribution, particularly in Germany. Sales for 1998 of the acquired business were approximately $27,000,000. These acquisitions are not expected to have a material impact on operations.

MANAGEMENT'S REPORT

The Company's management is responsible for the integrity and accuracy of the financial statements. Management believes that the financial statements for the three years ended December 31, 1998, have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management makes informed judgments and estimates where necessary to reflect the expected effects of events and transactions that have not been completed.

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

                   ------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings and comprehensive earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



      /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
February 9, 1999

DIRECTORS

                                  [PHOTOGRAPH]
          Photo of Directors: David Cox, Janet Dolan, Andy Czajkowski

                                                                       David Cox
                                                                     Janet Dolan
                                                                 Andy Czajkowski


                                  [PHOTOGRAPH]
           Photo of Directors: Roger Hale, Del Johnson, Art Collins

Roger Hale
Del Johnson
Art Collins


                                  [PHOTOGRAPH]
            Photo of Directors: Pam Knous, Ed Russell, Will Miller

                              Pam Knous
                              Ed Russell
                              Will Miller

TENNANT COMPANY AND SUBSIDIARIES

HISTORICAL PROGRESS REVIEW (PRESENTS 10 YEARS OF DATA FOR LONG-TERM GROWTH MEASUREMENT.)
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)                                               1998              1997
                                                                                                  -------------    ---------------
   Net sales..................................................................................    $     389,388        372,428
   Cost of sales..............................................................................    $     223,589        215,392
   Gross margin-- %...........................................................................             42.6           42.2
   Selling and administrative expenses........................................................    $     128,450        120,948
     % of net sales...........................................................................             33.0           32.5
   Profit from operations.....................................................................    $      37,349         36,088
     % of net sales...........................................................................              9.6            9.7
   Other income and (expense).................................................................    $       1,743          1,542
   Income tax expense.........................................................................    $      13,767         13,425
     % of earnings before income taxes........................................................             35.2           35.7
   Earnings before extraordinary gain and cumulative effect of accounting change..............    $      25,325         24,205
        % of net sales........................................................................              6.5            6.5
        Return on beginning shareholders' equity-- %..........................................             18.9           18.8
   Net earnings...............................................................................    $      25,325         24,205

PER SHARE DATA(e)
   Basic net earnings before extraordinary gain and cumulative effect of accounting change....    $        2.67           2.43
   Diluted net earnings before extraordinary gain and cumulative effect of accounting change..    $        2.67           2.41
   Basic net earnings.........................................................................    $        2.67           2.43
   Diluted net earnings.......................................................................    $        2.67           2.41
   Cash dividends.............................................................................    $         .74            .72
   Shareholders' equity (ending)..............................................................    $       14.25          13.65

YEAR-END FINANCIAL POSITION
   Cash and cash equivalents..................................................................    $      17,693         16,279
   Total current assets.......................................................................    $     150,868        143,105
   Property, plant, and equipment, net........................................................    $      66,640         65,111
   Total assets...............................................................................    $     239,098        233,870
   Current liabilities excluding current debt.................................................    $      53,507         53,738
   Current ratio excluding current debt.......................................................              2.8            2.7
   Long-term liabilities excluding long-term debt.............................................    $      23,984         22,991
   Financing debt
     Current..................................................................................    $       7,302          2,377
     Long-term................................................................................    $      23,038         20,678
        Total as % of total capital...........................................................             18.8           14.7
   Shareholders' equity.......................................................................    $     131,267        134,086

CASH FLOW Increase (Decrease)
   Related to operating activities............................................................    $      42,890         41,892
   Related to investing activities............................................................    $     (17,221)       (15,490)
   Related to financing activities............................................................    $     (24,290)       (20,434)

OTHER DATA
   Interest income............................................................................    $       3,771          4,699
   Interest expense...........................................................................    $       2,292          2,021
   Depreciation and amortization expense......................................................    $      17,550         17,468
   Net expenditures for property, plant, and equipment........................................    $      17,221         16,424
   Number of employees at year-end............................................................            2,127          2,019
   Total direct compensation..................................................................    $     102,821         95,099
   Profit sharing and all other employee benefits.............................................    $      27,553         27,337
   Average shares outstanding(e)..............................................................            9,500         10,032
   Closing share price at year-end(e).........................................................    $      40 1/8         36 3/8
   Common stock price range during year(e)....................................................    $   33-45 3/4  26 1/8-39 5/8
   Closing price/earnings ratio(f)............................................................             15.0           15.1


                                                                                                          1996             1995
                                                                                                     -------------    --------------
   Net sales..................................................................................           344,433          325,368
   Cost of sales..............................................................................           202,057          185,668
   Gross margin-- %...........................................................................              41.3             42.9
   Selling and administrative expenses........................................................           110,745          109,518
     % of net sales...........................................................................              32.2             33.7
   Profit from operations.....................................................................            31,631           30,182
     % of net sales...........................................................................               9.2              9.3
   Other income and (expense).................................................................               698             (747)
   Income tax expense.........................................................................            11,302            9,773
     % of earnings before income taxes........................................................              35.0             33.2
   Earnings before extraordinary gain and cumulative effect of accounting change..............            21,027           19,662
        % of net sales........................................................................               6.1              6.0
        Return on beginning shareholders' equity-- %..........................................              18.4             20.4
   Net earnings...............................................................................            21,027           19,662

PER SHARE DATA(e)
   Basic net earnings before extraordinary gain and cumulative effect of accounting change....              2.09             1.98
   Diluted net earnings before extraordinary gain and cumulative effect of accounting change..              2.09             1.98
   Basic net earnings.........................................................................              2.09             1.98
   Diluted net earnings.......................................................................              2.09             1.98
   Cash dividends.............................................................................               .69              .68
   Shareholders' equity (ending)..............................................................             12.86            11.47

YEAR-END FINANCIAL POSITION
   Cash and cash equivalents..................................................................             9,881            4,247
   Total current assets.......................................................................           126,481          123,508
   Property, plant, and equipment, net........................................................            65,384           63,724
   Total assets...............................................................................           219,180          215,750
   Current liabilities excluding current debt.................................................            45,724           44,374
   Current ratio excluding current debt.......................................................               2.8              2.8
   Long-term liabilities excluding long-term debt.............................................            18,908           16,747
   Financing debt
     Current..................................................................................             3,864           17,349
     Long-term................................................................................            21,824           23,149
        Total as % of total capital...........................................................              16.6             26.2
   Shareholders' equity.......................................................................           128,860          114,131

CASH FLOW Increase (Decrease)
   Related to operating activities............................................................            44,566           17,834
   Related to investing activities............................................................           (17,240)         (22,107)
   Related to financing activities............................................................           (22,024)           6,721

OTHER DATA
   Interest income............................................................................             4,259            4,132
   Interest expense...........................................................................             2,491            2,640
   Depreciation and amortization expense......................................................            16,387           14,090
   Net expenditures for property, plant, and equipment........................................            17,581           19,117
   Number of employees at year-end............................................................             1,950            1,997
   Total direct compensation..................................................................            89,210           86,263
   Profit sharing and all other employee benefits.............................................            22,499           21,887
   Average shares outstanding(e)..............................................................            10,076            9,916
   Closing share price at year-end(e).........................................................            27 1/2           23 7/8
   Common stock price range during year(e)....................................................     21 1/4-27 1/2        22 1/4-29
   Closing price/earnings ratio(f)............................................................              13.2             12.1


                                                                                                          1994           1993
                                                                                                    ---------------  -------------
   Net sales..................................................................................           281,685        221,002
   Cost of sales..............................................................................           162,360        126,071
   Gross margin-- %...........................................................................              42.4           43.0
   Selling and administrative expenses........................................................            95,201         79,508
     % of net sales...........................................................................              33.8           36.0
   Profit from operations.....................................................................            24,124         11,333(a)
     % of net sales...........................................................................               8.6            5.1
   Other income and (expense).................................................................               (43)         1,595
   Income tax expense.........................................................................             8,346          3,802
     % of earnings before income taxes........................................................              34.7           29.4
   Earnings before extraordinary gain and cumulative effect of accounting change..............            15,735          9,126(a)
        % of net sales........................................................................               5.6            4.1
        Return on beginning shareholders' equity-- %..........................................              18.7           10.8(a)
   Net earnings...............................................................................            15,735          9,126

PER SHARE DATA(e)
   Basic net earnings before extraordinary gain and cumulative effect of accounting change....              1.60            .93(a)
   Diluted net earnings before extraordinary gain and cumulative effect of accounting change..              1.60            .93(a)
   Basic net earnings.........................................................................              1.60            .93(a)
   Diluted net earnings.......................................................................              1.60            .93(a)
   Cash dividends.............................................................................               .65            .64
   Shareholders' equity (ending)..............................................................              9.78           8.56

YEAR-END FINANCIAL POSITION
   Cash and cash equivalents..................................................................             1,851          2,675
   Total current assets.......................................................................            98,454         73,752
   Property, plant, and equipment, net........................................................            56,552         46,622
   Total assets...............................................................................           182,834        128,634
   Current liabilities excluding current debt.................................................            41,959         29,657
   Current ratio excluding current debt.......................................................               2.3            2.5
   Long-term liabilities excluding long-term debt.............................................            15,318         12,591
   Financing debt
     Current..................................................................................            23,008          1,190
     Long-term................................................................................             6,300          1,103
        Total as % of total capital...........................................................              23.3            2.7
   Shareholders' equity.......................................................................            96,249         84,093

CASH FLOW Increase (Decrease)
   Related to operating activities............................................................            26,754         21,922
   Related to investing activities............................................................           (47,931)       (13,569)
   Related to financing activities............................................................            20,351         (9,244)

OTHER DATA
   Interest income............................................................................             3,807          3,583
   Interest expense...........................................................................             1,677            509
   Depreciation and amortization expense......................................................            13,121         10,987
   Net expenditures for property, plant, and equipment........................................            18,870         12,877
   Number of employees at year-end............................................................             1,916          1,707
   Total direct compensation..................................................................            76,225         71,507
   Profit sharing and all other employee benefits.............................................            21,116         18,149
   Average shares outstanding(e)..............................................................             9,826          9,836
   Closing share price at year-end(e).........................................................            24 1/8         23 1/2
   Common stock price range during year(e)....................................................   20 15/32-24 1/4  19 3/4-24 1/4
   Closing price/earnings ratio(f)............................................................              15.1           19.7

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

                                                                                                         1992            1991
                                                                                                   ---------------  -------------
   Net sales..................................................................................         214,863        198,575
   Cost of sales..............................................................................         121,792        112,147
   Gross margin-- %...........................................................................            43.3           43.5
   Selling and administrative expenses........................................................          76,942         69,707
     % of net sales...........................................................................            35.8           35.1
   Profit from operations.....................................................................          16,129         16,721
     % of net sales...........................................................................             7.5            8.4
   Other income and (expense).................................................................           1,864          1,800
   Income tax expense.........................................................................           4,803          6,529
     % of earnings before income taxes........................................................            26.7           35.3
   Earnings before extraordinary gain and cumulative effect of accounting change..............          13,190(b)      11,992
        % of net sales........................................................................             6.1            6.0
        Return on beginning shareholders' equity-- %..........................................            17.2(b)        16.4
   Net earnings...............................................................................           9,229         11,992

PER SHARE DATA(e)
   Basic net earnings before extraordinary gain and cumulative effect of accounting change....            1.34(b)        1.21
   Diluted net earnings before extraordinary gain and cumulative effect of accounting change..            1.34(b)        1.21
   Basic net earnings.........................................................................             .94           1.21
   Diluted net earnings.......................................................................             .94           1.21
   Cash dividends.............................................................................             .61            .60
   Shareholders' equity (ending)..............................................................            8.64           7.87

YEAR-END FINANCIAL POSITION
   Cash and cash equivalents..................................................................           3,512          2,349
   Total current assets.......................................................................          74,741         66,028
   Property, plant, and equipment, net........................................................          45,430         40,730
   Total assets...............................................................................         128,988        111,644
   Current liabilities excluding current debt.................................................          28,848         30,700
   Current ratio excluding current debt.......................................................             2.6            2.2
   Long-term liabilities excluding long-term debt.............................................          10,691          2,281
   Financing debt
     Current..................................................................................           1,492            197
     Long-term................................................................................           3,107          1,853
        Total as % of total capital...........................................................             5.1            2.6
   Shareholders' equity.......................................................................          84,850         76,613

CASH FLOW Increase (Decrease)
   Related to operating activities............................................................          20,115         23,777
   Related to investing activities............................................................         (15,717)        (7,472)
   Related to financing activities............................................................          (3,346)       (15,336)

OTHER DATA
   Interest income............................................................................           3,619          3,828
   Interest expense...........................................................................             540            568
   Depreciation and amortization expense......................................................          10,241          8,730
   Net expenditures for property, plant, and equipment........................................          12,315          8,063
   Number of employees at year-end............................................................           1,758          1,738
   Total direct compensation..................................................................          69,240         65,324
   Profit sharing and all other employee benefits.............................................          19,547         17,917
   Average shares outstanding(e)..............................................................           9,832          9,892
   Closing share price at year-end(e).........................................................         21 7/16             18
   Common stock price range during year(e)....................................................   17 1/4-24 3/8  16 1/4-21 1/4
   Closing price/earnings ratio(f)............................................................            17.4           14.9


                                                                                                          1990            1989
                                                                                                    ---------------  -------------
   Net sales..................................................................................         211,503         197,078
   Cost of sales..............................................................................         121,598         112,511
   Gross margin-- %...........................................................................            42.5            42.9
   Selling and administrative expenses........................................................          70,401          64,518
     % of net sales...........................................................................            33.3            32.7
   Profit from operations.....................................................................          19,504          20,049
     % of net sales...........................................................................             9.2            10.2
   Other income and (expense).................................................................             374           3,755
   Income tax expense.........................................................................           4,257           9,052
     % of earnings before income taxes........................................................            21.4            38.0
   Earnings before extraordinary gain and cumulative effect of accounting change..............          15,621(c)       14,752(d)
        % of net sales........................................................................             7.4             7.5
        Return on beginning shareholders' equity-- %..........................................            21.1(c)         18.9(d)
   Net earnings...............................................................................          18,256          14,752

PER SHARE DATA(e)
   Basic net earnings before extraordinary gain and cumulative effect of accounting change....            1.59(c)         1.44(d)
   Diluted net earnings before extraordinary gain and cumulative effect of accounting change..            1.59(c)         1.44(d)
   Basic net earnings.........................................................................            1.85            1.44
   Diluted net earnings.......................................................................            1.85            1.44
   Cash dividends.............................................................................             .59             .55
   Shareholders' equity (ending)..............................................................            7.43            7.52

YEAR-END FINANCIAL POSITION
   Cash and cash equivalents..................................................................           1,412           3,175
   Total current assets.......................................................................          67,065          70,325
   Property, plant, and equipment, net........................................................          42,588          40,949
   Total assets...............................................................................         114,590         116,179
   Current liabilities excluding current debt.................................................          30,982          35,408
   Current ratio excluding current debt.......................................................             2.2             2.0
   Long-term liabilities excluding long-term debt.............................................           1,463           4,022
   Financing debt
     Current..................................................................................           6,986             588
     Long-term................................................................................           1,995           2,111
        Total as % of total capital...........................................................            10.9             3.5
   Shareholders' equity.......................................................................          73,164          74,050

CASH FLOW Increase (Decrease)
   Related to operating activities............................................................          24,848          25,685
   Related to investing activities............................................................          (8,951)         (8,916)
   Related to financing activities............................................................         (17,746)        (20,310)

OTHER DATA
   Interest income............................................................................           2,672           2,033
   Interest expense...........................................................................           1,019             597
   Depreciation and amortization expense......................................................           8,652           8,027
   Net expenditures for property, plant, and equipment........................................           8,071           9,135
   Number of employees at year-end............................................................           1,800           1,789
   Total direct compensation..................................................................          66,364          62,401
   Profit sharing and all other employee benefits.............................................          19,316          17,233
   Average shares outstanding(e)..............................................................           9,842          10,268
   Closing share price at year-end(e).........................................................          17 1/2          17 1/2
   Common stock price range during year(e)....................................................   13 7/8-22 1/8   12 5/8-18 1/4
   Closing price/earnings ratio(f)............................................................            13.3            13.3


                                                                                                       1988
                                                                                                 ----------------
   Net sales..................................................................................         183,888
   Cost of sales..............................................................................         105,991
   Gross margin --%...........................................................................            42.4
   Selling and administrative expenses........................................................          59,646
     % of net sales...........................................................................            32.4
   Profit from operations.....................................................................          18,251
     % of net sales...........................................................................             9.9
   Other income and (expense).................................................................           1,449
   Income tax expense.........................................................................           8,126
     % of earnings before income taxes........................................................            41.2
   Earnings before extraordinary gain and cumulative effect of accounting change..............          11,574
        % of net sales........................................................................             6.3
        Return on beginning shareholders' equity-- %..........................................            16.6
   Net earnings...............................................................................          13,263

PER SHARE DATA(e)
   Basic net earnings before extraordinary gain and cumulative effect of accounting change....            1.09
   Diluted net earnings before extraordinary gain and cumulative effect of accounting change..            1.09
   Basic net earnings.........................................................................            1.25
   Diluted net earnings.......................................................................            1.25
   Cash dividends.............................................................................             .49
   Shareholders' equity (ending)..............................................................            7.37

YEAR-END FINANCIAL POSITION
   Cash and cash equivalents..................................................................           7,016
   Total current assets.......................................................................          76,402
   Property, plant, and equipment, net........................................................          35,616
   Total assets...............................................................................         117,013
   Current liabilities excluding current debt.................................................          29,836
   Current ratio excluding current debt.......................................................             2.6
   Long-term liabilities excluding long-term debt.............................................           3,757
   Financing debt
     Current..................................................................................           1,722
     Long-term................................................................................           2,234
        Total as % of total capital...........................................................             4.8
   Shareholders' equity.......................................................................          77,998

CASH FLOW Increase (Decrease)
   Related to operating activities............................................................          18,614
   Related to investing activities............................................................          (9,140)
   Related to financing activities............................................................          (5,730)

OTHER DATA
   Interest income............................................................................           2,023
   Interest expense...........................................................................             401
   Depreciation and amortization expense......................................................           7,900
   Net expenditures for property, plant, and equipment........................................           9,121
   Number of employees at year-end............................................................           1,726
   Total direct compensation..................................................................          58,637
   Profit sharing and all other employee benefits.............................................          15,245
   Average shares outstanding(e)..............................................................          10,592
   Closing share price at year-end(e).........................................................          13 1/8
   Common stock price range during year(e)....................................................   11 1/4-16 3/8
   Closing price/earnings ratio(f)............................................................            12.0

INVESTOR INFORMATION

ANNUAL MEETING

The annual meeting of Tennant Company will be held at 10:30 a.m. on Thursday, May 6, at the Company's corporate headquarters, 701 North Lilac Drive, Golden Valley, Minnesota.

STOCK MARKET INFORMATION

Tennant common stock is traded in the National Market System of NASDAQ, under the ticker symbol TANT.

As of December 31, 1998, there were approximately 3,500 shareholders of record.

QUARTERLY PRICE RANGE (UNAUDITED)

The accompanying chart shows the quarterly price range of the Company's shares over the past five years after adjustment for the two-for-one stock split:

           First        Second         Third         Fourth
       -------------------------------------------------------
1994    20.63-24.25   20.47-22.00   21.00-23.38   21.50-24.13
1995    23.13-25.00   23.00-29.00   25.00-27.25   22.25-27.25
1996    21.25-25.00   23.50-26.50   22.00-26.00   22.50-27.50
1997    26.13-28.75   26.75-33.25   33.25-37.50   36.00-39.63
1998    34.75-41.13   40.75-44.81   37.00-44.50   33.00-41.25

DIVIDEND INFORMATION

Cash dividends on Tennant's common stock have been paid for 55 consecutive years, and the Company has increased dividends in each of the last 27 years. Dividends generally are declared each quarter. Following are the record dates anticipated for 1999:

       June 1, 1999    September 1, 1999    December 16, 1999

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

TRANSFER AGENT AND REGISTRAR

Shareholders with a change of address or questions about their account may contact:

     Norwest Bank Minnesota, N. A.
     161 North Concord Exchange
     P.O. Box 738
     St. Paul, MN 55075-0738
     651-450-4064 - 1-800-468-9716

10-K OFFER AND OTHER INVESTOR INFORMATION

A copy of Tennant's 1998 10-K annual report filed with the Securities and Exchange Commission (which contains no material information not found in this report), and other financial information may be obtained by writing John T. Pain, Treasurer, Tennant Company, P.O. Box 1452, Minneapolis, MN 55440, or calling (612) 540-1341.

TENNANT INFORMATION ON THE INTERNET

Corporate news releases, product information, financial reports and other company information can be found on Tennant's internet site:

     www.tennantco.com

DIRECTORS

ROGER L. HALE, CHAIRMAN*

JANET M. DOLAN, PRESIDENT, CHIEF EXECUTIVE OFFICER*

ARTHUR D. COLLINS, JR., PRESIDENT, CHIEF OPERATING OFFICER
MEDTRONIC, INC., MINNEAPOLIS, MINNESOTA

DAVID C. COX, RETIRED PRESIDENT, CHIEF EXECUTIVE OFFICER
COWLES MEDIA COMPANY, MINNEAPOLIS, MINNESOTA

ANDREW P. CZAJKOWSKI, CHIEF EXECUTIVE OFFICER
BLUE CROSS & BLUE SHIELD OF MINNESOTA, ST. PAUL, MINNESOTA

DELBERT W. JOHNSON, CHAIRMAN, CO-CHIEF EXECUTIVE OFFICER
PIONEER METAL FINISHING, MINNEAPOLIS, MINNESOTA

PAMELA K. KNOUS, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SUPERVALU INC., MINNEAPOLIS, MINNESOTA

WILLIAM I. MILLER, CHAIRMAN
IRWIN FINANCIAL CORPORATION, COLUMBUS, INDIANA

EDWIN L. RUSSELL, CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER
MINNESOTA POWER, DULUTH, MINNESOTA


OFFICERS

JANET M. DOLAN, PRESIDENT, CHIEF EXECUTIVE OFFICER*

JAMES H. MOAR, CHIEF OPERATING OFFICER*

DOUGLAS R. HOELSCHER, SENIOR VICE PRESIDENT

RICHARD M. ADAMS, VICE PRESIDENT

THOMAS J. DYBSKY, VICE PRESIDENT

JOHN T. PAIN, VICE PRESIDENT, TREASURER, AND
CHIEF FINANCIAL OFFICER

KEITH D. PAYDEN, VICE PRESIDENT

WILLIAM R. STRANG, VICE PRESIDENT

STEVEN K. WEEKS, VICE PRESIDENT

BRUCE J. BORGERDING, DEPUTY GENERAL COUNSEL AND
CORPORATE SECRETARY

DEAN A. NIEHUS, CORPORATE CONTROLLER AND PRINCIPAL
ACCOUNTING OFFICER

*EFFECTIVE APRIL 5, 1999


MAJOR UNITS

CASTEX INCORPORATED, HOLLAND, MICHIGAN
Thomas J. Vander Bie, PRESIDENT
Local business phone -- (616) 786-2330

TENNANT HOLDING B.V., UDEN, THE NETHERLANDS
Jan 't Hart, MANAGING DIRECTOR
Local business phone -- 4132-41241