Form 10-K405, Exhibit 13
period 2000-12-31
TENNANT CO
filed 2001-03-30
CIK 97134

2000 ANNUAL REPORT

Creating a Cleaner, Safer WorldTM

Tennant equipment helps keep the floors and grounds clean at landmarks around the world, including New York City’s Yankee Stadium

The Opportunity in Tennant's Global Market

REGIONS	Industrial Floor Maintenance Equipment	Photo of Tennant industrial floor maintenance equipment in use.	Outdoor Maintenance Equipment	Photo of Tennant outdoor maintenance equipment in use.
	• North America • Europe • Other International		• North America • Europe • Other International

APPLICATIONS	Rider and walk-behind sweepers and scrubbers Used on surfaces with vehicle and heavy foot traffic: factories, warehouses, stadiums, airports, parking garages		Rider broom and vacuum sweepers Used on outdoor surfaces: parking lots, amusement parks, street, sidewalks, alleys, parks

TENNANT SALES	Tennant 2000 net sales: $262 million		Tennant 2000 net sales: $44 million

SALES/ SERVICE	Extensive global coverage •
• Direct sales and service in:Australia, Austria, Canada, France,  Germany, The Netherlands, Spain, United Kingdom, United States
	• Well-established full-service distributor network in 45 other countries, including most of those in Europe, plus Japan		Extensive global coverage • Industrial direct sales and distributor channels

COMPETITIVE EDGE	• Worldwide market leadership
• Broad product line • Reputation for innovation and quality
• Manufacturing facilities in United States and Europe
	• Strong worldwide sales support, parts availability and repair service		• Premium product performance • Strong worldwide sales organization, parts availability and repair service

GROWTH STRATEGIES	• Maintain product reputation and leadership • Leverage unique direct sales/service and strong distributor network		• Continue expanding product line with premium performing products • Leverage industrial sales/service network

2000 SALES GLOBAL	Pie chart showing breakdown of 2000 sales into North America $328 million, Europe $80.6 million, and Other International $45.4 million.		North American sales are broken out further into Industrial $182.8 million, Commercial $90.4 million, Outdoor $36.3million, and Floor Coatings $18.5 million.

REGIONS	Commercial Floor Maintenance Equipment	Photo of Tennant commercial floor maintenance equipment in use.	Floor Coatings	Photo of Tennant floor coating in an aircraft hangar.
	• North America • Europe • Other International		• North America • Other International

APPLICATIONS	Walk-behind scrubbers and sweepers, carpet extractors, burnishers, vacuums, polishers, other specialized equipment
Used on hard surfaces and carpet:
	schools, hospitals, office buildings, supermarkets, retail outlets, airport terminals		Products that coat, repair, and upgrade concrete and wood floors Used on floors with light to heavy traffic: factories, warehouses, airport hangars

TENNANT SALES	Tennant 2000 net sales: $127 million		Tennant 2000 net sales: $21 million

SALES/ SERVICE	Growing global coverage • Strong distributor network covering North America • Expanding international distribution network		Sold directly in North America as complement to industrial floor maintenance equipment • Also sold by independent contractor network • Applied by customer or member of contractor network

COMPETITIVE EDGE	• Strong position in North America • Recognition for multiple brands of innovative, quality products • Reputation for high level of support to distributors	• In-house chemistry lab developing proprietary products
 • Strong independent contractor network
• Skilled technical support
• An environmentally safe floor coating system: Eco-Coatings™ & Eco-Prep™
• Broad line of coatings, sealers and resurfacers

GROWTH STRATEGIES	• Continue expanding product line and adding innovative products
• Target large national/multinational potential customers to continue rapid global expansion
• Leverage distributor and direct sales/service network	• Continue developing leading-edge products and services
• Provide application support to assure uniform results whether products  applied by customers or contractors
• Offer total floor cleaning solutions

2000 SALES GLOBAL	Europe sales are broken out further into Industrial $50.7 million, Commercial $27.6 million, and Outdoor $2.3 million.		Other International sales are broken out further into Industrial $28.8 million, Commercial $8.8 million, Outdoor $5.4million, and Floor Coatings $2.4 million.

Financial Highlights

(Dollars and shares in thousands, except per share data)	2000	1999	% Change
For the year
Net sales	$454,044	$429,407	6
Profit from operations	$43,524	$37,933*	15
% of net sales	9.6%	8.8%*	–
Net earnings	$28,250	$23,993*	18
% of net sales	6.2%	5.6%*	–
Economic profit	$8,600	$5,800	48
Return on invested capital	15.0%	13.6%*	–
Average shares outstanding – diluted	9,135	9,140	–
Per share of common stock
Basic earnings	$3.11	$2.63*	18
Diluted earnings	$3.09	$2.62*	18
Dividends per share	$.78	$.76	3
Shareholders’ equity per share (ending)	$17.12	$15.12	13
At year-end
Total assets	$263,285	$257,533	2
Total debt	$22,572	$28,905	(22)
Shareholders’ equity	$154,948	$135,915	14
Ratio of total debt to total capital	12.7%	17.5%	–

*Profit from operations, net earnings, EPS and return on invested capital exclude the impact of restructuring charges recorded in 1999.

Year	Net Sales (millions)	Year	Profit from Operations (millions)	Year	Diluted Earnings per Share (dollars)
1996	$344.4	1996	$31.6	1996	$2.09
1997	372.4	1997	36.1	1997	2.41
1998	389.4	1998	37.3	1998	2.67
1999	429.4	1999	37.9	1999	2.62
2000	454.0	2000	43.5	2000	3.09

Tennant Company:

Creating a Cleaner, Safer World™

Tennant Company is a world leader in designing, manufacturing and marketing products and services that help create a cleaner, safer world. Our floor maintenance equipment, outdoor cleaning equipment, floor coatings and related products are used to clean factories, office buildings, parks and streets, airports, hospitals, schools, warehouses, shopping centers and more. Our customers include contract cleaners, distributors of cleaning equipment and supplies, corporations, health care facilities, schools and federal, state and local governments.

We distinguish ourselves in the $5 billion market we serve by:

•	Offering the industry’s most complete product line, from large outdoor sweepers to hand-held vacuum cleaners;
•	Serving the industry through multiple sales channels, from traditional direct sales, to national and local distributors; and
•	Supporting our customers worldwide through the industry’s largest field service organization.

At Tennant we focus on economic profit as the most important measure of our financial performance because of its high correlation to the creation of value for shareholders. Accordingly, incentive compensation for the majority of our employees worldwide is linked to economic profit.

Tennant is headquartered in Minneapolis, Minnesota and also has manufacturing operations in Holland, Michigan and Uden, The Netherlands. We sell our products directly in nine countries and through distributors in 45 others. Our shares are traded on the New York Stock Exchange under the symbol TNC.

Table of Contents

LETTER TO SHAREHOLDERS
CUSTOMER VIEWS
MANAGEMENT’S DISCUSSION AND ANALYSIS
FINANCIAL STATEMENTS
NOTES TO FINANCIAL STATEMENTS
REPORT OF MANAGEMENT
REPORT OF INDEPENDENT AUDITORS
10-YEAR HISTORICAL PROGRESS REVIEW
DIRECTORS AND OFFICERS
INVESTOR INFORMATION

Tennant

It’s a great time to be in our business.

Around the world, there is growing awareness that clean environments are safe and healthy environments.

That is why preferred employers strive to ensure their plants and offices are neat and comfortable. That is why cities around the world invest to keep their parks and streets clean. That is why retailers seek to keep their stores spotless.

At Tennant, we design, manufacture and market equipment and products that help keep the world clean. Our equipment cleans factory floors, picks litter from parks, sweeps dirt from streets, polishes floors in schools and health care facilities and cleans carpets on retail and airport concourses. Around the world, our equipment is cleaning some four billion square feet of surface area daily, creating a cleaner, safer world.

Letter
        to our shareholders

Janet M. Dolan	Photo of Janet M. Dolan, President and Chief Executive Officer.
President and Chief Executive Officer

The year 2000 was a terrific one for Tennant Company. In our company’s 130th year, our sales surpassed $450 million for the first time ever and our diluted earnings per share reached a record high of $3.09, up 18% from $2.62 before restructuring charges in 1999. In addition, we generated $8.6 million in economic profit. This strong financial performance helped produce an attractive return for our shareholders, who benefited from an increase in our dividend to an indicated annual rate of 80 cents per share, as well as nearly 47% appreciation in our share price from year-end 1999 to year-end 2000.

Looking ahead, we expect our shareholders will benefit from our move to The New York Stock Exchange, where our shares began trading on October 30, 2000. The move to the NYSE is resulting in greater exposure for our company in the global investment community, as well as improved liquidity and efficiency in the trading of our shares.

As I reflect on 2000, I am most gratified that over the course of the year we did what we said we would do under the shareholder value enhancement plan we outlined in late 1999. This plan has three core strategies:

>	Accelerating revenue growth,
>	Enhancing operating effectiveness, and
>	Improving economic profit.

By implementing these strategies, we are positioning Tennant to deliver average annual sales increases of 10 to 12%, achieve operating margins of 10.5% or better and improve our return on invested capital. Our financial results in 2000 demonstrate the progress we are making in transforming Tennant into a faster growing, less cyclical company.

Accelerating Revenue Growth

During 2000, we succeeded in both accelerating revenue growth and continuing to diversify our sources of revenue. For the full year, net sales totaled $454 million, up 5.7% from $429.4 million in 1999, despite the very unfavorable foreign currency exchange environment we faced throughout the year. Unfavorable currency exchange effects reduced 2000’s net sales by approximately $13 million. Adjusted for the effects from currency exchange, net sales increased nearly 9%.

	Revenue Growth (millions)
	1990	2000
Floor Coatings	$15	$20.9
Outdoor	7	44.0
Commercial	10	126.9
Industrial	179.5	262.2
Total	$211.5	$454.0

At the beginning of the 1990s, Tennant had its major industrial line and relatively small amounts of commercial, outdoor and floor coatings sales. In 2000, commercial equipment represented 28% of total sales and outdoor products contributed 10%.

The revenue growth we experienced in 2000 included contributions from all product categories and all geographic regions. We saw strong growth in commercial equipment, industrial machines, outdoor equipment, service labor, aftermarket parts and in the international markets to which we export products. Of our total machine sales in 2000, 43% came from products introduced in the past three years, underscoring the importance of new products in driving revenue growth. In outdoor equipment, we received the largest North American order in our history, a $2.5 million order for cleaning equipment and parts from the city of Washington, D.C. Aftermarket parts and service revenues accounted for approximately 22% and 7%, respectively, of our consolidated net sales. Commercial and outdoor equipment and aftermarket parts and service are all revenue streams that help offset the cyclicality in the North American industrial business. All together, consolidated sales for 2000, excluding North American industrial machines, accounted for more than 70% of our total net sales.

As these results make clear, a catalyst for the transformation of Tennant is a new perspective on the worldwide marketplace we serve. We no longer think of Tennant as strongly but narrowly positioned in the industrial floor maintenance market. Instead, we now see ourselves serving the global, nonresidential floor maintenance and outdoor cleaning market. This is a worldwide market totaling approximately $5 billion, comprised of four major segments: industrial, outdoor, commercial and floor coatings.

Photo of Jim Seifert, Tony Brausen, Richard Grasso (NYSE Chairman and CEO),
Janet Dolan, and Jim Moar as Janet rings the opening bell at the New York Stock Exchange.

Photo of Tennant Model 830 II outdoor equipment in use.

Several years ago, Tennant identified the outdoor cleaning market segment as having outstanding growth potential. Outdoor equipment is now one of the revenue streams that help offset the cyclicality in the North American industrial business.

This global market is very highly fragmented. Our approximately 9% worldwide share makes us the market leader, but leaves enormous opportunity for share growth, particularly in areas that are less dependent on the North American industrial economy. We are the only company competing across all four product categories. Except in industrial, where we are the market leader, there are no competitors in the other three segments with significant global market share.

To act on growth opportunities in this global market, we have been expanding from our strong base in the industrial category into the outdoor and commercial categories. Many of our established strengths transfer readily to these new categories, including product development expertise and high-quality manufacturing processes. Furthermore, our direct sales and service organizations and strong distribution network provide the means to effectively cover more of the total market.

During 2000, we were particularly successful in expanding our presence in one of the high-growth areas for our business, the North American commercial floor cleaning equipment category. In this area, our strategy has been to increase market share by broadening distribution for our products to extend market coverage.

In 1999, we began extending the Tennant brand name – which previously had been used only on equipment for the industrial category – to our entire product line, from large outdoor sweepers to vacuum cleaners. We then began recruiting excellent janitorial and sanitation products distributors focused on equipment sales in each key geographic market. We offered targeted distributors the opportunity to collaborate with our unique-in-the-industry direct sales and service organization to bring Tennant-branded products to their customers. This strategy was successful in enabling us to win a number of distributors away from our competitors and increase our market share. By year-end, we had doubled the number of North American distributors for Tennant-branded equipment, moving us rapidly toward the full geographic coverage we want.

We also strengthened our ties with our important, valuable network of local and regional distributors by enhancing the Nobles brand product line. Then, to further extend our reach, we repositioned our Castex brand as a product line offered specifically to national distributors. With three brands, each designed for the distinct needs of different customer sets, we are able to serve multiple, parallel channels in our market. This strategy has helped expand the market coverage for our products and created a platform for double-digit commercial segment growth going forward.

Sales growth at Tennant also benefited from new product introductions. Among the key additions to our product line in 2000 were the Model 7300 midsize scrubber for industrial applications; a unique all-surface cleaner for use in restrooms and on staircases that previously could be cleaned only by hand; a MicroRider Scrubber offering an alternative to walk-behind machines for customers with large areas to clean; a small (17") scrubber to clean tight, congested areas; the Model 5680 walk-behind scrubber for the Tennant-branded commercial product line; and the Model 8300 Battery Sweeper Scrubber, an addition to our line of battery-powered products for warehouse and factory use.

Year	Economic Profit (millions)
1996	$2.12
1997	4.76
1998	5.71
1999	5.76
2000	8.56

Economic Profit is the primary financial measure used by Tennant for determining value creation. The basic formula for Economic Profit is net operating profit after tax (NOPAT) less a charge for the use of net capital employed.

Enhancing Operating Effectiveness

We are complementing our revenue growth initiatives with ongoing efforts to improve our overall operating effectiveness and translate more of our top-line growth into profit. Again, our results for 2000 provide evidence of our progress.

Operating profit for 2000 totaled $43.5 million, up 15% from $37.9 million before restructuring charges in 1999. The year-over-year growth resulted primarily from volume increases across all product categories and geographic regions.

Our operating margin for the full year was 9.6% compared to 8.8% before restructuring charges in 1999, trending toward our goal of 10.5% or better. The increase in operating margin results in part from increases in efficiency and productivity generated by the restructuring initiatives we began in 1999 and other process management improvements.

We believe, however, that we are only beginning to see the long-term benefits of our actions in these areas. In 2000, our restructuring actions and process improvement efforts benefited primarily our North American operations. In 2001, we will be operating for the full year with all of our major operations organized around global processes supported by our Enterprise Resource Planning (ERP) system.

The successful implementation of our ERP system vaults us ahead of our competitors and is helping to enable a redesign of the way we do business. We are now better able to optimize operations across the entire company, focusing on the whole and not just stand-alone parts. As a result, we are improving service levels even as we lower costs. For instance, we have dramatically improved our same-day shipment of complete (versus partial) parts orders despite operating fewer distribution centers. This results in better service to our customers at lower cost to Tennant. At our plant in Uden, we are now manufacturing up to six different industrial cleaning products simultaneously on the same manufacturing line. Overall, our continuing shift to build-to-order manufacturing is helping us reduce waste and rework and cut order-to-ship times. Our cost structure in Europe also will benefit from our plan to close a leased facility in Waldhausen, Germany, and transfer the related equipment production to a qualified contract manufacturer in the Czech Republic.

Photo of Tennant’s Senior Management Team of: Anthony Lenders, Tom Vander Bie,
 Bob Luck, Jim Seifert, Tom Dybsky, Tony Brausen, Dick Adams,
Jim Moar, Janet Dolan, Keith Payden, and Steve Weeks.

Outlook and Objectives

By nearly any measure, the past year was a tremendous one for Tennant. But we view our 2000 performance as only a start. Our company is clearly capable of sustaining even higher levels of profitable growth. We are confident about our future for several reasons.

First, our market is ripe with opportunities for growth. There is growing worldwide awareness that clean places are safer and healthier places, be they factories, office buildings, city streets and parks, airports, hospitals, schools, warehouses or shopping centers. Hence, the demand for our products steadily grows. Keeping these places clean is increasingly the job of building service contractors, retained by building operators, owners or tenants who choose to outsource building maintenance. These contractors, in turn, tend to favor suppliers such as Tennant who offer a complete line of high quality and reliable products backed by the ability to service and support that equipment. In short, we are well positioned in a growing market.

Second, we start from substantial operational, reputational and financial strength in serving this market. We are an operationally stronger company as a result of the ERP implementation and global process management initiatives we have undertaken.

As three of our customers state in the following section of this annual report, we enjoy an outstanding reputation for quality and reliability among our customers that is serving us well as we expand into new categories within our global market.

In addition, we are a financially strong company, well positioned to be opportunistic in search of business combinations that expand our market positions or enhance our ability to serve our market.

Finally, we are clearly and sharply focused on economic profit as our primary measure of financial performance, motivating our people and evaluating growth opportunities. Nearly all of our employees – not only our top executives – participate in an incentive compensation system that is based on the attainment of economic profit improvement goals. Because of the high correlation between economic profit improvement and shareholder value created, we believe this system best aligns employee and shareholder interests. Through the adoption of this system, we are building better understanding at every level in the company about how individual actions and decisions collectively influence and interact with our income statement and balance sheet and, ultimately, the creation of economic profit.

We thank our customers, distributors and suppliers for their support in the past year. I also want to thank our senior management team. Together, we are committed to transforming Tennant. In turn, we want to especially commend our employees for their dedication. Their collective efforts produced an outstanding year for Tennant and its shareholders. We are all committed to delivering another strong year in 2001.

/s/ Janet M. Dolan
Janet M. Dolan, President and Chief Executive Officer

Wan Jin Fa is a planner at Shanghai Volkswagen Automotive Co. Ltd. (SVW). SVW’s 10,000 employees work in buildings encompassing 7.3 million square feet. Maintenance is, of course, a high priority with such massive space. SVW ordered its first three Tennant machines in 1991. Today they have 28 Tennant machines. As Mr. Wan says, “I like Tennant machines because they offer high-speed vacuum fans, which dry floors thoroughly. Tennant’s high performance and good after-sale service are important as well. We have used various cleaning equipment in different countries since SVW was built in 1985. We know the Tennant machines are the best.”

Wan Jin Fa    Planner, Shanghai Volkswagen Automotive Co. Ltd. (SVW)

Shanghai

Photo of Tennant Model 5700 walk-behind scrubber in Shanghai.

Ellis Cohn is president of Elton Products, a division of AmSan, Inc. The janitorial supply distributor of products, including Tennant-brand products, serves the greater Chicago area with 55 employees in two facilities. Their markets include education, health care, contract cleaners and industrial. “Our biggest challenge is to differentiate the value of our products and services. In a field where many consider janitorial supplies to be commodities, Tennant helps us prove otherwise. Tennant is a quality leader in maintenance equipment, and they offer products in a competitive price range. We partner with them because they’re focused. They know what they want and they choose channel partners who want the same. They help us reach our goals, and we do the same for them. The quality of their products is superior, and the communication is exceptional. The people at Tennant are up front and honest. They do what they say they’re going to do.”

Ellis Cohn    President of Elton Products, a division of AmSan, Inc.

Chicago

Photo of Tennant commercial maintenance equipment in Chicago.

Mike Norman, company project manager for several MITIE cleaning companies of the MITIE Group, chairs the committee that selects cleaning equipment. The cleaning companies daily maintain and clean thousands of buildings throughout Great Britain for clients including the Houses of Parliament, the London Eye, Hampton Court Palace and Madame Tussauds. The group employs 21,000 people and is one of the largest building service contractors in the UK. Mike recommends only Tennant machines because, “The Tennant equipment is second to none. The level of service and after-sales support service is excellent. Nothing is ever too much trouble. Of all the companies that we have dealt with, none can compare with Tennant for best value, all-round service and sheer friendliness.”

Mike Norman     Project Manager, MITIE Group

United  Kingdom

Photo of Tennant Model 7200 scrubber in the United Kingdom.

Management’s Discussion and Analysis

Overview

For 2000, the Company reported record net sales and net earnings. Net sales of $454 million represent an increase of 5.7% from sales of $429.4 million in 1999. Negative foreign currency exchange effects, resulting primarily from the weakness of the Euro against the U.S. dollar, reduced 2000 net sales by approximately $13 million compared with 1999 net sales. The company’s operating margin before restructuring charges increased from 8.8% in 1999 to 9.6% in 2000. Net earnings for 2000 were $28.2 million, or $3.09 per diluted share, up 18% from 1999 net earnings of $24 million, or $2.62 per diluted share, before the effect of restructuring charges. Foreign currency exchange effects reduced 2000 earnings per diluted share by approximately $.22. Net earnings in 1999, after pre-tax restructuring charges of $6.7 million, or $.47 per diluted share, were $19.7 million, or $2.15 per diluted share. Net earnings were affected in 1999 by the impact of the implementation of an Enterprise Resource Planning (ERP) System.

Net Sales

Sales in North America in 2000 of $328 million increased 7.7% compared with $304.5 million in 1999. Sales increased 9%, adjusted for the divestiture of the Company’s Eagle propane burnisher business in September 1999. Growth in all product lines increased year-to-year with growth of 8.4% in industrial equipment, 11.7% in commercial equipment (adjusted for the impact of the Eagle divestiture), and 3.9% in floor coatings. Industrial equipment growth was due primarily to unit volume growth with a significant part of the growth coming from new products introduced over the past three years, including outdoor products. Commercial equipment and floor coatings growth were due primarily to unit volume growth.

             In 1999, consolidated net sales of $429.4 million increased 10.3% from the prior year. North American sales of $304.5 million were up 5.5%. North American sales growth by product line were 7% for industrial equipment and 10.6% for commercial equipment, with a 10% decrease for floor coatings. Industrial and commercial product growth was primarily due to unit volume growth, significantly supported by the introduction of new and updated products, including outdoor products introduced the previous year and a half. Growth in commercial equipment sales was partially offset by the loss of sales for the last four months of 1999 resulting from the divestiture of the Eagle business.

             European sales in 2000 were $80.6 million in translated U.S. dollars, down 1.9% from 1999 sales of $82.2 million. In local currency terms, and adjusted for the one additional month in 2000 from the acquired Paul Andra KG business, sales grew 10% primarily due to unit volume growth.

                European sales in 1999 were up 30.5% in translated U.S. dollars compared with 1998 sales, due to the Paul Andra KG acquisition in January 1999.

             Other international sales in 2000 were $45.4 million, an increase of 6.3% over 1999 sales of $42.7 million. In local currency terms, other international sales increased 8% compared with 1999 primarily due to unit volume growth in several geographies.

             Other international sales in 1999 increased 13.6% compared with 1998. In local currency terms, 1999 sales declined .5%. Sales in Mexico have been reclassified in 1999 and 1998 from North America to other international to conform with the 2000 presentation.

                Consolidated order backlog at 2000 year-end totaled $7 million compared with $9 million at the end of 1999 and $6 million at the end of 1998.

Costs and Expenses

The following is a summary of major operating costs and expenses as a percentage of net sales:

	2000	1999	1998
Cost of sales	59.7%	59.5%	58.1%

Selling and administrative expenses	30.8%	31.7%	32.3%

Restructuring charges	–	1.5%	–

             Cost of sales as a percentage of sales increased by 0.2 percentage points in 2000 compared with 1999. The primary factor contributing to the increase in the cost of sales percentage was the effect of foreign currency exchange, principally the Euro. In 1999, cost of sales as a percentage of sales increased 1.4 percentage points compared with 1998 due substantially to a change in sales mix associated with the acquisition of Paul Andra KG, a lower margin business, higher costs in the industrial equipment business in North America related to inefficiencies associated with the ERP system implementation and an increase in selling discounts. Future gross margins could continue to be impacted by competitive market conditions, the mix of products both within and among product lines and geographies, and the effects of foreign currency exchange rate fluctuations.

             Selling and administrative expenses as a percentage of sales declined 0.9 percentage points in 2000 compared with 1999. The decline is primarily attributable to the effects of restructuring activities and process improvement initiatives. Selling and administrative expenses as a percentage of sales declined 0.6 percentage points in 1999 compared with 1998. The decline was the result of the effects of restructuring activities, reduced employee incentive compensation expenses and a reduction in expenses associated with information technology. Also, in 1999 the Company adopted a change in accounting treatment for software developed for internal use under Statement of Position 98-1 issued by the American Institute of Certified Public Accountants. This statement requires the cost of developing software for internal use to be capitalized. In 2000 and 1999, respectively, approximately $.7 and $1.3 million were capitalized.

             As described in Note 10 to the consolidated financial statements, during 2000 the Company approved enhancements to its retirement program to be effective in 2001 that included offering each Defined Benefit Plan participant the choice of remaining in a modified Defined Benefit Plan, or leaving this plan and receiving a lump-sum distribution that could be rolled over into a modified defined contribution plan. These retirement plan changes will result in a nonrecurring pension settlement gain of approximately $3.2 to $3.6 million after tax, or $.35 to $.39 per diluted share. This gain will be recorded upon receiving government approvals of changes to the Defined Benefit Plan which is expected to occur in 2001.

Other Income (Expense)

In 2000, other income and expense was income of $0.5 million compared with a net expense of $0.7 million in 1999. The major factors causing the change were a reduction in interest expense due to lower debt levels, a decrease in ESOP-related expense and decreased discretionary contribution to the Tennant Foundation. In 1999, the net expense of $0.7 million compared with 1998 net income of $1.7 million. The major factors causing the change were a decline in interest income due to the 1998 outsourcing of the Company’s product financing business, an increase in ESOP-related expense and an increase in the discretionary contribution to the Tennant Foundation.

Restructuring Charges

As discussed in Note 2 to the consolidated financial statements, the Company recorded pre-tax restructuring charges of $6.7 million ($4.3 million after-tax or $.47 per diluted share) in 1999. The charges pertained to management initiatives to restructure the main manufacturing organizations in North America and Europe. The actions in North America were substantially completed in 2000. The actions in Europe were partially completed in 2000 with the remainder to be completed in 2001. The actions were initiated to improve the efficiency and productivity of those organizations and reduce global infrastructure. Actions include closing several warehouses in North America and closing, or reducing activities in, several European sales and service facilities.

             See Note 19 to the consolidated financial statements regarding the Company’s plan in 2001 to close a leased facility in Waldhausen, Germany, and transfer equipment production to a contract manufacturer in the Czech Republic. Restructuring and other nonrecurring charges will be recorded in connection with this plan and are estimated to total $3.5 to $4 million after-tax, or $.38 to $.44 per diluted share. The Company expects to record the majority of the charges in its first quarter ending March 31, 2001.

             Management regularly reviews the Company’s business operations with the objective of improving financial performance and maximizing its return on investment and has adopted economic profit (operating profit after tax less a charge for the use of net capital employed) as its key financial performance measure. In this regard, the Company continues to consider actions to improve financial performance which, if taken, could result in material nonrecurring charges.

Income Taxes

The Company’s effective income tax rate was 35.9%, 35.6% and 35.2% for the years 2000, 1999 and 1998, respectively.

Liquidity and Capital Resources

The Company continued to strengthen its financial position in 2000. At December 31, 2000, cash and cash equivalents totaled $21.5 million and working capital, the excess of current assets over current liabilities, totaled $104.4 million compared with $90.1 million at December 31, 1999. At December 31, 2000, the Company’s capital structure was comprised of $12.6 million of current debt, $10 million of long-term debt and $154.9 million of shareholders’ equity. Debt-to-total-capital ratio was 12.7% at December 31, 2000, compared with 17.5% at December 31, 1999. Netting cash against debt, the net debt-to-total-capital ratio at the end of 2000 was less than 1%.

             The Company has available lines of credit of $8 million with $7 million of related debt outstanding at December 31, 2000. The Company believes that the combination of internally generated funds, present capital resources and available financing sources are more than sufficient to meet cash requirements for 2001.

Cash Flows

During 2000, $38.9 million of cash was generated from operating activities compared with $37.6 million in 1999 and $42.9 million in 1998. The increase in 2000 is due to increased net earnings, offset by an increase in operating assets and liabilities. Other significant uses of cash in 2000 included $5.4 million of repayments of debt, $7 million in dividends paid to shareholders, and $ 3.2 million in repurchases of common stock.

             Capital expenditures for property, plant and equipment totaled $20.5 million in 2000, compared with $18.3 million in 1999 and $23.4 million in 1998. Capital spending for 2001 is expected to increase to approximately $25 to $30 million and will be financed primarily with funds from operations.

Dividends and Share Repurchases

Cash dividends were $.78 per share in 2000, the 29th consecutive year of increase. On October 2, 1998, the Board of Directors authorized the Company to repurchase 600,000 shares of common stock. At December 31, 2000, the Company had approximately 124,000 shares remaining under the repurchase authorization. In 2000, the Company repurchased approximately 90,000 shares at an average price of $35.50 per share. The Company repurchased approximately 283,000 shares for $9.9 million in 1999 and approximately 677,000 shares in 1998 for $27.1 million.

New Accounting Standards

The Company will adopt Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities – an amendment of FASB Statement No. 133, which is effective beginning 2001. SFAS 133 requires a company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the hedged assets, liabilities or firm commitments are recognized through earnings or in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company has determined the effect of adopting SFAS 133 and SFAS 138 is not material to the earnings and the financial position of the Company as of January 1, 2001.

Market Risk

Due to the global nature of its operations, the Company is subject to exposures resulting from foreign exchange rate fluctuations. Because the Company’s products are manufactured or sourced primarily from the United States, a stronger dollar generally has a negative impact on results from operations outside the United States while a weaker dollar generally has a positive effect.

             The Company’s objective in managing its exposure to foreign currency fluctuations is to minimize the earnings effects associated with foreign exchange rate changes on certain of its foreign currency-denominated assets and liabilities. The Company periodically enters into various contracts, principally forward exchange contracts, to protect the value of certain of its foreign currency-denominated assets and liabilities. The gains and losses on these contracts generally approximate changes in the value of the related assets and liabilities. The Company had forward exchange contracts outstanding in the notional amounts of approximately $5 million both at the end of 2000 and 1999. The potential loss in fair value of foreign currency contracts outstanding as of December 31, 2000, from a 10% adverse change is not material. The Company maintains the policy of entering into foreign currency contracts only to the extent that actual exposures exist and does not enter into transactions for speculative purposes.

             It is not possible to estimate the full impact of foreign currency exchange rate changes; however, the direct impact on net sales and net earnings can be estimated. For 2000, the foreign currency exchange effect on sales compared with 1999 was a reduction of approximately $13 million. The total effect on net earnings approximated $2 million or $.22 per diluted share. The Company expects that its sales and net earnings will continue to be unfavorably affected by the effects of foreign currency exchange rates in 2001.

             In the latter part of 2000, a slowdown in the U.S. industrial economy began to occur. While the Company’s revenues are generally more diversified than during the last major U.S. economic slowdown, it is expected that the slowdown in the U.S. economy will unfavorably affect sales and net earnings in 2001.

Euro Conversion

On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing currencies and the Euro, a new European currency, and adopted the Euro as their common legal currency (the “Euro Conversion”). Either the Euro or a participating country’s present currency will be accepted as legal tender from January 1, 1999, to January 1, 2002, following which only the Euro will be accepted.

             The Company has a significant number of suppliers and customers located in European Union countries participating in the Euro Conversion. Such suppliers and customers will likely have to upgrade or modify their computer systems and software to comply with Euro requirements. The Euro Conversion may also have competitive implications for the Company’s pricing and marketing strategies, which could be material in nature; however, any such impact is not known at this time. The Company has modified its internal systems to deal with the Euro Conversion. There is no assurance, however, that all problems related to the Euro Conversion will be foreseen and corrected, or that no material disruptions of the Company’s business will occur.

Cautionary Factors Relevant to
Forward-Looking Information

Certain statements contained in this document as well as other written and oral statements made from time to time by the Company are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. These include factors that affect all businesses operating in a global market as well as matters specific to the Company and the markets it serves. Particular risks and uncertainties presently facing the Company include: the ability to implement its plans to increase worldwide manufacturing efficiencies; political and economic uncertainty throughout the world; inflationary pressures; the potential for increased competition in the Company’s businesses from competitors that have substantial financial resources; the potential for soft markets in certain regions including North America, Asia, Latin America and Europe; the relative strength of the U.S. dollar, which affects the cost of the Company’s products sold internationally; the ability to successfully implement the Enterprise Resource Planning System; and the Company’s plan for growth. The Company cautions that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.

             The Company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by the Company on this matter in its filings with the Securities and Exchange Commission. It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

TENNANT COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Dollars in thousands, except per share data)
Years ended December 31	2000	1999	1998
Net sales	$454,044	$429,407	$389,388
Less:
Cost of sales	270,855	255,398	226,233
Selling and administrative expenses	139,665	136,076	125,806
Restructuring charges	–	6,671	–
Profit from operations	43,524	31,262	37,349
Other income (expense):
Interest income	2,532	2,847	3,771
Interest expense	(1,725)	(2,572)	(2,292)
Net foreign currency transaction gains (losses)	(517)	(174)	139
Miscellaneous income (expense), net	230	(777)	125
Total other income (expense)	520	(676)	1,743
Profit before income taxes	44,044	30,586	39,092
Income tax expense	15,794	10,893	13,767
Net earnings	$28,250	$19,693	$25,325
Basic earnings per share	$3.11	$2.16	$2.67
Diluted earnings per share	$3.09	$2.15	$2.67

See accompanying notes to consolidated financial statements.

TENNANT COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)
December 31	2000	1999
Assets
CURRENT ASSETS
Cash and cash equivalents	$21,512	$14,928
Receivables:
Trade, less allowance for doubtful accounts ($4,178 in 2000 and $4,293 in 1999)	83,984	85,200
Other, net	4,277	4,655
Net receivables	88,261	89,855
Inventories	51,915	47,753
Prepaid expenses	1,766	1,694
Deferred income taxes, current portion	8,174	10,863
Total current assets	171,628	165,093
Property, plant and equipment, net of accumulated depreciation	66,713	66,306
Deferred income taxes, long-term portion	4,236	6,061
Intangible assets, net of accumulated amortization	17,700	18,486
Other assets	3,008	1,587
Total assets	$263,285	$257,533
Liabilities and Shareholders’ Equity
CURRENT LIABILITIES
Current debt	$12,572	$12,902
Accounts payable and accrued expenses	54,683	57,859
Income taxes payable	–	4,238
Total current liabilities	67,255	74,999
LONG-TERM DEBT	10,000	16,003
LONG-TERM EMPLOYEE-RELATED BENEFITS	31,082	30,616
Total liabilities	108,337	121,618
SHAREHOLDERS’ EQUITY
Preferred stock of $.02 par value per share authorized 1,000,000; none issued	–	–
Common stock of $.375 par value per share, authorized 30,000,000; 9,052,789 and 8,989,480 issued and outstanding, respectively	3,395	3,371

Additional paid-in capital	1,544	–
Common stock subscribed	459	904
Unearned restricted shares	(905)	(843)
Retained earnings	166,274	144,694
Accumulated other comprehensive income (loss)	(6,886)	(2,453)
Receivable from ESOP	(8,933)	(9,758)
Total shareholders’ equity	154,948	135,915
Total liabilities and shareholders’ equity	$263,285	$257,533

See accompanying notes to consolidated financial statements.

TENNANT COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)
Years ended December 31	2000	1999	1998
CASH FLOWS RELATED TO OPERATING ACTIVITIES
Net earnings	$28,250	$19,693	$25,325
Adjustments to net earnings to arrive at operating cash flow:
Depreciation and amortization	18,391	18,667	17,550
Deferred tax expense (benefit)	4,540	(1,767)	(1,961)
Provision for bad debts	1,270	1,568	944
Change in receivables	(1,944)	(9,145)	4,077
Change in inventories	(6,488)	1,620	(5,369)
Change in accounts payable, accrued expenses and income taxes	(4,036)	123	(199)
Change in other current/noncurrent assets and liabilities	(1,667)	5,090	1,254
Other, net	550	1,754	1,269
Net cash flows related to operating activities	38,866	37,603	42,890
CASH FLOWS RELATED TO INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(20,531)	(18,313)	(23,389)
Acquisition of Paul Andra KG, net of cash received	–	(10,059)	–
Proceeds from disposals of property, plant and equipment	2,280	1,951	6,168
Proceeds from divestiture of Eagle business	–	1,078	–
Other, net	(1,000)	–	–
Net cash flows related to investing activities	(19,251)	(25,343)	(17,221)
CASH FLOWS RELATED TO FINANCING ACTIVITIES
Net changes in short-term borrowings(a)	(447)	1,434	6,468
Payments of long-term debt	(5,000)	(2,302)	(2,480)
Issuance of long-term debt	–	–	58
Long-term proceeds from transfer of leased assets	–	–	3,038
Proceeds from issuance of common stock	2,289	2,286	2,039
Purchase of common stock	(3,203)	(9,881)	(27,071)
Dividends paid	(7,045)	(6,862)	(6,941)
Principal payment from ESOP	726	660	599
Net cash flows related to financing activities	(12,680)	(14,665)	(24,290)
Effect of exchange rate changes on cash	(351)	(360)	35
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,584	(2,765)	1,414
Cash and cash equivalents at beginning of year	14,928	17,693	16,279
CASH AND CASH EQUIVALENTS AT END OF YEAR	$21,512	$14,928	$17,693

(a) Included in net changes in short-term borrowings are $559, $3,067 and $7,840, respectively for 2000, 1999 and 1998, of noncash transactions related to collateralized borrowings.

See accompanying notes to consolidated financial statements.

TENNANT COMPANY AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

(Dollars in thousands, except per share data)
Years ended December 31	2000		1999		1998
	Shares	Amount	Shares	Amount	Shares	Amount
COMMON STOCK
Beginning balance	8,989,480	$3,371	9,122,960	$3,421	9,699,397	$3,637
Issue stock for employee benefit plans and directors	153,537	58	149,119	56	100,135	38
Purchase of common stock	(90,228)	(34)	(282,599)	(106)	(676,572)	(254)
Ending balance	9,052,789	$3,395	8,989,480	$3,371	9,122,960	$3,421
ADDITIONAL PAID-IN CAPITAL
Beginning balance		$–		$–		$–
Issue stock for employee benefit plans and directors		4,713		4,230		2,817
Purchase of common stock		(3,169)		(4,230)		(2,817)
Ending balance		$1,544		$–		$–
COMMON STOCK SUBSCRIBED
Beginning balance	27,607	$904	10,605	$425	12,191	$444
Issue stock for employee benefit plans	(27,607)	(904)	(10,605)	(425)	(12,191)	(444)
Subscribed stock for employee benefit plans	9,575	459	27,607	904	10,605	425
Ending balance	9,575	$459	27,607	$904	10,605	$425
UNEARNED RESTRICTED SHARES
Beginning balance		$(843)		$(307)		$(789)
Restricted share activity, net		(62)		(536)		482
Ending balance		$(905)		$(843)		$(307)
RETAINED EARNINGS
Beginning balance		$144,694		$136,730		$141,656
Net earnings		28,250		19,693		25,325
Dividends paid, $.78, $.76 and $.74, respectively, per common share		(7,045)		(6,862)		(6,941)
Purchase of common stock		–		(5,545)		(24,000)
Tax benefit on ESOP and other stock plans		375		678		690
Ending balance		$166,274		$144,694		$136,730
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)(a)
Beginning balance		$(2,453)		$1,587		$563
Foreign currency translation adjustments		(4,433)		(4,040)		1,024
Ending balance		$(6,886)		$(2,453)		$1,587
RECEIVABLE FROM ESOP
Beginning balance		$(9,758)		$(10,589)		$(11,425)
Principal payments		726		660		599
Shares allocated		99		171		237
Ending balance		$(8,933)		$(9,758)		$(10,589)
Total shareholders’ equity		$154,948		$135,915		$131,267
(a)Reconciliations of net earnings to comprehensive income are as follows:
Net earnings		$28,250		$19,693		$25,325
Foreign currency translation adjustments		$(4,433)		$(4,040)		$1,024
Comprehensive income		$23,817		$15,653		$26,349

The company had 30,000,000 authorized shares of common stock as of December 31, 2000, 1999 and 1998.
See accompanying notes to consolidated financial statements

1Summary of Significant Accounting Policies
and Other Related Data

CONSOLIDATION  – The consolidated financial statements include the accounts of Tennant Company and its subsidiaries. All material intercompany transactions and balances have been eliminated.

TRANSLATION OF NON-U.S. CURRENCY– Foreign currency-denominated assets and liabilities have been translated to U.S. dollars generally at year-end exchange rates, while income and expense items are translated at exchange rates prevailing during the year. Gains or losses resulting from translation are included as a separate component of shareholders’ equity. Transaction gains or losses are included in other income (expense).

USE OF ESTIMATES  – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES – Inventories are valued at the lower of cost (principally on a last-in, first-out basis) or market. Inventories would have been higher than reported had they been valued using the first-in, first-out method of accounting, which approximates replacement cost.

PROPERTY, PLANT AND EQUIPMENT – Property, plant and equipment is carried at cost. The Company generally depreciates buildings and improvements by the straight-line method over a 30-year life. Other property, plant and equipment is generally depreciated using the straight-line method based on lives of three to ten years.

INTANGIBLE ASSETS – Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. Intangible assets also includes purchased technology and patents. Goodwill and other intangible assets are amortized using the straight-line method over their estimated useful lives generally ranging from five to 30 years.

PENSION AND PROFIT SHARING PLANS – The Company has pension and profit sharing plans covering substantially all of its employees. Pension plan costs are accrued based on actuarial estimates with the pension cost funded annually.

POSTRETIREMENT BENEFITS – The Company recognizes the cost of retiree health benefits over the employees’ period of service.

RECLASSIFICATIONS – Certain prior years’ amounts have been reclassified to conform with the current year presentation.

WARRANTY – The Company charges to current operations a provision, based on historical experience, for future warranty claims. Warranty terms on machines range from one to four years.

INCOME TAXES – Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

             U.S. income taxes are not provided on undistributed earnings of international subsidiaries which are permanently reinvested. At December 31, 2000, earnings permanently reinvested in international subsidiaries not subject to a U.S. income tax provision were $16,870,000. If ever remitted to the Company in a taxable distribution, U.S. income taxes would be substantially offset by available foreign tax credits.

STOCK-BASED COMPENSATION – The Company accounts for stock-based compensation for employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. APB No. 25 requires compensation cost to be recorded on the date of the grant only if the current market price of the underlying stock exceeds the exercise price. Accordingly, no compensation cost has been recognized for stock option plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

CASH EQUIVALENTS – The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

REVENUE RECOGNITION – The Company recognizes revenue when title passes, which is generally upon shipment.

DERIVATIVE FINANCIAL INSTRUMENTS – The Company enters into forward foreign exchange contracts principally to hedge certain foreign currency-denominated net assets and liabilities (principally the Euro, British pound, Australian dollar, Canadian dollar and Japanese yen). Gains or losses on forward foreign exchange contracts to hedge foreign currency-denominated net assets and liabilities are recognized in net earnings on a current basis over the term of the contracts.

             As of December 31, 2000, the Company had two outstanding foreign currency exchange contracts totaling $4,980,000. These contracts will mature in 2001 and bear rates of .5467 U.S. dollars per Australian dollar and 1.5220 Canadian dollars per U.S. dollar.

EARNINGS PER SHARE – Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes conversion shares consisting of stock options and performance-related shares.

LONG-LIVED ASSETS – The Company periodically reviews its long-lived assets for indicators of impairment. Long-lived assets are assessed for impairment loss recognition when events or circumstances indicate that the carrying amount of the asset may not be recoverable. The Company generally deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

NEW ACCOUNTING STANDARDS – The Company will adopt Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities – an amendment of FASB Statement No. 133, which is effective beginning 2001. SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the hedged assets, liabilities or firm commitments are recognized through earnings or in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company has determined the effect of adopting SFAS 133 and SFAS 138 is not material to the earnings and the financial position of the Company as of January 1, 2001.

2Restructuring Charges

The Company recorded pretax charges totaling $6,671,000 during 1999. The charges pertained to management initiatives to restructure the main manufacturing organizations in North America and Europe. The actions were intended to improve the efficiency and productivity of those organizations and reduce global infrastructure. Actions included closing several warehouses in North America and closing, or reducing activities in, several of the European sales and service facilities. Severance and early retirements also contributed to the charges. The result was approximately 110 fewer positions in Europe and North America combined.In 2000, the Company made substantial progress in implementing the major strategic actions associated with this restructuring program, which is expected to be completed in 2001.

The components of the initial charges and cash and noncash applications against the charges were as follows:

	Severance,	Noncancelable
	Early	Contractual
	Retirement and	Obligations
(In thousands)	Related Costs	and Other	Total
Initial charges	$4,593	$2,078	$6,671
1999 Utilization:
Cash	(1,648)	–	(1,648)
Noncash	–	(234)	(234)
1999 year-end liability balance	2,945	1,844	4,789
2000 Utilization:
Cash	(2,090)	(311)	(2,401)
Noncash	–	(354)	(354)
2000 year-end liability balance	$855	$1,179	$2,034

             The above liabilities are included in accounts payable and accrued expenses.

3Inventories

The composition of inventories at December 31 was as follows:

(In thousands)	2000	1999
FIFO inventories:
Finished goods	$32,983	$29,242
Raw materials, parts and work-in-process	37,735	36,771
Total FIFO inventories	70,718	66,013
LIFO reserve	(18,803)	(18,260)
LIFO inventories	$51,915	$47,753

4Property, Plant and Equipment and Related Accumulated Depreciation

Property, plant and equipment and related accumulated depreciation at December 31 consisted of the following:

(In thousands)	2000	1999
Land	$3,201	$3,633
Buildings and improvements	28,198	28,392
Machinery and equipment	151,091	141,755
Construction in progress	1,425	1,913
Total property, plant and equipment	183,915	175,693
Less accumulated depreciation	(117,202)	(109,387)
Net property, plant and equipment	$66,713	$66,306

             Buildings and improvements include office, warehouse, or manufacturing facilities in suburban Minneapolis, Minnesota; Holland, Michigan; London, England; Salzburg, Austria; and Uden, The Netherlands.

5Intangible Assets

The gross and net amounts of intangible assets at December 31 consisted of the following:

(In thousands)	2000	1999
Goodwill – gross	$23,538	$24,048
Less accumulated amortization	(6,786)	(5,710)
Goodwill – net	$16,752	$18,338
Other intangibles – gross	$3,139	$2,515
Less accumulated amortization	(2,191)	(2,367)
Other intangibles – net	$948	$148
Total intangible assets – gross	$26,677	$26,563
Less accumulated amortization	(8,977)	(8,077)
Total intangible assets – net	$17,700	$18,486

6Short-Term Borrowings

Current debt at December 31 consisted of the following:

(In thousands)	2000	1999
Short-term bank borrowings	$7,013	$5,838
Current portion of long-term debt	5,000	5,000
Collateralized loan	559	2,064
Total	$12,572	$12,902

             The weighted-average interest rates on the short-term bank borrowings at December 31, 2000 and 1999, were 5.8% and 6.4%, respectively. This interest rate represents the weighted-average rate for the respective period and is calculated using the actual interest costs, exclusive of commitment fees, and month-end average outstanding debt.

             At December 31, 2000, the Company had available lines of credit with banks in the amount of $8,273,000.

7Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31 consisted of the following:

(In thousands)	2000	1999
Trade accounts payable	$15,648	$17,964
Employee profit sharing	3,894	4,103
Wages, bonuses and commissions	19,162	17,280
Taxes, other than income taxes	3,683	3,748
Restructuring reserve	2,034	4,789
Warranty	3,818	3,222
Other	6,444	6,753
Total	$54,683	$57,859

8Fair Value of Financial Instruments

The Company’s short-term financial instruments are valued at their carrying amounts in the consolidated balance sheets, which are reasonable estimates of their fair value due to the short maturity of the instruments. The Company’s foreign currency forward exchange contracts are valued at fair market value, which is the amount the Company would receive or pay to terminate the contracts at the reporting date. The fair market value of the Company’s long-term debt approximates cost, based on the borrowing rates currently available to the Company for bank loans with similar terms and remaining maturities.

9Long-Term Debt

Long-term debt at December 31 consisted of the following:

(In thousands)	2000	1999
Notes at 8.56%, due in 2001	$–	$5,000
Collateralized loan at 9.6%, due in 2001	–	1,003
Note at 7.21%, due in 2003	5,000	5,000
Note at 7.84%, due in 2005	5,000	5,000
Total	$10,000	$16,003

             Minimum principal payments are due as follows: $5,000,000 in 2003 and $5,000,000 in 2005.

             During 2000, 1999 and 1998, the Company paid total interest costs of $1,766,000, $2,589,000 and $2,280,000, respectively.

10Pension and Postretirement Benefits

The Company has a Defined Benefit Pension Plan (available to most U.S. employees). Plan benefits are based on the employee’s years of service and compensation during the highest five consecutive years of service of the final ten years of employment. The Company’s policy has been to fund this plan to the maximum allowed by ERISA rules. Contributions are intended to provide benefits attributed to service to date and for service-related benefits expected to be earned in the future. Retirement benefits for eligible employees in foreign locations are funded principally through either annuity or government programs.

             The Company also provides certain health-care benefits for substantially all of its U.S. retired employees. Eligibility for those benefits is based upon a combination of years of service with the Company and age upon retirement from the Company.

Summaries related to changes in benefit obligations and plan assets and to the funded status of the plans were as follows:

			Postretirement
	Pension Benefits		Medical Benefits
(In thousands)	2000	1999	2000	1999
Change in benefit obligation:
Benefit obligation at beginning of year	$26,782	$23,316	$11,800	$12,103
Service cost	1,660	2,375	317	399
Interest cost	1,577	1,609	855	784
Amendments	831	766	–	–
Actuarial loss/(gain)	(4,570)	(968)	286	(1,126)
Benefits paid	(1,022)	(316)	(441)	(360)
Benefit obligation at end of year	$25,258	$26,782	$12,817	$11,800
Change in plan assets:
Fair value of plan assets at beginning of year	$54,937	$36,053	$–	$–
Actual return on plan assets	(3,310)	19,198	–	–
Employer contributions	107	2	441	360
Benefits paid	(1,022)	(316)	(441)	(360)
Fair value of plan assets at end of year	$50,712	$54,937	$–	$–
Funded status	$25,454	$28,155	$(12,817)	$(11,800)
Unrecognized actuarial loss/(gain)	(34,114)	(37,356)	(144)	(429)
Unrecognized transition obligation/(asset)	(404)	(450)	–	–
Unrecognized prior service cost	999	257	–	–
Net amount recognized	$(8,065)	$(9,394)	$(12,961)	$(12,229)
Amounts recognized in the consolidated balance sheets consisted of:
Accrued benefit liability	$(8,150)	$(9,530)	$(12,961)	$(12,229)
Intangible asset	85	99	–	–
Accumulated other comprehensive income	–	37	–	–
Net amount recognized	$(8,065)	$(9,394)	$(12,961)	$(12,229)
Weighted-average assumptions as of December 31:
Discount rate	7.30%	7.50%	7.30%	7.50%
Expected return on plan assets	9.50%	10.50%	–	–
Rate of compensation increase	4.00%	6.00%	–	–

             The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $1,638,000, $1,387,000 and $0, respectively, as of December 31, 2000, and $1,786,000, $1,358,000 and $0, respectively, as of December 31, 1999.

             For purposes of determining the December 31, 2000, accumulated postretirement medical benefit obligations, the weighted-average assumed annual rate of future increases in the per capita cost of covered health-care benefits was 9.1% for 2001, declining gradually to 6.0% in 2021 and after.

             The health-care trend rate assumption does not have a large impact on the postretirement medical benefit obligations since the Company’s obligations are largely fixed dollar amounts in future years. To illustrate, a one-percentage-point change in assumed health-care cost trends would have the following effects:

	1-Percentage-	1-Percentage-
(In thousands)	Point Increase	Point Decrease
Effect on total of service and
interest cost components	$32	$(34)

Effect on postretirement
benefit obligation	$342	$(355)

Components of net periodic benefit cost:

			Postretirement
	Pension Benefits		Medical Benefits
(In thousands)	2000	1999	2000	1999
Service cost	$1,660	$2,375	$317	$399
Interest cost	1,577	1,609	855	784
Expected return on plan assets	(3,195)	(2,338)	–	–
Recognized actuarial gain	(1,307)	(365)	–	–
Amortization of transition obligation/(asset)	(46)	(46)	–	–
Amortization of prior service cost	89	89	–	–
Net periodic benefit cost	(1,222)	1,324	1,172	1,183
Restructuring charge	–	767	–	–
Total benefit cost	$(1,222)	$2,091	$1,172	$1,183

             For purposes of determining the 2000 postretirement medical net periodic benefit cost, the weighted-average assumed annual rate of future increase in the per capita cost of covered health-care benefits was 9.0% for 2000, declining gradually to 6.0% in 2020 and after.

             During 1999, the Company extended a Voluntary Early Retirement Program to employees who attained age 60 and 20 years of service. This was a temporary early retirement incentive program offering enhanced pension benefits if early retirement was elected. The 1999 restructuring charge includes the accounting for this event.

             During 2000, the Company approved enhancements to the retirement program to be effective in 2001 that included offering each Defined Benefit Plan participant the choice of remaining in a modified Defined Benefit Plan, or leaving the Defined Benefit Plan and receiving a lump-sum distribution that could be rolled over into a modified Defined Contribution Plan. The program enhancements are subject to government approvals, which are expected during 2001. Upon approval, assets and liabilities attributable to approximately 300 employees and all inactive participants will be spun-off to create a new ongoing Defined Benefit Plan. This plan will include benefit enhancements increasing the projected benefit obligation by approximately $5.9 million, effective January 2001. The current Defined Benefit Plan will be amended to reflect benefit enhancements of approximately $11.4 million for the remaining approximately 900 employees. This plan will be terminated in 2001, with all assets distributed to the plan participants as soon as all government approvals have been received. The plan changes, once approved, are expected to result in a nonrecurring pension settlement gain of approximately $3.2 to $3.6 million after tax in the year 2001.

11Common and Preferred Stock and Additional Paid-in Capital

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

             On November 19, 1996, the Board of Directors approved a Shareholder Rights Plan allowing a dividend of one preferred share purchase Right for each outstanding Common Share of the par value of $.375 per share of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a Series A Junior Participating Preferred Share of the par value of $.02 per share of the Company at a price of $100 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable or transferable apart from the common stock until the earlier of: (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (i.e., has become, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Shares), or (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person). At no time do the Rights have any voting power. The Rights may be redeemed by the Company for $.01 per right at any time prior to (and, in certain circumstances, within twenty days after) a person or group acquiring 20% or more of the common stock. The 20% thresholds do not apply to stock ownership by or on behalf of employee benefit plans. Under certain circumstances, the Board of Directors may exchange the Rights for the Company’s common stock or reduce the 20% thresholds to not less than 10%. The Rights will expire on December 23, 2006, unless extended or earlier redeemed or exchanged by the Company.

12Costs and Expenses

Engineering, research and development, maintenance and repairs, warranty, and bad debt expenses were charged to operations for the three years ended December 31, 2000, as follows:

(In thousands)	2000	1999	1998
Engineering, research and development	$15,916	$15,385	$14,224
Maintenance and repairs	$5,786	$5,899	$6,071
Warranty	$6,185	$5,516	$5,166
Bad debts	$1,270	$1,568	$944

13Leases

The Company leases office and warehouse facilities, vehicles and office equipment under operating lease agreements which include both monthly and longer-term arrangements. Leases with initial terms of one year or more expire at various dates through 2006 and generally provide for extension options. Rentals under the leasing agreements (exclusive of real estate taxes, insurance and other expenses payable under the leases) amounted to $5,110,000, $4,065,000 and $2,863,000, in 2000, 1999 and 1998, respectively.

The aggregate lease commitments with an initial term of one year or more at December 31, 2000, were $9,400,000 with minimum rentals for the periods as follows:

(In thousands)
2001	$3,298
2002	2,580
2003	2,129
2004	799
2005	353
2006 and beyond	241
Total	$9,400

14Income Taxes

In 2000, 1999 and 1998, the Company recognized tax benefits directly to shareholders’ equity of $375,000, $678,000 and $690,000, respectively, relating to the Company’s ESOP and stock plans.

Income tax expense for the three years ended December 31, 2000, was as follows:

(In thousands)	Current	Deferred	Total
2000
Federal	$9,056	$3,881	$12,937
Foreign	416	564	980
State	1,782	95	1,877
	$11,254	$4,540	$15,794
1999
Federal	$11,065	$(1,615)	$9,450
Foreign	21	477	498
State	1,299	(354)	945
	$12,385	$(1,492)	$10,893
1998
Federal	$10,328	$(1,533)	$8,795
Foreign	3,998	(127)	3,871
State	1,402	(301)	1,101
	$15,728	$(1,961)	$13,767

The Company’s effective income tax rate varied from the U.S. federal statutory tax rate for the three years ended December 31, 2000 as follows:

	2000	1999	1998
Tax at statutory rate	35.0%	35.0%	35.0%
Increases (decreases) in the tax rate from:
State and local taxes, net of federal benefit	2.8%	2.0%	1.8%
Effect of foreign taxes	1.0%	0.3%	0.8%
Effect of foreign sales corporation	(2.4%)	(2.1%)	(1.8%)
Other, net	(0.5%)	0.4%	(0.6%)
Effective income tax rate	35.9%	35.6%	35.2%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2000 and 1999, were as follows:

(In thousands)	2000	1999
Deferred tax assets:
Inventories, principally due to additional costs inventoried for tax purposes pursuant to the Tax Reform Act of 1986 and changes in inventory reserves	$1,623	$1,827
Employee wages and benefits, principally due to accruals for financial reporting purposes	14,082	16,125
Warranty reserves accrued for financial reporting purposes	1,195	1,000
Accounts receivable, principally due to allowance for doubtful accounts and tax accounting method for equipment rentals	988	922
Other	51	1,423
Total deferred tax assets	$17,939	$21,297
Deferred tax liabilities:
Property, plant and equipment, principally due to differences in depreciation and related gains	$4,287	$3,397
Goodwill	1,152	976
Other	90	–
Total deferred tax liabilities	$5,529	$4,373
Net deferred tax assets	$12,410	$16,924

             The Company has determined that a valuation allowance for the deferred tax assets is not required since it is likely that they will be realized through future reversals of existing taxable temporary differences and future taxable income.

             Income taxes paid were $15,420,000, $12,944,000 and $18,513,000, in 2000, 1999 and 1998, respectively.

15Stock Plans, Bonuses and Profit Sharing

The Company has six plans under which stock-based compensation grants are provided annually. The 1992 Stock Incentive Plan (“1992 Plan”), 1995 Stock Incentive Plan (“1995 Plan”), 1998 Management Incentive Plan (“1998 Plan”) and 1999 Stock Incentive Plan (“1999 Plan”) provide for stock-based compensation grants to executives and key employees of the Company. The 1993 Directors Restricted Plan (“1993 Plan”) provides for the annual retainer in the form of restricted shares to the non-employee Directors of the Company. The 1997 Director’s Option Plan (“1997 Plan”) provides for stock option grants to non-employee Directors of the Company. The maximum number of shares that can be awarded under the respective plans is 500,000, 500,000, 100,000, 500,000, 125,000 and 150,000, respectively. The grant size under all plans is determined by the Compensation Committee of the Board of Directors.

             Restricted shares are granted annually and typically have a two- or three-year restriction period from the effective date of the grant. During the restricted period, the restricted shares may not be sold or transferred, but the shares entitle the participants to dividends and voting rights. In 2000, 1999 and 1998, respectively, 39,000, 37,000 and 12,000, restricted shares were granted. The weighted-average fair values of stock on the grant date were $34.43, $36.97 and $37.85  per share in 2000, 1999 and 1998, respectively.

             Under the 1998 Plan, performance-related compensation grants were made and are payable in cash or shares. The awards earned are based on achievement of certain financial performance goals and payout is over a three-year period following the award year. In 2000, 1999 and 1998, respectively, $649,000, $1,501,000 and $1,154,000 in grants were made.

             In 2000, 1999 and 1998, respectively, expenses of $2,585,000, $2,523,000 and $5,557,000, were charged to operations for the above-described restricted and performance-related awards.

             Under the 1995 Plan, the 1997 Plan and the 1999 Plan, 10-year fixed stock options are granted annually at a price equal to the stock’s fair market value on the date of the grant. Options become exercisable on a cumulative basis at a rate of 25% per year.

A summary of the status of the Company’s stock option transactions during 2000, 1999 and 1998 is shown below:

		Weighted-
		Average
	Shares	Exercise Price
2000
Outstanding at beginning of year	589,800	$33.79
Granted	271,800	33.94
Exercised	(59,800)	32.22
Forfeited	–	–
Outstanding at end of year	801,800	$33.96
Exercisable at year-end	460,400	$33.96
1999
Outstanding at beginning of year	452,600	$31.50
Granted	234,100	35.02
Exercised	(81,800)	24.55
Forfeited	(15,100)	34.30
Outstanding at end of year	589,800	$33.79
Exercisable at year-end	310,200	$33.13
1998
Outstanding at beginning of year	320,000	$25.95
Granted	208,300	37.63
Exercised	(73,200)	24.74
Forfeited	(2,500)	29.35
Outstanding at end of year	452,600	$31.50
Exercisable at year-end	116,100	$31.96

             At December 31, 2000, outstanding options had exercise prices between $22.00 and $49.63 per share and a weighted-average contractual life of 7.4 years.

             The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. In accordance with SFAS No. 123, the fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. The following weighted-average assumptions were used for the 2000, 1999 and 1998 grants, respectively: dividend yield of 2.3%, 2.2% and 2.0%; expected volatility of 20%, 39% and 19%; risk-free interest rates of 6.4%, 5.2% and 5.5%; and expected life of option of five years. The weighted-average fair value of each option granted was $8.20, $11.62 and $8.35 in 2000, 1999 and 1998, respectively.

Had stock-based compensation cost been determined consistent with the provisions of SFAS No. 123, net earnings per share would have been reduced to the pro forma amounts indicated below:

(In thousands, except per share amounts)	2000	1999	1998
Net earnings – as reported	$28,250	$19,693	$25,325
Net earnings – pro forma	$26,995	$18,173	$24,511
Diluted earnings per share – as reported	$3.09	$2.15	$2.67
Diluted earnings per share – pro forma	$2.96	$1.99	$2.58

             The Company also has a matching contribution program available to all employees who make 401(k) contributions. Under this program, the Company makes matching contributions up to a maximum of 2.0% of an employee’s earnings. Expenses related to matching contributions were $932,000, $842,000 and $828,000, in 2000, 1999 and 1998, respectively.

             In 1990, the Company established a leveraged Employee Stock Ownership Plan (ESOP) by amending its Profit Sharing Plan to add ESOP features. The ESOP covers substantially all domestic employees following completion of one year of service. The shares required for the Company’s 401(k) matching contribution program, as well as the Company’s Profit Sharing Plan, are provided principally by the Company’s ESOP, supplemented as needed by newly issued shares. The Company makes annual contributions to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees who made 401(k) contributions that year, as well as to profit sharing participants, based on the proportion of debt service paid in the year. The Company accounts for the ESOP in accordance with EITF Issue 89-8, Expense Recognition for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the cost of the shares to the ESOP. All ESOP shares are considered outstanding in EPS computations, and dividends on allocated and unallocated shares are recorded as a reduction of retained earnings.The Company’s cash contributions to the ESOP during 2000, 1999 and 1998 were $1,203,000, $1,225,000 and $1,241,000, respectively.

             Expenses in excess of (less than) benefits provided to employees through the ESOP, which were recorded in miscellaneous expense (income), were $(402,000), $468,000 and ($292,000) in 2000, 1999 and 1998, respectively. Interest earned and received on the Company loan to the ESOP were $1,301,000, $1,372,000 and $1,437,000, in 2000, 1999 and 1998, respectively. Dividends on the Company shares held by the ESOP used for debt service were $818,000, $799,000 and $797,000, in 2000, 1999 and 1998, respectively. At December 31, 2000, the ESOP indebtedness to the Company, which bears an interest rate of 10.05% and is due December 31, 2009, was $12,766,000.

The ESOP shares as of December 31 were as follows:

	2000	1999	1998
Allocated shares	479,660	430,923	378,166
Shares released for allocation	38,987	37,988	41,052
Unreleased shares	450,419	500,155	549,848
Total ESOP shares	969,066	969,066	969,066

             For the years ended December 31, 2000, 1999 and 1998, the Company charged to operations $10,567,000, $10,396,000 and $13,657,000, respectively, for expense of all stock, bonus and profit sharing plans.

16Earnings Per Share Computations

The computations of basic and diluted earnings per share for the years ended December 31 were as follows:

(In thousands,	Net Earnings	Shares	Per-Share
except per share amounts)	(Numerator)	(Denominator)	Amount
2000:
Basic earnings per share	$28,250	9,082	$3.11
Dilutive share equivalents		53
Diluted earnings per share	$28,250	9,135	$3.09
1999:
Basic earnings per share	$19,693	9,097	$2.16
Dilutive share equivalents		43
Diluted earnings per share	$19,693	9,140	$2.15
1998:
Basic earnings per share	$25,325	9,471	$2.67
Dilutive share equivalents		29
Diluted earnings per share	$25,325	9,500	$2.67

17Segment Reporting

The Company operates in one industry segment which consists of the design, manufacture and sale of products and services used primarily in the maintenance of nonresidential floors.

The following sets forth net sales and total assets by geographic area:

(In thousands)	2000	1999	1998
Net sales:
North America	$327,951	$304,447	$288,739
Europe	80,668	82,234	63,048
Other international	45,425	42,726	37,601
Total	$454,044	$429,407	$389,388

(In thousands)	2000	1999
Total assets:
North America	$181,773	$167,040
Europe	49,773	53,196
Other international	17,826	20,751
Corporate assets and eliminations	13,913	16,546
Total	$263,285	$257,533

             Net sales by geographic area is net of intercompany sales. North America sales include sales in the United States and Canada. Sales in Canada comprise less than 10% of consolidated sales and are interrelated with the Company’s U.S. operations. Net sales in Mexico in 1999 and 1998 have been reclassified from North America to other international to conform with 2000 presentation.

18Acquisition

On January 4, 1999, the Company acquired the shares and holdings in associated businesses of Paul Andra KG, a privately owned manufacturer of commercial floor maintenance equipment in Germany, for an aggregate consideration of $10,059,000. Consolidated net sales in 1999 include 11 months as European entities are consolidated based on a November 30 year-end.

             The purchase price was allocated to the acquired assets and assumed obligations based on their fair market values. The purchase price and related acquisition costs exceeded fair market values by approximately $4.5 million. This amount has been recorded as goodwill and is being amortized on a straight-line basis over 20 years. The transaction has been accounted for using the purchase method of accounting, and as such, the Company’s 2000 and 1999 results of operations include Paul Andra KG business results since the acquisition date. This acquisition did not have a material impact on operations.

19Subsequent Event

In January 2001, the Company’s Board of Directors approved a plan to close a leased manufacturing facility in Waldhausen, Germany, and transfer the related production to a contract manufacturer based in the Czech Republic. These actions are expected to result in after-tax restructuring and other nonrecurring charges totaling approximately $3.5 to $4 million, or $.38 to $.44 per diluted share. The Company expects to record the majority of the charges in its first quarter ending March 31, 2001.

20Consolidated Quarterly Data (Unaudited)

(In thousands, except per share amounts)
	Net Sales		Gross Profit
Quarter	2000	1999	2000	1999
First	$108,419	$99,715	$43,991	$40,564
Second	$115,099	$106,410	$46,719	$42,945
Third	$115,082	$104,287	$45,502	$41,303
Fourth	$115,444	$118,995	$46,977	$49,197
Year	$454,044	$429,407	$183,189	$174,009

			Diluted Earnings
	Net Earnings		per Share
Quarter	2000	1999	2000	1999
First	$5,487	$4,886	$.60	$.53
Second	$7,637	$5,984	$.83	$.66
Third	$7,184	$3,155*	$.79	$.35
Fourth	$7,942	$5,668*	$.87	$.61
Year	$28,250	$19,693	$3.09	$2.15

* Includes restructuring charges of $2,027 after tax in the third quarter and $2,281 after tax in the fourth quarter.

             Regular quarterly dividends aggregated $.78 per share in 2000 ($.19 in the first and second quarter; $.20 in third and fourth quarter) and $.76 per share in 1999 ($.19 per share for all quarters).

Management’s Report

The Company’s management is responsible for the integrity and accuracy of the financial statements. Management believes that the financial statements for the three years ended December 31, 2000, have been prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances. In preparing the financial statements, management makes informed judgments and estimates where necessary to reflect the expected effects of events and transactions that have not been completed.

             In meeting its responsibility for the reliability of the financial statements, management relies on a system of internal accounting control. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The design of this system recognizes that errors or irregularities may occur and that estimates and judgments are required to assess the relative cost and expected benefits of the controls. Management believes that the Company’s accounting controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period.

             The Audit Committee of the Board of Directors, which is comprised solely of Directors who are not employees of the Company, is responsible for monitoring the Company’s accounting and reporting practices. The Audit Committee meets periodically with management and the independent auditors to discuss internal accounting control, auditing and financial reporting matters.

Independent Auditors’ Report

The Board of Directors and Shareholders
Tennant Company:

We have audited the accompanying consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

             We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tennant Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota

February 6, 2001

TENNANT COMPANY AND SUBSIDIARIES

Historical Progress Review

(Dollars and shares in thousands, except per share data)
Years ended December 31	2000	1999	1998
Net sales	$454,044	429,407	389,388
Cost of sales	$270,855	255,398	226,233
Gross margin – %	40.3	40.5	41.9
Selling and administrative expenses	$139,665	136,076	125,806
% of net sales	30.8	31.7	32.3
Profit from operations	$43,524	31,262(a)	37,349
% of net sales	9.6	7.3	9.6
Other income (expense)	$520	(676)	1,743
Income tax expense	$15,794	10,893	13,767
% of earnings before income taxes	35.9	35.6	35.2
Net earnings	$28,250	19,693(a)	25,325
% of net sales	6.2	4.6	6.5
Return on beginning shareholders' equity – %	20.8	15.0	18.9

PER SHARE DATA(c)
Basic net earnings	$3.11	2.16(a)	2.67
Diluted net earnings	$3.09	2.15(a)	2.67
Cash dividends	$.78	.76	.74
Shareholders' equity (ending)	$17.12	15.12	14.39

YEAR-END FINANCIAL POSITION
Cash and cash equivalents	$21,512	14,928	17,693
Total current assets	$171,628	165,093	150,868
Property, plant and equipment, net	$66,713	66,306	66,640
Total assets	$263,285	257,533	239,098
Current liabilities excluding current debt	$54,683	62,097	49,689
Current ratio excluding current debt	3.1	2.7	3.0
Long-term liabilities excluding long-term debt	$31,082	30,616	27,802
Debt:
Current	$12,572	12,902	7,302
Long-term	$10,000	16,003	23,038
Total debt as % of total capital	12.7	17.5	18.8
Shareholders' equity	$154,948	135,915	131,267

CASH FLOW INCREASE (DECREASE)
Related to operating activities	$38,866	37,603	42,890
Related to investing activities	$(19,251)	(25,343)	(17,221)
Related to financing activities	$(12,680)	(14,665)	(24,290)

OTHER DATA
Interest income	$2,532	2,847	3,771
Interest expense	$1,725	2,572	2,292
Depreciation and amortization expense	$18,391	18,667	17,550
Net expenditures for property, plant and equipment	$18,251	16,362	17,221
Number of employees at year-end	2,391	2,266	2,127
Diluted average shares outstanding(c)	9,135	9,140	9,500
Closing share price at year-end(c)	$48.00	32.75	40.13
Common stock price range during year(c)	$28.25-53.38	31.44-45.00	33.00-44.81
Closing price/earnings ratio	15.5	15.2	15.0

(a) 1999 includes pretax restructuring charges of $6,671 ($4,308 net of taxes and $.47 per share) (b) 1993 includes pretax restructuring charges of $4,090 ($2,536 net of taxes and $.52 per share)(c) Adjusted retroactively for two-for-one stock split effective April 26, 1995

1997	1996	1995	1994	1993	1992	1991
372,428	344,433	325,368	281,685	221,002	214,863	198,575
217,570	204,165	187,396	163,989	127,849	123,397	113,615
41.6	40.7	42.4	41.8	42.2	42.6	42.8
118,770	108,637	107,790	93,572	77,730	75,337	68,239
31.9	31.5	33.1	33.2	35.2	35.1	34.4
36,088	31,631	30,182	24,124	11,333(b)	16,129	16,721
9.7	9.2	9.3	8.6	5.1	7.5	8.4
1,542	698	(747)	(43)	1,595	1,864	1,800
13,425	11,302	9,773	8,346	3,802	4,803	6,529
35.7	35.0	33.2	34.7	29.4	26.7	35.3
24,205	21,027	19,662	15,735	9,126 (b)	9,229	11,992
6.5	6.1	6.0	5.6	4.1	4.3	6.0
18.8	18.4	20.4	18.7	10.8	12.0	16.4

2.43	2.09	1.98	1.60	.93 (b)	.94	1.21
2.41	2.09	1.98	1.60	.93(b)	.94	1.21
.72	.69	.68	.65	.64	.61	.60
13.82	12.93	11.47	9.78	8.56	8.64	7.87

16,279	9,881	4,247	1,851	2,675	3,512	2,349
143,105	126,481	123,508	98,454	73,752	74,741	66,028
65,111	65,384	63,724	56,552	46,622	45,430	40,730
233,870	219,180	215,750	182,834	128,634	128,988	111,644
53,738	45,724	44,374	41,959	29,657	28,848	30,700
2.7	2.8	2.8	2.3	2.5	2.6	2.2
22,801	18,908	16,747	15,318	12,591	10,691	2,281

2,377	3,864	17,349	23,008	1,190	1,492	197
20,678	21,824	23,149	6,300	1,103	3,107	1,853
14.7	16.6	26.2	23.3	2.7	5.1	2.6
134,086	128,860	114,131	96,249	84,093	84,850	76,613

41,892	44,566	17,834	26,754	21,922	20,115	23,777
(15,490)	(17,240)	(22,107)	(47,931)	(13,569)	(15,717)	(7,472)
(20,434)	(22,024)	6,721	20,351	(9,244)	(3,346)	(15,336)

4,699	4,259	4,132	3,807	3,583	3,619	3,828
2,021	2,491	2,640	1,677	509	540	568
17,468	16,387	14,090	13,121	10,987	10,241	8,730
16,424	17,581	19,117	18,870	12,877	12,315	8,063
2,019	1,950	1,997	1,916	1,707	1,758	1,738
10,032	10,076	9,916	9,826	9,836	9,832	9,892
36.38	27.50	23.88	24.13	23.50	21.44	18.00
26.13–39.63	21.25–27.50	22.25–29.00	20.47–24.25	19.75–24.25	17.25–24.38	16.25–21.25
15.1	13.2	12.1	15.1	25.3	22.8	14.9

Board of Directors and Officers

Directors

ARTHUR D. COLLINS, JR., President and Chief Operating Officer,
Medtronic, Inc., Minneapolis, Minnesota

DAVID C. COX, Retired President and Chief Executive Officer,
Cowles Media Company, Minneapolis, Minnesota

ANDREW P. CZAJKOWSKI, Retired Chief Executive Officer,
Blue Cross & Blue Shield of Minnesota, St. Paul, Minnesota

JANET M. DOLAN, President and Chief Executive Officer

PAMELA K. KNOUS, Executive Vice President and Chief Financial Officer,
SUPERVALU INC., Minneapolis, Minnesota

WILLIAM I. MILLER, Chairman, Irwin Financial Corporation, Columbus, Indiana

EDWIN L. RUSSELL, Chairman, President and Chief Executive Officer,
ALLETE, Duluth, Minnesota

STEPHEN G. SHANK, Chairman and Chief Executive Officer,
Capella Education Company, Minneapolis, Minnesota

FRANK L. SIMS, Corporate Vice President Transportation,
Cargill, Incorporated, Minneapolis, Minnesota

Officers

TENNANT COMPANY

JANET M. DOLAN
President and Chief Executive Officer

JAMES H. MOAR
Chief Operating Officer

THOMAS J. VANDER BIE
Senior Vice President

RICHARD M. ADAMS
Vice President

ANTHONY T. BRAUSEN
Vice President, Chief Financial Officer and Treasurer

GRANT M. DESROCHES
Vice President

THOMAS J. DYBSKY
Vice President

KEITH D. PAYDEN
Vice President

JAMES J. SEIFERT
Vice President, General Counsel and Secretary

DAVID T. VEDDER
Vice President

STEVEN K. WEEKS
Vice President

DEAN A. NIEHUS
Corporate Controller and Principal Accounting Officer

PATRICK J. O’NEILL
Assistant Treasurer

TENNANT NV (EUROPE)

ANTHONY LENDERS, Managing Director

Quarterly Earnings News Releases                                                                      [TENNANT LOGO]

We would like to offer to mail our quarterly earnings news releases to all investors that wish to receive them by mail. Please note that quarterly earnings news releases are also available on our web site: www.tennantco.com. Through the investor portion of our web site, you can choose to receive automatic notification via e-mail of news releases issued by Tennant. We also offer several other convenient investor–oriented features on the investor portion of our web site.

             If you would like to receive quarterly earnings news releases by mail, please complete and return this self-addressed, postage-paid card. If you do not return this card, you will not receive the quarterly earnings news release mailings. Thank you for your continued interest in Tennant.

/   / Please send me the 2001 quarterly earnings news releases

Name:
Address:
City:	State:	Zip:
E-mail address:	Phone No.:

(Quarterly earnings news releases will be sent via e-mail if an e-mail address is provided.)

NO POSTAGE
NECESSARY
IF MAILED
IN THE
UNITED STATES

BUSINESS REPLY MAIL
FIRST CLASS MAIL PERMIT NO. 94 MINNEAPOLIS, MN
POSTAGE WILL BE PAID BY ADDRESSEE

TENNANT COMPANY
INVESTOR RELATIONS
701 N LILAC DRIVE
PO BOX 1452
MINNEAPOLIS, MN 55440-9947

Investor Information

ANNUAL MEETING – The annual meeting of Tennant Company will be held at 10:30 a.m. on Thursday, May 3, at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota.

STOCK MARKET INFORMATION – Tennant common stock is traded on the New York Stock Exchange, under the ticker symbol TNC.  As of December 31, 2000, there were approximately 3,500 shareholders of record.

QUARTERLY PRICE RANGE (UNAUDITED) – The accompanying chart shows the quarterly price range of the Company’s shares over the past five years:

	First	Second	Third	Fourth
1996	21.25-25.00	23.50-26.50	22.00-26.00	22.50-27.50
1997	26.13-28.75	26.75-33.25	33.25-37.50	36.00-39.63
1998	34.75-41.13	40.75-44.81	37.00-44.50	33.00-41.25
1999	31.44-45.00	32.00-38.50	32.63-37.25	32.00-35.63
2000	28.25-34.50	30.50-38.00	33.75-44.25	39.00-53.38

DIVIDEND INFORMATION  – Cash dividends on Tennant’s common stock have been paid for 57 consecutive years, and the Company has increased dividends in each of the last 29 years. Dividends generally are declared each quarter. Following are the remaining record dates anticipated for 2001:
             June 1, 2001   August 31, 2001   November 30, 2001

DIVIDEND REINVESTMENT OR DIRECT DEPOSIT OPTIONS – Shareholders have the option of reinvesting quarterly dividends in additional shares of Company stock or having dividends deposited directly to a bank account. The Transfer Agent should be contacted for additional information.

TRANSFER AGENT AND REGISTRAR – Shareholders with a change
of address or questions about their account may contact:

Wells Fargo Bank Minnesota, N. A.
161 North Concord Exchange
P.O. Box 738
St. Paul, MN 55075-0738
651-450-4064 • 1-800-468-9716

10-K AND OTHER INVESTOR INFORMATION– A copy of Tennant’s 2000 Form 10-K filed with the Securities and Exchange Commission and other financial information may be obtained by writing Tennant Company, Attn: Investor Relations, P.O. Box 1452, Minneapolis, MN 55440, or calling (763) 540-1553.

TENNANT INFORMATION ON THE COMPANY’S WEB SITE – Investor, product, news releases and other company information can be found on Tennant’s web site: www.tennantco.com. A portion of the web site is devoted to investors and contains several convenient investor-oriented features. In addition to general company information and extensive information about the Company’s common stock, the investor portion of the site enables investors to view a calendar of upcoming events and register to receive emailed notification of Company news releases and Securities and Exchange Commission filings. The site allows users to interactively chart the Company’s share price performance over multiple time intervals and against multiple indices, request Company information and obtain information on the Company’s dividend reinvestment plan. The site also provides links to the Company’s filings with the Securities and Exchange Commission.

TENNANT COMPANY
701 NORTH LILAC DRIVE
P.O. BOX 1452
MINNEAPOLIS, MN 55440
www.tennantco.com